As filed with the Securities and Exchange Commission on November 9, 2009
Registration No. 333-161967

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
PRE-EFFECTIVE AMENDMENT NO. 2 TO THE
FORM S-1
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
Athens Bancshares Corporation
and
Athens Federal Community Bank 401(k) Plan
(Exact name of registrant as specified in its charter)

Tennessee	6035	27-0920126
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer Identification No.)
incorporation or organization)	Classification Code Number)
106 Washington Avenue
Athens, Tennessee 37303
(423) 745-1111
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)
Jeffrey L. Cunningham
President and Chief Executive Officer
106 Washington Avenue
Athens, Tennessee 37303
(423) 745-1111
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copies to:

Paul M. Aguggia, Esq.	Martin Meyrowitz, Esq.
Victor L. Cangelosi, Esq.	Silver Freedman & Taff, LLP
Kilpatrick Stockton LLP	3299 K Street, Suite 100
607 14th Street, NW, Suite 900 Washington, DC 20005	Washington, DC 20007 (202) 295-4513
(202) 508-5854
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to	Offering Price	Aggregate Offering	Registration
Securities to be Registered	be Registered	Per Unit	Price (2)	Fee
Common Stock $.01 par value	2,777,250 shares (1)	$10.00	$27,772,500	$1,550 (3)
Participation Interests	(4)	—	(4)	(5)

(1)	Includes shares of common stock to be issued to the Athens Federal Foundation, a private foundation.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	The total registration fee is $1,550.00. On September 17, 2009, $1,403.00 was previously paid upon filing of the Form S-1. The remaining fee to be paid is $148.

(4)	In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(5)	The securities of Athens Bancshares Corporation to be purchased by the Athens Federal Community Bank 401(k) Plan included in the amount shown for common stock. Accordingly, no separate fee is required for the participation interests. In accordance with Rule 457(h) of the Securities Act, as amended, the registration fee has been calculated on the basis of the number of shares of common stock that may be purchased with the current assets of such Plan.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

PARTICIPATION INTERESTS IN
ATHENS FEDERAL COMMUNITY BANK
EMPLOYEES’ SAVINGS & PROFIT SHARING PLAN AND TRUST
AND
OFFERING OF 430,000 SHARES OF
ATHENS BANCSHARES CORPORATION
COMMON STOCK ($.01 PAR VALUE)
     This prospectus supplement relates to the offer and sale to participants in the Athens Federal Community Bank Employees’ Savings & Profit Sharing Plan and Trust (the “401(k) Plan”), of participation interests and shares of common stock of Athens Bancshares Corporation (“Athens Bancshares”) in connection with the Athens Bancshares initial public offering.
     401(k) Plan participants may direct the 401(k) Plan trustee, to use all or a portion of their account balances to subscribe for and purchase shares of Athens Bancshares common stock through the Athens Bancshares Stock Fund. Based upon the value of the 401(k) Plan assets as of October 1, 2009, the Athens Bancshares Stock Fund trustee may purchase up to 430,000 shares of Athens Bancshares common stock at a purchase price of $10.00 per share. This prospectus supplement relates to the election of 401(k) Plan participants to direct the 401(k) Plan trustee to invest their 401(k) Plan account balances in Athens Bancshares common stock.
     The Athens Bancshares Corporation prospectus dated _________, 200___, which we have attached to this prospectus supplement, includes detailed information regarding the offering of shares of Athens Bancshares common stock and the financial condition, results of operations and business of Athens Federal Community Bank (“Athens Federal “). This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.
Please refer to “Risk Factors” beginning on page ___ of the prospectus.
Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is a criminal offense.
These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     This prospectus supplement may be used only in connection with offers and sales by Athens Bancshares of participation interests or shares of common stock under the 401(k) Plan in the offering. No one may use this prospectus supplement to re-offer or resell interests or shares of common stock acquired through the 401(k) Plan.
     You should rely only on the information contained in this prospectus supplement and the attached prospectus. Neither Athens Bancshares, Athens Federal nor the 401(k) Plan have authorized anyone to provide you with different information.
     This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of common stock shall under any circumstances imply that there has been no change in the affairs of Athens Federal or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.
The date of this Prospectus Supplement is                    , 200_.

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THE OFFERING
Securities Offered
     The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. At a purchase price of $10.00 per share, the 401(k) Plan trustee may acquire up to 430,000 shares of Athens Bancshares common stock in the stock offering (the “Stock Offering”). The interests offered under this prospectus supplement are conditioned on the close of the Stock Offering. Certain subscription rights and purchase limitations also govern your investment in the Athens Bancshares Stock Fund in connection with the Stock Offering. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” and “— Limitations on Purchases of Shares” in the prospectus attached to this prospectus supplement for further discussion of these subscription rights and purchase limitations.
     This prospectus supplement contains information regarding the 401(k) Plan. The attached prospectus contains information regarding the Stock Offering and the financial condition, results of operations and business of Athens Federal and its affiliates. The address of the principal executive office of Athens Federal is 106 Washington Avenue, Athens, Tennessee 37371. The telephone number of Athens Federal is (800) 526-3572.
Election to Purchase Athens Bancshares Corporation Common Stock in the Stock Offering
     In connection with the Stock Offering, you may direct the 401(k) Plan trustee to transfer all or a portion of your 401(k) Plan account balance to the Athens Bancshares Stock Fund. The 401(k) Plan trustee will subscribe for Athens Bancshares common stock offered for sale in the Stock Offering in accordance with each participant’s direction. If there is not enough Athens Bancshares common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the 401(k) Plan trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Athens Bancshares common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.
     All eligible plan participants are permitted to direct a transfer of all or a portion of their account balances in the 401(k) Plan into the Athens Bancshares Stock Fund. However, transfer directions are subject to subscription rights and purchase priorities. See “Summary — Persons Who Can Order Stock in the Offering” in the attached prospectus. Athens Bancshares has granted rights to subscribe for shares of Athens Bancshares common stock to the following persons in the following order of priority: (1) persons with $50 or more on deposit at Athens Federal as of the close of business on March 31, 2008; (2) the Athens Federal Community Bank Employee Stock Ownership Plan; (3) persons with $50 or more on deposit at Athens Federal as of the close of business on September 30, 2009; and (4) depositors of Athens Federal as of the close of business on                      who are not eligible under categories 1 and 3 above and borrowers of Athens Federal as of May 1, 1999 whose borrowings still exist as of the close of business on                     . If you fall into one of the above subscription offering categories, you have subscription rights to purchase shares of Athens Bancshares common stock in the Stock Offering and you may use your account balance in the 401(k) Plan to subscribe for shares of Athens Bancshares common stock.

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     The limitations on the total amount of Athens Bancshares common stock that you may purchase in the Stock Offering, as described in the prospectus (see “The Conversion and Stock Offering — Limitations on Purchases of Shares”), will be calculated based on the aggregate amount that you subscribed for: (a) through your 401(k) Plan account and (b) through your sources of funds outside of the 401(k) Plan. Whether you place an order through the 401(k) Plan, outside the 401(k) Plan, or both, the number of shares of Athens Bancshares common stock, if any, that you receive will be determined based on the total number of subscriptions, your purchase priority and the allocation priorities described in the prospectus. If, as a result of the calculation, you are allocated insufficient shares to fill all of your orders, available shares will be allocated between orders on a pro rata basis.
Value of Participation Interests
     As of October 1, 2009, the market value of the 401(k) Plan assets equaled approximately $4.3 million. The plan administrator has distributed quarterly statements to each participant reflecting the value of his or her beneficial interest in the 401(k) Plan as of September 30, 2009. The value of the 401(k) Plan assets represents past contributions made to the 401(k) Plan on your behalf, plus or minus earnings or losses on the contributions, less previous withdrawals.
Method of Directing Transfer
     In order to facilitate your investment in the Athens Bancshares Stock Fund in connection with the Stock Offering, you must complete, sign and submit the blue form included with this prospectus supplement (the “Investment Form”). In order to invest in the Athens Bancshares Stock Fund, you must direct the 401(k) Plan trustee to transfer a percentage of your beneficial interest in the assets of the 401(k) Plan to the Athens Bancshares Stock Fund (in multiples of not less than 1%). If you do not wish to invest in the Athens Bancshares Stock Fund at this time, you do not need to take any action. The minimum investment in the Athens Bancshares Stock Fund during the Stock Offering is $25 and the maximum individual investment is $300,000. Your blue Investment Form must be received by                      by noon on                     , 200_.
Time for Directing Transfer
     The deadline to submit your Investment Form to                      is 12:00 noon, local time, on                     , 200___, unless extended by Athens Federal. If you have any questions regarding the Athens Bancshares Stock Fund, you can call                      at (___)                     .
Irrevocability of Transfer Direction
     Once you have submitted your Investment Form, you cannot change your direction to transfer amounts credited to your account in the 401(k) Plan to the Athens Bancshares Stock Fund. Following the closing of the Stock Offering and the initial purchase of shares in the Athens Bancshares Stock Fund, you will again have complete access to any funds you directed towards the purchase of shares of Athens Bancshares common stock in the Stock Offering. Special restrictions may apply to transfers directed to and from the Athens Bancshares Stock Fund by participants who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended. See “SEC Reporting and Short-Swing Profit Liability”.
Purchase Price of Athens Bancshares Corporation Common Stock
     The trustee will use the funds transferred to the Athens Bancshares Stock Fund to purchase shares of Athens Bancshares common stock in the Stock Offering. The Athens Bancshares Stock Fund trustee will pay the same price for shares of Athens Bancshares common stock as all other persons who purchase

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shares of Athens Bancshares common stock in the Stock Offering. If there is not enough common stock available in the Stock Offering to fill all subscriptions, the common stock will be apportioned and the trustee may not be able to purchase all of the common stock you requested. If the Stock Offering is oversubscribed and your order is cut back, your 401(k) Plan funds (which are not invested in Athens Bancshares common stock) will be reinvested in accordance with the investment elections that you have in place for your elective deferrals.
Nature of a Participant’s Interest in Athens Bancshares Corporation Common Stock
     The trustee will hold Athens Bancshares common stock in the name of the 401(k) Plan. The trustee will credit shares of Athens Bancshares common stock acquired at your direction to your account under the 401(k) Plan.
Voting and Tender Rights of Athens Bancshares Corporation Common Stock
     The 401(k) Plan trustee will exercise voting and tender rights attributable to all Athens Bancshares common stock held in the Athens Bancshares Stock Fund, as directed by participants with interests in the Athens Bancshares Stock Fund. With respect to each matter as to which holders of Athens Bancshares common stock have a right to vote, you will have voting instruction rights that reflect your proportionate interest in the Athens Bancshares Stock Fund. The number of shares of Athens Bancshares common stock held in the Athens Bancshares Stock Fund voted for and against each matter will be proportionate to the number of voting instruction rights exercised. If there is a tender offer for Athens Bancshares common stock, the 401(k) Plan allots each participant a number of tender instruction rights reflecting the participant’s proportionate interest in the Athens Bancshares Stock Fund. The percentage of shares of Athens Bancshares common stock held in the Athens Bancshares Stock Fund that will be tendered will be the same as the percentage of the total number of tender instruction rights exercised in favor of the tender offer. The remaining shares of Athens Bancshares common stock held in the Athens Bancshares Stock Fund will not be tendered. The 401(k) Plan provides that participants will exercise their voting instruction rights and tender instruction rights on a confidential basis.
DESCRIPTION OF THE 401(k) PLAN
Introduction
     Athens Federal adopted the amended and restated 401(k) Plan effective October 1, 2009. Athens Federal intends for the 401(k) Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). Athens Federal may change the 401(k) Plan from time to time in the future to ensure continued compliance with these laws. Athens Federal may also amend the 401(k) Plan from time to time in the future to add, modify, or eliminate certain features of the plan, as it sees fit. Federal law provides you with various rights and protections as a participant in the 401(k) Plan, which is governed by ERISA. However, the Pension Benefit Guaranty Corporation does not guarantee your benefits under the 401(k) Plan.
     Reference to Full Text of the Plan. The following portions of this prospectus supplement summarize the material provisions of the 401(k) Plan. Athens Federal qualifies this summary in its entirety by reference to the full text of the 401(k) Plan. You may obtain copies of the 401(k) Plan document, including any amendments to the plan and a summary plan description, by contacting                      at (___)                     . You should carefully read the 401(k) Plan documents to understand your rights and obligations under the 401(k) Plan.

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Eligibility and Participation
     As a regular full time or part time employee of Athens Federal, you are eligible to commence participation in the 401(k) Plan as of the first Plan entry date following your employment. The Plan entry dates are the 1st day of each month.
     As of October 1, 2009, all eligible employees of Athens Federal actively participated in the 401(k) Plan.
Contributions Under the 401(k) Plan
     Employee Pre-Tax Salary Deferrals. Subject to certain Internal Revenue Service limitations, the 401(k) Plan permits you to make pre-tax salary deferrals each payroll period of up to 75% of your compensation. Compensation is defined for purposes of the 401(k) Plan as each participant’s Box 1, form W-2 compensation. In addition to pre-tax salary deferrals, you may make “catch up” contributions if you are currently age 50 or will be 50 before the end of the calendar year. You are always 100% vested in your elective deferrals.
     Athens Federal Safe Harbor Matching Contributions. The 401(k) Plan provides that Athens Federal will make matching contributions on behalf of each eligible participant with respect to each eligible participant’s elective deferrals. If you elect to defer funds into the 401(k) Plan, Athens Federal will match 100% of your elective deferrals up to 6% of your compensation. Athens Federal makes matching contributions only to those participants who actively defer a percentage of their compensation into the 401(k) Plan.
     Basic Contributions. The 401(k) Plan provides that Athens Federal may make additional employer contributions under the Plan. Currently, Athens Federal makes a monthly basic contribution to the 401(k) Plan on behalf of each participant equal to 3% of each participant’s compensation. Participants vest in their basic contributions at a rate of 33 1/3 % each year after two years of service.
     Rollover Contributions. Athens Federal allows employees who receive a distribution from a previous employer’s tax-qualified employee benefit plan to deposit that distribution into a Rollover Contribution account under the 401(k) Plan, provided the rollover contribution satisfies IRS requirements. For additional information on Rollover Contributions see the Summary Plan Description for the 401(k) Plan.
Limitations on Contributions
     Limitation on Employee Salary Deferrals. By law, your total deferrals under the 401(k) Plan, together with similar plans, may not exceed $16,500 for 2009. Eligible employees who are age 50 and over may also make additional “catch-up” contributions to the plan, up to a maximum of $5,500 for 2009. The Internal Revenue Service periodically increases these limitations. An eligible participant who exceeds these limitations must include any excess deferrals in gross income for federal income tax purposes in the year of deferral. In addition, the participant must pay federal income taxes on any excess deferrals when distributed by the 401(k) Plan to the participant, unless the plan distributes the excess deferrals and any related income no later than the first April 15th following the close of the taxable year in which the participant made the excess deferrals. Any income on excess deferrals distributed before such date is treated, for federal income tax purposes, as earned and received by the participant in the taxable year of the distribution.

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     Limitation on Annual Additions and Benefits. As required by the Internal Revenue Code, the 401(k) Plan provides that the total amount of contributions and forfeitures (annual additions) credited to a participant during any year under all defined contribution plans of Athens Federal (including the 401(k) Plan and the proposed Athens Federal Community Bank Employee Stock Ownership Plan) may not exceed the lesser of 100% of the participant’s annual compensation or $49,000 for 2009.
     Limitation on Plan Contributions for Highly Compensated Employees. Special provisions of the Internal Revenue Code limit the amount of pre-tax and matching contributions that may be made to the 401(k) Plan in any year on behalf of highly compensated employees, in relation to the amount of pre-tax and matching contributions made by or on behalf of all other employees eligible to participate in the 401(k) Plan. If pre-tax and matching contributions exceed these limitations, the plan must adjust the contribution levels for highly compensated employees.
     In general, a highly compensated employee includes any employee who (1) was a 5% owner of the sponsoring employer at any time during the year or the preceding year, or (2) had compensation for the preceding year in excess of $110,000 and, if the sponsoring employer so elects, was in the top 20% of employees by compensation for such year. The preceding dollar amount applies for 2009 and may be adjusted periodically by the Internal Revenue Service .
     Top-Heavy Plan Requirements. If the 401(k) Plan is a Top-Heavy Plan for any calendar year, Athens Federal may be required to make certain minimum contributions to the 401(k) Plan on behalf of non-key employees. In general, the 401(k) Plan will be treated as a “Top-Heavy Plan” for any calendar year if, as of the last day of the preceding calendar year, the aggregate balance of the accounts of “Key Employees” exceeds 60% of the aggregate balance of the accounts of all employees under the plan. A Key Employee is generally any employee who, at any time during the calendar year or any of the four preceding years, is:
(1)	an officer of Athens Federal whose annual compensation exceeds $145,000;

(2)	a 5% owner of the employer, meaning an employee who owns more than 5% of the outstanding stock of Athens Bancshares, or who owns stock that possesses more than 5% of the total combined voting power of all stock of Athens Bancshares; or

(3)	a 1% owner of the employer, meaning an employee who owns more than 1% of the outstanding stock of Athens Bancshares, or who owns stock that possesses more than 1% of the total combined voting power of all stock of Athens Bancshares, and whose annual compensation exceeds $150,000.
The foregoing dollar amounts are for 2009.

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401(k) Plan Investments
     Effective October 1, 2009, the 401(k) Plan offers the following investment choices:

	Annual Rates of Return as of
	December 31,
Fund Name	2008	2007	2006
S&P 500 Stock Fund	-36.94%	5.51%	15.81%
TIPS Index Fund	-2.43%	11.60%	0.41%
S&P MidCap Fund	-36.09%	8.00%	10.34%
Nasdaq 100 Index Fund	-41.72%	18.89%	6.89%
Russell 2000 Index Fund	-33.61%	-1.72%	17.99%
International Fund	NA	NA	NA
Aggregate Bond Index	4.90%	6.30%	3.60%
SSgA Target Retirement 2045 Fund	-33.55%	8.45%	NA
SSgA Target Retirement 2035 Fund	-33.62%	7.82%	NA
SSgA Target Retirement 2025 Fund	-28.06%	7.72%	NA
SSgA Target Retirement 2015 Fund	-22.19%	7.22%	NA
SSgA Target Retirement Income Fund	-12.89%	6.37%	7.48%
Pentegra Stable Value Fund	3.46%	4.60%	4.42%
Short Term Investment Fund	2.67%	5.37%	5.15%
Government Short Term Investment Fund	2.31%	5.28%	5.17%
REIT Index Fund	-38.90%	-17.50%	35.75%
Vanguard Growth Index Fund	-38.17%	12.81%	9.25%
Vanguard Value Index Fund	-35.83%	0.29%	22.40%

     S&P 500 Index Fund. The fund seeks to replicate the returns and characteristics of the S&P 500 Index. The fund seeks to maintain the returns of the index by investing in a portfolio that replicates the index by owning securities in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking, and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs in the fund. The fund uses a hierarchy of trading alternatives when appropriate — internal crossing, external crossing, futures, and open market trades — to attempt to capitalize on every opportunity to reduce the fund’s transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in unleveraged S&P 500 stock index futures contracts. Futures help enable better tracking of index returns and allow for greater liquidity.
     TIPS Index Fund. The fund seeks to match the total rate of return of the Barclays Capital U.S. Inflation Notes Index during a calendar year. The fund seeks to match the return of the index by investing in a portfolio of U.S. Treasury inflation protected securities. The duration of the fund is managed to that of the benchmark at all times, as are the sector and security weights. Overall sector and security weightings are also matched to the index. The fund is one of full replication, investing in a portfolio that owns the market-value weight of each security in the index.
     S&P MidCap Fund. The fund seeks to replicate the returns and characteristics of the S&P MidCap 400 Index. The fund seeks to match the return of the index by investing in a portfolio that owns

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units of one or more portfolios that hold securities of the index, in the same capitalization weights as they appear in the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate — internal crossing, external crossing, futures, and open market trades — to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% equity exposure, the base fund maintains a small (generally less than 5%) position in S&P MidCap 400 stock index futures contract. Futures help enable better tracking of index returns and allow for greater liquidity.
     Nasdaq 100 Index Fund. The fund seeks to match the performance of the NASDAQ 100 Index. The fund invests in all of the stocks in the NASDAQ 100 Index in proportion to their weighting in the Index. The Fund may also hold 2-5% of its value in futures contracts (an agreement to buy or sell a specific security by a specific date at an agreed upon price). The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.
     Aggregate Bond Index Fund. Invests primarily in government, corporate, mortgage-backed and asset-backed securities. Seeks to match the returns of the Lehman Brothers Aggregate Bond Index. As a bond fund, this Fund is intended for short to medium term investors seeking to generate income and add stability of principal to your portfolio.
     Russell 2000 Index Fund. The fund seeks to replicate the returns and characteristics of the Russell 2000 Index. The fund seeks to match the return of the index by investing in a portfolio that holds the securities of the index. Replication seeks low turnover, accurate tracking and low costs. The fund’s approach is to buy and hold securities, trading only when there is a change to the composition of the index or when cash flow activity occurs. We use a hierarchy of trading alternatives when appropriate — internal crossing, external crossing, futures, and open market trades — to attempt to capitalize on every opportunity to reduce transaction costs. To provide 100% exposure to the equity market and help increase tracking accuracy, the base fund may hold Russell 2000 Index futures contracts (no more than 5% of the holdings are futures). Futures help enable better tracking of index returns and allow for greater liquidity.
     International Fund. The fund seeks to match the performance of the Morgan Stanley Capital International, Europe, Australia, Far East (MSCI EAFE) Index while providing daily liquidity. The fund typically invests in all the stocks in the MSCI EAFE Index in proportion to their weighting in the Index. The strategy of investing in the same stocks as the Index minimizes the need for trading and therefore results in lower expenses.
     SSgA Target Retirement Funds (including SSgA Target Retirement Income Fund, SSgA Target Retirement 2015 Fund, SSgA Target Retirement 2025 Fund, SSgA Target Retirement 2035 Fund, SSgA Target Retirement 2045 Fund). These funds offer complete, low cost investment strategies with asset allocations which become more conservative as you near retirement and are designed for people who want a professional to decide what types of investments are best for their selected retirement date.. You simply select the fund with a date closest to when you expect to retire and invest accordingly. The funds seek to match, as closely as possible, the performance of the corresponding SSgA Custom Index, over the long term. Each fund seeks to achieve its objective by investing in a set of underlying SSgA collective trust funds representing various asset classes. Each fund (other than the SSgA Target Retirement Income Fund) is managed to a specific retirement year (target date) included in its name.
     Over time, the allocation to asset classes and funds change according to a predetermined “glide path.” (The glide path represents the shifting of asset classes over time and does not apply to the Income Fund). Each fund’s asset allocation will become more conservative as it approaches its target retirement

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date. This reflects the need for reduced investment risks as retirement approaches and the need for lower volatility of a portfolio, which may be a primary source of income after retirement. The allocations reflected in the glide path do not reflect tactical decisions made by SSgA to overweight or underweight a particular asset class based on its market outlook but rather management of each fund’s strategic allocation according to its glide path and applicable benchmark. Each fund attempts to closely match the characteristics and returns or its custom benchmark as opposed to any attempts to outperform this benchmark.
     Once a fund reaches its target retirement date, it will begin a five-year transition period to the SSgA Target Retirement Income Fund resulting at the end of that five-year period in an allocation to stocks that will remain fixed at approximately 35% of assets. The remainder of the fund will be invested in fixed-income securities.
     Pentegra Stable Value Fund. The fund seeks to preserve the principal amount of your contributions while maintaining a rate of return comparable to other fixed income instruments. The fund invests in investment contracts issued by insurance companies, banks, and other financial institutions, as well as enhanced short-term investment products. Each issuer must meet the credit quality criteria in order to be approved by the investment manager. The fund is managed to a weighted average maturity of approximately 1.5-4.0 years and maintains an average AA credit quality.
     Short Term Investment Fund. The fund seeks to maximize current income while preserving capital and liquidity through investing in a diversified portfolio of short-term securities. The Fund’s yield reflects short-term interest rates. The fund seeks to maintain a diversified portfolio of short-term securities by investing in high-quality money market securities and other short-term debt investments. Most of the investments in the fund may have a range of maturity from overnight to 90 days; however, 20% of the value of the fund may be invested in assets with a maturity date in excess of 90 days, but not to exceed 13 months. All securities are required to meet strict guidelines for credit quality and must be rated at least A1 by Standard & Poor’s and P1 by Moody’s Investors Service.
     Government Short Term Investment Fund. This fund seeks to provide the safety of principal and current income offered by short-term U.S. government securities. The fund seeks to preserve principal and offer liquidity by investing only in short-term issues of the U.S. Treasury and its agencies. The fund’s investments have a short time to maturity, with no more than 20% of the fund invested beyond 90 days. No security may have a maturity of more than 13 months.
     REIT Index Fund. The fund invests primarily in equity shares of real estate investment trusts (REITs). The fund typically invests in all securities in the Dow Jones/Wilshire REIT Index in proportion to their weighting in the Index. The fund seeks to match the performance of the Dow Jones/Wilshire REIT Index while providing daily liquidity. As such we seek to maintain sector and security weightings that closely match the Index. The Dow Jones/Wilshire REIT Index is comprised of 90 publicly traded REITs. To be included in the index a company must be an equity owner and operator of commercial (or residential) real estate and must generate at least 75% of its revenue from such assets. The REITs invest in loans secured by real estate and invest directly in real estate properties such as apartments, office buildings, and shopping malls. REITS generate income from rentals or lease payments and offer the potential for growth from property appreciation and the potential for capital gains from the sale of properties.
     Vanguard Growth Index. The fund seeks to track the investment performance of the MSCI US Prime Market Growth Index, an unmanaged benchmark representing large U.S. firms. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of

8

techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.
     Vanguard Value Index. The fund seeks to track the investment performance of the MSCI US Prime Market Value Index, an unmanaged benchmark representing U.S. large-capitalization value stocks. Using full replication, the portfolio holds all stocks in the same capitalization weighing as the index. The experience and stability of Vanguard’s Quantitative Equity Group have permitted continuous refinement of techniques for reducing tracking error. The group uses proprietary software to implement trading decisions that accommodate cash flow and maintain close correlation with index characteristics. Vanguard’s refined indexing process, combined with low management fees and efficient trading, has provided tight tracking net of expenses.
     Stock Fund.
     In connection with the Stock Offering, Athens Federal has added the Athens Bancshares Stock Fund as an additional choice to the investment alternatives described above. The Athens Bancshares Stock Fund invests primarily in the common stock of Athens Bancshares. Participants in the 401(k) Plan may direct the 401(k) Plan trustee to invest all or a portion of their 401(k) Plan account balances in the Athens Bancshares Stock Fund during the Stock Offering.
     The Athens Bancshares Stock Fund consists of investments in the common stock of Athens Bancshares made on the closing date of the Stock Offering. Your investment in the Athens Bancshares Stock Fund will be recorded using the unitized accounting method. If cash dividends are paid on Athens Bancshares common stock, the trustee will, to the extent practicable, use the dividends held in the Athens Bancshares Stock Fund to purchase shares of the common stock. Pending investment in the common stock, assets held in the Athens Bancshares Stock Fund will be placed in the short term investment component of the Athens Bancshares Stock Fund. The Stock Fund will maintain a 3-5% cash ratio target following the Stock Offering.
     As of the date of this prospectus supplement, no shares of Athens Bancshares common stock have been issued or are outstanding, and there is no established market for Athens Bancshares common stock. Accordingly, there is no record of the historical performance of the Athens Bancshares Stock Fund. Performance of the Athens Bancshares Stock Fund depends on a number of factors, including the financial condition and profitability of Athens Federal and general stock market conditions. See “Risk Factors” in the attached prospectus.
     Once you have submitted your Investment Form, you may not change your investment directions in the Stock Offering.
Benefits Under the 401(k) Plan
     Vesting. All participants are 100% vested in their pre-tax elective deferrals and safe harbor employer matching contributions. This means that participants have a non-forfeitable right to these funds and any earnings on the funds at all times. Participants vest in their basic contribution at a rate of 33 1/3 % each year after two years of service.

9

Withdrawals and Distributions from the 401(k) Plan
     Withdrawals Before Termination of Employment. While in active service, participants may take loans from the 401(k) Plan (subject to the restrictions set forth in the 401(k) Plan and the Athens Federal loan policy). A participant may also take hardship withdrawals, provided the participant has a hardship event as defined by the Internal Revenue Service regulations and subject to approval by the Plan Administrator.
     Distribution Upon Retirement, Death or Disability. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.
     Distribution Upon Termination for Any Other Reason. If a participant’s accounts are $1,000 or less upon termination of employment, payment will be in the form of a lump sum as of a valuation date as soon thereafter as administratively possible. If a participant’s accounts exceed $1,000 upon termination of employment, and the participant does not elect to have his/her distribution paid, payment will be in the form of a Direct Rollover to an individual retirement plan designated by the Plan Administrator.
     Nonalienation of Benefits. Except with respect to federal income tax withholding, and as provided for under a qualified domestic relations order, benefits payable under the 401(k) Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the 401(k) Plan will be void.
     Applicable federal tax law requires the 401(k) Plan to impose substantial restrictions on your right to withdraw amounts held under the 401(k) Plan before your termination of employment with Athens Federal. Federal law may also impose an excise tax on withdrawals from the 401(k) Plan before you attain 59 1/2 years of age, regardless of whether the withdrawal occurs during your employment with Athens Federal or after termination of employment.
ADMINISTRATION OF THE 401(k) PLAN
Trustees
     The board of directors of Athens Federal has appointed Pentegra Trust Company to serve as trustee for the 401(k) Plan. The Reliance Trust Company serves as the custodian of all of the Plan assets. The trustees receive, hold and invest the contributions to the 401(k) Plan in trust and distribute them to participants and beneficiaries in accordance with the terms of the 401(k) Plan and the directions of the Plan Administrator. The trustees are responsible for the investment of the trust assets, as directed by the Plan Administrator and the participants.
Reports to 401(k) Plan Participants
     The Plan Administrator furnishes participants quarterly statements that show the balance in their accounts as of the statement date, contributions made to their accounts during that period and any additional adjustments required to reflect earnings or losses.

10

Plan Administrator
     Athens Federal currently acts as Plan Administrator for the 401(k) Plan. The Plan Administrator handles the following administrative functions: interpreting the provisions of the plan, prescribing procedures for filing applications for benefits, preparing and distributing information explaining the plan, maintaining plan records, books of account and all other data necessary for the proper administration of the plan, preparing and filing all returns and reports required by the U.S. Department of Labor and the IRS and making all required disclosures to participants, beneficiaries and others under ERISA.
Amendment and Termination
     Athens Federal expects to continue the 401(k) Plan indefinitely. Nevertheless, Athens Federal may terminate the 401(k) Plan at any time. If Athens Federal terminates the 401(k) Plan in whole or in part, all affected participants become fully vested in their accounts, regardless of other provisions of the 401(k) Plan. Athens Federal reserves the right to make, from time to time, changes which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries. Athens Federal may amend the plan, however, as necessary or desirable, in order to comply with ERISA or the Internal Revenue Code.
Merger, Consolidation or Transfer
     If the 401(k) Plan merges or consolidates with another plan or transfers the trust assets to another plan, and either the 401(k) Plan or the other plan is subsequently terminated, the 401(k) Plan requires that you receive a benefit immediately after the merger, consolidation or transfer that would equal or exceed the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had terminated at that time.
Federal Income Tax Consequences
     The following briefly summarizes the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences of the 401(k) Plan. Statutory provisions change, as do their interpretation, and their application may vary in individual circumstances. Finally, applicable state and local income tax laws may have different tax consequences than the federal income tax laws. 401(k) Plan participants should consult a tax advisor with respect to any transaction involving the 401(k) Plan, including any distribution from the 401(k) Plan.
     As a “tax-qualified retirement plan,” the Internal Revenue Code affords the 401(k) Plan certain tax advantages, including the following:
(1)	the sponsoring employer may take an immediate tax deduction for the amount contributed to the plan each year;

(2)	participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3)	earnings of the plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.
     Athens Federal administers the 401(k) Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law. If Athens Federal

11

should receive an adverse determination letter from the Internal Revenue Service regarding the 401(k) Plan’s tax exempt status, all participants would generally recognize income equal to their vested interests in the 401(k) Plan, the participants would not be permitted to transfer amounts distributed from the 401(k) Plan to an Individual Retirement Account or to another qualified retirement plan, and Athens Federal would be denied certain tax deductions taken in connection with the 401(k) Plan.
     Lump Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant qualifies as a lump sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2; and consists of the balance credited to the participant under this plan and all other profit sharing plans, if any, maintained by Athens Federal. The portion of any lump sum distribution included in taxable income for federal income tax purposes consists of the entire amount of the lump sum distribution, less the amount of after-tax contributions, if any, made to any other profit-sharing plans maintained by Athens Federal, if the distribution includes those amounts.
     Athens Bancshares Common Stock Included in Lump Sum Distribution. If a lump sum distribution includes Athens Bancshares common stock, the distribution generally is taxed in the manner described above. The total taxable amount is reduced, however, by the amount of any net unrealized appreciation on Athens Bancshares common stock; that is, the excess of the value of Athens Bancshares common stock at the time of the distribution over the cost or other basis of the securities to the trust. The tax basis of Athens Bancshares common stock, for purposes of computing gain or loss on a subsequent sale, equals the value of Athens Bancshares common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of Athens Bancshares common stock, to the extent of the net unrealized appreciation at the time of distribution, is long-term capital gain, regardless of how long you hold the Athens Bancshares common stock, or the “holding period.” Any gain on a subsequent sale or other taxable disposition of Athens Bancshares common stock that exceeds the amount of net unrealized appreciation upon distribution is considered long-term capital gain, regardless of the holding period. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed under IRS regulations.
     We have provided you with a brief description of the material federal income tax aspects of the 401(k) Plan that are generally applicable under the Internal Revenue Code. We do not intend this description to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the 401(k) Plan. Accordingly, you should consult a tax advisor concerning the federal, state and local tax consequences of participating in and receiving distributions from the 401(k) Plan.
Restrictions on Resale
     Any “affiliate” of Athens Bancshares under Rules 144 and 405 of the Securities Act of 1933, as amended, who receives a distribution of common stock under the 401(k) Plan, may re-offer or resell such shares only under a registration statement filed under the Securities Act of 1933, as amended, assuming the availability of a registration statement, or under Rule 144 or some other exemption from these registration requirements. An “affiliate” of Athens Bancshares is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, Athens Bancshares. Generally, a director, principal officer or major shareholder of a corporation is deemed to be an “affiliate” of that corporation.
     Any person who may be an “affiliate” of Athens Bancshares may wish to consult with counsel before transferring any common stock they own. In addition, participants should consult with counsel

12

regarding the applicability to them of Section 16 of the Securities Exchange Act of 1934, as amended, which may restrict the sale of Athens Bancshares common stock acquired under the 401(k) Plan or other sales of Athens Bancshares common stock.
     Persons who are not deemed to be “affiliates” of Athens Bancshares at the time of resale may resell freely any shares of Athens Bancshares common stock distributed to them under the 401(k) Plan, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933, as amended, or compliance with the restrictions and conditions contained in the exemptions available under federal law. A person deemed an “affiliate” of Athens Bancshares at the time of a proposed resale may publicly resell common stock only under a “re-offer” prospectus or in accordance with the restrictions and conditions contained in Rule 144 of the Securities Act of 1933, as amended, or some other exemption from registration, and may not use this prospectus supplement or the accompanying prospectus in connection with any such resale. In general, Rule 144 restricts the amount of common stock which an affiliate may publicly resell in any three-month period to the greater of one percent of Athens Bancshares common stock then outstanding or the average weekly trading volume reported on the Nasdaq Capital Market during the four calendar weeks before the sale. Affiliates may sell only through brokers without solicitation and only at a time when Athens Bancshares is current in filing all required reports under the Securities Exchange Act of 1934, as amended.
SEC Reporting and Short-Swing Profit Liability
     Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors and persons who beneficially own more than 10% of public companies such as Athens Bancshares. Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the filing of reports of beneficial ownership. Within ten days of becoming a person required to file reports under Section 16(a), such person must file a Form 3 reporting initial beneficial ownership with the Securities and Exchange Commission (“SEC”). Such persons must also report periodically certain changes in beneficial ownership involving the allocation or reallocation of assets held in their 401(k) Plan accounts, either on a Form 4 within two business days after a transaction, or annually on a Form 5 within 45 days after the close of a company’s fiscal year.
     In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by Athens Bancshares of profits realized from the purchase and sale or sale and purchase of its common stock within any six-month period by any officer, director or person who beneficially owns more than 10% of the common stock.
     The SEC has adopted rules that exempt many transactions involving the 401(k) Plan from the “short-swing” profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of any officer, director or person who beneficially owns more than 10% of the common stock of a company.
     Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons who are subject to Section 16(b) may be required, under limited circumstances involving the purchase of common stock within six months of the distribution, to hold the shares of common stock distributed from the 401(k) Plan for six months after the distribution date.

13

LEGAL OPINION
     The validity of the issuance of the common stock of Athens Bancshares will be passed upon by Kilpatrick Stockton LLP, Washington, DC. Kilpatrick Stockton LLP acted as special counsel for Athens Bancshares in connection with the Stock Offering.

14

PROSPECTUS

(Proposed Holding Company for Athens Federal Community Bank)
Up to 2,315,000 Shares of Common Stock

     Athens Bancshares Corporation is offering shares of its common stock for sale in connection with the conversion of Athens Federal Community Bank from the mutual to the stock form of ownership. After the offering, Athens Bancshares Corporation will be the holding company for Athens Federal Community Bank through its ownership of 100% of Athens Federal Community Bank’s outstanding common stock. We also intend to establish a charitable foundation in connection with the conversion and contribute 100,000 shares of our common stock and $100,000 in cash to the charitable foundation. We have received conditional approval to list our common stock on the Nasdaq Capital Market under the symbol “AFCB.”
     If you are or were a depositor of Athens Federal Community Bank:
•	You may have priority rights to purchase shares of common stock.
     If you are a participant in the Athens Federal Community Bank 401(k) Plan:
•	You may direct that all or part of your current account balance in this plan be invested in shares of common stock.

•	You will receive a separate supplement to this prospectus that describes your rights under this plan.
     If you fit neither of the categories above, but are interested in purchasing shares of our common stock:
•	You may have an opportunity to purchase shares of common stock after priority orders are filled.
     We are offering up to 2,315,000 shares of common stock for sale on a best efforts basis, subject to certain conditions. We must sell a minimum of 1,685,000 shares to complete the offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, the independent appraiser determines that our pro forma market value has increased, we may sell up to 2,677,250 shares without giving you further notice or the opportunity to change or cancel your order. If our pro forma market value at the end of the stock offering period is either below $17.9 million or above $27.8 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their stock purchase orders; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.
     The offering is expected to close at ___:___ p.m., Eastern time, on                                         . We may extend this closing date without notice to you until                                           , unless the Office of Thrift Supervision approves a later date, which will not be beyond                                           .
     Keefe, Bruyette & Woods, Inc. will use its best efforts to assist us in our selling efforts, but is not required to purchase any of the common stock that is being offered for sale. Purchasers will not pay a commission to purchase shares of common stock in the offering. All shares offered for sale are offered at a price of $10.00 per share.
     The minimum purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond                                           . If the offering is extended beyond                                            , subscribers will have the right to modify or rescind their purchase orders. Funds received before the completion of the offering will be maintained in a segregated account at Athens Federal Community Bank or, at our discretion, at another federally insured depository institution. All funds received will bear interest at Athens Federal Community Bank’s passbook savings rate, which is currently 0.3% per annum. If we terminate the offering for any reason, or if we extend the offering beyond                                           , we will notify you and will promptly return your funds with interest if you do not respond to the notice.
     We expect our directors and executive officers, together with their associates, to subscribe for 297,500 shares, which equals 17.7% of the shares offered for sale at the minimum of the offering range.
     The Office of Thrift Supervision conditionally approved our plan of conversion on                                           . However, such approval does not constitute a recommendation or endorsement of this offering.
This investment involves a degree of risk, including the possible loss of principal.
Please read “Risk Factors” beginning on page ___.

OFFERING SUMMARY
Price Per Share: $10.00

			Maximum
	Minimum	Maximum	As Adjusted
Number of shares	1,685,000	2,315,000	2,677,250
Gross offering proceeds	$16,850,000	$23,150,000	$26,772,500
Estimated offering expenses, excluding selling agent fees and expenses	$920,000	$920,000	$920,000
Estimated selling agent fees and expenses(1)	$260,000	$260,000	$260,000
Estimated net proceeds	$15,670,000	$21,970,000	$25,592,500
Estimated net proceeds per share	$9.30	$9.49	$9.56

(1)	Excludes fees payable if a syndicated community offering is held. For a discussion of the compensation of Keefe, Bruyette & Woods, Inc., see “The Conversion and Stock Offering — Marketing Arrangements.”
     These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.
     Neither the Securities and Exchange Commission, the Office of Thrift Supervision nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
     For assistance, please contact the stock information center at (877) 860-2086.

Keefe, Bruyette & Woods

The date of this prospectus is                                         , 2009

Athens Main Office	Athens Lending Center	Athens Decatur Pike
106 Washington Avenue	106 Hornsby Street	1103 Decatur Pike
Athens, TN 37303	Athens, TN 37303	Athens, TN 37303

Cleveland Ocoee Street Branch	Cleveland 25th Street Branch	Etowah
3855 North Ocoee Street	950 25th Street	523 Tennessee Avenue
Cleveland, TN 37312	Cleveland, TN 37311	Etowah, TN 37331

Madisonville	Sweetwater
4785 New Highway 68	800 Highway 68
Madisonville, TN 37875	Sweetwater, TN 37874

i

Summary
     This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully.
The Companies
Athens Bancshares Corporation
Athens Federal Community Bank
106 Washington Avenue
Athens, Tennessee 37303
(423) 745-1111
     Athens Bancshares Corporation This offering is made by Athens Bancshares Corporation, a Tennessee corporation incorporated in September 2009 by Athens Federal Community Bank to be its holding company. Currently, Athens Bancshares Corporation has no assets. Following the conversion, Athens Bancshares Corporation will own all of Athens Federal Community Bank’s capital stock and will direct, plan and coordinate Athens Federal Community Bank’s business activities. In the future, Athens Bancshares Corporation might also acquire or organize other operating subsidiaries, including other financial institutions or financial services companies, although it currently has no specific plans or agreements to do so.
     Athens Federal Community Bank. Athens Federal Community Bank operates as a community-oriented financial institution, with seven full-service offices in its primary market area, which encompasses McMinn, Monroe and Bradley Counties in Tennessee and the surrounding areas. We offer a variety of deposit products and provide residential mortgage loans and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans to borrowers generally located within our primary market area. At June 30, 2009, we had total assets of $243.0 million, total deposits of $202.9 million and total equity of $25.3 million.
     Our predominant lending activity has been residential mortgage lending in our primary market area. In recent years, a significant portion of the residential mortgage loans that we have originated have been secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally carry a greater risk of loss than loans secured by owner-occupied properties. See “Risk Factors — Risks Related to Our Business — Our concentration in non-owner occupied real estate loans may expose us to increased credit risk.”
Our Operating Strategy (page ___)
     Our mission is to operate and grow a profitable community-oriented financial institution. We plan to achieve this by executing our strategy of:
•	remaining a community-oriented financial institution;

•	continuing our historical focus on residential mortgage lending;

•	expanding our commercial real estate and multi-family lending activities;

•	emphasizing lower cost core deposits to maintain low funding costs; and

•	expanding our market share within our primary market area.

The Conversion
Description of the Conversion
     Currently, we are a federally chartered mutual savings bank with no shareholders. Our depositors currently have the right to vote on certain matters such as the election of directors and this conversion transaction. The conversion transaction that we are undertaking involves a change from our mutual form to a stock savings bank that will result in all of Athens Federal Community Bank’s capital stock being owned by Athens Bancshares Corporation. Voting rights in Athens Bancshares Corporation will belong to its shareholders, including our employee stock ownership plan and our charitable foundation. For more information on the charitable foundation and the employee stock ownership plan, see “Summary—We Will Form the Athens Federal Foundation” and “Summary—Benefits of the Offering to Management—Employee Stock Ownership Plan.” We are conducting the conversion under the terms of our plan of conversion. The Office of Thrift Supervision has conditionally approved the plan of conversion, including a condition that it be approved by our members. We have called a special meeting of members for December 22, 2009 to vote on the plan of conversion.
     The following diagram depicts our corporate structure after the conversion and offering, including the number and percentage of shares of common stock that will be owned by public shareholders and the Athens Federal Foundation at the minimum, maximum, and maximum, as adjusted, of the offering range upon completion of the conversion and the offering:
Regulation and Supervision (page ____)
     We are, and Athens Bancshares Corporation will be upon completion of the conversion, subject to regulation, supervision and examination by the Office of Thrift Supervision. We are also subject to regulation by the Federal Deposit Insurance Corporation.

The Offering
Purchase Price
     The purchase price is $10.00 per share. You will not pay a commission to buy any shares in the offering.
Number of Shares to be Sold
     We are offering for sale between 1,685,000 and 2,315,000 shares of Athens Bancshares Corporation common stock in this offering. With regulatory approval, we may increase the number of shares to be sold to 2,677,250 shares without giving you further notice or the opportunity to change or cancel your order. In considering whether to increase the offering size, the Office of Thrift Supervision will consider the level of subscriptions, the views of our independent appraiser, our financial condition and results of operations and changes in market conditions.
How We Determined the Offering Range (page ____)
     We are offering between 1,685,000 and 2,315,000 shares, which is our offering range, based on an independent appraisal of our pro forma market value prepared by Keller & Company, Inc., an independent appraisal firm experienced in appraisals of financial institutions. Keller & Company estimates that as of August 19, 2009, our offering range was between $16.9 million and $23.2 million, with a midpoint of $20.0 million, and that our pro forma market value was between $17.9 million and $24.2 million, with a midpoint of $21.0 million, inclusive of shares to be issued to the charitable foundation.
     In preparing its appraisal, Keller & Company considered the information in this prospectus, including our consolidated financial statements. Keller & Company also considered the following factors, among others:
•	our historical, present and projected operating results and financial condition and the economic and demographic characteristics of our primary market area;

•	a comparative evaluation of the operating and financial statistics of Athens Federal Community Bank with those of other similarly situated, publicly traded companies;

•	the effect of the capital raised in this offering on our net worth and earnings potential;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	our intention to contribute to the Athens Federal Foundation 100,000 shares of Athens Bancshares Corporation’s common stock and $100,000 in cash in connection with the conversion.
     Two measures that some investors use to analyze whether a stock might be a good investment are the ratio of the offering price to the issuer’s “book value” and the ratio of the offering price per share to the issuer’s core income per share for the past twelve months. Keller & Company considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity and represents the difference between the issuer’s assets and liabilities. For purposes of the appraisal, core earnings is defined as net earnings after taxes, plus non-recurring expenses and minus non-recurring income, adjusted for income taxes in each case. Keller & Company’s appraisal also incorporates an analysis of a peer group of publicly traded companies that Keller & Company considered to be comparable to us.

     The following table presents a summary of selected pricing ratios for the peer group companies and for us utilized by Keller & Company in its appraisal. These ratios are based on our earnings for the twelve months ended June 30, 2009 and book value as of June 30, 2009 and the latest date for which complete financial data is publicly available for the peer group.

	Price to Core		Price to Book
	Earnings Multiple		Value Ratio

Athens Bancshares Corporation (pro forma):
Minimum	10.02	x	45.62%
Midpoint	12.00		50.13
Maximum	14.06		54.05
Maximum, as adjusted	16.53		58.00

Peer group companies as of August 19, 2009:
Average	13.06	x	66.47%
Median	12.82		62.61
     Compared to the average price to book value ratio of the peer group at the maximum of the offering range, our stock would be priced at a discount of 18.69% to the peer group on a price-to-book basis.
     The independent appraisal does not indicate market value. You should not assume or expect that the valuation described above means that our common stock will trade at or above the $10.00 purchase price after the offering.
Possible Change in Offering Range (page ____)
     Keller & Company will update its appraisal before we complete the stock offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 2,677,250 shares without further notice to you. If our pro forma market value at the end of the stock offering period is either below $17.9 million or above $27.8 million, then, after consulting with the Office of Thrift Supervision, we may: (i) terminate the stock offering and promptly return all funds, with interest; (ii) set a new offering range and give all subscribers the opportunity to confirm, modify or rescind their purchase orders for shares of Athens Bancshares Corporation’s common stock; or (iii) take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.
Possible Termination of the Offering
     We must sell a minimum of 1,685,000 shares to complete the offering. If we do not sell the minimum number of shares, or if we terminate the offering for any other reason, we will promptly return all funds, with interest, at our current passbook rate.
After-Market Performance of Mutual-to-Stock Conversions
     The appraisal prepared by Keller & Company includes examples of after-market stock price performance for standard mutual-to-stock conversion offerings (i.e., excluding “second step” conversions by mutual holding companies) completed during the 14-month period ended August 19, 2009. The following table presents stock price appreciation information for all standard mutual-to-stock conversions completed between June 30, 2008 and August 19, 2009. These companies did not constitute the group of ten comparable public companies utilized in Keller & Company’s valuation analysis.

			Percentage Change From Initial Offering Price
		Offering
Issuer	Date of	Size (In	After 1	After 1	After 1	Through
(Market/Symbol)	IPO	thousands)	Day	Week	Month	August 19, 2009

Danvers Bancorp, Inc. (DNBK)	01/10/2008	$171,925	(2.60)%	(3.10)%	2.60%	27.10%
Cape Bancorp, Inc. (CBNJ) (1)	01/31/2008	78,200	0.50	0.10	(3.00)	(13.00)
Home Bancorp, Inc. (HBCP)	09/30/2008	89,269	14.90	9.20	2.40	24.00
First Savings Financial Group, Inc. (FSFG)	10/07/2008	24,320	(1.00)	(0.10)	(8.00)	1.90
Hibernia Homestead Bancorp, Inc. (HIBE)	01/28/2009	11,133	0.00	5.00	5.00	40.00
St. Joseph Bancorp, Inc. (SJBA)	02/02/2009	3,769	0.00	0.00	0.00	0.00
Territorial Bancorp Inc. (TBNK)	07/13/2009	122,331	49.90	47.50	48.00	56.00

All Transactions:
Average		71,564	8.81	8.37	6.71	19.43
Median		78,200	0.00	0.10	2.40	24.00
High		171,925	49.90	47.50	48.00	56.00
Low		3,769	(2.60)	(3.10)	(8.00)	(13.00)

(1)	Simultaneously with its initial public offering, Cape Bancorp, Inc. also issued 5,429,507 shares of common stock to former shareholders of Boardwalk Bancorp, Inc. in connection with its acquisition of Boardwalk Bancorp, Inc.
     This table is not intended to indicate how our stock may perform. Furthermore, this table presents only short-term price performance with respect to a limited number of companies that have only recently completed their initial public offerings and may not be indicative of the longer-term stock price performance of these companies.
     Stock price appreciation or depreciation is affected by many factors, including, but not limited to: general market and economic conditions; the interest rate environment; the amount of proceeds a company raises in its offering and its ability to successfully deploy those proceeds through originating loans and making other investments; and numerous factors relating to the specific company, including the experience and ability of management, historical and anticipated operating results, the nature and quality of the company’s assets, and the company’s primary market area. The companies listed in the table above may not be similar to Athens Bancshares Corporation, the pricing ratios for their stock offerings were in some cases different from the pricing ratios for Athens Bancshares Corporation’s common stock and the market conditions in which these offerings were completed were, in some cases, different from current market conditions. Any or all of these differences may cause our stock to perform differently from these other offerings. Before you make an investment decision, we urge you to carefully read this prospectus, including, but not limited to, the section entitled “Risk Factors.”
     You also should be aware that, recently, stock prices of some thrift initial public offerings have decreased once the stock has begun trading. We cannot assure you that our stock will not trade below the $10.00 purchase price or that our stock will perform similarly to other recent mutual to stock conversions.
Conditions to Completing the Conversion and Offering
     We are conducting the conversion and offering under the terms of our plan of conversion. We cannot complete the conversion and offering unless:
•	we sell at least the minimum number of shares offered;

•	we receive the final approval of the Office of Thrift Supervision to complete the offering; and

•	our members approve the plan of conversion.

Reasons for the Conversion and Offering (page ____)
     Our primary reasons for the conversion and offering are to:
•	increase the capital of Athens Federal Community Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of other financial institutions or financial services companies;

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation programs; and

•	increase our philanthropic endeavors to the community we serve through the formation and funding of the Athens Federal Foundation.
We Will Form the Athens Federal Foundation (page ____)
     To continue our long-standing commitment to our local communities, we intend to establish a charitable foundation, named the Athens Federal Foundation, as part of the conversion. Subject to separate approval by at least a majority of votes eligible to be cast by members of Athens Federal Community Bank, the charitable foundation will be funded with 100,000 shares of Athens Bancshares Corporation common stock and $100,000 in cash. This contribution to the charitable foundation would reduce net earnings by approximately $726,000, after tax, in the year in which the charitable foundation is established, which is expected to be late 2009 or early 2010. The charitable foundation will make grants and donations to non-profit and community groups and projects located within our primary market area. The amount of common stock that we are offering for sale would be greater if the conversion were to be completed without the formation of the charitable foundation. For a further discussion of the financial impact of the charitable foundation, including its effect on those who purchase shares in the offering and on the shares issued to shareholders of Athens Bancshares Corporation, see “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”
Benefits of the Offering to Management (page ____)
     We intend to adopt the following benefit plans and employment agreements:
     Employee Stock Ownership Plan. We have adopted an employee stock ownership plan that will purchase in the conversion offering a number of shares of common stock equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation by means of a 15-year loan from Athens Bancshares Corporation. As the loan is repaid and shares are released from collateral, the plan will allocate shares to the accounts of participating employees. Participants will receive allocations based on their individual compensation as a percentage of total plan compensation. Non-employee directors are not eligible to participate in the employee stock ownership plan. The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan.
     Future Equity Incentive Plan. We intend to implement an equity incentive plan no earlier than six months after completion of the conversion. If we implement the plan within one year after the conversion, the plan must be approved by a majority of the total votes eligible to be cast by our shareholders. If we implement the plan more than one year after the conversion, it must be approved only by a majority of the total votes cast. Under this plan, we may award stock options and shares of restricted stock to key employees and directors. We will award shares of restricted stock at no cost to the recipient. We will grant stock options at an exercise price at least equal to

100% of the fair market value of our common stock on the option grant date. We will incur additional compensation expense as a result of this plan. See “Pro Forma Data” for an illustration of the effects of this plan. Under this plan, we may grant stock options in an amount up to 10% of the sum of the number of shares sold in the offering and contributed to the charitable foundation, and we may grant awards of restricted stock in an amount up to 4% of the sum of the number of shares sold in the offering and contributed to the charitable foundation. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.
     The following table represents the total value of all shares to be available for restricted stock awards under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. The value of the grants will depend on the actual trading price of our common stock at the time of grant.

	Value of
				111,090
	71,400	84,000	96,600	Shares
	Shares	Shares	Shares	Awarded at
	Awarded at	Awarded at	Awarded at	Maximum, as
	Minimum of	Midpoint of	Maximum of	Adjusted, of
Share Price	Range	Range	Range	Range
	(In thousands, except per share amounts)
$8.00	$571	$672	$773	$889
10.00	714	840	966	1,111
12.00	857	1,008	1,159	1,333
14.00	1,000	1,176	1,352	1,555
     The following table presents the total value of all stock options available for grant under the equity incentive plan, based on a range of market prices from $8.00 per share to $14.00 per share. For purposes of this table, the value of the stock options was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.” Financial gains can be realized on a stock option only if the market price of the common stock increases above the exercise price at which the option is granted.

		Value of
					277,725
		178,500	210,000	241,500	Options
		Options	Options	Options	Granted at
		Granted at	Granted at	Granted at	Maximum, as
		Minimum of	Midpoint of	Maximum of	Adjusted, of
Exercise Price	Option Value	Range	Range	Range	Range
		(In thousands, except per share amounts)
$8.00	$3.32	593	697	802	922
10.00	4.15	741	872	1,002	1,153
12.00	4.98	889	1,046	1,203	1,383
14.00	5.81	1,037	1,220	1,403	1,614
     The following table summarizes at the maximum of the offering range the total number and value of the shares of common stock that the employee stock ownership plan expects to acquire and the total value of all restricted stock awards and stock options that are expected to be available under the equity incentive plan. At the maximum of the offering range, we would sell 2,315,000 shares and have 2,415,000 shares outstanding after accounting for the 100,000 shares of common stock to be contributed to the charitable foundation. The number of shares reflected for the benefit plans in the table below assumes that Athens Federal Community Bank’s tangible capital will be 10% or more following the completion of the offering and the application of the net proceeds as described under “Use of Proceeds.”

	Number of Shares to be
	Granted or Purchased
		As a % of
	At Maximum	Common Stock	As a % of
	of	Sold at	Common	Total Estimated
	Offering	Maximum of	Stock	Value of Grants
	Range	Offering Range	Outstanding	(in thousands)

Employee stock ownership plan (1)	193,200	8.3%	8.0%	$1,932
Restricted stock awards (1)	96,600	4.2	4.0	966
Stock options (2)	241,500	10.4	10.0	1,002

Total	531,300	22.9%	22.0%	$3,900

(1)	Assumes the value of Athens Bancshares Corporation common stock is $10.00 per share for purposes of determining the total estimated value of the grants.

(2)	Assumes the value of a stock option is $4.15, which was determined using the Black-Scholes option-pricing formula. See “Pro Forma Data.”
     Employment Agreements. Athens Bancshares Corporation and Athens Federal Community Bank intend to enter into three-year employment agreements with Jeffrey L. Cunningham, our President and Chief Executive Officer, Michael R. Hutsell, our Vice President, Chief Operating Officer and Chief Financial Officer, and Jay Leggett, Jr, City President of our Cleveland Division. Based solely on current cash compensation and excluding any benefits that would be payable under any employee benefit plan, if a change in control of Athens Bancshares Corporation occurred and we terminated Messrs. Cunningham, Hutsell and Leggett the total payments due under the employment agreements would be approximately $___.
     The Offering Is Not Expected to Be Taxable to Persons Receiving or Exercising Subscription Rights (page ___)
     As a general matter, the offering is not expected to be a taxable transaction for purposes of federal income taxes to persons who receive or exercise subscription rights. We have received an opinion from our special counsel, Kilpatrick Stockton LLP, that, for federal income tax purposes:
•	it is more likely than not that the members of Athens Federal Community Bank will not realize any income upon the issuance or exercise of subscription rights;

•	it is more likely than not that the tax basis to the purchasers in the offering will be the amount paid for our common stock, and that the holding period for shares of common stock will begin on the date of completion of the subscription offering; and

•	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of completion of the purchase.
Persons Who May Order Stock in the Offering (page ____)
     Note: Subscription rights are not transferable, and persons with subscription rights may not subscribe for shares for the benefit of any other person. If you violate this prohibition, you may lose your rights to purchase shares and may face criminal prosecution and/or other sanctions.
     We have granted rights to subscribe for shares of Athens Bancshares Corporation common stock in a “subscription offering” to the following persons in the following order of priority:
1.	Persons with $50 or more on deposit at Athens Federal Community Bank as of the close of business on March 31, 2008.

2.	Our employee stock ownership plan, which will provide retirement benefits to our employees.

3.	Persons (other than our directors and officers) with $50 or more on deposit at Athens Federal Community Bank as of the close of business on September 30, 2009.

4.	Athens Federal Community Bank’s depositors as of the close of business on October 31, 2009 who were not able to subscribe for shares under categories 1 or 3 and borrowers of Athens Federal Community Bank as of May 1, 1999 whose borrowings still exist as of the close of business on October 31, 2009.
     Unlike our employee stock ownership plan, the Athens Federal Community Bank 401(k) Plan has not been granted priority subscription rights. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan. See “Executive Compensation—Benefit Plans—Profit Sharing/401(k) Plan.”
     If we receive subscriptions for more shares than are to be sold in this offering, we may be unable to fill or may only partially fill your order. Shares will be allocated in order of the priorities described above under a formula outlined in the plan of conversion. Generally, shares first will be allocated so as to permit each eligible subscriber, if possible, to purchase a number of shares sufficient to make the subscriber’s total allocation equal to 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining eligible subscribers whose subscriptions remain unfilled in proportion to the amounts that their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible subscribers whose subscriptions remain unfilled. If we increase the number of shares to be sold above 2,315,000, the employee stock ownership plan will have the first priority right to purchase any shares exceeding that amount to the extent that its subscription has not previously been filled. Any shares remaining will be allocated in the order of priorities described above. See “The Conversion and Stock Offering — Subscription Offering and Subscription Rights” for a description of the allocation procedure.
     We may offer shares not sold in the subscription offering, if any, to the general public in a community offering. People and trusts for the benefit of people who are residents of Blount, Bradley, Hamilton, Knox, Loudon, McMinn, Meigs, Monroe and Polk Counties in Tennessee will be given a preference to purchase shares in the community offering. We may, in our sole discretion, reject orders received in the community offering either in whole or in part. For example, we would reject an order submitted by a person whom we believe is making false representations or whom we believe is attempting to violate, evade or circumvent the terms and conditions of the plan of conversion. If your order is rejected in part, you cannot cancel the remainder of your order. The community offering may commence concurrently with the subscription offering or at any time thereafter and may terminate at any time without notice until                                           , unless the Office of Thrift Supervision approves a later date, which will not be beyond                                           .
     Shares not sold in the subscription offering or the community offering may be offered for sale in a syndicated community offering, which would be an offering to the general public on a best efforts basis managed by Keefe, Bruyette & Woods, Inc. Any syndicated community offering may terminate at any time without notice but not later than                                           , unless the Office of Thrift Supervision approves a later date, which will not be beyond                                           . As in the case of the community offering, we may, in our sole discretion, reject orders received in the syndicated community offering either in whole or in part.
Deadline for Ordering Stock (page ____)
     The subscription offering will end at ___:___ p.m., Eastern time, on                                         . We expect that the community offering will terminate at the same time, although it may continue for up to 45 days after the end of the subscription offering, or longer if the Office of Thrift Supervision approves a later date. No single extension may be for more than 90 days. If we extend the offering beyond                                           , or if we intend to sell fewer than 1,685,000 shares or more than 2,677,250 shares, all subscribers will be notified and given the opportunity to confirm, change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest at our passbook rate.

Purchase Limitations (page ____)
     Our plan of conversion establishes limitations on the purchase of stock in the offering. These limitations include the following:
•	The minimum purchase is 25 shares.

•	No individual (or individuals on a single deposit account) may purchase more than $300,000 of common stock (which equals 30,000 shares) in the subscription offering.

•	No individual may purchase more than $300,000 of common stock (which equals 30,000 shares) in the community offering.

•	No individual, no individual together with any associates, and no group of persons acting in concert may purchase more than $500,000 of common stock (which equals 50,000 shares) in all offering categories.
     Subject to the Office of Thrift Supervision’s approval, we may increase or decrease the purchase limitations at any time.
How to Purchase Common Stock (page _____)
     If you want to place an order for shares in the offering, you must complete an original stock order and certification form and send it to us together with full payment, or deliver it in person to the stock information center located at Athens Federal Community Bank’s main office in Athens, Tennessee. We must receive your stock order and certification form before the end of the subscription offering or the end of the community offering, as appropriate. Once we receive your order, you cannot cancel or change it without our consent.
     To ensure that we properly identify your subscription rights, you must list all of your deposit accounts as of the applicable eligibility date on the stock order form. If you fail to do so, your subscription may be reduced or rejected if the offering is oversubscribed. To preserve your purchase priority, only the name(s) of person(s) listed on your deposit account at the applicable date of eligibility may be listed on your order form. You may not add the names of others who were not eligible to purchase common stock in the offering on the applicable date of eligibility.
     You may pay for shares in the subscription offering or the community offering in either of the following ways:
•	By check or money order made payable to Athens Bancshares Corporation; or

•	By authorizing withdrawal from an account at Athens Federal Community Bank.
     To use funds in an Individual Retirement Account at Athens Federal Community Bank, you must transfer your account to an unaffiliated institution or broker and open a self-directed Individual Retirement Account. Individual Retirement Accounts at Athens Federal Community Bank are not self-directed and common stock may only be purchased using a self-directed Individual Retirement Account. Please contact your broker or financial institution as quickly as possible to determine if you may transfer your Individual Retirement Account from Athens Federal Community Bank because the transfer may take several days.
     We will pay interest on your subscription funds at the rate we pay on passbook accounts, which is currently 0.3% per annum, from the date we receive your funds until the offering is completed or terminated. All funds authorized for withdrawal from deposit accounts with us will earn interest at the applicable account rate until the offering is completed or terminated. If, as a result of a withdrawal from a certificate of deposit, the balance falls below the minimum balance requirement, the remaining funds will earn interest at our passbook rate. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

How We Will Use the Proceeds of this Offering (page ____)
     The following table summarizes how we will use the proceeds of this offering, based on the sale of shares at the minimum and maximum of the offering range.

	Minimum 1,685,000	Maximum 2,315,000
(In thousands)	Shares at $10.00 Per Share	Shares at $10.00 Per Share

Offering proceeds	$16,850	$23,150
Net offering proceeds	15,670	21,970
Less:
Proceeds contributed to Athens Federal Community Bank	7,835	10,985
Proceeds used for loan to employee stock ownership plan	1,428	1,932
Proceeds contributed to charitable foundation	100	100

Proceeds remaining for Athens Bancshares Corporation	$6,307	$8,953

     Athens Bancshares Corporation may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Athens Federal Community Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Athens Bancshares Corporation and Athens Federal Community Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. Except as described above, neither Athens Bancshares Corporation nor Athens Federal Community Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking this offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”
Purchases by Directors and Executive Officers (page ____)
     We expect that our directors and executive officers, together with their associates, will subscribe for 297,500 shares, which equals 17.7% of the shares that would be sold at the minimum of the offering range. Our directors and executive officers, together with their associates, will pay the same $10.00 price per share as everyone else who purchases shares in the offering. Like all of our depositors, our directors and executive officers and their associates have subscription rights based on their deposits and, if there is an oversubscription, their orders will be subject to the allocation provisions set forth in our plan of conversion, unless waived by the Office of Thrift Supervision. Purchases by our directors and executive officers and their associates will count towards the minimum number of shares we must sell to close the offering.
Market for Athens Bancshares Corporation’s Common Stock (page ____)
     We have received conditional approval to list the common stock of Athens Bancshares Corporation for trading on the Nasdaq Capital Market under the symbol “AFCB.” Keefe, Bruyette & Woods, Inc. currently intends to become a market maker in the common stock, but it is under no obligation to do so. In addition, if needed, Keefe, Bruyette & Woods, Inc. will assist us in obtaining additional market makers. We cannot assure you that other market makers will be obtained or that an active and liquid trading market for our common stock will develop or, if developed, will be maintained. After shares of the common stock begin trading, you may contact a stock broker to buy or sell shares.
Athens Bancshares Corporation’s Dividend Policy (page ____)
     After the offering, we intend to adopt a policy of paying regular cash dividends. Our ability to pay dividends will depend on a number of factors, including capital requirements, regulatory limitations and our operating results and financial condition.

Delivery of Prospectus
     To ensure that each person receives a prospectus at least 48 hours before the offering deadline, we may not mail prospectuses any later than five days before such date or hand-deliver prospectuses later than two days before that date. Stock order forms may only be delivered if accompanied or preceded by a prospectus. We are not obligated to deliver a prospectus or order form by means other than U.S. mail.
     We will make reasonable attempts to provide a prospectus and offering materials to holders of subscription rights. The subscription offering and all subscription rights will expire at ___:___ p.m., Eastern time, on                                          whether or not we have been able to locate each person entitled to subscription rights.
Delivery of Stock Certificates (page ____)
     Certificates representing shares of common stock issued in the offering will be mailed to purchasers at the address provided by them on the order form as soon as practicable following completion of the offering. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock will have commenced.
Stock Information Center
     If you have any questions regarding the offering, please call the stock information center at (877) 860-2086 to speak to a registered representative of Keefe, Bruyette & Woods, Inc. The stock information center will be open                                                             . The stock information center will be closed on bank holidays.

Risk Factors
     You should consider carefully the following risk factors before purchasing Athens Bancshares Corporation common stock.
Risks Related to Our Business
Our concentration in non-owner occupied real estate loans may expose us to increased credit risk.
     At June 30, 2009, $19.3 million, or 24.1% of our residential mortgage loan portfolio and 9.9% of our total loan portfolio, consisted of loans secured by non-owner occupied residential properties. Loans secured by non-owner occupied properties generally expose us to greater risk of non-payment and loss than loans secured by owner occupied properties because the repayment of such loans depends primarily on the tenant’s continuing ability to pay rent to the property owner, who is our borrower, or, if the property owner is unable to find a tenant, the property owner’s ability to repay the loan without the benefit of a rental income stream. In addition, the physical condition of non-owner occupied properties is often below that of owner occupied properties due to lax property maintenance standards, which has a negative impact on the value of the collateral properties. Furthermore, some of our non-owner occupied residential loan borrowers have more than one loan outstanding with us. Consequently, an adverse development with respect to one credit relationship may expose us to a greater risk of loss compared to an adverse development with respect to an owner occupied residential mortgage loan. At June 30, 2009, non-performing non-owner occupied residential mortgage loans totaled $560,000, or 2.9% of our non-owner occupied residential loan portfolio, of which $473,000 was attributable to a single borrower. At June 30, 2009, we did not hold any non-owner occupied residential properties as real estate owned. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”
Our construction loan and land and land development loan portfolios may expose us to increased credit risk.
     At June 30, 2009, $29.4 million, or 15.1% of our loan portfolio, consisted of construction loans and land and land development loans, and $2.2 million, or 18.0% of the construction loan portfolio, consisted of speculative construction loans. While recently the demand for construction loans has decreased significantly due to the decline in the housing market, historically, construction loans, including speculative construction loans, have been a material part of our loan portfolio. Speculative construction loans are loans made to builders who have not identified a buyer for the completed property at the time of loan origination. Subject to market conditions, we intend to continue to emphasize the origination of construction loans and land and land development loans. These loan types generally expose a lender to greater risk of nonpayment and loss than residential mortgage loans because the repayment of such loans often depends on the successful operation or sale of the property and the income stream of the borrowers and such loans typically involve larger balances to a single borrower or groups of related borrowers. In addition, many borrowers of these types of loans have more than one loan outstanding with us so an adverse development with respect to one loan or credit relationship can expose us to significantly greater risk of non-payment and loss. Furthermore, we may need to increase our allowance for loan losses through future charges to income as the portfolio of these types of loans grows, which would decrease our earnings. For more information about the credit risk we face, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Management.”
Our consumer loan portfolio includes consumer loans secured by rapidly depreciable assets and may expose us to increased credit risk.
     At June 30, 2009, $25.8 million, or 13.2% of our loan portfolio, consisted of consumer loans. Included in consumer loans at that date were $4.6 million in automobile loans and $2.2 million in consumer finance loans made to borrowers by our operating subsidiary, Southland Finance, Inc. These consumer finance loans are generally secured by used automobiles, televisions and various other personal property and are generally offered to borrowers with historically lower credit scores at higher risk-adjusted interest rates. At June 30, 2009, Southland Finance, Inc.’s average outstanding loan balance was approximately $3,700 and the weighted-average yield of its loan portfolio was 25.6%. Consumer loans secured by rapidly depreciable assets such as automobiles and other personal property may be subject to greater risk of loss than loans secured by real estate because any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance.
Significant loan losses could require us to increase our allowance for loan losses through a charge to earnings.
     When we loan money we incur the risk that our borrowers do not repay their loans. We provide for loan losses by establishing an allowance through a charge to earnings. The amount of this allowance is based on our assessment of loan losses inherent in our loan portfolio. The process for determining the amount of the allowance is critical to our financial results and condition. It requires subjective and complex judgments about the future, including forecasts of economic or market conditions that might impair the ability of our borrowers to repay their loans. We might underestimate the loan losses inherent in our loan portfolio and have loan losses in excess of the amount recorded in our allowance for loan losses. We might increase the allowance because of changing economic conditions. For example, in a rising interest rate environment, borrowers with adjustable-rate loans could see their payments increase. There may be a significant increase in the number of borrowers who are unable or unwilling to repay their loans, resulting in our charging off more loans and increasing our allowance. In addition, when real estate values decline, the potential severity of loss on a real estate-secured loan can increase significantly, especially in the case of loans with high combined loan-to-value ratios. The recent decline in the national economy and the local economies of the areas in which the loans are concentrated could result in an increase in loan delinquencies, foreclosures or repossessions resulting in increased charge-off amounts and the need for additional loan loss allowances in future periods. In addition, our determination as to the amount of our allowance for loan losses is subject to review by our primary regulator, the Office of Thrift Supervision, as part of its examination process, which may result in the establishment of an additional allowance based upon the judgment of the Office of Thrift Supervision after a review of the information available at the time of its examination. Our allowance for loan losses amounted to $2.8 million, or 1.39% of total loans outstanding and 345.04% of non-performing loans, at June 30, 2009. Our allowance for loan losses at June 30, 2009 may not be sufficient to cover future loan losses. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would decrease our earnings. In addition, at June 30, 2009, we had 32 loan relationships with outstanding balances that exceeded $1.0 million, all of which were performing according to their original terms. However, the deterioration of one or more of these loans could result in a significant increase in our non-performing loans and our provision for loan losses, which would negatively impact our results of operations.
A continuation of recent turmoil in the financial markets could have an adverse effect on our financial position or results of operations.
     Beginning in 2008, United States and global financial markets have experienced severe disruption and volatility, and general economic conditions have declined significantly. Adverse developments in credit quality, asset values and revenue opportunities throughout the financial services industry, as well as general uncertainty regarding the economic, industry and regulatory environment, have had a marked negative impact on the industry. Dramatic declines in the U.S. housing market over the past eighteen months, with falling home prices, increasing foreclosures and increasing unemployment, have negatively affected the credit performance of mortgage loans and resulted in significant write-downs of asset values by many financial institutions. The United States and the governments of other countries have taken steps to try to stabilize the financial system, including investing in financial institutions, and have also been working to design and implement programs to improve general economic conditions. Notwithstanding the actions of the United States and other governments, these efforts may not succeed in restoring industry, economic or market conditions and may result in adverse unintended consequences. Factors that could continue to pressure financial services companies, including Athens Bancshares Corporation, are numerous and include (i) worsening credit quality, leading among other things to increases in loan losses and reserves, (ii) continued or worsening disruption and volatility in financial markets, leading among other things to continuing reductions in asset values, (iii) capital and liquidity concerns regarding financial institutions generally, (iv) limitations resulting from or imposed in connection with governmental actions intended to stabilize or provide additional regulation of the financial system, or (v) recessionary conditions that are deeper or last longer than currently anticipated.

The current economic recession could result in increases in our level of non-performing loans and/or reduce demand for our products and services, which would lead to lower revenue, higher loan losses and lower earnings.
     Our business activities and earnings are affected by general business conditions in the United States and in our local market area. These conditions include short-term and long-term interest rates, inflation, unemployment levels, monetary supply, consumer confidence and spending, fluctuations in both debt and equity capital markets and the strength of the economy in the United States generally and in our market area in particular. In the current recession, the national economy has experienced general economic downturns, with rising unemployment levels, declines in real estate values and an erosion in consumer confidence. The current economic recession has also had a negative impact on our primary market area. Based on published statistics, our primary market area had an unemployment rate of 14.3% at June 30, 2009, which exceeded both the national and state unemployment rates at that date. In addition, our primary market area has experienced a softening of the local real estate market, including reductions in local property values, and a decline in the local manufacturing industry, which employs many of our borrowers. A prolonged or more severe economic downturn, continued elevated levels of unemployment, further declines in the values of real estate, or other events that affect household and/or corporate incomes could impair the ability of our borrowers to repay their loans in accordance with their terms. Nearly all of our loans are secured by real estate or made to businesses in our primary market area, which consists of McMinn, Monroe and Bradley Counties in Tennessee and the surrounding areas. As a result of this concentration, a prolonged or more severe downturn in the local economy could result in significant increases in non-performing loans, which would negatively impact our interest income and result in higher provisions for loan losses, which would decrease our earnings. The economic downturn could also result in reduced demand for credit or fee-based products and services, which also would decrease our revenues.
Special Federal Deposit Insurance Corporation assessments and increased base assessment rates by the Federal Deposit Insurance Corporation will decrease our earnings.
     Beginning in late 2008, the economic environment caused higher levels of bank failures, which dramatically increased Federal Deposit Insurance Corporation resolution costs and led to a significant reduction in the Deposit Insurance Fund. As a result, the Federal Deposit Insurance Corporation has significantly increased the initial base assessment rates paid by financial institutions for deposit insurance. The base assessment rate was increased by seven basis points (7 cents for every $100 of deposits) for the first quarter of 2009. Effective April 1, 2009, initial base assessment rates were changed to range from 12 basis points to 45 basis points across all risk categories with possible adjustments to these rates based on certain debt-related components. These increases in the base assessment rate will increase our deposit insurance costs and negatively impact our earnings. In addition, in May 2009, the Federal Deposit Insurance Corporation imposed a special assessment on all insured institutions due to recent bank and savings association failures. The emergency assessment amounts to 5 basis points on each institution’s assets minus Tier 1 capital as of June 30, 2009, subject to a maximum equal to 10 basis points times the institution’s assessment base. The assessment will be collected on September 30, 2009. Based on our assets and Tier 1 capital as of June 30, 2009, our special assessment is approximately $109,000. The special assessment will decrease our earnings. In addition, the Federal Deposit Insurance Corporation may impose additional emergency special assessments after June 30, 2009, of up to 5 basis points per quarter on each institution’s assets minus Tier 1 capital if necessary to maintain public confidence in federal deposit insurance or as a result of deterioration in the Deposit Insurance Fund reserve ratio due to institution failures. The earliest possible date for imposing any such additional special assessment is September 30, 2009, with collection on December 31, 2009. The latest date possible for imposing any such additional special assessment is December 31, 2009, with collection on March 31, 2010. Any additional emergency special assessment imposed by the Federal Deposit Insurance Corporation will further decrease our earnings.
Changing interest rates may decrease our earnings and asset value.
     Our net interest income is the interest we earn on loans and investments less the interest we pay on our deposits and borrowings. Our net interest margin is the difference between the yield we earn on our assets and the interest rate we pay for deposits and our other sources of funding. Changes in interest rates—up or down—could adversely affect our net interest margin and, as a result, our net interest income. Although the yield we earn on our assets and our funding costs tend to move in the same direction in response to changes in interest rates, one can rise or fall faster than the other, causing our net interest margin to expand or contract. Our liabilities tend to be shorter in duration than our assets, so they may adjust faster in response to changes in interest rates. As a result, when interest rates rise, our funding costs may rise faster than the yield we earn on our assets, causing our net interest margin to contract until the yield catches up. This contraction could be more severe following a prolonged period of lower interest rates, as a larger proportion of our fixed rate residential loan portfolio will have been originated at those lower rates and borrowers may be more reluctant or unable to sell their homes in a higher interest rate environment. Changes in the slope of the “yield curve”—or the spread between short-term and long-term interest rates—could also reduce our net interest margin. Normally, the yield curve is upward sloping, meaning short-term rates are lower than long-term rates. Because our liabilities tend to be shorter in duration than our assets, when the yield curve flattens or even inverts, we could experience pressure on our net interest margin as our cost of funds increases relative to the yield we can earn on our assets. For further discussion of how changes in interest rates could impact us, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations —Risk Management — Interest Rate Risk Management.”
Strong competition within our primary market area could negatively impact our profits and slow growth.
     We face intense competition both in making loans and attracting deposits. This competition has made it more difficult for us to make new loans and attract deposits. Price competition for loans and deposits might result in us earning less on our loans and paying more on our deposits, which would reduce net interest income. Competition also makes it more difficult to grow loans and deposits. At June 30, 2008, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 20.2% of the deposits in McMinn County, Tennessee, 3.2% of the deposits in Monroe County, Tennessee and 1.1% of the deposits in Bradley County, Tennessee. Some of the institutions with which we compete have substantially greater resources and lending limits than we have and may offer services that we do not provide. We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Our profitability depends upon our continued ability to compete successfully in our primary market area. See “Our Business — Market Area” and “Our Business — Competition” for more information about our primary market area and the competition we face.
We operate in a highly regulated environment and we may be adversely affected by changes in laws and regulations.
     We are subject to extensive regulation, supervision and examination by the Office of Thrift Supervision, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. Athens Bancshares Corporation also will be subject to regulation and supervision by the Office of Thrift Supervision. Such regulation and supervision governs the activities in which an institution and its holding company may engage, and are intended primarily for the protection of the insurance fund and the depositors and borrowers of Athens Federal Community Bank rather than for holders of Athens Bancshares Corporation common stock. Regulatory authorities have extensive discretion in their supervisory and enforcement activities, including the imposition of restrictions on our operations, the classification of our assets and determination of the level of our allowance for loan losses. If our regulators require us to charge-off loans or increase our allowance for loan losses, our earnings would suffer. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, legislation or supervisory action, may have a material impact on our operations. For a further discussion, see “Regulation and Supervision.” The current administration has also proposed comprehensive legislation intended to modernize regulation of the United States financial system. The proposed legislation contains several provisions that would have a direct impact on Athens Bancshares Corporation and Athens Federal Bank. Under the proposed legislation, the federal savings association charter would be eliminated and the Office of Thrift Supervision would be consolidated with the Comptroller of the Currency into a new regulator, the National Bank Supervisor. The proposed legislation would also require Athens Federal Community Bank to become a national bank or convert to a state-chartered institution. In addition, it would eliminate the status of “savings and loan holding company” and mandate that all companies that control an insured depository institution register as a bank holding company. Registration as a bank holding company would represent a significant change, as material differences currently exist between savings and loan holding company and bank holding company supervision and regulation. For example, bank holding companies above a specified asset size are subject to consolidated leverage and risk-based capital requirements whereas savings and loan holding companies are not subject to such requirements. The proposed legislation would also create a new federal agency, the Consumer Financial Protection Agency, that would be dedicated to administering and enforcing fair lending and consumer compliance laws with respect to financial products and services, which could result in new regulatory requirements and increased regulatory costs for us. If enacted, the legislation may have a substantial impact on our operations. However, because any final legislation may differ significantly from the current administration’s proposal, the specific effects of the legislation cannot be evaluated at this time.
Risks Related to this Offering
Our stock price may decline when trading commences.
     If you purchase shares in the offering, you may not be able to sell them at or above the $10.00 purchase price. After the shares of our common stock begin trading, the trading price of the common stock will be determined by the marketplace, and will be influenced by many factors outside of our control, including prevailing interest rates, investor perceptions, securities analyst research reports and general industry, geopolitical and economic conditions. Publicly traded stocks, including stocks of financial institutions, often experience substantial market price volatility. These market fluctuations might not be related to the operating performance of particular companies whose shares are traded. Additionally, the stock prices of many recently converted thrift institutions have declined below, and remain below, their initial offering prices.
There may be a limited market for our common stock, which may adversely affect our stock price.
     Although we have applied for approval to list our shares of common stock for trading on the Nasdaq Capital Market, our shares of common stock may not be approved for listing or, if approved, may not be actively traded. If an active trading market for our common stock does not develop, you may not be able to sell all of your shares of common stock on short notice and the sale of a large number of shares at one time could temporarily depress the market price. There also may be a wide spread between the bid and asked price for our common stock. When there is a wide spread between the bid and asked price, the price at which you may be able to sell our common stock may be significantly lower than the price at which you could buy it at that time.
Additional expenses following the offering from operating as a public company will adversely affect our profitability.
     Following the offering, our non-interest expenses will increase as a result of the additional financial accounting, legal and various other additional expenses usually associated with operating as a public company and complying with public company disclosure obligations, particularly those obligations imposed by the Sarbanes-Oxley Act of 2002. Compliance with the Sarbanes-Oxley Act of 2002 will require us to upgrade our accounting systems, which will increase our operating expenses and adversely affect our profitability.
Additional expenses following the offering from the implementation of new equity benefit plans will adversely affect our profitability.
     We will recognize additional annual employee compensation and benefit expenses stemming from options and shares granted to employees, directors and executives under new benefit plans. These additional expenses will adversely affect our profitability. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices generally require that they be based on the fair market value of the options or shares of common stock at the date of the grant; however, we expect them to be material. We will recognize expenses for our employee stock ownership plan when shares are committed to be released to participants’ accounts and will recognize expenses for restricted stock awards and stock options generally over the vesting period of awards made to recipients. These benefit expenses in the first year following the offering have been estimated to be approximately $396,000 at the maximum of the offering range as set forth in the pro forma financial information under “Pro Forma Data” assuming the $10.00 per share purchase price as fair market value. Actual expenses, however, may be higher or lower, depending on the price of our common stock. For further discussion of these plans, see “Our Management — Benefit Plans.”

Our low return on equity may negatively impact the value of our common stock.
     Return on equity, which equals net income divided by average equity, is a ratio used by many investors to compare the performance of a particular company with other companies. For the six months ended June 30, 2009, our annualized return on equity was 8.68% and our return on equity for the year ended December 31, 2008 was 4.72%. Our pro forma return on equity for the same periods is estimated to be 2.15% and 1.89%, respectively, and our pro forma shareholders’ equity to assets ratio at June 30, 2009 is estimated to be 17.1%, assuming the sale of shares at the maximum of the offering range. Our publicly traded thrift peers used in the valuation as of August 19, 2009 had an average return on equity of 3.81% for the twelve months ended June 30, 2009. Over time, we intend to use the net proceeds from this offering to increase earnings per share and book value per share, without assuming undue risk, with the goal of achieving a return on equity that is competitive with other publicly held companies. This goal could take a number of years to achieve, and it may not be attained, and the expected increase in our non-interest expenses following the offering due to operating as a public company and from new equity benefit plans will likely further deter our ability to achieve a competitive return on equity. Consequently, you should not expect a competitive return on equity in the near future. Failure to achieve a competitive return on equity might make an investment in our common stock unattractive to some investors and might cause our common stock to trade at lower prices than comparable companies with higher returns on equity. See “Pro Forma Data” for an illustration of the financial impact of this offering.
We have broad discretion in allocating the proceeds of the offering. Our failure to effectively utilize such proceeds would reduce our profitability.
     We intend to contribute approximately 50% of the net proceeds of the offering to Athens Federal Community Bank. Athens Bancshares Corporation may use the portion of the proceeds that it retains to, among other things, invest in securities, pay cash dividends or repurchase shares of common stock, subject to regulatory restrictions. Athens Federal Community Bank may use the portion of the proceeds that it receives to fund new loans, open new branches, invest in securities and expand its business activities. Athens Bancshares Corporation and Athens Federal Community Bank may also use the proceeds of the offering to diversify their businesses and acquire other companies, although we have no specific plans to do so at this time. We have not allocated specific amounts of proceeds for any of these purposes, and we will have significant flexibility in determining how much of the net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively would reduce our profitability.
A significant percentage of our common stock will be held by our directors and executive officers and benefit plans.
     We expect that our directors and executive officers, together with their associates, will subscribe for 297,500 shares in the offering. In addition, we intend to establish an employee stock ownership plan that will purchase an amount of shares equal to 8.0% of the sum of the shares sold in the offering and contributed to the Athens Federal Foundation. As a result, upon consummation of the offering, a total of up to 440,300, or 24.7%, and 490,700, or 20.3%, of our outstanding shares will be held by our directors and executive officers and our employee stock ownership plan at the minimum and maximum of the offering range, respectively. Further, shares will be held by management following the implementation of an equity incentive plan, which we intend to implement no earlier than six months following the completion of the offering. The charter and bylaws of Athens Bancshares Corporation contain supermajority voting provisions that require that the holders of at least 80% of Athens Bancshares Corporation’s outstanding shares of voting stock approve certain actions including, but not limited to, the consummation of a business combination with an interested shareholder and the amendment of certain provisions of Athens Bancshares Corporation’s charter and bylaws. If our directors and executive officers and benefit plans hold more than 20% of our outstanding common stock following the completion of the offering, the shares held by these individuals and benefit plans could be voted in a manner that would ensure that the 80% supermajority needed to approve such actions could not be attained. For more information on the restrictions included in the charter and bylaws of Athens Bancshares Corporation, see “Restrictions on the Acquisition of Athens Bancshares Corporation and Athens Federal Community Bank.”

Issuance of shares for benefit programs may dilute your ownership interest.
     We intend to adopt an equity incentive plan following the offering. If shareholders approve the new equity incentive plan, we intend to issue shares to our officers, employees and directors through this plan. If the restricted stock awards under the equity incentive plan are funded from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 3.85%, assuming awards of common stock equal to 4% of the sum of the shares sold in the offering and contributed to the Athens Federal Foundation are awarded under the plan. If the shares issued upon the exercise of stock options under the equity incentive plan are issued from authorized but unissued stock, your ownership interest in the shares could be diluted by up to approximately 9.1%, assuming stock option grants equal to 10% of the sum of the shares sold in the offering and contributed to the Athens Federal Foundation are granted under the plan. See “Pro Forma Data” and “Our Management — Benefit Plans.”
The charter and bylaws of Athens Bancshares Corporation and certain regulations may prevent or make more difficult certain transactions, including a sale or merger of Athens Bancshares Corporation.
     Provisions of the charter and bylaws of Athens Bancshares Corporation and federal banking regulations may make it more difficult for companies or persons to acquire control of Athens Bancshares Corporation. Consequently, our shareholders may not have the opportunity to participate in such a transaction and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers. The factors that may discourage takeover attempts or make them more difficult include:
•	Charter and bylaws. Provisions of the charter and bylaws of Athens Bancshares Corporation may make it more difficult and expensive to pursue a takeover attempt that the board of directors opposes. These provisions also make more difficult the removal of current directors or management, or the election of new directors. These provisions include:
•	an 80% supermajority voting requirement for shareholders to approve certain business combinations, which may have the effect of preventing a business combination which a majority of shareholders deem desirable but that is opposed by the board of directors;

•	a limitation on the right to vote shares by any person who directly or indirectly beneficially owns more than 10% of Athens Bancshares Corporation’s common stock by prohibiting the person from voting any shares held in excess of the 10% limit, which will prevent greater than 10% shareholders from voting all of their shares in favor of a proposed transaction or a nominee for director that is opposed by the board of directors;

•	a provision that permits the board of directors to consider a variety of factors, including the social or economic effects of the transaction and the earnings prospects, experience and integrity of the acquirer, when evaluating a transaction that may involve in a change in control of Athens Bancshares Corporation, which may enable the board of directors to oppose a transaction even if the price offered is significantly greater than the market price of Athens Bancshares Corporation’s common stock;

•	the election of directors to staggered terms of three years, which will prevent shareholders from effecting a change in the composition of the entire board of directors at any annual shareholders’ meeting;

•	a requirement that director vacancies may only be filled by a majority vote of the board of directors, which prevents shareholders from nominating themselves or persons of their choosing to fill any vacancies on the board of directors;

•	certain director eligibility requirements, including age, share ownership, residency and integrity requirements, which may perpetuate the terms of incumbent directors by preventing some individuals from serving as directors;

•	a requirement that directors may be removed only for cause, which may perpetuate the terms of incumbent directors by preventing shareholders from voting to remove directors for reasons other than cause;

•	the absence of cumulative voting by shareholders in the election of directors, which, by preventing shareholders from voting their shares for or against a single nominee, makes it more difficult for shareholders to elect nominees opposed by the board of directors;

•	a requirement that special meetings of shareholders may only be called by the board of directors, which prevents shareholders from calling a special meeting of shareholders to vote on a proposed transaction opposed by the board of directors;

•	a requirement that shareholder proposals and nominations must generally be received not less than ninety days before the date of the annual meeting of shareholders and be subject to certain procedural and content requirements, which affords Athens Bancshares Corporation additional time to rebut proposals that it opposes but that may be favored by shareholders;

•	the ability of the board of directors to issue additional shares of common stock or shares of preferred stock without the prior approval of shareholders, which may enable the board of directors to impede a merger, tender offer or other takeover attempt that it opposes by making the transaction more expensive for the potential acquiror; and

•	an 80% supermajority voting requirement to (i) amend the charter provisions regarding the size and election of the board of directors, removal of directors, elimination of directors’ liability, indemnification, limitations on shareholder voting rights, approval of certain business combinations and the evaluation of business combinations; and (ii) approve any amendment to the bylaws, which may make it more difficult to modify or eliminate such anti-takeover provisionss included in the charter and bylaws.
•	Office of Thrift Supervision regulations. Office of Thrift Supervision regulations prohibit, for three years following the completion of a mutual-to-stock conversion, the offer to acquire or the acquisition of more than 10% of any class of equity security of a converted institution without the prior approval of the Office of Thrift Supervision.
     For further information, see “Restrictions on Acquisition of Athens Bancshares Corporation and Athens Federal Community Bank.”
Risks Related to the Formation of the Charitable Foundation
The contribution to the Athens Federal Foundation will decrease the ownership interest and voting interest in the shares sold to the public by up to 5.60% after the contribution.
     Purchasers of shares will have their ownership and voting interests diluted at the close of the conversion when Athens Bancshares Corporation issues and contributes 100,000 shares to the Athens Federal Foundation. This dilution will range from approximately 5.60% at the minimum of the offering range to approximately 4.14% at the maximum of the offering range. For a further discussion regarding the effect of the contribution to the charitable foundation, see “Pro Forma Data” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.”

Our contribution to the Athens Federal Foundation may not be tax deductible, which could decrease our profits.
     We believe that our contribution to the Athens Federal Foundation, valued at $1.1 million, pre-tax, will be deductible for federal income tax purposes. However, if the Internal Revenue Service does not grant tax-exempt status to the foundation, the contribution will not be deductible and we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. If it is more likely than not that we will be unable to use the entire deduction, we will be required to establish a valuation allowance related to any deferred tax asset that has been recorded for this contribution.
Establishment of the Athens Federal Foundation will decrease our profits during the year in which the foundation is established.
     Athens Bancshares Corporation intends to contribute 100,000 shares of Athens Bancshares Corporation common stock and $100,000 in cash to the Athens Federal Foundation. This contribution will be an additional operating expense and will reduce net income during the fiscal year in which the foundation is established, which is expected to be late 2009 or early 2010. The contribution to the Athens Federal Foundation would reduce net earnings by approximately $726,000, after tax, during the year in which the foundation is established. See “Pro Forma Data.”

A Warning About Forward-Looking Statements
     This prospectus contains forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Forward-looking statements include:
•	statements of our goals, intentions and expectations;

•	statements regarding our business plans, prospects, growth and operating strategies;

•	statements regarding the quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.
     These forward-looking statements are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking statements due to, among others, the following factors:
•	general economic conditions, either nationally or in our primary market area, that are worse than expected;

•	a continued decline in real estate values;

•	changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	increased competitive pressures among financial services companies;

•	changes in consumer spending, borrowing and savings habits;

•	legislative, regulatory or supervisory changes that adversely affect our business;

•	adverse changes in the securities markets; and

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board or the Public Company Accounting Oversight Board.
     Any of the forward-looking statements that we make in this prospectus and in other public statements we make may later prove incorrect because of inaccurate assumptions, the factors illustrated above or other factors that we cannot foresee. Consequently, no forward-looking statement can be guaranteed.

Selected Consolidated Financial and Other Data
     The summary consolidated financial information presented below is derived in part from our consolidated financial statements. The following is only a summary and you should read it in conjunction with the consolidated financial statements and notes beginning on page F-1. The information at December 31, 2008 and 2007 and for the years then ended is derived in part from the audited consolidated financial statements of Athens Federal Community Bank that appear elsewhere in this prospectus.
     The selected data at June 30, 2009 and for the six months ended June 30, 2009 and 2008 was not audited, but in the opinion of management, represents all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the six months ended June 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At June 30,	At December 31,
(In thousands)	2009	2008	2007	2006	2005	2004

Total assets	$243,011	$251,000	$230,505	$212,383	$190,505	$182,595
Cash and cash equivalents	9,761	4,547	9,284	8,989	4,554	8,437
Securities available-for-sale	22,621	30,509	22,967	21,440	27,695	40,247
Securities held-to-maturity	2	5	14	25	63	164
Investments, at cost	2,899	2,899	4,746	6,076	7,235	2,518
Loans receivable, net	192,217	196,520	178,603	157,013	138,570	119,846
Deposits	202,920	206,493	197,344	171,214	153,190	144,807
Securities sold under agreements to repurchase	972	912	1,151	1,681	1,421	1,110
Advances from Federal Home Loan Bank	10,378	16,310	5,532	15,630	13,600	15,315
Total equity	25,331	24,212	23,271	21,879	20,800	19,733

	For the Six Months
	Ended June 30,		For the Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006	2005	2004

Operating Data:
Interest income	$7,511	$7,836	$15,580	$15,457	$12,775	$10,519	$9,626
Interest expense	3,003	3,675	7,133	7,101	5,277	3,986	3,759

Net interest income	4,508	4,161	8,447	8,356	7,498	6,533	5,867
Provision for loan losses	118	287	761	443	704	341	267

Net interest income after provision for loan losses	4,390	3,874	7,686	7,913	6,794	6,192	5,600
Non-interest income	2,488	2,184	4,161	4,030	2,682	2,563	2,380
Non-interest expense	5,389	5,442	10,251	10,431	8,244	6,987	5,942

Income before income taxes	1,489	616	1,596	1,512	1,232	1,768	2,038
Income taxes	406	153	487	392	348	568	674

Net income	$1,083	$463	$1,109	$1,120	$884	$1,200	$1,364

	At or For the Six
	Months Ended
	June 30,		At or For the Year Ended December 31,
	2009	2008	2008	2007	2006	2005	2004
Performance Ratios (1):
Return on average assets	0.87%	0.38%	0.45%	0.50%	0.44%	0.65%	0.75%
Return on average equity	8.68	3.94	4.72	5.02	4.07	5.84	7.22
Interest rate spread (2)	3.71	3.49	3.51	3.79	3.79	3.60	3.32
Net interest margin (3)	3.92	3.73	3.74	4.05	4.07	3.81	3.50
Other expenses to average assets	4.32	4.88	4.18	4.64	4.13	3.77	3.28
Efficiency ratio (4)	77.03	85.77	81.30	84.22	80.98	76.81	72.05
Average interest-earning assets to average interest-bearing liabilities	108.03	107.50	107.20	107.67	109.99	109.06	107.66
Average equity to average assets	10.00	9.70	9.58	9.92	10.87	11.07	10.42

Capital Ratios:
Total capital (to risk-weighted assets)	15.0%	14.3%	14.0%	14.8%	15.6%	16.8%	18.4%
Tier 1 capital (to risk-weighted assets)	13.8	13.0	12.8	13.5	14.4	15.6	17.2
Tier 1 capital (to adjusted total assets)	10.2	9.4	9.4	9.8	10.3	10.9	10.7
Tangible equity (to adjusted total assets)	10.2	9.4	9.4	9.8	10.3	10.9	10.7

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.39%	1.45%	1.52%	1.37%	1.58%	1.44%	1.52%
Allowance for loan losses as a percent of non-performing loans	345.04	475.24	73.87	704.52	1,457.43	326.81	2,285.64
Net charge-offs to average outstanding loans during the period	0.22	0.04	0.12	0.29	0.13	0.14	0.18
Non-performing loans as a percent of total loans	0.41	0.31	2.08	0.20	0.11	0.45	0.07
Non-performing assets as a percent of total assets	0.44	0.25	1.76	0.17	0.11	0.48	0.11
Total non-performing assets and troubled debt restructurings as a percent of total assets	1.34	0.34	1.87	0.27	0.21	0.59	0.19

Other Data:
Number of offices	7	7	7	7	5	5	4
Number of deposit accounts	15,277	15,090	15,296	14,769	13,482	12,726	12,195
Number of loans	3,135	3,384	3,297	3,442	3,292	3,244	3,158

(1)	Performance ratios for the six months ended June 30, 2009 and 2008 are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34.0%.

(3)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34.0%.

(4)	Represents other expenses divided by the sum of net interest income and other income.

Recent Developments
     The following tables contain certain information concerning our consolidated financial position at September 30, 2009 and results of operations for the period ended September 30, 2009. The data at December 31, 2008 is derived from our audited consolidated financial statements. You should read this information in conjunction with the audited consolidated financial statements included elsewhere in this prospectus. The data at September 30, 2009 and for the three and nine months ended September 30, 2009 and 2008 was not audited, but in the opinion of management, reflects all adjustments necessary for a fair presentation. All of these adjustments are normal and recurring. The results of operations for the three months and nine months ended September 30, 2009 are not necessarily indicative of the results of operations that may be expected for the entire year.

	At September 30,	At December 31,
(In thousands)	2009	2008

Financial Condition Data:
Total assets	$245,959	$251,000
Cash and cash equivalents	14,369	4,547
Securities available-for-sale	19,724	30,509
Securities held-to-maturity	—	5
Investments, at cost	2,899	2,899
Loans receivable, net	191,726	196,520
Deposits	205,561	206,493
Securities sold under agreements to repurchase	808	912
Advances from Federal Home Loan Bank	10,351	16,310
Total equity	25,835	24,212

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
(In thousands)	2009	2008	2009	2008

Operating Data:
Interest income	$3,609	$3,856	$11,120	$11,692
Interest expense	1,368	1,744	4,371	5,419

Net interest income	2,241	2,112	6,749	6,273
Provision for loan losses	428	322	546	609

Net interest income after provision for loan losses	1,813	1,790	6,203	5,664
Non-interest income	1,077	1,017	3,565	3,201
Non-interest expense	2,630	2,636	8,019	8,078

Income before income taxes	260	171	1,749	787
Income taxes	52	25	458	178

Net income	$208	$146	$1,291	$609

	At or For the Three		At or For the Nine
	Months Ended		Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Performance Ratios (1):
Return on average assets	0.34%	0.24%	0.70%	0.33%
Return on average equity	3.23	2.49	6.82	3.46
Interest rate spread (2)	3.74	3.53	3.72	3.50
Net interest margin (3)	3.97	3.74	3.94	3.73
Non-interest expenses to average assets	4.32	4.30	4.32	4.43
Efficiency ratio (4)	79.26	84.24	77.75	85.26
Average interest-earning assets to average interest-bearing liabilities	109.52	107.16	108.51	107.38
Average equity to average assets	10.58	9.54	10.20	9.65

Capital Ratios:
Total capital (to risk-weighted assets)	15.4%	14.2%	15.4%	14.2%
Tier 1 capital (to risk-weighted assets)	14.2	12.9	14.2	12.9
Tier 1 capital (to adjusted total assets)	10.2	9.2	10.2	9.2
Tangible equity (to adjusted total assets)	10.2	9.2	10.2	9.2

Asset Quality Ratios:
Allowance for loan losses as a percent of total loans	1.59%	1.55%	1.59%	1.55%
Allowance for loan losses as a percent of non-performing loans	151.37	75.11	151.37	75.11
Net charge-offs to average outstanding loans during the period	0.27	0.09	0.27	0.08
Non-performing loans as a percent of total loans	1.05	2.06	1.05	2.06
Non-performing assets as a percent of total assets	1.04	1.70	1.04	1.70
Total non-performing assets and troubled debt restructurings as a percent of total assets	2.03	1.81	2.03	1.81

(1)	Performance ratios are annualized.

(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost on average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34.0%.

(3)	Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a federal marginal tax rate of 34.0%.

(4)	Represents other expenses divided by the sum of net interest income and other income.

Comparison of Financial Condition at September 30, 2009 and December 31, 2008
     Assets. Total assets decreased from $251.0 million at December 31, 2008 to $246.0 million at September 30, 2009.
     Loans. Net loans receivable decreased $4.8 million, or 2.4%, from $196.5 million at December 31, 2008 to $191.7 million at September 30, 2009, primarily as a result of the net effect of a $7.7 million decrease in residential mortgage loans, a $5.7 million increase in commercial real estate loans, a $2.7 million decrease in commercial business loans and a $338,000 decrease in consumer loans. The decrease in residential mortgage loans was primarily due to lower market interest rates, which led to the refinancing of adjustable rate loans into fixed rate loans that were subsequently sold in the secondary market. The increase in commercial real estate loans is primarily due to increases in land loans.
     Securities. Total securities decreased by $10.8 million, or 35.4%, from $30.5 million at December 31, 2008 to $19.7 million at September 30, 2009, primarily as a result of $8.0 million in maturities and calls of U.S. government agency and municipal securities along with $3.3 million in repayments of mortgage backed and related securities. Unrealized gains on U.S. government agency and municipal securities increased by $500,000 during the period. Excess funds provided from the decrease in securities were primarily held as cash and cash equivalents to provide for additional liquidity due to current economic conditions. At September 30, 2009, our mortgage-backed and related securities did not include any private label issues or real estate mortgage investment securities.
     Deposits. Total deposits decreased $900,000, or 0.4%, from $206.5 million at December 31, 2008 to $205.6 million at September 30, 2009. Non-interest-bearing accounts increased $1.2 million, demand deposit and NOW accounts increased $6.2 million, money market accounts increased $11.0 million, savings accounts increased $431,000 and certificates of deposit decreased $19.8 million during the nine-month period ended September 30, 2009. The increase in non-interest-bearing accounts was primarily the result of continued growth in our consumer free checking product. The increase in demand deposit and NOW accounts and money market accounts was primarily due to increased account growth and movement of funds from maturing certificates of deposit due to lower market interest rates. The decrease in certificates of deposit was primarily the result of the maturities of $7.5 million in public funds certificates of deposit and the movement of funds from certificates of deposit at maturity to money market and demand and NOW accounts primarily due to lower market interest rate levels.
     Borrowings. Federal Home Loan Bank borrowings decreased $5.9 million, or 36.2%, from $16.3 million at December 31, 2008 to $10.4 million at September 30, 2009. The decrease was due to the repayment of short term cash management advances of $2.9 million, the payoff of a $3.0 million three-month advance in the first quarter of 2009 and principal reductions on an amortized advance of $79,000 during the period. Loan repayments and maturing securities provided available sources of funds for repayment of these advances.
Results of Operations for the Three Months Ended September 30, 2009 and 2008
     Overview. Net income was $208,000 for the three months ended September 30, 2009 compared to $146,000 for the same period in 2008. The increase in net income for the 2009 period was a primarily the result of a $23,000 increase in net interest income after provision for loan losses combined with an increase of $60,000 in non-interest income, which was partially offset by an increase of $27,000 in income taxes.
     Net Interest Income. Net interest income increased $129,000, or 6.1%, for the three months ended September 30, 2009 compared to the same period in 2008, primarily as a result of a decrease in interest expense on deposits.
     Total interest income decreased $247,000, or 6.4%, from $3.9 million for the three months ended September 30, 2008 to $3.6 million for the three months ended September 30, 2009. The decrease was primarily the result of a $150,000 decrease in interest income on securities and other deposits and a decrease of $95,000 in interest income on loans. These decreases were primarily due to the combined effect of decreases in the average balances of loans and investments and a decrease in market interest rates.

     Total interest expense decreased $376,000, or 21.6%, for the three months ended September 30, 2009, primarily as a result of a $369,000 decrease in interest on deposits, a $3,000 decrease in securities sold under agreements to repurchase and a $4,000 decrease in interest expense on Federal Home Loan Bank borrowings. The primary reasons for these decreases were a $7.6 million decrease in interest-bearing deposits, which was partially due to the maturity of a $2.5 million public fund certificate of deposit, and the repricing of other certificates of deposit at maturity to lower market interest rates.
     Provision for Loan Losses. The provision for loan losses was $428,000 for the three months ended September 30, 2009 compared to $322,000 for the same period in 2008. The primary factors that contributed to the increase in the provision for loan losses were an increase in non-performing loans since June 30, 2009 and a decline in overall economic conditions. When evaluating current economic conditions, we consider certain qualitative risk factors such as current industry conditions, unemployment rates, home permits, home price index, the levels and trends of delinquencies, percentage of classified loans to total loans, charge-offs, bankruptcy filings and collateral values in our primary market area.
     Non-performing loans increased $1.3 million from $799,000 at June 30, 2009 to $2.1 million at September 30, 2009. Non-performing commercial mortgage loans, residential mortgage loans, commercial business loans and consumer loans increased $995,000, $140,000, $9,000 and $107,000, respectively. The balance of non-performing loans at September 30, 2009 includes nonaccrual loans of $2.0 million. There were no residential mortgage loans that are over 90 days past due but still accruing interest at September 30, 2009. The balance of nonaccrual loans at September 30, 2009 consists of $1.3 million in commercial real estate, $586,000 in residential real estate, $21,000 in commercial business loans and $141,000 in consumer loans.
     Net charge-offs were $82,000 for the three months ended September 30, 2009 compared to $59,000 for the same period in 2008. Charge-offs totaling $94,000 were recorded during the quarter ended September 30, 2009 in connection with one- to four-family residential loans ($19,000), automobile secured consumer loans ($7,000) and unsecured consumer loans ($68,000). Charge-offs of consumer loans were primarily related to overdrafts and related fees.
     The allowance for loan losses was $3.1 million at September 30, 2009. Management has deemed this amount as adequate on this date based on its best estimate of probable known and inherent loan losses. The consistent application of management’s allowance for loan losses methodology resulted in an increase in the level of the allowance for loan losses consistent with the increase in non-performing loans and the change in overall economic conditions.
     Non-interest Income. Non-interest income increased $60,000, or 5.9%, to $1.1 million for the three months ended September 30, 2009 compared to $1.0 million for the same period in 2008, primarily due to an increase in income related to the origination and sale of mortgage loans in the secondary market. Net gain on sales of mortgage loans was $54,000 for the 2009 period, compared to $9,000 for the 2008 period. Other non-interest income increased $15,000 primarily as a result of an increase in fees on deposit accounts and fees related to debit cards.
     Non-interest Expense. Non-interest expense decreased $6,000, or 0.2%, to $2.6 million for the 2009 period compared to $2.6 million for the same period in 2008. Compensation and benefits expense remained unchanged. Data processing expense decreased $48,000 primarily as the result of the renegotiation of contracts on more favorable terms with data processing vendors during the 2009 period. Occupancy and equipment expense decreased $38,000 primarily as a result of reduction of depreciation expense. Other operating expenses increased $80,000 primarily due to charges related to the origination of loans, expenses on foreclosed real estate and an increase in Federal Deposit Insurance Corporation insurance premiums.
     Income Tax Expense. Income tax expense increased from $25,000 for the 2008 period to $52,000 for the 2009 period, primarily due to higher taxable income.

     Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $504,000 and $87,000 for the three months ended September 30, 2009 and 2008, respectively. The increase in total comprehensive income resulted from an increase in net income of $61,000 and an increase in adjustments to accumulated other comprehensive income of $356,000 from the change in unrealized gains (losses) on securities available for sale.
Results of Operations for the Nine Months Ended September 30, 2009 and 2008
     Overview. Net income was $1.3 million for the nine months ended September 30, 2009 compared to $609,000 for the same period in 2008. The primary factor that contributed to the increase in net income for 2009 was an increase in net interest income after provision for loan losses, which was primarily the result of a $1.1 million decrease in interest expense on deposits, and a $394,000 increase in other non-interest income related to the origination and sale of loans in the secondary market.
     Net Interest Income. Net interest income increased $476,000, or 7.6%, for the nine months ended September 30, 2009 compared to the same period in 2008, primarily as a result of a $1.1 million decrease in deposit interest expense, which was offset by a $242,000 decrease in loan interest income and a $323,000 decrease in income from securities and interest-bearing deposits in other banks.
     Total interest income decreased $572,000, or 4.9%, from $11.7 million for the nine months ended September 30, 2008 to $11.1 million for the nine months ended September 30, 2009, primarily as a result of decreases in the loan and securities portfolios of $4.8 million and $10.8 million, respectively, coupled with lower market interest rates in 2009 as compared to 2008.
     Total interest expense decreased $1.0 million, or 18.5%, for the nine months ended September 30, 2009, primarily as a result of decreases in market interest rates.
     Provision for Loan Losses. The provision for loan losses was $546,000 for the nine months ended September 30, 2009 compared to $609,000 for the same period in 2008. The primary factor that contributed to the decreased provision for loan losses in 2009 was the decrease in non-performing loans since December 31, 2008.
     Non-performing loans decreased $2.1 million from $4.2 million at December 31, 2008 to $2.1 million at September 30, 2009. Non-performing commercial mortgage loans, residential mortgage loans and commercial business loans decreased $1.6 million, $135,000 and $292,000, respectively, while consumer loans increased $107,000.
     Net charge-offs were $525,000 for the nine months ended September 30, 2009 compared to $158,000 for the same period in 2008. Charge-offs totaling $579,000 were recorded during the nine months ended September 30, 2009 in connection with one- to four-family residential loans ($60,000), non-residential real estate loans ($87,000), commercial business loans ($228,000) and consumer loans ($204,000).
     Non-interest Income. Non-interest income increased $364,000, or 11.4%, to $3.6 million for the nine months ended September 30, 2009 compared to $3.2 million for the same period in 2008, primarily due to an increase in income related to origination and sale of mortgage loans on the secondary market. Net gain on sales of mortgage loans was $468,000 for the 2009 period, compared to $74,000 for the 2008 period, as the low interest rate environment led to increased originations of fixed rate mortgage loans, which we sold into the secondary market for interest rate risk management purposes. Other non-interest income decreased $30,000 primarily as a result of a reduction in investment sales commissions and in fees related to the origination of loans held in portfolio.
     Non-interest Expense. Non-interest expense decreased $60,000, or 0.7%, to $8.0 million for the 2009 period compared to $8.1 million for the same period in 2008. The primary factors contributing to the decrease in non-interest expense were a $170,000 increase in charges related to foreclosed real estate and a $315,000 increase in Federal Deposit Insurance Corporation insurance premiums, offset by reductions in salary and employee benefits, data processing expenses, occupancy and equipment expense and advertising expenses.

     Compensation and benefits expense decreased $227,000 as a result of a reduction in staffing levels and commissions paid. Data processing expense decreased $157,000 primarily as a result of the renegotiation of contracts with more favorable terms with data processing vendors. Occupancy and equipment expense decreased $99,000 primarily as a result of reduction in depreciation expense. Other operating expenses decreased $62,000 primarily due to reductions in advertising expenses.
     Income Tax Expense. Income tax expense increase from $178,000 for the 2008 period to $458,000 for the 2009 period, primarily due to an increase in taxable income.
     Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $1.6 million and $356,000 for the nine months ended September 30, 2009 and 2008, respectively. The increase in total comprehensive income resulted from an increase in net income of $682,000 and an increase in adjustments to accumulated other comprehensive income of $585,000 from the change in unrealized gains (losses) on securities available for sale.

Use of Proceeds
     The following table shows how we intend to use the net proceeds of the offering. The actual net proceeds will depend on the number of shares of common stock sold in the offering and the expenses incurred in connection with the offering. Payments for shares made through withdrawals from deposit accounts at Athens Federal Community Bank will reduce deposits and will not result in the receipt of new funds for investment. See “Pro Forma Data” for the assumptions used to arrive at these amounts.

							Maximum,
	Minimum of		Midpoint of		Maximum of		as Adjusted,
	Offering Range		Offering Range		Offering Range		of Offering Range
	1,685,000	Percent	2,000,000	Percent	2,315,000	Percent	2,677,250	Percent
	Shares at	of	Shares at	of	Shares at	of	Shares at	of
	$10.00	Net	$10.00	Net	$10.00	Net	$10.00	Net
(Dollars in thousands)	Per Share	Proceeds	Per Share	Proceeds	Per Share	Proceeds	Per Share	Proceeds

Offering proceeds	$16,850		$20,000		$23,150		$26,773
Less: offering expenses	(1,180)		(1,180)		(1,180)		(1,180)

Net offering proceeds	$15,670	100.00%	$18,820	100.00%	$21,970	100.00%	$25,593	100.00%

Less:
Proceeds contributed to Athens Federal Community Bank	$(7,835)	(50.00)%	$(9,410)	(50.00)%	$(10,985)	(50.00)%	$(12,797)	(50.00)%
Proceeds used for loan to employee stock ownership plan	(1,428)	(9.11)	(1,680)	(8.93)	(1,932)	(8.79)	(2,222)	(8.68)
Proceeds contributed to foundation	(100)	(0.64)%	(100)	(0.53)%	(100)	(0.46)%	(100)	(0.39)%

Proceeds remaining for Athens Bancshares Corporation (1)	$6,307	40.25%	$7,630	40.54%	$8,953	40.75%	$10,474	40.93%

(1)	Following the completion of the stock offering and in accordance with applicable regulations, Athens Bancshares Corporation may purchase shares of its common stock in the open market in order to grant awards of restricted stock under its proposed equity incentive plan. Assuming a market price of $10.00 per share at the time of purchase, the cost of acquiring the shares would be approximately $714,000 (71,400 shares) at the minimum of the offering range, $840,000 (84,000 shares) at the midpoint of the offering range, $966,000 (96,600 shares) at the maximum of the offering range and $1.1 million (111,090 shares) at the maximum, as adjusted, of the offering range. See “Pro Forma Data” and “Our Management — Benefit Plans — Nonqualified Deferred Compensation — Future Equity Incentive Plan.”

     Athens Bancshares Corporation intends to invest the proceeds it retains from the offering initially in short-term, liquid investments. Over time, Athens Bancshares Corporation may use the proceeds it retains from the offering:
•	to invest in securities;

•	to pay dividends to shareholders;

•	to repurchase shares of its common stock, subject to regulatory restrictions;

•	to finance the possible acquisition of financial institutions or other businesses that are related to banking, although we currently have no definitive plans or commitments regarding potential acquisition opportunities; and

•	for general corporate purposes.
     Under current Office of Thrift Supervision regulations, Athens Bancshares Corporation may not repurchase shares of its common stock during the first year following the offering, except to fund shareholder-approved equity benefit plans or, with prior regulatory approval, when extraordinary circumstances exist.

     Athens Federal Community Bank may use the proceeds that it receives from the offering, which is shown in the table above as the amount contributed to Athens Federal Community Bank:
•	to fund new loans;

•	to invest in securities;

•	to finance the possible expansion of its business activities through the establishment of new branch offices and/or the acquisition of other financial institutions or financial services companies, although we currently have no definitive plans or commitments regarding potential expansion or acquisition opportunities; and

•	for general corporate purposes.
     We may need regulatory approvals to engage in some of the activities listed above.
     Except as described above, neither Athens Bancshares Corporation nor Athens Federal Community Bank has any specific plans for the investment of the proceeds of this offering and has not allocated a specific portion of the proceeds to any particular use. For a discussion of our business reasons for undertaking the offering, see “The Conversion and Stock Offering — Reasons for the Conversion.”

Our Dividend Policy
     Following the offering, our board of directors intends to adopt a policy of paying regular cash dividends. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.
     The board of directors may declare and pay periodic special cash dividends in addition to, or in lieu of, regular cash dividends. In determining whether to declare or pay any dividends, whether regular or special, the board of directors will take into account our financial condition and results of operations, tax considerations, capital requirements, industry standards, and economic conditions. We will also consider the regulatory restrictions that affect the payment of dividends by Athens Federal Community Bank to us, discussed below.
     Athens Bancshares Corporation is subject to Tennessee law, which generally prohibits Athens Bancshares Corporation from paying dividends on its common stock if, after giving effect to the distribution, it would be unable to pay its debts as they become due in the usual course of business or if its total assets would be less than the sum of its liabilities and the amount that would be needed, if Athens Bancshares Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution.
     Athens Bancshares Corporation will not be subject to Office of Thrift Supervision regulatory restrictions on the payment of dividends. However, our ability to pay dividends may depend, in part, upon dividends we receive from Athens Federal Community Bank because we initially will have no source of income other than dividends from Athens Federal Community Bank and earnings from the investment of the net proceeds from the offering that we retain. Office of Thrift Supervision regulations limit dividends and other distributions from Athens Federal Community Bank to us. Athens Federal Community Bank may not declare or pay a cash dividend on its capital stock if its effect would be to reduce the regulatory capital of Athens Federal Community Bank below the amount required for the liquidation account to be established as required by Athens Federal Community Bank’s plan of conversion. No insured depository institution may make a capital distribution if, after making the distribution, the institution would be undercapitalized. See “Regulation and Supervision — Regulation of Federal Savings Associations — Limitation on Capital Distributions” and “The Conversion and Stock Offering —Effects of Conversion to Stock Form — Liquidation Account.”
     Any payment of dividends by Athens Federal Community Bank to us that would be deemed to be drawn out of Athens Federal Community Bank’s bad debt reserves would require Athens Federal Community Bank to pay federal income taxes at the then current income tax rate on the amount deemed distributed. See “Federal and State Taxation —Federal Income Taxation.” Athens Bancshares Corporation does not contemplate any distribution by Athens Federal Community Bank that would result in this type of tax liability.
     In addition, Athens Bancshares Corporation may not make a distribution that would constitute a return of capital during the three-year term of the business plan submitted in connection with the offering.

Market for the Common Stock
     We have not previously issued common stock and there is currently no established market for the common stock. We have received conditional approval to list our common stock for trading on the Nasdaq Capital Market under the symbol “AFCB” upon completion of the offering. Keefe, Bruyette & Woods, Inc. intends to become a market maker in our common stock following the offering, but it is under no obligation to do so. Keefe, Bruyette & Woods, Inc. also will assist us, if needed, in obtaining other market makers after the offering. We will try to obtain at least three market makers for our stock, but we cannot assure you that other market makers will be obtained or that an active and liquid trading market for the common stock will develop or, if developed, will be maintained.
     The development of a public market having the desirable characteristics of depth, liquidity and orderliness depends on the existence of willing buyers and sellers, the presence of which is not within our control or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited, which may have an adverse effect on the price at which our common stock can be sold. There can be no assurance that persons purchasing the common stock will be able to sell their shares at or above the $10.00 price per share in the offering. Purchasers of our common stock should recognize that there may be a limited trading market in the common stock and, therefore, should have the financial ability to withstand a longer-term investment horizon.

Capitalization
     The following table presents the historical capitalization of Athens Federal Community Bank at June 30, 2009 and the capitalization of Athens Bancshares Corporation reflecting the offering (referred to as “pro forma” information). The pro forma capitalization gives effect to the assumptions listed under “Pro Forma Data,” based on the sale of the number of shares of common stock indicated in the table. This table does not reflect the issuance of additional shares as a result of the exercise of options granted under the proposed equity incentive plan. A change in the number of shares to be issued in the offering may materially affect pro forma capitalization. We are offering our common stock on a best efforts basis. We must sell a minimum of 1,685,000 shares to complete the offering.

		Pro Forma
		Capitalization Based Upon the Sale of
		1,685,000	2,000,000	2,315,000	2,677,250
	Capitalization	Shares at	Shares at	Shares at	Shares at
	as of	$10.00	$10.00	$10.00	$10.00
(Dollars in thousands, except per share amounts)	June 30, 2009	Per Share	Per Share	Per Share	Per Share

Deposits (1)	$202,920	$202,920	$202,920	$202,920	$202,920
Borrowings	11,350	11,350	11,350	11,350	11,350

Total deposits and borrowed funds	$214,270	$214,270	$214,270	$214,270	$214,270

Shareholders’ equity:
Preferred stock:
10,000,000 shares, $0.01 par value per share, authorized; none issued or outstanding	$—	$—	$—	$—	$—

Common stock:
50,000,000 shares, $0.01 par value per share, authorized; specified number of shares assumed to be issued and outstanding (2)	—	18	21	24	28

Additional paid-in capital	—	15,652	18,799	21,946	25,565
Retained earnings (3)	25,237	25,237	25,237	25,237	25,237

Accumulated other comprehensive income	94	94	94	94	94
Shares issued to the foundation	—	1,000	1,000	1,000	1,000
Less :
Charitable foundation contribution expense (4)	—	726	726	726	726
Common stock acquired by employee stock ownership plan (5)	—	1,428	1,680	1,932	2,222
Common stock to be acquired by equity incentive plan (6)	—	714	840	966	1,111

Total shareholders’ equity	$25,331	$39,133	$41,905	$44,677	$457,865

Shareholders’ equity to assets (1)	10.4%	15.2%	16.1%	17.1%	18.0%

(1)	Does not reflect withdrawals from deposit accounts for the purchase of common stock in the offering. Withdrawals to purchase common stock will reduce pro forma deposits and assets by the amounts of the withdrawals.

(2)	Reflects total issued and outstanding shares of 1,785,000, 2,100,000, 2,415,000 and 2,777,250 at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively.

(3)	Retained earnings are restricted by applicable regulatory capital requirements.

(4)	Represents the expense, net of tax, of the contribution of common stock and cash to the Athens Federal Foundation, based on an estimated tax rate of 34.0%.

(5)	Assumes that 8% of the sum of the common stock sold in the offering and contributed to the charitable foundation will be acquired by the employee stock ownership plan in the offering with funds borrowed from Athens Bancshares Corporation. Under generally accepted accounting principles, the amount of common stock to be purchased by the employee stock ownership plan represents unearned compensation and is, accordingly, reflected as a reduction of capital and a liability to the employee stock ownership plan. As shares are released to plan participants’ accounts, a compensation expense will be charged, along with related tax benefit, and a reduction in the charge against capital will occur in the amount of the compensation expense recognized. Since the funds are borrowed from Athens Bancshares Corporation, the borrowing will be eliminated in consolidation and no liability or interest expense will be reflected in the financial statements of Athens Federal Community Bank. The loan will be repaid principally through Athens Federal Community Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over the anticipated 15-year term of the loan. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”

(6)	Assumes the purchase in the open market at $10.00 per share, for restricted stock awards under the proposed equity incentive plan, of a number of shares equal to 4% of the sum of the shares of common stock sold in the offering and contributed to the charitable foundation. The shares are reflected as a reduction of shareholders’ equity. The equity incentive plan will be submitted to shareholders for approval at a meeting following the offering. See “Risk Factors — Issuance of shares for benefit programs may dilute your ownership interest,” “Pro Forma Data” and “Our Management — Benefit Plans — Future Equity Incentive Plan.”

Regulatory Capital Compliance
     At June 30, 2009, Athens Federal Community Bank exceeded all regulatory capital requirements. The following table presents Athens Federal Community Bank’s capital position relative to its regulatory capital requirements at June 30, 2009, on a historical and a pro forma basis. The table reflects receipt by Athens Federal Community Bank of 50% of the net proceeds of the offering. For purposes of the table, the amount expected to be borrowed by the employee stock ownership plan is deducted from pro forma regulatory capital. For a discussion of the assumptions underlying the pro forma capital calculations presented below, see “Use of Proceeds,” “Capitalization” and “Pro Forma Data.” The definitions of the terms used in the table are those provided in the capital regulations issued by the Office of Thrift Supervision. For a discussion of the capital standards applicable to Athens Federal Community Bank, see “Regulation and Supervision — Regulation of Federal Savings Associations — Capital Requirements.”

			Pro Forma at June 30, 2009
									Maximum, as
			Minimum of		Midpoint of		Maximum of		Adjusted, of
			Offering Range		Offering Range		Offering Range		Offering Range
	Historical at		1,685,000 Shares		2,000,000 Shares		2,315,000 Shares		2,677,250 Shares
	June 30, 2009		At $10.00 Per Share		At $10.00 Per Share		At $10.00 Per Share		At $10.00	Per Share
		Percent		Percent		Percent		Percent		Percent
		of		of		of		of		of
(Dollars in thousands)	Amount	Assets (1)	Amount	Assets	Amount	Assets	Amount	Assets	Amount	Assets
Total capital under generally accepted accounting principles	$25,331	10.4%	$31,738	12.7%	$33,061	13.1%	$34,384	13.5%	$35,906	14.0%
Tangible Capital:
Capital level (2)	$24,682	10.2%	$31,089	12.4%	$32,412	12.9%	$33,735	13.3%	$35,257	13.8%
Requirement	3,635	1.5	3,752	1.5	3,776	1.5	3,799	1.5	3,827	1.5

Excess	$21,047	8.7%	$27,337	10.9%	$28,636	11.4%	$29,936	11.8%	$31,430	12.3%

Core Capital:
Capital level (2)	$24,682	10.2%	$31,089	12.4%	$32,412	12.9%	$33,735	13.3%	$35,257	13.8%
Requirement	9,692	4.0	10,006	4.0	10,069	4.0	10,132	4.0	10,204	4.0

Excess	$14,990	6.2%	$21,083	8.4%	$22,343	8.9%	23,603	9.3%	$25,053	9.8%

Tier 1 Risk-Based Capital:
Capital level	$24,682	13.8%	$31,089	17.2%	$32,412	17.9%	$33,735	18.6%	$35,257	19.4%
Requirement	7,163	4.0	7,226	4.0	7,239	4.0	7,251	4.0	7,266	4.0

Excess	$17,519	9.8%	$23,863	13.2%	$25,173	13.9%	$26,484	14.6%	$27,991	15.4%

Total Risk-Based Capital:
Total risk-based capital (3)	$26,927	15.0%	$33,334	18.5%	$34,657	19.2%	$35,980	19.8%	$37,502	20.6%
Requirement	14,327	8.0	14,452	8.0	14,477	8.0	14,503	8.0	14,532	8.0

Excess	$12,600	7.0%	$18,882	10.5%	$20,180	11.2%	$21,477	11.8%	$22,970	12.6%

Reconciliation of capital infusion to Athens Federal Community Bank:
Net proceeds of offering			$15,670		$18,820		$21,970		$25,593
Proceeds to Athens Federal Community Bank			7,835		9,410		10,985		12,797
Less: stock acquired by ESOP			1,428		1,680		1,932		2,222

Pro forma increase in GAAP and regulatory capital			$6,407		$7,730		$9,053		$10,575

(1)	Tangible capital and core capital levels are shown as a percentage of adjusted total assets of $242.3 million. Risk-based capital levels are shown as a percentage of risk-weighted assets of $179.1 million.

(2)	See note 10 of the notes to consolidated financial statements for a reconciliation of total capital under generally accepted accounting principles and each of tangible capital, core capital, Tier 1 risked based capital and total risk-based capital.

(3)	Pro forma amounts and percentages assume net proceeds are invested in assets that carry a 20% risk-weighting.

Pro Forma Data
     The following tables show information about our net income and shareholders’ equity reflecting the sale of common stock in the offering. The information provided illustrates our pro forma net income and shareholders’ equity based on the sale of common stock at the minimum of the offering range, the midpoint of the offering range, the maximum of the offering range and the maximum, as adjusted, of the offering range. The actual net proceeds from the sale of the common stock cannot be determined until the offering is completed. Net proceeds indicated in the following tables are based upon the following assumptions:
•	All shares of stock will be sold in the subscription and community offerings;

•	Our employee stock ownership plan will purchase a number of shares equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation with a loan from Athens Bancshares Corporation that will be repaid in equal installments over 15 years;

•	Keefe, Bruyette & Woods, Inc. will receive a success fee equal to the greater of: (i) $200,000 or (ii) 1.125% of the aggregate purchase price of the shares sold in the offering, except that no fee will be paid with respect to (a) shares purchased by the employee stock ownership plan or by our officers, directors and employees and members of their immediate families and (b) shares contributed to the charitable foundation;

•	Total expenses of the offering, excluding fees paid to Keefe, Bruyette & Woods, Inc., will be approximately $920,000; and

•	We will make a charitable contribution of 100,000 shares of Athens Bancshares Corporation, with an assumed value of $10.00 per share, and $100,000 in cash.
     Actual expenses may vary from this estimate, and the amount of fees paid to Keefe, Bruyette & Woods, Inc. (and potentially other broker-dealers) will depend upon whether a syndicate of broker-dealers or other means is necessary to sell the shares, and other factors.
     Pro forma net income for the six months ended June 30, 2009 and the year ended December 31, 2008 has been calculated as if the offering were completed at the beginning of the period, and the net proceeds had been invested at 1.18% for the six months ended June 30, 2009 and 0.87% for the year ended December 31, 2008, which represents the two-year treasury rate at June 30, 2009. We believe that the two-year treasury rate at June 30, 2009 represents a more realistic yield on the investment of the offering proceeds than the arithmetic average of the weighted average yield earned on our interest-earning assets and the weighted average rate paid on our deposits, which is the reinvestment rate required by Office of Thrift Supervision regulations.
     A pro forma after-tax return of 0.78% is used for the six months ended June 30, 2009 and 0.57% for the year ended December 31, 2008, after giving effect to a combined federal and state income tax rate of 34% for each period. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the number of shares of common stock indicated in the tables.
     When reviewing the following tables you should consider the following:
•	The final column gives effect to a 15% increase in the offering range, which may occur without any further notice if Keller & Company increases its appraisal to reflect the results of this offering, changes in our financial condition or results of operations or changes in market conditions after the offering begins. See “The Conversion and Stock Offering — How We Determined the Offering Range and the $10.00 Per Share Purchase Price.”

•	Since funds on deposit at Athens Federal Community Bank may be withdrawn to purchase shares of common stock, the amount of funds available for investment will be reduced by the amount of withdrawals for stock purchases. The pro forma tables do not reflect withdrawals from deposit accounts.

•	Historical per share amounts have been computed as if the shares of common stock expected to be issued in the offering had been outstanding at the beginning of the period covered by the table. However, neither historical nor pro forma shareholders’ equity has been adjusted to reflect the investment of the estimated net proceeds from the sale of the shares in the offering, the additional employee stock ownership plan expense or the proposed equity incentive plan.

•	Pro forma shareholders’ equity (“book value”) represents the difference between the stated amounts of our assets and liabilities. Pro forma tangible shareholders’ equity excludes intangible assets. Book value amounts do not represent fair market values or amounts available for distribution to shareholders in the unlikely event of liquidation. The amounts shown do not reflect the federal income tax consequences of the restoration to income of Athens Federal Community Bank’s special bad debt reserves for income tax purposes or give effect to the liquidation account in the event of liquidation, which would be required in the unlikely event of liquidation. See “Federal and State Taxation” and “The Conversion and Stock Offering — Effects of Conversion to Stock Form — Liquidation Account.”

•	The amounts shown as pro forma shareholders’ equity per share do not represent possible future price appreciation of our common stock.
     The following pro forma data may not represent the actual financial effects of the offering or our operating results after the offering. The pro forma data relies exclusively on the assumptions outlined above and in the notes to the pro forma tables. The pro forma data does not represent the fair market value of our common stock, the current fair market value of our assets or liabilities, or the amount of money that would be available for distribution to shareholders if we are liquidated after the offering.

     We are offering our common stock on a best efforts basis. We must sell a minimum of 1,685,000 shares to complete the offering.

Six Months Ended June 30, 2009
Maximum, as
Minimum of	Midpoint of	Maximum of	Adjusted, of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
1,685,000	2,000,000	2,315,000	2,677,250
Shares	Shares	Shares	Shares
at $10.00	at $10.00	at $10.00	at $10.00
(Dollars in thousands, except per share amounts)	Per Share	Per Share	Per Share	Per Share

Gross proceeds	$16,850	$20,000	$23,150	$26,773
Less: offering expenses	(1,180)	(1,180)	(1,180)	(1,180)
Estimated net conversion proceeds	15,670	18,820	21,970	25,593
Less: cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(1,428)	(1,680)	(1,932)	(2,222)
Less: common stock to be acquired by equity incentive plan (2)	(714)	(840)	(966)	(1,111)

Net investable proceeds	$13,428	$16,200	$18,972	$22,160

Pro Forma Net Income:

Pro forma net income (loss) (3):
Historical	$1,084	$1,084	$1,084	$1,084
Pro forma income on net investable proceeds	52	63	74	86
Less: pro forma employee stock ownership plan adjustments (1)	(31)	(37)	(43)	(49)
Less: pro forma restricted stock award expense (2)	(47)	(55)	(64)	(73)
Less: pro forma stock option expense (4)	(68)	(80)	(92)	(105)

Pro forma net income (loss)	$990	$975	$959	$943

Pro forma net income (loss) per share (3):
Historical	$0.66	$0.56	$0.49	$0.42
Pro forma income on net investable proceeds	0.03	0.03	0.03	0.03
Less: pro forma employee stock ownership plan adjustments (1)	(0.02)	(0.02)	(0.02)	(0.02)
Less: pro forma restricted stock award expense (2)	(0.03)	(0.03)	(0.03)	(0.03)
Less: pro forma stock option expense (4)	(0.04)	(0.04)	(0.04)	(0.04)

Pro forma net income (loss) per share	$0.60	$0.50	$0.43	$0.36

Offering price as a multiple of pro forma net income per share (annualized)	8.33	x	10.00	x	11.63	x	13.89	x

Number of shares used to calculate pro forma net income per share (5)	1,646,960	1,937,600	2,228,240	2,562,476

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value) (5):
Historical	$25,331	$25,331	$25,331	$25,331
Estimated net proceeds	15,670	18,820	21,970	25,593
Plus: common stock issued to charitable foundation	1,000	1,000	1,000	1,000
Less: expense net of tax of contribution to charitable foundation	(726)	(726)	(726)	(726)
Less: common stock acquired by employee stock ownership plan (1)	(1,428)	(1,680)	(1,932)	(2,222)
Less: common stock to be acquired by equity incentive plan (2)	(714)	(840)	(966)	(1,111)

Pro forma shareholders’ equity	$39,133	$41,905	$44,677	$47,865

Pro forma shareholders’ equity per share (5):
Historical	$14.19	$12.06	$10.49	$9.12
Estimated net proceeds	8.78	8.96	9.10	9.22
Plus: common stock issued to charitable foundation	0.56	0.48	0.41	0.36
Less: expense net of tax contribution to charitable foundation	(0.41)	(0.35)	(0.30)	(0.26)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$21.92	$19.95	$18.50	$17.24

Offering price as a percentage of pro forma shareholders’ equity per share	45.62%	50.13%	54.05%	58.00%

Number of shares used to calculate pro forma shareholders’ equity per share (5)	1,785,000	2,100,000	2,415,000	2,777,250
(footnotes on pages ___ and ___)

Year Ended December 31, 2008
Maximum, as
Minimum of	Midpoint of	Maximum of	Adjusted, of
Offering	Offering	Offering	Offering
Range	Range	Range	Range
1,685,000	2,000,000	2,315,000	2,677,250
Shares	Shares	Shares	Shares
at $10.00	at $10.00	at $10.00	at $10.00
(Dollars in thousands, except per share amounts)	Per Share	Per Share	Per Share	Per Share

Gross proceeds	$16,850	$20,000	$23,150	$26,773
Less: offering expenses	(1,180)	(1,180)	(1,180)	(1,180)
Estimated net conversion proceeds	15,670	18,820	21,970	25,593
Less: cash contribution to charitable foundation	(100)	(100)	(100)	(100)
Less: common stock acquired by employee stock ownership plan (1)	(1,428)	(1,680)	(1,932)	(2,222)
Less: common stock to be acquired by equity incentive plan (2)	(714)	(840)	(966)	(1,111)

Net investable proceeds	$13,428	$16,200	$18,972	$22,160

Pro Forma Net Income:

Pro forma net income (loss) (3):
Historical	$1,109	$1,109	$1,109	$1,109
Pro forma income on net investable proceeds	77	93	109	127
Less: pro forma employee stock ownership plan adjustments (1)	(63)	(74)	(85)	(98)
Less: pro forma restricted stock award expense (2)	(94)	(111)	(128)	(147)
Less: pro forma stock option expense (4)	(136)	(159)	(183)	(211)

Pro forma net income (loss)	$893	$858	$822	$780

Pro forma net income (loss) per share (3):
Historical	$0.67	$0.57	$0.50	$0.43
Pro forma income on net investable proceeds	0.05	0.05	0.05	0.05
Less: pro forma employee stock ownership plan adjustments (1)	(0.04)	(0.04)	(0.04)	(0.04)
Less: pro forma restricted stock award expense (2)	(0.06)	(0.06)	(0.06)	(0.06)
Less: pro forma stock option expense (4)	(0.08)	(0.08)	(0.08)	(0.08)

Pro forma net income (loss) per share	$0.54	$0.44	$0.37	$0.30

Offering price as a multiple of pro forma net income per share	18.52	x	22.73	x	27.031	x	33.33	x

Number of shares used to calculate pro forma net income per share (5)	1,651,720	1,943,200	2,234,680	2,569,882

Pro Forma Shareholders’ Equity:

Pro forma shareholders’ equity (book value) (5):
Historical	$24,212	$24,212	$24,212	$24,212
Estimated net proceeds	15,670	18,820	21,970	25,593
Plus: common stock issued to charitable foundation	1,000	1,000	1,000	1,000
Less: expense net of tax of contribution to charitable foundation	(726)	(726)	(726)	(726)
Less: common stock acquired by employee stock ownership plan (1)	(1,428)	(1,680)	(1,932)	(2,222)
Less: common stock to be acquired by equity incentive plan (2)	(714)	(840)	(966)	(1,111)

Pro forma shareholders’ equity	$38,014	$40,786	$43,558	$46,746

Pro forma shareholders’ equity per share (5):
Historical	$13.56	$11.53	$10.03	$8.72
Estimated net proceeds	8.78	8.96	9.10	9.22
Plus: common stock issued to charitable foundation	0.56	0.48	0.41	0.36
Less: expense net of tax contribution to charitable foundation	(0.41)	(0.35)	(0.30)	(0.26)
Less: common stock acquired by employee stock ownership plan (1)	(0.80)	(0.80)	(0.80)	(0.80)
Less: common stock to be acquired by equity incentive plan (2)	(0.40)	(0.40)	(0.40)	(0.40)

Pro forma shareholders’ equity per share	$21.29	$19.42	$18.04	$16.84

Offering price as a percentage of pro forma shareholders’ equity per share	46.97%	51.49%	55.43%	59.38%

Number of shares used to calculate pro forma shareholders’ equity per share (5)	1,785,000	2,100,000	2,415,000	2,777,250
(footnotes on pages ___ and ____)

(1)	Assumes that the employee stock ownership plan will acquire a number of shares of stock equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation (142,800, 168,000, 193,200 and 222,180 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively). The employee stock ownership plan will borrow the funds to acquire these shares from the net offering proceeds retained by Athens Bancshares Corporation. The amount of this borrowing has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. This borrowing will have an interest rate equal to the prime rate as published in The Wall Street Journal, which is currently 3.25%, and a term of 15 years. Athens Federal Community Bank intends to make contributions to the employee stock ownership plan in amounts at least equal to the principal and interest requirement of the debt. Interest income that Athens Bancshares Corporation will earn on the loan will offset a portion of the compensation expense recorded by Athens Federal Community Bank as it contributes to the employee stock ownership plan. As the debt is paid down, shares will be released for allocation to participants’ accounts and shareholders’ equity will be increased. The adjustment to pro forma net income for the employee stock ownership plan reflects the after-tax compensation expense associated with the plan. Applicable accounting principles require that compensation expense for the employee stock ownership plan be based upon the market value of shares committed to be released and that unallocated shares be excluded from earnings per share computations. An equal number of shares (1/15 of the total, based on a 15-year loan) will be released each year over the term of the loan. The valuation of shares committed to be released would be based upon the average market value of the shares during the year, which, for purposes of this calculation, was assumed to be equal to the $10.00 per share purchase price. If the average market value per share is greater than $10.00 per share, total employee stock ownership plan expense would be greater. See “Our Management — Benefit Plans — Employee Stock Ownership Plan.”

(2)	Assumes that Athens Bancshares Corporation will purchase in the open market a number of shares of stock equal to 4% of the sum of the shares sold in the offering and contributed to the charitable foundation (71,400, 84,000, 96,600 and 111,090 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively), that will be reissued as restricted stock awards under an equity incentive plan to be adopted following the offering. Purchases will be funded with cash on hand at Athens Bancshares Corporation or with dividends paid to Athens Bancshares Corporation by Athens Federal Community Bank. The cost of these shares has been reflected as a reduction from gross proceeds to determine estimated net investable proceeds. In calculating the pro forma effect of the restricted stock awards, it is assumed that the required shareholder approval has been received, that the shares used to fund the awards were acquired at the beginning of the respective period and that the shares were acquired at the $10.00 per share purchase price. The issuance of authorized but unissued shares of the common stock instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 3.8%. The adjustment to pro forma net income for the restricted stock awards reflects the after-tax compensation expense associated with the awards. It is assumed that the fair market value of a share of Athens Bancshares Corporation common stock was $10.00 at the time the awards were made, that shares of restricted stock issued under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the shares awarded was an amortized expense during each year, and that the combined federal and state income tax rate was 34%. If the fair market value per share is greater than $10.00 per share on the date shares are awarded under the equity incentive plan, total equity incentive plan expense would be greater.

(3)	Does not give effect to the non-recurring expense that is expected to be recognized in late 2009 or early 2010 as a result of the contribution of common stock to the charitable foundation.

The following table shows the estimated after-tax expense associated with the contribution to the foundation, as well as pro forma net loss and pro forma net loss per share assuming the contribution to the foundation was expensed during the periods presented.

				Maximum, as
	Minimum of	Midpoint of	Maximum of	Adjusted, of
(Dollars in thousands, except per share amounts)	Offering Range	Offering Range	Offering Range	Offering Range

Before-tax expense of contribution to foundation:
Six months ended June 30, 2009	$1,100	$1,100	$1,100	$1,100
Year ended December 31, 2008	1,100	1,100	1,100	1,100

After-tax expense of contribution to foundation:
Six months ended June 30, 2009	$726	$726	$726	$726
Year ended December 31, 2008	726	726	726	726

Pro forma net income:
Six months ended June 30, 2009	$264	$249	$233	$217
Year ended December 31, 2008	167	132	96	54

Pro forma net income per share:
Six months ended June 30, 2009	$0.16	$0.13	$0.10	$0.09
Year ended December 31, 2008	0.10	0.07	0.04	0.02

Pro forma tax benefit:
Six months ended June 30, 2009	$374	$374	$374	$374
Year ended December 31, 2008	374	374	374	374
The before-tax expense of the contribution to the foundation is based upon 100,000 shares being contributed at a cost of $10.00 per share and a $100,000 cash contribution. The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the foundation based on a 34% income tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made. As reflected in the table above, the assumed tax benefit at a 34% tax rate reduces the before-tax expense of the charitable foundation for the year ended December 31, 2008 by $374,000 at each of the minimum, midpoint, maximum and 15% above the maximum of the offering range. See “Summary—We Will Form the Athens Federal Foundation.”

(4)	The adjustment to pro forma net income for stock options reflects the after-tax compensation expense associated with the stock options that may be granted under the equity incentive plan expected to be adopted following the offering. If the equity incentive plan is approved by shareholders, a number of shares equal to 10% of the sum of the number of shares sold in the offering and contributed to the charitable foundation (178,500, 210,000, 241,500 and 277,725 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively) will be reserved for future issuance upon the exercise of stock options that may be granted under the plan. Using the Black-Scholes option-pricing formula, the options are assumed to have a value of $4.15 for each option, based on the following assumptions: exercise price, $10.00; trading price on date of grant, $10.00; dividend yield, 0%; expected life, 10 years; expected volatility, 22.7%; and risk-free interest rate, 3.56%. Because there currently is no market for Athens Bancshares Corporation common stock, the assumed expected volatility is based on the SNL Index for all publicly-traded thrifts. The dividend yield is assumed to be 0% because there is no history of dividend payments and the board of directors has not expressed an intention to commence dividend payments upon completion of the offering. It is assumed that stock options granted under the equity incentive plan vest 20% per year, that compensation expense is recognized on a straight-line basis over each vesting period so that 20% of the value of the options awarded was an amortized expense during each year, that 25% of the options awarded are non-qualified options and that the combined federal and state income tax rate was 34%. If the fair market value per share is different than $10.00 per share on the date options are awarded under the equity incentive plan, or if the assumptions used in the option-pricing formula are different from those used in preparing this pro forma data, the value of the stock options and the related expense would be different. Applicable accounting standards do not prescribe a specific valuation technique to be used to estimate the fair value of employee stock options. Athens Bancshares Corporation may use a valuation technique other than the Black-Scholes option-pricing formula and that technique may produce a different value. The issuance of authorized but unissued shares of common stock to satisfy option exercises instead of shares repurchased in the open market would dilute the ownership interests of existing shareholders by approximately 9.1%.

(5)	The number of shares used to calculate pro forma net income per share is equal to the total number of shares to be outstanding upon completion of the offering, less the number of shares purchased by the employee stock ownership plan not committed to be released within six months or one year following the offering. The number of shares used to calculate pro forma shareholders’ equity per share equals the total number of shares to be outstanding upon completion of the offering.

Comparison of Independent Valuation and Pro Forma Financial
Information With and Without the Foundation
     As set forth in the following table, if we do not establish and fund the Athens Federal Foundation as part of the offering, Keller & Company estimates that our pro forma valuation would be greater, which would have increased the amount of common stock offered for sale in the offering. If the foundation were not established, there is no assurance that the updated appraisal that Keller & Company will prepare at the closing of the offering would conclude that our pro forma market value would be the same as the estimate set forth in the table below. The updated appraisal will be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.
     The information presented in the following table is for comparative purposes only. It assumes that the offering was completed at June 30, 2009, based on the assumptions set forth under “Pro Forma Data.”

							At the Maximum,
	At the Minimum		At the Midpoint		At the Maximum		as Adjusted,
	of Estimated		of Estimated		of Estimated		of Estimated
	Valuation Range		Valuation Range		Valuation Range		Valuation Range
(Dollars in thousands, except per share	With	No	With	No	With	No	With	No
amount)	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation	Foundation

Estimated offering amount (1)	$16,850	$18,700	$20,000	$22,000	$23,150	$25,300	$26,773	$29,095
Estimated pro forma valuation	17,850	18,700	21,000	22,000	24,150	25,300	27,773	29,095
Pro forma total assets	256,812	258,286	259,584	261,190	261,892	264,094	265,544	267,434
Pro forma total liabilities	217,679	217,679	217,679	217,679	217,215	217,679	217,679	217,680
Pro forma shareholders’ equity	39,133	40,607	41,905	43,511	44,677	46,415	47,865	49,754
Pro forma net income (loss)	990	990	975	974	959	958	943	941
Pro forma shareholders’ equity per share	21.92	21.72	19.95	19.77	18.50	18.34	17.24	17.10
Pro forma net income (loss) per share	0.60	0.57	0.50	0.47	0.43	0.41	0.36	0.35

Pro Forma Pricing Ratios:
Offering price as a percentage of pro forma shareholders’ equity	45.62%	46.04%	50.13%	50.58%	54.05%	54.53%	58.00%	58.48%
Offering price to net income	8.33	8.77	10.00	10.64	11.63	12.20	13.89	14.29
Offering price to assets	6.95	7.24	8.09	8.42	9.22	9.58	10.46	10.88

Pro Forma Financial Ratios:
Return on assets	0.77%	0.77%	0.75%	0.75%	0.73%	0.73%	0.71%	0.70%
Return on shareholders’ equity	5.06	4.88	4.65	4.48	4.29	4.13	3.94	3.78
Shareholders’ equity to total assets	15.24	15.72	16.14	16.66	17.06	17.58	18.03	18.60

(1)	Based on independent valuation prepared by Keller & Company as of August 19, 2009.

Our Business
General
     Athens Bancshares Corporation, a Tennessee corporation, was incorporated in September 2009 to become the holding company for Athens Federal Community Bank upon completion of the conversion. Before the completion of the conversion, Athens Bancshares Corporation has not engaged in any significant activities other than organizational activities. Following completion of the conversion, Athens Bancshares Corporation’s business activity will be the ownership of the outstanding capital stock of Athens Federal Community Bank. Athens Bancshares Corporation will not own or lease any property but will instead use the premises, equipment and other property of Athens Federal Community Bank with the payment of appropriate rental fees, as required by applicable law and regulations, under the terms of an expense allocation agreement that Athens Bancshares Corporation and Athens Federal Community Bank will enter into upon completion of the conversion. The expense allocation agreement generally provides that Athens Bancshares Corporation will pay to Athens Federal Community Bank, on a quarterly basis, fees for its use of Athens Federal Community Bank’s premises, furniture, equipment and employees in an amount to be determined by the board of directors of Athens Bancshares Corporation and Athens Federal Community Bank. Such fees shall not be less than the fair market value received for such goods or services. In addition, Athens Bancshares Corporation and Athens Federal Community Bank will also enter into a tax allocation agreement upon completion of the conversion as a result of their status as members of an affiliated group under the Internal Revenue Code. The tax allocation agreement generally provides that Athens Bancshares Corporation will file consolidated federal tax income returns with Athens Federal Community Bank and its subsidiaries. The tax allocation agreement also formalizes procedures for allocating the consolidated tax liability of the group among its members and establishes procedures for the future payments by Athens Federal Community Bank to Athens Bancshares Corporation for tax liabilities attributable to Athens Federal Community Bank and its subsidiaries. In the future, Athens Bancshares Corporation may acquire or organize other operating subsidiaries; however, there are no current plans, arrangements, agreements or understandings, written or oral, to do so.
     Founded in 1934, Athens Federal Community Bank is a federally chartered savings bank headquartered in Athens, Tennessee. We operate as a community-oriented financial institution offering traditional financial services to consumers and businesses in our primary market area. We attract deposits from the general public and use those funds to originate primarily one-to four-family residential mortgage loans and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans. We conduct our lending and deposit activities primarily with individuals and small businesses in our primary market area.
     We have historically maintained offices in McMinn County, Tennessee. However, in recent years, we have attempted to expand our market presence within the southeast Tennessee region, particularly in Monroe and Bradley Counties, to capitalize on growth opportunities in the area. In December 2005, we opened a full service branch in Madisonville, Tennessee, the county seat of Monroe County. We also opened two full service branch offices in Cleveland, Tennessee, which is located in Bradley County, in early 2007. In connection with our expansion into the Cleveland market area, we hired a regional president and additional experienced commercial lending and credit administration personnel. At June 30, 2009, we had a combined $15.4 million in deposits and $59.3 million in loans outstanding at our two Cleveland branches.
     Our website address is www.athensfederal.com. Information on our website should not be considered a part of this prospectus.
Market Area
     We are headquartered in Athens, Tennessee, which is located in southeastern Tennessee along Interstate 75, approximately half way between Knoxville, Tennessee and Chattanooga, Tennessee. We consider McMinn, Monroe and Bradley Counties, Tennessee, and the surrounding areas to be our primary market area. According to published statistics, the 2009 populations of McMinn, Monroe and Bradley Counties were approximately 49,000, 39,000 and 88,000, respectively. From 2000 to 2009, McMinn County’s population increased at a 0.7% annual rate, which fell below the comparable 1.1% national and Tennessee annual population growth rates. During that same time period, Monroe and Bradley Counties recorded annual population growth rates of 1.8% and 1.1%, respectively. Projected five-year population growth rates for McMinn, Monroe and Bradley Counties reflect modest declines from the previous 2000 to 2009 growth rates.
     The top employment sectors in our primary market area currently consist of manufacturing services, particularly with respect to the automobile manufacturing industry, and, to a lesser extent, wholesale and retail trade services, government services and educational, health care and social assistance services. Our local economy has been negatively impacted by the economic recession in recent months, which has resulted in increased job losses in the manufacturing services sector. However, at the same time, our local economy has also benefited from new manufacturing activity entering the market which is expected to create additional jobs for local workers. Notably, Volkswagen of America, Inc. and Wacker Chemie AG, a leading manufacturer of solar panels, are currently constructing manufacturing plants in our primary market area. Our local economy has also been positively impacted by retirees relocating to our primary market area, as the southeastern Tennessee region has become an increasingly attractive destination for retirees due to its affordable housing prices, temperate climate and lack of state income tax.
Competition
     We face significant competition for the attraction of deposits and origination of loans. Our most direct competition for deposits has historically come from the several financial institutions operating in our primary market area and from other financial service companies such as securities brokerage firms, credit unions and insurance companies. We also face competition for investors’ funds from money market funds, mutual funds and other corporate and government securities. At June 30, 2008, which is the most recent date for which data is available from the Federal Deposit Insurance Corporation, we held approximately 20.2% of the deposits in McMinn County, Tennessee, 3.2% of the deposits in Monroe County, Tennessee and 1.1% of the deposits in Bradley County, Tennessee. This data does not reflect deposits held by credit unions with which we also compete. In addition, banks owned by large national and regional holding companies and other community-based banks also operate in our primary market area. Some of these institutions are larger than us and, therefore, may have greater resources.
     Our competition for loans comes primarily from financial institutions, including credit unions, in our primary market area and from other financial service providers, such as mortgage companies and mortgage brokers. Competition for loans also comes from non-depository financial service companies entering the mortgage market, such as insurance companies, securities companies and specialty finance companies.
     We expect competition to increase in the future as a result of legislative, regulatory and technological changes and the continuing trend of consolidation in the financial services industry. Technological advances, for example, have lowered barriers to entry, allowed banks to expand their geographic reach by providing services over the Internet, and made it possible for non-depository institutions to offer products and services that traditionally have been provided by banks. Changes in federal law now permit affiliation among banks, securities firms and insurance companies, which promotes a competitive environment in the financial services industry. Competition for deposits and the origination of loans could limit our growth in the future.
Lending Activities
     General. The largest segment of our loan portfolio is real estate mortgage loans, primarily one- to four-family residential mortgage loans, and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans. We originate loans for investment purposes, although we generally sell our fixed-rate residential mortgage loans into the secondary market with servicing retained.
     We intend to continue to emphasize residential lending, while also concentrating on ways to expand our commercial real estate and commercial business lending activities with a focus on serving small businesses and emphasizing relationship banking in our primary market area. We do not offer, and have not offered, Alt-A, sub-prime or no-documentation mortgage loans.
     One-to Four-Family Residential Loans. At June 30, 2009, we had $77.2 million in one- to four-family residential loans, which represented 39.5% of our total loan portfolio. Our origination of residential mortgage loans enables borrowers to purchase or refinance existing homes located in our primary market area. In recent years, a significant portion of the residential mortgage loans that we have originated have been secured by non-owner occupied properties. Loans secured by non-owner occupied properties generally carry a greater risk of loss than loans secured by owner-occupied properties. See “Risk Factors — Risks Related to Our Business — Our concentration in non-owner occupied real estate loans may expose us to increased credit risk.”
     Our residential lending policies and procedures generally conform to the secondary market guidelines. We generally offer a mix of adjustable rate mortgage loans and fixed-rate mortgage loans with terms of up to 30 years. Borrower demand for adjustable-rate loans compared to fixed-rate loans is a function of the level of interest rates, the expectations of changes in the level of interest rates, and the difference between the interest rates and loan fees offered for fixed-rate mortgage loans as compared to an initially discounted interest rate and loan fees for multi-year adjustable-rate mortgages. The relative amount of fixed-rate mortgage loans and adjustable-rate mortgage loans that can be originated at any time is largely determined by the demand for each in a competitive environment. The loan fees, interest rates and other provisions of mortgage loans are determined by us based on our own pricing criteria and competitive market conditions.
     Interest rates and payments on our adjustable-rate mortgage loans generally adjust annually after an initial fixed period that typically ranges from one to five years. Interest rates and payments on our adjustable-rate loans generally are indexed to the National Monthly Median Cost of Funds or the one year U.S. Treasury Constant Maturity Index.
     While one-to four-family residential real estate loans are normally originated with up to 30-year terms, such loans typically remain outstanding for substantially shorter periods because borrowers often prepay their loans in full either upon sale of the property pledged as security or upon refinancing the original loan. Therefore, average loan maturity is a function of, among other factors, the level of purchase and sale activity in the real estate market, prevailing interest rates and the interest rates payable on outstanding loans on a regular basis. We do not offer residential mortgage loans with negative amortization and generally do not offer interest-only residential mortgage loans.
     We generally do not make owner occupied one- to four-family residential real estate loans with loan-to-value ratios exceeding 95%. Loans with loan-to-value ratios in excess of 89% typically require private mortgage insurance. In addition, we generally do not make not make non-owner occupied one- to four-family residential real estate loans with loan-to-value ratios exceeding 85%. We generally require all properties securing mortgage loans to be appraised by a board-approved independent appraiser. We also generally require title insurance on all first mortgage loans. Borrowers must obtain hazard insurance, and flood insurance is required for all loans located in flood hazard areas.
     Non-residential Real Estate Loans. We offer fixed- and adjustable-rate mortgage loans secured by non-residential real estate. At June 30, 2009, non-residential real estate loans totaled $36.2 million, or 18.5% of our total loan portfolio. Our non-residential real estate loans are generally secured by small to moderately-sized office and retail properties, churches and hotels located both in and out of our primary market area. With respect to non-residential real estate loans, we typically require that either the borrower or the property securing the loan be located in our primary market area.
     We originate fixed-rate non-residential real estate loans, generally with terms of three to five years and payments based on an amortization schedule of up to 30 years, resulting in “balloon” balances at maturity. We also offer adjustable-rate commercial real estate loans, generally with terms up to 30 years and with interest rates typically equal to the prime lending rate as reported in the Wall Street Journal plus an applicable margin. Loans are secured by first mortgages, generally are originated with a maximum loan-to-value ratio of 80% and may require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors. Our non-residential real estate loans typically provide for an interest rate floor of 5.0%.
     At June 30, 2009, our largest non-residential real estate loan had an outstanding balance of $2.4 million. This loan, which was originated in April 2008 and is secured by an office building and fast food restaurant in

Cleveland, Tennessee and a fast food restaurant in North Carolina, was performing in accordance with its original terms at June 30, 2009.
     Construction Loans. We originate construction loans for one-to four-family homes and, to a much lesser extent, commercial properties, such as retail shops and office units, and multi-family properties. At June 30, 2009, residential and non-residential construction loans totaled $12.4 million, which represented 6.4% of our total loan portfolio. Construction loans are typically for a term of 12 months with monthly interest only payments, and generally are followed by an automatic conversion to a 15-year to 30-year permanent loan with monthly payments of principal and interest. Except for speculative loans, discussed below, residential construction loans are generally only made to homeowners and the repayment of such loans generally comes from the proceeds of a permanent mortgage loan for which a commitment is typically in place when the construction loan is originated. Interest rates on these loans are generally tied to either the National Monthly Median Cost of Funds or the One Year U.S. Treasury Constant Maturity Index. We generally require a maximum loan-to-value ratio of 80% for all construction loans. We generally disburse funds on a percentage-of-completion basis following an inspection by a third party inspector.
     We also originate speculative construction loans to builders who have not identified a buyer for the completed property at the time of origination. We generally limit speculative construction loans to a group of well-established builders in our primary market area and we also limit the number of projects with each builder. At June 30, 2009, we had approved commitments for speculative construction loans of $8.1 million, of which $5.0 million was outstanding. We generally require a maximum loan-to-value ratio of 80% for speculative construction loans.
     At June 30, 2009, our largest non-speculative construction loan relationship was a commitment of $2.8 million, all of which was outstanding. This relationship was performing according to its original terms at June 30, 2009. At June 30, 2009, our largest speculative construction loan relationships included two loans of $2.0 million each. The first had an outstanding balance of $1.4 million and the second had an outstanding balance of $1.3 million at June 30, 2009. Both loans were performing according to their original terms at June 30, 2009.
     Land and Land Development Loans. We originate loans to individuals and developers for the purpose of developing vacant land in our primary market area, typically for building an individual’s future residence or, in the case of a developer, residential subdivisions. At June 30, 2009, land and land development loans totaled $17.0 million, which represented 8.7% of our total loan portfolio. Land development loans, which are offered for terms of up to 12 months, are generally indexed to the prime rate as reported in the Wall Street Journal plus an applicable margin. We generally require a maximum loan-to-value ratio to 75% of the discounted market value based upon expected cash flows upon completion of the project. We also originate loans to individuals secured by undeveloped land held for investment purposes. At June 30, 2009, our largest land development loan had an outstanding balance of $1.9 million and was performing in accordance with its original terms at June 30, 2009.
     Multi-Family Real Estate Loans. We offer multi-family mortgage loans that are generally secured by properties in our primary market area. At June 30, 2009, multi-family loans totaled $14.6 million, which represented 7.5% of our total loan portfolio. Multi-family loans are secured by first mortgages and generally are originated with a maximum loan-to-value ratio of 85% and generally require specified debt service coverage ratios depending on the characteristics of the project. Rates and other terms on such loans generally depend on our assessment of the credit risk after considering such factors as the borrower’s financial condition and credit history, loan-to-value ratio, debt service coverage ratio and other factors. At June 30, 2009, our largest multi-family real estate loan had an outstanding balance of $3.8 million, was secured by an apartment complex located in northwest Georgia and was performing in accordance with its original terms at June 30, 2009.
     Consumer Loans. We offer a variety of consumer loans, including home equity loans and lines of credit, automobile loans, and loans secured by deposits. At June 30, 2009, consumer loans totaled $25.8 million, or 13.2% of our total loan portfolio. Our consumer loan portfolio consists primarily of home equity loans, both fixed-rate amortizing term loans with terms up to 15 years and adjustable rate lines of credit with interest rates indexed to the prime rate as published in the Wall Street Journal. Consumer loans typically have shorter maturities and higher interest rates than traditional one- to four-family lending. We typically do not originate home equity loans with loan-to-value ratios exceeding 89%, including any first mortgage loan balance. The procedures for underwriting consumer loans include an assessment of the applicant’s payment history on other debts and ability to meet existing obligations and payments on the proposed loan.
     Through our operating subsidiary, Southland Finance, Inc., we also offer consumer finance loans secured by used automobiles, televisions and various other personal property to borrowers with historically lower credit scores. These consumer finance loans are partially funded by a $2.0 million line of credit with us. Loans originated at Southland Finance, Inc. are generally made for terms of 12 to 36 months and have an average loan balance of approximately $4,500. We generally maintain separate underwriting standards and more aggressive collection activity for these consumer finance loans.
     Commercial Business Loans. We typically offer commercial business loans to small businesses located in our primary market area. At June 30, 2009, commercial business loans totaled $12.2 million, which represented 6.2% of our total loan portfolio. Commercial business loans consist of floating rate loans indexed to the prime rate as published in the Wall Street Journal plus an applicable margin and fixed rate loans for terms of up to five years. Our commercial business loan portfolio consists primarily of loans that are secured by land or equipment but also includes a smaller amount of unsecured loans for purposes of financing expansion or providing working capital for general business purposes. Key loan terms vary depending on the collateral, the borrower’s financial condition, credit history and other relevant factors.
Loan Underwriting
     Adjustable-Rate Loans. While we anticipate that adjustable-rate loans will better offset the adverse effects of an increase in interest rates as compared to fixed-rate mortgages, an increased monthly mortgage payment required of adjustable-rate loan borrowers in a rising interest rate environment could cause an increase in delinquencies and defaults. The marketability of the underlying property also may be adversely affected in a high interest rate environment. In addition, although adjustable-rate mortgage loans make our asset base more responsive to changes in interest rates, the extent of this interest sensitivity is limited by the annual and lifetime interest rate adjustment limits.
     Non-Owner Occupied Residential Real Estate Loans. Loans secured by rental properties represent a unique credit risk to us and, as a result, we adhere to special underwriting guidelines. Of primary concern in non-owner occupied real estate lending is the consistency of rental income of the property. Payments on loans secured by rental properties often depend on the maintenance of the property and the payment of rent by its tenants. Payments on loans secured by rental properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. To monitor cash flows on rental properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and we consider and review a rental income cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. We generally require collateral on these loans to be a first mortgage along with an assignment of rents and leases.
     Non-residential and Multi-Family Real Estate Loans. Loans secured by multi-family and commercial real estate generally have larger balances and involve a greater degree of risk than one- to four-family residential mortgage loans. Of primary concern in multi-family and commercial real estate lending is the borrower’s creditworthiness and the feasibility and cash flow potential of the project. Payments on loans secured by income properties often depend on successful operation and management of the properties. As a result, repayment of such loans may be subject to adverse conditions in the real estate market or the economy. We apply what we believe to be conservative underwriting standards when originating commercial loans and seek to limit our exposure to lending concentrations to related borrowers, types of business and geographies, as well as seeking to participate with other banks in both buying and selling larger loans of this nature. Management has hired experienced lending officers and credit management personnel over the past several years in order to safely increase this type of lending. To monitor cash flows on income properties, we require borrowers and loan guarantors, if any, to provide annual financial statements on multi-family and commercial real estate loans. In reaching a decision on whether to make a multi-family or commercial real estate loan, we consider and review a global cash flow analysis of the borrower and consider the net operating income of the property, the borrower’s expertise, credit history and profitability, and the value of the underlying property. An environmental survey or environmental risk insurance is obtained when the possibility exists that hazardous materials may have existed on the site, or the site may have been impacted by adjoining properties that handled hazardous materials.
     Construction, Land and Land Development Loans. Construction financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the property’s value at completion of construction and the estimated cost of construction. During the construction phase, a number of factors could result in delays and cost overruns. If the estimate of construction costs proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the building. If the estimate of value proves to be inaccurate, we may be confronted, at or before the maturity of the loan, with a building having a value which is insufficient to assure full repayment if liquidation is required. If we are forced to foreclose on a building before or at completion due to a default, we may be unable to recover all of the unpaid balance of, and accrued interest on, the loan as well as related foreclosure and holding costs. In addition, speculative construction loans, which are loans made to home builders who, at the time of loan origination, have not yet secured an end buyer for the home under construction, typically carry higher risks than those associated with traditional construction loans. These increased risks arise because of the risk that there will be inadequate demand to ensure the sale of the property within an acceptable time. As a result, in addition to the risks associated with traditional construction loans, speculative construction loans carry the added risk that the builder will have to pay the property taxes and other carrying costs of the property until an end buyer is found. Land and land development loans have substantially similar risks to speculative construction loans. To monitor cash flows on construction properties, we require borrowers and loan guarantors, if any, to provide annual financial statements and, in reaching a decision on whether to make a construction or land development loan, we consider and review a global cash flow analysis of the borrower and consider the borrower’s expertise, credit history and profitability. We also generally disburse funds on a percentage-of-completion basis following an inspection by a third party inspector.
     Consumer Loans. Consumer loans may entail greater risk than do residential mortgage loans, particularly in the case of consumer loans that are secured by assets that depreciate rapidly, such as motor vehicles. In such cases, repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and a small remaining deficiency often does not warrant further substantial collection efforts against the borrower. In the case of home equity loans, real estate values may be reduced to a level that is insufficient to cover the outstanding loan balance after accounting for the first mortgage loan balance. Consumer loan collections depend on the borrower’s continuing financial stability, and therefore are likely to be adversely affected by various factors, including job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount that can be recovered on such loans.
     Commercial Business Loans. Unlike residential mortgage loans, which generally are made on the basis of the borrower’s ability to make repayment from his or her employment income or other income, and which are secured by real property whose value tends to be more easily ascertainable, commercial business loans are of higher risk and typically are made on the basis of the borrower’s ability to make repayment from the cash flow of the borrower’s business. As a result, the availability of funds for the repayment of commercial business loans may depend substantially on the success of the business itself. Further, any collateral securing such loans may depreciate over time, may be difficult to appraise and may fluctuate in value.
     Loan Approval Procedures and Authority. Our lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by our board of directors and management. Certain of our employees have been granted individual lending limits, which vary depending on the individual, the type of loan and whether the loan is secured or unsecured. Generally, all loan requests exceeding the individual officer lending limits are approved as follows: (i) the approval of any two members of our Loan Committee is required for residential loans up to $250,000; (ii) the approval of any three members of our Loan Committee (one of whom must be the President and Chief Executive Officer or Chief Credit Officer) is required for any single transaction of between $250,000 and $1.0 million and aggregate debt to one borrower transactions of between $250,000 and $1.0 million; and (iii) the approval of any four members of our board of directors is required for all single transactions exceeding $1.0 million and all loans to customers having aggregate outstanding debt to us exceeding $1.0 million. Our Loan Committee consists of our President and Chief Executive Officer, Chief Credit

Officer, Vice President, Chief Operating Officer and Chief Financial Officer and certain other officers designated by the board of directors.
     Loans to One Borrower. The maximum amount that we may lend to one borrower and the borrower’s related entities is limited, by regulation, to generally 15% of our unimpaired capital and surplus. At June 30, 2009, our regulatory limit on loans to one borrower was $4.1 million. At that date, our largest lending relationship was $3.9 million and was performing according to its original terms at that date. This loan relationship is secured primarily by commercial real estate and equipment.
     Loan Commitments. We issue commitments for residential and commercial mortgage loans conditioned upon the occurrence of certain events. Commitments to originate mortgage loans are legally binding agreements to lend to our customers. Generally, our loan commitments expire after 30 days. See note 18 to notes to consolidated financial statements appearing elsewhere in this prospectus.
Investment Activities
     We have legal authority to invest in various types of liquid assets, including U.S. Treasury obligations, securities of various government-sponsored agencies and of state and municipal governments, mortgage-backed securities and certificates of deposit of federally insured institutions. Within certain regulatory limits, we also may invest a portion of our assets in other permissible securities. As a member of the Federal Home Loan Bank of Cincinnati, we also are required to maintain an investment in Federal Home Loan Bank of Cincinnati stock.
     At June 30, 2009, our investment portfolio consisted primarily of U.S. government and agency securities, mortgage-backed securities and securities issued by government sponsored enterprises, and municipal securities. We do not currently invest in trading account securities. At June 30, 2009, we also maintained an investment, at cost, in Federal Home Loan Bank of Cincinnati common stock.
     Our investment objectives are: (i) to provide and maintain liquidity within the guidelines of the Office of Thrift Supervision’s regulations, (ii) to manage interest rate risk; and (iii) to provide collateral for public unit deposits. Our board of directors has the overall responsibility for the investment portfolio, including approval of the investment policy. Messrs. Cunningham, our President and Chief Executive Officer, and Hutsell, our Vice President, Chief Operating Officer and Chief Financial Officer, are responsible for implementation of the investment policy and monitoring our investment performance. In addition, we have retained a third party registered investment advisor to serve as our investment manager and execute investment transactions, perform pre-purchase analysis and provide portfolio analysis on a quarterly basis. Our investment manager acts in a co-advisory capacity and does not have discretionary authority to execute trades on our behalf without the pre-approval of our President and Chief Executive Officer and/or Vice President, Chief Operating Officer and Chief Financial Officer. Our board of directors reviews the status of our investment portfolio on a monthly basis, or more frequently if warranted.
Deposit Activities and Other Sources of Funds
     General. Deposits, borrowings and loan repayments are the major sources of our funds for lending and other investment purposes. Scheduled loan repayments are a relatively stable source of funds, while deposit inflows and outflows and loan prepayments are significantly influenced by general interest rates and money market conditions.
     Deposit Accounts. Deposits are attracted from within our primary market area through the offering of a broad selection of deposit instruments, including non-interest-bearing demand deposits (such as checking accounts), interest-bearing demand accounts (such as NOW and money market accounts), regular savings accounts and certificates of deposit. Deposit account terms vary according to the minimum balance required, the time periods the funds must remain on deposit and the interest rate, among other factors. In determining the terms of our deposit accounts, we consider the rates offered by our competition, our liquidity needs, profitability to us, matching deposit and loan products and customer preferences and concerns. We generally review our deposit mix and pricing weekly. Our deposit pricing strategy has typically been to offer competitive rates on all types of deposit products, and to periodically offer special rates in order to attract deposits of a specific type or term.

     Borrowings. We use advances from the Federal Home Loan Bank of Cincinnati to supplement our investable funds. The Federal Home Loan Bank functions as a central reserve bank providing credit for member financial institutions. As a member, we are required to own capital stock in the Federal Home Loan Bank of Cincinnati and are authorized to apply for advances on the security of such stock and certain of our mortgage loans and other assets (principally securities which are obligations of, or guaranteed by, the United States), provided certain standards related to creditworthiness have been met. Advances are made under several different programs, each having its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based either on a fixed percentage of an institution’s net worth, the Federal Home Loan Bank’s assessment of the institution’s creditworthiness, collateral value and level of Federal Home Loan Bank stock ownership. We also utilize securities sold under agreements to repurchase and overnight repurchase agreements to supplement our supply of investable funds and to meet deposit withdrawal requirements.

Properties
     We conduct our business through our main office, branch offices and other offices. The following table sets forth certain information relating to these facilities as of June 30, 2009.

			Net Book Value
	Year	Owned/	at
Location	Opened	Leased	June 30, 2009
			(Dollars in thousands)
Main Office:

Athens Main Office 106 Washington Avenue Athens, Tennessee 37303	1962	Owned	$1,268

Branch Offices:

Athens Decatur Pike Office 1103 Decatur Pike Athens, Tennessee 37303	1980	Owned	200

Cleveland Ocoee Street Office 3855 North Ocoee Street Cleveland, Tennessee 37312	2007	Leased (1)	—

Cleveland 25th Street Office 950 25th Street Cleveland, Tennessee 37311	2007	Leased (2)	—

Etowah Office 523 Tennessee Avenue Etowah, Tennessee 37331	1977	Owned	724

Madisonville Office 4785 New Highway 68 Madisonville, Tennessee 37875	2005	Owned	908

Sweetwater Office 800 Highway 68 Sweetwater, Tennessee 37874	1995	Owned	236

Other Offices:

Athens Lending Center 106 Hornsby Street Athens, Tennessee 37303	1998	Owned	526

Southland Finance Company 516 South Congress Parkway Athens, Tennessee 37303	1996	Leased (3)	—

Valley Title Services, LLC d/b/a Sweetwater Valley Title 202 N. White Street Athens, Tennessee 37303	2007	Leased (4)	—

Valley Title Services, LLC d/b/a Title Company of Monroe County New Highway 68 Sweetwater, Tennessee 37874	2007	Leased (3)	—

Valley Title Services, LLC 205 Decatur Pike Athens, Tennessee 37303	2007	Owned	218

(1)	Lease expires in February 2012.

(2)	Lease expires in December 2017.

(3)	Property is leased on a month-to-month basis.

(4)	Lease expires in February 2011.

Personnel
     As of June 30, 2009, we had 97 full-time employees and eight part-time employees, none of whom is represented by a collective bargaining unit. We believe our relationship with our employees is good.
Legal Proceedings
     Periodically, there have been various claims and lawsuits against us, such as claims to enforce liens, condemnation proceedings on properties in which we hold security interests, claims involving the making and servicing of real property loans and other issues incident to our business. We are not a party to any pending legal proceedings that we believe would have a material adverse effect on our financial condition, results of operations or cash flows.
Subsidiaries
     Athens Federal Community Bank has two direct subsidiaries, Southland Finance, Inc. and TiServ, Inc., both of which are organized as Tennessee corporations, and one indirect subsidiary, Valley Title Services, LLC, which is organized as a Tennessee limited liability company.
     Southland Finance, Inc. is a consumer finance loan company which was incorporated in 1996. Southland Finance, Inc. offers consumer finance loans secured by used automobiles, televisions and various other personal property to borrowers with historically lower credit scores. These consumer finance loans are primarily funded by a $2.0 million line of credit with Athens Federal Community Bank, which had an outstanding balance of $353,000 at June 30, 2009. For the six months ended June 30, 2009 and the year ended December 31, 2008, Southland Finance, Inc. generated net income of $54,731 and $169,035, respectively.
     TiServ, Inc., which was incorporated in 2001, holds stock in a credit reinsurance company and is the holding company for Valley Title Services, LLC, a title insurance agency which also conducts business under the names Sweetwater Valley Title and Title Company of Monroe County. In accordance with the requirements of the Real Estate Settlement Procedures Act and applicable regulations, Valley Title Services, LLC provides abstracts of title, title insurance, document preparation and additional loan closing services to Athens Federal Community Bank for mortgage loan customers who elect to use Valley Title Services, LLC for these services. Valley Title Services, LLC was formed in 2001 as a joint venture between Athens Federal Community Bank and another local financial institution. In 2007, Athens Federal Community Bank, through TiServ, Inc., acquired a 100% ownership interest in Valley Title Services, LLC. For the six months ended June 30, 2009 and the year ended December 31, 2008, Valley Title Services, LLC generated net income (loss) of $125,277 and $(17,967), respectively.
     In addition to the above subsidiaries, Athens Federal Community Bank also offers investment and retirement products, including mutual funds, variable annuities, individual retirement accounts, fixed annuities and life insurance policies, to individual consumers in our primary market area through a third party affiliation with a registered broker-dealer.

Management’s Discussion and Analysis of
Financial Condition and Results of Operations
     The objective of this section is to help potential investors understand our views on our results of operations and financial condition. You should read this discussion in conjunction with the consolidated financial statements and the notes to consolidated financial statements that appear at the end of this prospectus.
Operating Strategy
     Our primary objective is to operate and grow a profitable community-oriented financial institution serving customers in our primary market areas. We have sought to achieve this through the adoption of a business strategy designed to maintain a strong capital position and high asset quality. Most of our senior management team has been in place for the past ten years. We have implemented a plan to diversify our product offerings by expanding our commercial deposit and lending products, expanding our branch network into nearby communities, and emphasizing high asset quality standards. Our operating strategy includes the following:
•	remaining a community-oriented financial institution;

•	continuing our historical focus on residential mortgage lending;

•	expanding our commercial real estate and multi-family lending activities;

•	emphasizing lower cost core deposits to maintain low funding costs; and

•	expanding our market share within our primary market area.
     Remaining a community-oriented financial institution.
     We have operated as a community-oriented financial institution since we were established in 1934 and have been operating continuously since that time. We are committed to meeting the financial needs of the communities in which we operate, and we are dedicated to providing quality personal service to our customers. We provide a broad range of consumer and business financial services through our network of branches and will continually seek out ways to improve convenience, safety and service through our product offerings.
     Continuing our historical focus on residential mortgage lending.
     Our primary lending focus has been, and will continue to be, on operating as a residential mortgage lender. We originate adjustable rate mortgage loans that are retained in our loan portfolio. We also originate fixed-rate mortgage loans, most of which are sold into the secondary market with servicing retained in order to better serve our customer base. At June 30, 2009, our residential mortgage loan portfolio had grown to approximately $77.2 million as compared to $59.8 million at December 31, 2004. As of June 30, 2009, we serviced an additional $78.2 million in loans that we originated and sold into the secondary market as compared to $59.3 million at December 31, 2004. Due to the lower interest rate environment over the past year, a greater number of loans have been originated for sale into the secondary market.
     Expanding our commercial real estate and multi-family lending activities.
     In recent years we have expanded our commercial real estate and multi-family lending activities. Management has hired experienced commercial lending officers and credit management personnel over the past several years in order to safely increase this type of lending. We have grown our loan portfolio secured by commercial real estate and multi-family real estate to $36.2 million and $14.6 million, respectively, as of June 30, 2009 from $20.5 million and $946,000, respectively, at December 31, 2004.

     Emphasizing lower cost core deposits to maintain low funding costs.
     We seek to increase net interest income by controlling costs of funding rather than maximizing asset yields because originating loans with high yields often involves greater credit risk. As a traditional thrift institution, a greater percentage of our deposit accounts have been higher balance, higher costing certificates of deposits. Over the past several years, we have sought to reduce our dependence on traditional high cost deposits in favor of stable low cost demand deposits. We have utilized additional product offerings, technology and a focus on customer service in working toward this goal.
     Expanding our market share within our primary market area.
     We intend to expand our market share in our primary market area by evaluating additional branch expansion opportunities and pursuing opportunities to acquire other financial institutions in our primary market area and surrounding areas, although we currently have no definitive plans or commitments regarding potential acquisition opportunities.
Overview
     Income. Our primary source of pre-tax income is net interest income. Net interest income is the difference between interest income, which is the income that we earn on our loans and investments, and interest expense, which is the interest that we pay on our deposits and borrowings. Other significant sources of pre-tax income are service charges (mostly from service charges on deposit accounts and loan servicing fees), fees from the sale of mortgage loans originated for sale in the secondary market, and commissions on sales of securities and investment products. We also recognize income from the sale of securities.
     Allowance for Loan Losses. The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings.
     Expenses. The non-interest expense we incur in operating our business consists of salaries and employee benefits expenses, occupancy expenses, federal deposit insurance premiums and assessments, data processing expenses and other miscellaneous expenses. Following the offering, our non-interest expenses are likely to increase as a result of expenses of shareholder communications and meetings, stock exchange listing fees, and expenses related to additional accounting services.
     Salaries and employee benefits expenses consist primarily of: salaries, wages and bonuses paid to our employees; payroll taxes; and expenses for health insurance, retirement plans and other employee benefits. Following the offering, we will recognize additional annual employee compensation expenses stemming from the adoption of new equity benefit plans. We cannot determine the actual amount of these new stock-related compensation and benefit expenses at this time because applicable accounting practices require that they be based on the fair market value of the shares of common stock at specific points in the future. For an illustration of these expenses, see “Pro Forma Data.”
     Occupancy expenses, which are the fixed and variable costs of buildings and equipment, consist primarily of depreciation charges, rental expenses, furniture and equipment expenses, maintenance, real estate taxes and costs of utilities. Depreciation of premises and equipment is computed using a combination of accelerated and straight-line methods based on the useful lives of the related assets, which range from three to forty years.
     Data processing expenses are the fees we pay to third parties for processing customer information, deposits and loans.
     Federal deposit insurance premiums and assessments are payments we make to the Federal Deposit Insurance Corporation for insurance of our deposit accounts.
     Our contribution to the charitable foundation will be an additional operating expense that will reduce net income during the quarter in which the contribution to the foundation is made. Any loss resulting from the contribution to the foundation will not be a recurring loss. See “Pro Forma Data” for a detailed analysis of the cost of the contribution to the foundation.
     Other expenses include expenses for professional services, advertising, office supplies, postage, telephone, insurance and other miscellaneous operating expenses.
Critical Accounting Policies
     We consider accounting policies involving significant judgments and assumptions by management that have, or could have, a material impact on the carrying value of certain assets or on income to be critical accounting policies. The following represent our critical accounting policies:
     Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to cover losses inherent in the loan portfolio at the balance sheet date. The allowance is established through the provision for loan losses, which is charged to income. Determining the amount of the allowance for loan losses necessarily involves a high degree of judgment. Among the material estimates required to establish the allowance are: loss exposure at default; the amount and timing of future cash flows on impacted loans; value of collateral; and determination of loss factors to be applied to the various elements of the portfolio. All of these estimates are susceptible to significant change. Management reviews the level of the allowance monthly and establishes the provision for loan losses based upon an evaluation of the portfolio, past loss experience, current economic conditions and other factors related to the collectability of the loan portfolio. Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance may be necessary if economic or other conditions differ substantially from the assumptions used in making the evaluation. In addition, the Office of Thrift Supervision, as an integral part of its examination process, periodically reviews our allowance for loan losses and may require us to recognize adjustments to the allowance based on its judgments about information available to it at the time of its examination. A large loss could deplete the allowance and require increased provisions to replenish the allowance, which would adversely affect earnings. See note 4 of the notes to the consolidated financial statements included in this prospectus.
     Fair Value of Investments. Securities are characterized as available for sale or held to maturity based on management’s ability and intent regarding such investment at acquisition. On an ongoing basis, management must estimate the fair value of its investment securities based on information and assumptions it deems reliable and reasonable, which may be quoted market prices or if quoted market prices are not available, fair values extrapolated from the quoted prices of similar instruments. Based on this information, an assessment must be made as to whether any decline in the fair value of an investment security should be considered an other-than-temporary impairment and recorded in non-interest income as a loss on investments. The determination of such impairment is subject to a variety of factors, including management’s judgment and experience. See note 3 of the notes to the consolidated financial statements included in this prospectus.
     Deferred Compensation and Executive Benefit Plans. We have several deferred compensation arrangements for key executive officers and directors as well as certain executive benefit plans. Each plan has unique characteristics management must consider when recording the related liabilities and expenses at each reporting date of the consolidated financial statements and during the reporting period. The related liabilities are considered accounting estimates and are subject to judgments and assumptions by management which affect the recorded amounts of liabilities and expenses recorded during the period as well as disclosure of contingent liabilities. Actual results could differ from those estimates. See notes 13 and 14 of the notes to the consolidated financial statements included in this prospectus.
Balance Sheet Analysis
     Assets. At June 30, 2009, our total assets were $243.0 million, a decrease of $8.0 million from December 31, 2008 and an increase of $12.5 million from December 31, 2007. The decrease during the six months ended June 30, 2009 was primarily the result of a planned reduction of $4.3 million in our loan portfolio in order to increase our Tier 1 capital ratio to above 10% in light of deteriorating economic conditions, a decrease in higher costing certificates of deposit of $13.3 million and the repayment of $5.9 million in Federal Home Loan Bank advances that had been utilized to fund the loan portfolio.

     Loans. Our primary lending activity is the origination of loans secured by real estate. We originate primarily residential mortgage loans and, to a lesser extent, non-residential real estate loans, construction loans, land and land development loans, multi-family real estate loans, consumer loans and commercial business loans.
     Residential mortgage loans and residential construction loans totaled $77.2 million, or 39.5%, and $8.0 million, or 4.1% of the total loan portfolio, at June 30, 2009, respectively. At December 31, 2008, these loans totaled $75.3 million, or 37.6%, and $13.1 million, or 6.5% of the total loan portfolio, respectively. The decrease in residential construction loans was primarily a result of the completion of construction projects. Lower market interest rates also increased refinancing of adjustable rate loans in our portfolio to fixed rate loans that were sold into the secondary market.
     Commercial real estate loans, including non-residential, multi-family, land and construction loans on these types of properties, comprised $72.2 million, or 36.9% of the total loan portfolio, at June 30, 2009. At December 31, 2008, these loans totaled $69.7 million, or 34.8% of the total loan portfolio. The increase was primarily due to an increase in land loans. During the six months ended June 30, 2009, non-residential and multi-family real estate loans increased $3.9 million and $3.4 million, respectively, primarily a result of the completion and conversion of construction loans in these categories and the origination of new multi-family real estate loans.
     Commercial business loans and consumer loans decreased to $12.2 million, or 6.2% of the total loan portfolio, and $25.8 million, or 13.2% of the total loan portfolio, respectively, at June 30, 2009 as compared to $14.6 million, or 7.3% of the total loan portfolio, and $27.5 million, or 13.8% of the total loan portfolio, respectively, at December 31, 2008. The decrease in commercial business loans was primarily due to payoffs totaling $2.0 million received during the six months ended June 30, 2009 on two loans whose borrowers changed ownership. The decrease in consumer loans was primarily due to a $980,000 decrease in unsecured loans, a $344,000 decrease in loans secured by automobiles and a $447,000 decrease in consumer finance loans made by our subsidiary, Southland Finance, Inc. The primary reasons for these decreases were loan repayments and customers’ reluctance to take on additional or new consumer debt.

     The following table sets forth the composition of our loan portfolio at the dates indicated.

	At June 30,						At December 31,
	2009		2008		2007		2006		2005		2004
(Dollars in thousands)	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent

Real estate mortgage:
Residential one- to four-family	$77,194	39.50%	$75,297	37.62%	$71,629	39.38%	$65,586	40.89%	$63,663	45.04%	$59,841	48.88%
Non-residential	36,196	18.52	32,295	16.14	33,710	18.53	30,699	19.14	28,760	20.35	20,477	16.73
Multi-family	14,606	7.47	11,255	5.62	6,841	3.76	3,925	2.45	2,905	2.05	946	0.77
Residential construction	8,038	4.11	13,059	6.52	10,296	5.66	8,262	5.15	6,290	4.45	2,469	2.02
Multi-family construction	74	0.04	3,865	1.93	1,252	0.69	—	—	571	0.40	—	—
Non-residential construction	4,300	2.20	11,390	5.69	8,011	4.40	6,077	3.79	2,270	1.61	1,985	1.62
Land	17,016	8.71	10,893	5.44	12,095	6.65	8,559	5.34	7,079	5.01	6,810	5.57

Total	157,424	80.55	158,054	78.96	143,834	79.07	123,108	76.76	111,538	78.91	92,528	75.59

Commercial business	12,174	6.23	14,565	7.28	9,940	5.46	14,027	8.75	7,488	5.30	8,080	6.60

Consumer:
Home equity loans and lines of credit	14,799	7.57	14,671	7.33	13,130	7.22	10,227	6.38	9,418	6.66	8,110	6.63
Auto loans	4,561	2.33	4,905	2.45	5,133	2.82	4,710	2.94	5,315	3.76	5,127	4.19
Loans secured by deposits	1,497	0.77	1,546	0.77	2,331	1.28	1,203	0.75	1,125	0.79	936	0.76
Consumer finance loans	2,153	1.10	2,600	1.30	3,367	1.85	3,505	2.19	3,260	2.31	3,052	2.49
Other	2,835	1.45	3,815	1.91	4,179	2.30	3,593	2.23	3,209	2.27	4,580	3.74

Total	25,845	13.22	27,537	13.76	28,140	15.47	23,238	14.49	22,327	15.79	21,805	17.81

Total loans	195,443	100.00%	200,156	100.00%	181,914	100.00%	160,373	100.00%	141,353	100.00%	122,413	100.00%

Less: unearned interest and fees	(285)		(361)		(544)		(588)		(534)		(523)
Less: net deferred loan origination fees	(183)		(192)		(231)		(198)		(190)		(149)
Less: allowance for loan losses	(2,758)		(3,083)		(2,536)		(2,574)		(2,059)		(1,895)

Loans receivable, net	$192,217		$196,520		$178,603		$157,013		$138,570		$119,846

Loan Maturity
     The following table sets forth certain information at June 30, 2009 and December 31, 2008 regarding the dollar amount of loan principal repayments becoming due during the periods indicated. The table does not include any estimate of prepayments which significantly shorten the average life of all loans and may cause our actual repayment experience to differ from that shown below. Demand loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.

	At June 30, 2009
	Residential	Non-residential			Commercial		Total
(Dollars in thousands)	Real Estate	Real Estate (1)	Construction (2)	Land	Business	Consumer	Loans

Amounts due in:
One year or less	$5,101	$10,170	$11,323	$6,312	$7,241	$5,064	$45,211
More than one year through two years	2,380	7,268	74	485	1,887	2,787	14,881
More than two years through three years	2,678	14,096	—	2,163	770	3,799	23,506
More than three years through five years	11,814	9,448	—	3,208	1,852	2,942	29,264
More than five years through ten years	7,107	2,538	—	2,476	424	2,199	14,744
More than ten years through fifteen years	6,599	3,633	—	931	—	8,766	19,929
More than fifteen years	41,515	3,649	1,015	1,441	—	288	47,908

Total	$77,194	$50,802	$12,412	$17,016	$12,174	$25,845	$195,443

	At December 31, 2008
	Residential	Non-residential			Commercial		Total
(Dollars in thousands)	Real Estate	Real Estate (1)	Construction (2)	Land	Business	Consumer	Loans

Amounts due in:
One year or less	$4,868	$4,594	$18,249	$5,142	$6,615	$5,074	$44,542
More than one year through two years	280	8,702	5,040	324	878	3,069	18,293
More than two years through three years	3,944	8,230	—	342	962	3,310	16,788
More than three years through five years	8,835	13,007	781	604	3,227	3,270	29,724
More than five years through ten years	7,043	1,965	—	2,563	—	2,521	14,092
More than ten years through fifteen years	7,637	4,331	—	710	2,882	9,717	25,277
More than fifteen years	42,690	2,721	4,244	1,208	1	576	51,440

Total	$75,297	$43,550	$28,314	$10,893	$14,565	$27,537	$200,156

(1)	Includes multi-family real estate loans.

(2)	Includes residential real estate construction loans, non-residential real estate construction loans and multi-family real estate construction loans.

   Fixed vs. Adjustable Rate Loans
     The following table sets forth the dollar amount of all loans at June 30, 2009 that are due after June 30, 2010, and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

		Floating or
(In thousands)	Fixed Rates	Adjustable Rates	Total

Residential real estate	$16,765	$55,328	$72,093
Non-residential real estate	22,068	18,564	40,632
Construction	—	1,089	1,089
Land	1,873	8,831	10,704
Commercial business	3,292	1,641	4,933
Consumer	8,483	12,298	20,781

Total	$52,481	$97,751	$150,232

     The following table sets forth the dollar amount of all loans at December 31, 2008 that are due after December 31, 2009, and have either fixed interest rates or adjustable interest rates. The amounts shown below exclude unearned loan origination fees.

		Floating or
(In thousands)	Fixed Rates	Adjustable Rates	Total

Residential real estate	$15,731	$54,698	$70,429
Non-residential real estate	25,173	13,783	38,956
Construction	2,108	7,957	10,065
Land	1,142	4,609	5,751
Commercial business	7,008	942	7,950
Consumer	9,613	12,850	22,463

Total	$60,775	$94,839	$155,614

     Most of our adjustable rate loans contain floor rates. Some adjustable rate loan products contain floor rates equal to the initial interest rate on the loan. When market interest rates fall below the floor rate, as has occurred in recent months, loan rates do not adjust further downward. As market interest rates rise in the future, the interest rates on these loans may rise based on the contract rate (index plus the margin) exceeding the initial interest floor rate; however, contract interest rates will only increase when the index plus margin exceed the imposed floor rate.

Loan Activity
     The following table shows loans originated, purchased and sold during the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006

Total loans at beginning of period	$199,603	$181,139	$181,139	$159,587	$140,628

Loans originated:
Residential real estate	41,127	16,995	30,813	34,526	32,338
Non-residential real estate	8,632	3,777	10,163	7,959	13,295
Land	5,388	1,922	4,046	8,109	5,041
Construction	5,099	10,631	23,562	23,180	23,143
Commercial business	3,730	10,214	14,087	15,084	14,633
Consumer	8,590	12,313	22,650	18,807	11,318

Total loans originated	72,566	55,852	105,321	107,665	99,768

Loans purchased:
Residential real estate	—	—	—	1,993	499
Non-residential real estate	—	1,005	1,009	2,655	502
Construction	—	—	—	—	—
Commercial business	—	—	—	—	—
Consumer	—	—	—	—	—

Total loans purchased	—	1,005	1,009	4,648	1,001

Deduct:
Loan principal repayments	39,071	45,879	77,131	84,640	71,855
Loan sales	38,123	7,218	10,735	6,121	9,955

Total repayments and sales	77,194	53,097	87,866	90,761	81,810

Net loan activity	(4,628)	3,760	18,464	21,552	18,959

Total loans at end of period	$194,975	$184,899	$199,603	$181,139	$159,587

     Loan originations come from a number of sources. The primary sources of loan originations are existing customers, walk-in traffic, advertising and referrals from customers. We generally sell in the secondary market long-term fixed-rate residential mortgage loans that we originate. Our decision to sell loans is based on prevailing market interest rate conditions, interest rate management and liquidity needs. Occasionally, we have purchased participation interests in commercial real estate loans to supplement our lending portfolio. We underwrite participation interests using the same underwriting standards for loans that we originate for our portfolio. At June 30, 2009, our participation interests totaled $10.9 million, all of which was secured by properties outside of our primary market area but within a 75-mile radius of it.
Securities
     At June 30, 2009 our securities portfolio consisted of securities of U.S. government agencies and corporations, securities of various government-sponsored agencies and of state and municipal governments and mortgage-backed securities issued by Freddie Mac, Fannie Mae and Ginnie Mae. At June 30, 2009, we also held an investment in the common stock of the Federal Home Loan Bank of Cincinnati. A portion of this investment is required in order to collateralize borrowings from the Federal Home Loan Bank of Cincinnati and the investment is periodically increased by stock dividends paid by the Federal Home Loan Bank. Our securities portfolio is used to invest excess funds for increased yield, manage interest rate risk and as collateralization for public unit deposits.
     At June 30, 2009, $22.6 million of our securities portfolio was classified as available for sale and $1,624 of our securities portfolio was classified as held to maturity. All securities classified as held to maturity are mortgage- backed securities. In addition, at June 30, 2009, we had $2.9 million of other investments, at cost, which consisted solely of Federal Home Loan Bank of Cincinnati common stock.
     Total securities decreased by $7.9 million, or 23.6%, for the six months ended June 30, 2009 primarily as a result of calls of U.S. Government agencies and repayments received on mortgage-backed securities. Our securities portfolio increased by $5.7 million, or 20.5%, during the year ended December 31, 2008 primarily due to purchases of U.S. Government agency securities and municipal bonds totaling $16.6 million. We hold no stock in Fannie Mae or Freddie Mac and have not held stock in these entities throughout the periods presented. In addition, for all periods presented, our mortgage-backed and related securities did not include any private label issues or real estate mortgage investment conduits.
     The following table sets forth the amortized costs and fair values of our investment securities at the dates indicated.

	At June 30,		At December 31,
	2009		2008		2007		2006
	Amortized	Fair	Amortized	Fair	Amortized	Fair	Amortized	Fair
(In thousands)	Cost	Value	Cost	Value	Cost	Value	Cost	Value

U.S. government agencies and corporations	$4,625	$4,640	$10,545	$10,649	$6,743	$6,676	$9,242	$8,968
States and political subdivisions	5,540	5,312	5,544	5,276	3,718	3,684	2,005	1,995
Mortgage-backed and related securities	12,307	12,671	14,332	14,589	12,532	12,621	8,654	8,501
Other investment securities available for sale	—	—	—	—	—	—	2,009	2,001

Total securities available for sale and held to maturity	22,472	22,623	30,421	30,514	22,993	22,981	21,910	21,465

Federal Home Loan Bank of Cincinnati common stock	2,899	2,899	2,899	2,899	2,786	2,786	2,786	2,786
Other investment securities held at cost	—	—	—	—	1,960	1,960	3,290	3,290

Total investments, at cost	2,899	2,899	2,899	2,899	4,746	4,746	6,076	6,076

Total	$25,371	$25,522	$33,320	$33,413	$27,739	$27,727	$27,986	$27,541

     The following table sets forth the activity in our investment securities portfolio during the periods indicated.

	At or For the Six
	Months Ended		At or For the Year Ended
	June 30,		December 31,
(In thousands)	2009	2008	2008	2007	2006

Mortgage-backed and related securities:
Mortgage-backed and related securities, beginning of period (1)	$14,589	$12,621	$12,621	$8,501	$7,126

Purchases	—	4,503	4,527	5,984	3,000
Sales	—	—	—	—	—
Repayments and prepayments	(2,005)	(1,579)	(2,727)	(2,035)	(1,641)
Increase (decrease) in net unrealized gain	87	(191)	168	171	16

Net increase (decrease) in mortgage-backed securities	(1,918)	2,733	1,968	4,120	1,375

Mortgage-backed and related securities, end of period (1)	$12,671	$15,354	$14,589	$12,621	$8,501

Investment securities:
Investment securities, beginning of period (1)	$15,925	$12,320	$12,320	$16,254	$25,224

Purchases	—	10,051	12,051	6,355	4,290
Sales	—	(960)	(2,160)	(3,600)	(8,020)
Maturities	(5,894)	(3,098)	(6,254)	(6,850)	(5,435)
Increase (decrease) in net unrealized gain	(79)	(84)	(32)	161	195

Net increase (decrease) in investment securities	(5,973)	5,909	3,605	(3,934)	(8,970)

Investment securities, end of period (1)	$9,952	$18,229	$15,925	$12,320	$16,254

(1)	At fair value.

     The following tables set forth the stated maturities and weighted average yields of securities at June 30, 2009 and December 31, 2008. Weighted average yields on tax-exempt securities are presented on a tax equivalent basis using a federal marginal tax rate of 34.0%. Certain mortgage-backed securities have adjustable interest rates and will reprice annually within the various maturity ranges. These repricing schedules are not reflected in the table below. Weighted average yield calculations on investments available for sale do not give effect to changes in fair value that are reflected as a component of equity.
At June 30, 2009:

			More than		More than
	One Year		One Year to		Five Years to		More than
	or Less		Five Years		Ten Years		Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
(Dollars in thousands)	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

U.S. government agencies and corporations	$1,001	3.40%	$1,614	4.68%	$2,025	4.99%	$—	—%	$4,640	4.54%
States and political subdivisions	1,011	6.31	743	5.53	589	5.50	2,969	5.65	5,312	5.74
Mortgage-backed and related securities	4,357	4.68	5,689	5.19	1,699	5.16	926	5.44	12,671	5.03
Federal Home Loan Bank of Cincinnati common stock	—	—	—	—	—	—	2,899	4.50	2,899	4.50

Total	$6,369	4.73%	$8,046	5.12%	$4,313	5.13%	$6,794	5.13%	$25,522	5.03%

At December 31, 2008:

			More than		More than
	One Year		One Year to		Five Years to		More than
	or Less		Five Years		Ten Years		Ten Years		Total
		Weighted		Weighted		Weighted		Weighted		Weighted
	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average	Carrying	Average
(Dollars in thousands)	Value	Yield	Value	Yield	Value	Yield	Value	Yield	Value	Yield

U.S. government agencies and corporations	$5,037	3.61%	$1,759	4.69%	$3,853	5.00%	$—	—%	$10,649	4.29%
States and political subdivisions	1,011	6.30	730	5.53	573	5.50	2,962	5.64	5,276	5.74
Mortgage-backed and related securities	2,674	4.39	5,465	4.99	2,968	5.49	3,482	5.59	14,589	5.12
Federal Home Loan Bank of Cincinnati common stock	—	—	—	—	—	—	2,899	5.00	2,899	5.00

Total	$8,722	4.16%	$7,954	4.97%	$7,394	5.24%	$9,343	5.42%	$33,413	4.95%

     Bank Owned Life Insurance. We invest in bank owned life insurance to provide us with a funding source for our benefit plan obligations. Bank owned life insurance also generally provides us non-interest income that is non-taxable. Federal regulations generally limit our investment in bank owned life insurance to 25% of our Tier 1 capital plus our allowance for loan losses at the time of investment. This investment is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At June 30, 2009, December 31, 2008, and December 31, 2007, the aggregate cash surrender value of these policies was $6.4 million, $6.2 million and $6.0 million, respectively.
     Deposits. We accept deposits primarily from individuals and businesses who are located in our primary market area or who have a pre-existing lending relationship with us. We rely on competitive pricing, customer service, account features and the location of our branch offices to attract and retain deposits. Deposits serve as the primary source of funds for our lending and investment activities. Deposit accounts offered include individual and business checking accounts, money market accounts, individual NOW accounts, savings accounts and certificates of deposit. Non-interest-bearing accounts consist of free checking and commercial checking accounts.
     During the year ended December 31, 2007, balances in non-interest-bearing accounts decreased by approximately $3.4 million due to a large public deposit being moved to a money market account. In subsequent periods, balance levels in these types of accounts have remained stable while the numbers of accounts have grown. Free checking accounts typically have lower average balances, but have contributed to increases in non-interest income through overdraft fees.
     Demand deposit and NOW accounts increased at a rate of 8.46% and 11.08% for the years ended December 31, 2008 and 2007, respectively, and increased 4.59% during the six months ended June 30, 2009. The increases in demand deposit and NOW accounts is primarily due to the expansion of our branch network in Monroe County and Bradley County, where we currently operate two full service branch offices and six off-site automated teller machines. We have also established a senior travel club and made other promotional and discount offerings available to customers in connection with these products.
     Certificate of deposits decreased by $13.3 million during the six months ended June 30, 2009. A portion of these funds were moved to other types of interest-bearing deposits with us including money market accounts. Lower levels of market interest rates, as well as competitor pricing significantly above prevailing market rates, has contributed to the decline in certificates of deposit. Our need for loan funding, ability to invest these funds for a positive return and consideration of other customer relationships influences our willingness to match above market rates to retain these accounts.
     The following table sets forth the balances of our deposit accounts at the dates indicated.

	At June 30,	At December 31,
(In thousands)	2009	2008	2007	2006

Non-interest-bearing accounts	$7,963	$7,289	$7,807	$11,169
Demand and NOW accounts	40,171	38,408	35,413	31,881
Money market accounts	28,576	22,130	16,402	12,544
Passbook savings accounts	11,313	10,505	11,372	11,985
Certificates of deposit	114,897	128,161	126,350	103,635

Total	$202,920	$206,493	$197,344	$171,214

     The following table indicates the amount of jumbo certificates of deposit by time remaining until maturity as of June 30, 2009 and December 31, 2008, none of which are brokered deposits. Jumbo certificates of deposit require minimum deposits of $100,000.

Maturity Period	Amount
(In thousands)
At June 30, 2009:
Three months or less	$9,085
Over three through six months	6,587
Over six through twelve months	13,909
Over twelve months	17,644

Total	$47,225

At December 31, 2008:
Three months or less	$11,321
Over three through six months	8,576
Over six through twelve months	14,677
Over twelve months	21,870

Total	$56,444

     The following table sets forth time deposits classified by rates at the dates indicated.

	At June 30,	At December 31,
(In thousands)	2009	2008	2007	2006

0.00 - 1.00%	$1,208	$548	$203	$430
1.01 - 2.00%	19,133	9,109	1,875	2,855
2.01 - 3.00%	16,697	13,122	1,763	4,049
3.01 - 4.00%	22,271	37,146	19,015	24,425
4.01 - 5.00%	33,420	41,344	45,705	42,736
5.01 - 6.00%	21,985	26,762	57,403	28,749
6.01 - 7.00%	—	55	—	—
7.01 - 8.00%	183	75	386	391

Total	$114,897	$128,161	$126,350	$103,635

     The following table sets forth the amount and maturities of time deposits at June 30, 2009.

	Amount Due
						Percent of
		More Than	More Than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
(Dollars in thousands)	One Year	Two Years	Three Years	Three Years	Total	Accounts

0.00 - 1.00%	$1,208	$—	$—	$—	$1,208	1.05%
1.01 - 2.00%	16,437	2,548	116	32	19,133	16.65
2.01 - 3.00%	12,350	2,011	1,229	1,107	16,697	14.53
3.01 - 4.00%	14,570	3,038	812	3,851	22,271	19.39
4.01 - 5.00%	18,374	7,195	4,089	3,762	33,420	29.09
5.01 - 6.00%	7,371	4,223	8,080	2,311	21,985	19.13
6.01 - 7.00%	—	—	—	—	—	—
7.01 - 8.00%	108	75	—	—	183	0.16

Total	$70,418	$19,090	$14,326	$11,063	$114,897	100.00%

     The following table sets forth the amount and maturities of time deposits at December 31, 2008.

	Amount Due
						Percent of
		More Than	More Than			Total Time
	Less Than	One Year to	Two Years to	More Than		Deposit
(Dollars in thousands)	One Year	Two Years	Three Years	Three Years	Total	Accounts

0.00 - 1.00%	$491	$57	$—	$—	$548	0.43%
1.01 - 2.00%	8,300	809	—	—	9,109	7.11
2.01 - 3.00%	10,056	1,516	854	696	13,122	10.24
3.01 - 4.00%	27,457	3,866	2,020	3,803	37,146	28.98
4.01 - 5.00%	21,470	10,420	5,013	4,441	41,344	32.26
5.01 - 6.00%	8,088	6,006	5,836	6,832	26,762	20.88
6.01 - 7.00%	—	—	—	55	55	0.04
7.01 - 8.00%	—	—	75	—	75	0.06

Total	$75,862	$22,674	$13,798	$15,827	$128,161	100.00%

     The following table sets forth deposit activity for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006

Beginning balance	$206,493	$197,344	$197,344	$171,214	$153,190
Increase (decrease) before interest credited	(5,358)	4,562	4,161	20,424	14,327
Interest credited	1,785	3,007	4,988	5,706	3,697
Net increase (decrease) in deposits	(3,573)	7,569	9,149	26,130	18,024

Ending balance	$202,920	$204,913	$206,493	$197,344	$171,214

     Borrowings. We use borrowings from the Federal Home Loan Bank of Cincinnati to supplement our supply of funds for loans and investments and for interest rate risk management.

	Six Months Ended
	June 30,		Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006

Maximum balance outstanding at any month-end during period:
Federal Home Loan Bank advances	$14,422	$11,282	$16,310	$15,622	$18,637
Securities sold under agreements to repurchase	1,292	2,098	2,098	1,927	2,336

Average balance outstanding during period:
Federal Home Loan bank advances	$11,573	$7,226	$9,690	$11,035	$12,956
Securities sold under agreements to repurchase	1,155	1,660	1,400	1,692	1,667

Weighted average interest rate during period:
Federal Home Loan bank advances	3.68%	3.95%	3.78%	4.13%	4.16%
Securities sold under agreements to repurchase	0.69%	1.81%	1.62%	2.14%	2.08%

Balance outstanding at end of period:
Federal Home Loan bank advances	$10,378	$11,282	$16,310	$5,532	$15,630
Securities sold under agreements to repurchase	972	1,398	912	1,151	1,681

Weighted average interest rate at end of period:
Federal Home Loan bank advances	4.06%	3.74%	3.25%	4.42%	4.23%
Securities sold under agreements to repurchase	0.73%	1.55	0.99	2.15	2.15

Results of Operations for the Six Months Ended June 30, 2009 and 2008
     Overview. Net income increased $621,000, or 134.1%, for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Factors that contributed to the increase in net income were an increase in net interest income of $347,000, a decrease in provision for loan losses of $169,000, an increase in non-interest income of $304,000, a decrease in non-interest expense of $53,000, partially offset by an increase in income tax expense of $253,000.
     Net Interest Income. Net interest income increased by $347,000, or 8.3%, to $4.5 million for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Total interest income decreased by $325,000, or 4.1%, to $7.5 million for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008, primarily as a result of a decrease in market interest rates. Interest income on loans decreased $147,000, or 2.1%, to $6.8 million during the six months ended June 30, 2009 due to a decrease in market interest rates, while average outstanding loans increased $15.0 million, or 8.4%, to $194.0 million during the period due to continued loan portfolio development in our Bradley County branches and an increased demand for loans in the lower interest rate environment. The average yield on the loan portfolio decreased by 0.75% during the six months ended June 30, 2009 primarily as a result of a decrease in market interest rates. The average balance of investments decreased $2.6 million, or 8.3%, to $28.9 million for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008, primarily as a result of $5.7 million in investment securities being called during the 2009 period. In addition, the average balance and yield earned on overnight investments decreased for the six months ended June 30, 2009 due to lower levels of excess funding and a decrease in market interest rates.
     Total interest expense decreased $672,000, or 18.3%, to $3.0 million for the six months ended June 30, 2009 due to a 76 basis point decrease in average interest-bearing deposit costs, partially offset by a $1.8 million increase in average interest-bearing deposit balances. Our average outstanding balance of borrowings increased $3.8 million to $12.7 million for the six months ended June 30, 2009 and our weighted average cost of borrowings decreased by 14 basis points during the period.
     Provision for Loan Losses. The provision for loan losses was $118,000 for the six months ended June 30, 2009 compared to $287,000 for the six months ended June 30, 2008. The decrease in the provision was due to a $1.6 million reduction in adversely classified assets during the 2009 period. During the six months ended June 30, 2009, a $2.7 million loan for the acquisition and development of a residential subdivision was acquired by foreclosure and sold to another party.

Average Balances and Yields
     The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material. Tax exempt income on loans and on investment and mortgage-backed securities has been calculated on a tax equivalent basis using a federal marginal tax rate of 34.0%.

	At June 30,	Six Months Ended June 30,
	2009	2009			2008
			Interest			Interest
	Yield/	Average	and	Yield/	Average	and	Yield/
(Dollars in thousands)	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Assets:
Interest-bearing deposits at other financial institutions	1.80%	$5,522	$35	1.26%	$7,237	$88	2.44%
Loans	6.85	194,049	6,799	7.01	179,010	6,946	7.76
Investment securities	5.18	16,045	355	4.42	16,611	555	6.68
Mortgage-backed and related securities	5.03	12,883	320	4.97	14,872	182	2.45
Other interest-earning assets	0.25	1,679	2	0.25	5,211	65	2.48

Total interest-earning assets	6.45	230,178	7,511	6.53	222,941	7,836	7.03

Non-interest-earning assets		19,440			19,091

Total assets		$249,618			242,032

Liabilities and equity:
Demand and NOW accounts	0.67	$41,273	173	0.84	$40,392	274	1.36
Money market accounts	1.74	25,368	239	1.89	19,623	281	2.87
Passbook savings accounts	0.40	11,306	26	0.46	11,673	43	0.74
Certificates of deposit	3.75	122,396	2,348	3.84	126,820	2,919	4.60

Total interest-bearing deposits	2.63	200,343	2,786	2.78	198,508	3,517	3.54

Federal Home Loan Bank advances	4.06	11,573	213	3.68	7,226	143	3.95
Securities sold under agreements to repurchase	0.73	1,155	4	0.69	1,660	15	1.81

Total interest-bearing liabilities	2.69	213,071	3,003	2.82	207,394	3,675	3.54

Non-interest-bearing deposits		8,142			7,813
Other non-interest-bearing liabilities		3,437			3,339

Total liabilities		224,650			218,546

Total equity		24,968			23,486

Total liabilities and equity		$249,618			$242,032

Net interest income			$4,508			$4,161

Interest rate spread				3.71			3.49

Net interest margin				3.92			3.73

Average interest-earning assets to average interest-bearing liabilities				108.03%			107.50%

	Year Ended December 31,
	2008			2007			2006
		Interest			Interest			Interest
	Average	and	Yield/	Average	and	Yield/	Average	and	Yield/
(Dollars in thousands)	Balance	Dividends	Cost	Balance	Dividends	Cost	Balance	Dividends	Cost

Assets:
Interest-bearing deposits at other financial institutions	$5,125	$133	2.60%	$7,341	$357	4.87%	$5,118	$161	3.15%
Loans	185,292	13,824	7.46	164,065	13,421	8.18	147,582	11,314	7.67
Investment securities	18,667	832	4.46	20,369	976	4.79	25,050	1,042	4.16
Mortgage-backed and related securities	14,382	725	5.04	9,810	473	4.82	6,436	258	4.00
Other interest-earning assets	2,662	66	2.47	4,493	230	5.12	—	—	—

Total interest-earning assets	226,128	15,580	6.89	206,078	15,457	7.50	184,186	12,775	6.94

Non-interest-earning assets	19,377			18,720			15,399

Total assets	245,505			224,798			199,585

Liabilities and equity:
Demand and NOW accounts	40,821	517	1.27	35,450	527	1.49	29,603	341	1.15
Money market accounts	20,726	541	2.61	14,304	462	3.23	12,831	337	2.62
Passbook savings accounts	11,350	82	0.72	11,851	95	0.80	12,908	72	0.56
Certificates of deposit	126,950	5,604	4.41	117,072	5,525	4.72	97,496	3,953	4.05

Total interest-bearing deposits	199,847	6,744	3.37	178,677	6,609	3.70	152,838	4,703	3.08

Federal Home Loan Bank advances	9,690	366	3.78	11,035	456	4.13	12,956	539	4.16
Securities sold under agreements to repurchase	1,400	23	1.62	1,692	36	2.14	1,667	35	2.08

Total interest-bearing liabilities	210,937	7,133	3.38	191,404	7,101	3.71	167,461	5,277	3.15

Non-interest-bearing deposits	7,710			8,112			7,911
Other non-interest-bearing liabilities	3,347			2,973			2,514

Total liabilities	221,994			202,489			177,886

Total equity	23,511			22,309			21,699

Total liabilities and equity	$245,505			$224,798			$199,585

Net interest income		$8,447			$8,356			$7,498

Interest rate spread			3.51			3.79			3.79

Net interest margin			3.74			4.05			4.07

Average interest-earning assets to average interest-bearing liabilities			107.20%			107.67%			109.99%

     Rate/Volume Analysis. The following table sets forth the effects of changing rates and volumes on our net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume have been allocated proportionally based on the absolute dollar amounts of change in each.

	Six Months Ended June 30, 2009			Year Ended December 31, 2008			Year Ended December 31, 2007
	Compared to			Compared to			Compared to
	Six Months Ended June 30, 2008			Year Ended December 31, 2007			Year Ended December 31, 2006
	Increase (Decrease)			Increase (Decrease)			Increase (Decrease)
	Due to			Due to			Due to
(In thousands)	Volume	Rate	Net	Volume	Rate	Net	Volume	Rate	Net

Interest income:
Interest-bearing deposits at other financial institutions	$(42)	$(11)	$(53)	$(108)	$(116)	$(224)	$70	$126	$196
Loans receivable	1,167	(1,314)	(147)	1,736	(1,333)	403	1,264	843	2,107
Investment securities	(38)	(162)	(200)	(77)	(68)	(145)	(195)	129	(66)
Mortgage-backed and related securities	(487)	625	138	220	32	252	135	80	215
Other interest-earning assets	(88)	25	(63)	(93)	(70)	(163)	—	230	230

Total interest-earning assets	512	(837)	(325)	1,678	(1,555)	123	1,274	1,408	2,682

Interest expense:
Deposits	(30)	(702)	(732)	750	(615)	135	892	1,013	1,905
Federal Home Loan Bank advances	172	(102)	70	(56)	(34)	(90)	(80)	(3)	(83)
Securities sold under agreement to repurchase	(9)	(1)	(10)	(6)	(7)	(13)	1	1	2

Total interest-bearing liabilities	133	(805)	(672)	688	(656)	32	813	1,011	1,824

Net increase (decrease) in interest income	$379	$(32)	$347	$990	$(899)	$91	$461	$397	$858

     Non-interest Income. Non-interest income increased $304,000 to $2.5 million during the six months ended June 30, 2009 from $2.2 million for the six months ended June 30, 2008. Factors that contributed to the increase in non-interest income during the 2009 period were a $31,000 increase in fees on deposit accounts and a $24,000 increase in fees related to debit cards. Decreases in other charges and fees were primarily the result of a reduction in origination fees related to non-real estate secured loans, which also experienced a decrease in volume between the two periods. Investment sales commissions decreased during the six months ended June 30, 2009 due to a decline in the value of investments. Other non-interest income increased during the 2009 period primarily due to an increase of $349,000 in fees related to the origination and sale of fixed-rate mortgage loans into the secondary market. These amounts were unusually high due to low interest rate levels and an increase in refinancing transactions during the six months ended June 30, 2009. We do not anticipate that this significant increase in other non-interest income will continue.
     Non-interest Expense. Non-interest expense decreased $53,000 for the six months ended June 30, 2009 as compared to the six months ended June 30, 2008. Salary and benefits expense decreased by $226,000 primarily due to reductions in staffing levels at TiServ, Inc. and lower levels of commissions paid to loan origination officers. Federal Deposit Insurance Corporation premiums increased by $258,000 for the six months ended June 30, 2009 as compared to the six-month period ended June 30, 2008 primarily as a result of higher assessment rates and a $109,000 one-time special assessment imposed by the Federal Deposit Insurance Corporation during the 2009 period. Data processing fees decreased by $109,000 during the six months ended June 30, 2009 as a result of revised contract terms negotiated with our provider of core processing services during the fourth quarter of 2008.
     Income Tax Expense. Income tax expense increased by $253,000 for the six months ended June 30, 2009 as compared to the six month period ended June 30, 2008 primarily due to an increase in pre-tax income.
     Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $1.1 million and $269,000 for the six months ended June 30, 2009 and 2008, respectively. The increase in total comprehensive income resulted from an increase in net income of $621,000 and an increase in adjustments to accumulated other comprehensive income of $229,000 from the change in unrealized gains (losses) on securities available for sale.
Results of Operations for the Years Ended December 31, 2008 and 2007
     Overview. Net income decreased $11,000, or 1.0%, to $1.1 million for the year ended December 31, 2008 compared to the year ended December 31, 2007. Our primary source of income during each of the years ended December 31, 2008 and 2007 was net interest income, which increased from $8.3 million at December 31, 2007 to $8.4 million at December 31, 2008. Non-interest income increased by $131,000 during the year ended December 31, 2008 while non-interest expense decreased by $181,000 during fiscal 2008. We opened two new branch offices in Bradley County in early 2007 and additional expenses related to starting those operations, which are not amortized, were realized during the year ended December 31, 2007. Employee performance bonuses for our officers are typically expensed in the year they occur, but paid in the first quarter of the following year after full results of the operating year are known. During the year ended December 31, 2008, our compensation committee, board of directors and senior management determined that events in the general economy, and more particularly in the housing and commercial lending markets, might require us to retain additional capital. Accordingly, officer performance incentive bonuses accrued throughout the year in 2008 were reversed in the fourth quarter of 2008, which decreased non-interest expense by $263,000. Cash performance bonuses paid to officers in the first quarter of 2008 were expensed during the year ended December 31, 2007.
     Net Interest Income. Net interest income increased by $91,000, or 1.1%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007, primarily due to increases in loans, deposits and borrowings resulting from our new Bradley County branches and lower market interest rates. Total interest income increased by $123,000, or 0.8%, and loan interest income increased by $403,000, or 3.0%, during the year ended December 31, 2008, due primarily to an increase in average loan balances of $21.2 million, or 12.9%, during fiscal 2008. Total interest expense increased by $32,000, or 0.5%, during the year ended December 31, 2008, while average interest-bearing liabilities increased $19.5 million, or 10.2%, due primarily to an increase in deposits of $9.1 million, or 4.6%, resulting from our new Bradley County branches and more aggressive deposit solicitation efforts. Federal Home Loan Bank of Cincinnati advances at December 31, 2008 totaled $16.3 million as compared to $5.5 million at December 31, 2007 as we utilized favorable rates to fund lending.
     Provision for Loan Losses. The provision for loan losses was $761,000 for the year ended December 31, 2008 as compared to $443,000 for the year ended December 31, 2007. The increase in the provision was attributable to increases in classified assets and increases in evaluated qualitative risk factors, primarily related to prevailing economic conditions, used to determine the overall risk inherent in our loan portfolio during the year ended December 31, 2008. In evaluating these qualitative risk factors, loans are grouped by category among residential real estate loans, non-residential real estate and land loans, commercial business loans and consumer loans in order to determine estimated loss percentages for each category. The qualitative risk factors that we consider in determining the loss percentages include current industry conditions, unemployment rates, home permits, home price index, the levels and trends of delinquencies, percentage of classified loans to total loans, charge-offs, bankruptcy filings and collateral values in our primary market area. The evaluation of these qualitative risk factors to the non-residential loan portfolio and the commercial business loan portfolio primarily contributed to the increase in the provision for loan losses from 2007 to 2008. The allowance for loan losses for non-residential real estate loans and for commercial business loans increased from 30.6% to 39.6% and from 11.0% to 17.7% of the total allowance, respectively, from December 31, 2007 to December 31, 2008.
     Non-interest Income. During the year ended December 31, 2008, total non-interest income increased $131,000, or 3.3%, as compared to the year ended December 31, 2007. The increase in non-interest income was primarily the result of an increase of $242,000 in net fees related to deposit overdraft fees, a $62,000 increase in income from debit cards, a $127,000 decrease in other fees and charges from Valley Title Services, LLC due to decreased loan demand, and a $59,000 reduction in fees and charges relating to consumer finance loans made by Southland Finance, Inc. due to decreased loan demand.
     Non-interest Expense. Non-interest expense decreased by $181,000, or 1.73%, for the year ended December 31, 2008 as compared to the year ended December 31, 2007. The primary factors effecting the change were a $181,000 reduction in salary and benefits expense, which was primarily the result of a decrease in salary expense relating to a reduction in staffing at Valley Title Services, LLC, and a reduction in occupancy expense and equipment due to capitalized equipment expenses relating to the opening of our two new Bradley County branches in 2007. Federal Deposit Insurance Corporation insurance premium costs increased $62,000 during the year ended December 31, 2008 due to a one-time assessment credit being fully used during the fourth quarter of 2007. Data processing costs increased $86,000 during the year ended December 31, 2008 due to increased account growth related to our opening of our Bradley County branches. Advertising expenses decreased by $104,000 during the year ended December 31, 2008 as we reduced previous marketing efforts associated with the opening of our Bradley County branches in 2007.
     Income Tax Expense. Provision for income taxes increased $95,000, or 24.2%, during the year ended December 31, 2008 primarily due to increased pre-tax income.
     Total Comprehensive Income. Total comprehensive income for the periods presented consists of net income and the change in unrealized gains (losses) on securities available for sale, net of tax. Total comprehensive income was $1.2 million and $1.4 million for the years ended December 31, 2008 and 2007, respectively. The decrease in total comprehensive income resulted from a decrease in net income of $11,000 and a decrease in adjustments to accumulated other comprehensive income of $206,000 from the change in unrealized gains (losses) on securities available for sale.
Risk Management
     Overview. Managing risk is an essential part of successfully managing a financial institution. Our most prominent risk exposures are credit risk, interest rate risk and market risk. Credit risk is the risk of not collecting the interest and/or the principal balance of a loan or investment when it is due. Interest rate risk is the potential reduction of interest income as a result of changes in interest rates. Market risk arises from fluctuations in interest rates that may result in changes in the values of financial instruments, such as available-for-sale securities that are accounted for on a mark-to-market basis. Other risks that we face are operational risk, liquidity risks and reputation risk. Operational risks include risks related to fraud, regulatory compliance, processing errors, technology and disaster recovery. Liquidity risk is the possible inability to fund obligations to depositors, lenders or borrowers. Reputation risk is the risk that negative publicity or press, whether true or not, could cause a decline in our customer base or revenue.
     Credit Risk Management. Our strategy for credit risk management focuses on having well-defined credit policies and uniform underwriting criteria and providing prompt attention to potential problem loans. We do not offer, and have not offered, Alt-A, sub-prime or no-documentation mortgage loans.
     When a borrower fails to make a required loan payment, we take a number of steps to have the borrower cure the delinquency and restore the loan to current status. When the loan becomes 15 day past due, a late notice is sent to the borrower. When the loan becomes 30 days past due, a more formal letter is sent. Between 15 and 30 days past due, telephone calls are also made to the borrower. After 30 days, we regard the borrower in default. At 60 days delinquent, the borrower may be sent a letter from our attorney and we may commence collection proceedings. If a foreclosure action is instituted and the loan is not brought current, paid in full, or refinanced before the foreclosure sale, the real property securing the loan generally is sold at foreclosure. Generally, when a consumer loan becomes 60 days past due, we institute collection proceedings and attempt to repossess any personal property that secures the loan. Management informs the board of directors monthly of the amount of loans delinquent more than 30 days, all loans in foreclosure and repossessed property that we own.
     Analysis of Non-performing and Classified Assets. We consider repossessed assets and loans that are 90 days or more past due to be non-performing assets. Loans are generally placed on nonaccrual status when they become 90 days delinquent at which time the accrual of interest ceases and the allowance for any uncollectible accrued interest is established and charged against operations. Typically, payments received on a nonaccrual loan are first applied to the outstanding principal balance.
     Real estate that we acquire as a result of foreclosure or by deed-in-lieu of foreclosure is classified as real estate owned until it is sold. When property is acquired it is recorded at the lower of its cost, which is the unpaid balance of the loan plus foreclosure costs, or fair market value at the date of foreclosure. Any holding costs and declines in fair value after acquisition of the property result in charges against income.

     The following table provides information with respect to our non-performing assets at the dates indicated.

	At June 30,	At December 31,
(Dollars in thousands)	2009	2008	2007	2006	2005	2004

Non-accrual loans:
Residential real estate	$443	$688	$149	$93	$431	$48
Non-residential real estate	296	2,882	—	—	—	—
Construction	—	270	144	—	—	—
Commercial business	12	280	—	—	—	—
Consumer	36	19	23	44	66	35

Total	787	4,139	316	137	497	83
Accruing loans past due 90 days or more:
Residential real estate	3	3	—	27	—	—
Non-residential real estate	—	—	—	—	—	—
Construction	—	—	—	—	—	—
Commercial business	—	—	—	—	116	—
Consumer	9	30	43	16	17	—

Total	12	33	43	43	133	—
Total of non-accrual and 90 days or more past due loans	799	4,172	359	180	630	83

Real estate owned	252	230	—	—	235	109
Other non-performing assets	25	26	36	48	42	20

Total non-performing assets	1,076	4,428	395	228	907	212
Troubled debt restructurings	2,179	267	219	210	214	129

Troubled debt restructurings and total non-performing assets	$3,255	$4,695	$614	$438	$1,121	$341

Total non-performing loans to total loans.	0.41%	2.08%	0.20%	0.11%	0.45%	0.07%
Total non-performing loans to total assets	0.33%	1.66%	0.16%	0.08%	0.33%	0.05%
Total non-performing assets and troubled debt restructurings to total assets	1.34%	1.87%	0.27%	0.21%	0.59%	0.19%

     The increase in non-performing loans from December 31, 2007 to December 31, 2008 was attributable to a $2.7 million non-residential real estate development loan, a $140,000 speculative residential construction loan, a $228,000 commercial business loan secured by non-real estate assets of a trucking company, and several residential real estate loans totaling $539,000 where borrowers were unable to meet their contractual obligations due to job loss or other factors that impeded their ability to repay such loans. During the six months ended June 30, 2009, the $2.7 million non-residential real estate development loan discussed above was foreclosed on and refinanced with a third party borrower and the $228,000 commercial business loan discussed above was charged off.
     We periodically modify loans to extend the term or make other concessions to help borrowers stay current on their loan and to avoid foreclosure. We do not forgive principal or interest on loans or modify the interest rates on loans to rates that are below market rates. At June 30, 2009, we had $2.2 million of these modified loans, which are also referred to as troubled debt restructurings, as compared to $267,000 at December 31, 2008. The increase in troubled debt restructurings during the six months ended June 30, 2009 was primarily the result of restructuring a $1.0 million commercial real estate loan to interest-only payments and the modification of eight one- to four-family residential mortgage loans totaling $751,000. All troubled debt restructurings, with the exception of the $1.0 million commercial real estate loan described above, were restructured to bring delinquent accounts to a current status. At June 30, 2009, $59,000 of the total $2.2 million of trouble debt restructurings were not current.
     Interest income that would have been recorded for the six months ended June 30, 2009 and the year ended December 31, 2008, had non-accruing loans been current according to their original terms, amounted to $78,000 and $158,000, respectively. Interest income of $195,000 and $406,000 related to non-performing loans was included in interest income for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively.
     Federal regulations require us to review and classify our assets on a regular basis. In addition, the Office of Thrift Supervision has the authority to identify problem assets and, if appropriate, require them to be classified. There are three classifications for problem assets; substandard, doubtful and loss. “Substandard assets” must have one or more defined weakness and are characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. “Doubtful assets” have the weaknesses of substandard assets with the additional characteristic that the weaknesses make collection or liquidation in full on the basis of currently existing facts, conditions and values questionable, and there is a high possibility of loss. An asset classified “loss” is considered uncollectible and of such little value that continuance as an asset of the institution is not warranted. The regulations also provide for a “special mention” category, described as assets which do not currently expose an institution to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving close attention. When we classify an asset as substandard or doubtful we may establish a specific allowance for loan losses. If we classify an asset as loss, we charge off an amount equal to 100% of the portion of the asset classified loss.
     The following table shows the aggregate amounts of our classified assets at the dates indicated.

	At June 30,	At December 31,
(In thousands)	2009	2008	2007	2006

Special mention assets	$2,695	$2,299	$3,171	$2,617
Substandard assets	4,461	6,514	1,122	728
Doubtful assets	—	—	—	—
Loss assets	37	34	47	734

Total classified assets	$7,193	$8,847	$4,340	$4,079

     Classified assets include loans that are classified due to factors other than payment delinquencies, such as lack of current financial statements and other required documentation, insufficient cash flows or other deficiencies, and, therefore are not included as non-performing assets. Other than as disclosed in the above tables, there are no other loans where management has serious doubts about the ability of the borrowers to comply with the present loan repayment terms.
     Delinquencies. The following table provides information about delinquencies (excluding non-accrual loans) in our loan portfolio at the dates indicated.

	At June 30,				At December 31,
	2009				2008
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number	Principal	Number	Principal	Number	Principal	Number	Principal
	of	Balance	of	Balance	of	Balance	of	Balance
(In thousands)	Loans	of Loans	Loans	of Loans	Loans	of Loans	Loans	of Loans
Residential real estate	6	$247	1	$3	10	$537	2	$3
Non-residential real estate	1	21	—	—	1	176	—	—
Construction	—	—	—	—	—	—	—	—
Commercial business	1	21	—	—	2	20	—	—
Consumer	38	189	7	9	69	273	8	30

Total	46	$478	8	$12	82	$1,006	10	$33

	At December 31,
	2007				2006
	30-89 Days		90 Days or More		30-89 Days		90 Days or More
	Number	Principal	Number	Principal	Number	Principal	Number	Principal
	of	Balance	of	Balance	of	Balance	of	Balance
(In thousands)	Loans	of Loans	Loans	of Loans	Loans	of Loans	Loans	of Loans

Residential real estate	11	$546	—	$—	9	$381	2	$27
Non-residential real estate	1	7	—	—	1	18	—	—
Construction	—	—	—	—	—	—	—	—
Commercial business	1	14	—	—	1	9	—	—
Consumer	47	195	9	43	78	334	6	16

Total	60	$762	9	$43	89	$742	8	$43

     Analysis and Determination of the Allowance for Loan Losses
     The allowance for loan losses is a valuation allowance for probable losses inherent in the loan portfolio. We evaluate the need to establish allowances against losses on loans on a monthly basis. When additional allowances are necessary, a provision for loan losses is charged to earnings. Our methodology for assessing the appropriateness of the allowance for loan losses is reviewed periodically by the board of directors. The board of directors also reviews the allowance for loan losses established on a quarterly basis.
     General Valuation Allowance. We establish a general valuation allowance for loans that should be adequate to reserve for the estimated credit losses inherent in each segment of our loan portfolio, given the facts and circumstances as of the valuation date for all loans in the portfolio that have not been classified. The allowance is based on our average annual rate of net charge offs experienced over the previous three years on each segment of the portfolio and is adjusted for current qualitative factors. If historical loss data is not available for a segment, the estimates used will be no less than the industry average for that segment. For purposes of determining the estimated credit losses, the loan portfolio is segmented as follows: (i) residential real estate loans (one- to four-family); (ii) commercial real estate loans; (iii) commercial loans (secured); (iv) commercial loans (unsecured and leases); and (v) consumer loans. Qualitative factors that are considered in determining the adequacy of the allowance for loan losses are as follows: (i) trends of delinquent and non-accrual loans; (ii) economic factors; (iii) concentrations of credit; (iv) changes in the nature and volume of the loan portfolio; and (v) changes in lending staff and loan policies.
     Specific Valuation Allowance. In accordance with FASB 114, “Accounting for Creditors for Impairment of a Loan,” all adversely classified loans meeting the following loan balance thresholds will be individually reviewed: (i) residential loans greater than $100,000; (ii) commercial real estate loans and land loans greater than $50,000; (iii) consumer loans greater than $25,000; and (iv) all other commercial loans. Any portion of the recorded investment in excess of the fair value of the collateral that can be identified as uncollectible will be charged off against the allowance for loan losses.
     We establish a specific allowance for loan losses for 100% of the assets or portions thereof classified as loss. The amount of the loss will be the excess of the recorded investment in the loan over the fair value of collateral estimated on the date that a probable loss is identified. Lending management will use updated appraisals, National Automobile Dealers Association values, or other prudent sources for determining collateral value.
     All other adversely classified loans as well as special mention and watch loans will be reviewed in accordance with FASB 5, “Accounting for Contingencies.” Our historical loss experience in each category of loans will be utilized in determining the allowance for that group. The loss history will be based on the average actual loss sustained from the sale of real estate owned. If we have not experienced any losses in a particular category, the factor will be determined from either the loss history of a reasonably similar category or the peer group industry average. The determined loss factor in each loan category may be adjusted for qualitative factors as determined by management.
     Unallocated Valuation Allowance. Our allowance for loan losses methodology also includes an unallocated component to reflect the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the loan portfolio.

     The following table sets forth the breakdown of the allowance for loan losses by loan category at the dates indicated.

	At June 30,			At December 31,
	2009			2008			2007
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
(Dollars in thousands)	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Residential real estate (1)	$766	27.77%	51.10%	$906	29.39%	51.58%	$989	39.00%	52.41%
Non-residential real estate (1)	1,151	41.73	36.89	1,221	39.61	34.89	777	30.62	34.13
Commercial business	396	14.35	6.22	545	17.69	7.30	278	10.96	5.48
Consumer	341	12.37	5.79	398	12.90	6.23	413	16.30	7.98

Total	2,654	96.22	100.00%	3,070	99.59	100.00%	2,457	96.88	100.00%

Unallocated	104	3.78		13	0.41		79	3.12

Total allowance for loan losses	$2,758	100.00%		$3,083	100.00%		$2,536	100.00%

	At December 31,
	2006			2005			2004
			% of			% of			% of
		% of	Loans in		% of	Loans in		% of	Loans in
		Allowance	Category		Allowance	Category		Allowance	Category
		to Total	to Total		to Total	to Total		to Total	to Total
(Dollars in thousands)	Amount	Allowance	Loans	Amount	Allowance	Loans	Amount	Allowance	Loans

Residential real estate (1)	$220	8.53%	52.61%	$235	11.41%	56.36%	$190	10.04%	57.77%
Non-residential real estate (1)	504	19.58	30.83	410	19.91	29.53	355	18.73	24.79
Commercial business	1,060	41.19	8.78	223	10.83	5.32	265	13.87	6.63
Consumer	369	14.34	7.78	359	17.44	8.79	379	19.98	10.81

Total	2,153	83.64	100.00%	1,227	59.59	100.00%	1,189	62.62	100.00%

Unallocated	421	16.36		832	40.41		706	37.38

Total allowance for loan losses	$2,574	100.00%		$2,059	100.00%		$1,895	100.00%

(1)	Includes construction loans.
     Although we believe that we use the best information available to establish the allowance for loan losses, future adjustments to the allowance for loan losses may be necessary and our results of operations could be adversely affected if circumstances differ substantially from the assumptions used in making the determinations. Furthermore, while we believe we have established our allowance for loan losses in conformity with generally accepted accounting principles, there can be no assurance that the Office of Thrift Supervision, in reviewing our loan portfolio, will not require us to increase our allowance for loan losses. The Office of Thrift Supervision may require us to increase our allowance for loan losses based on judgments different from ours. In addition, because future events affecting borrowers and collateral cannot be predicted with certainty, there can be no assurance that the existing allowance for loan losses is adequate or that increases will not be necessary should the quality of any loans deteriorate as a result of the factors discussed above. Any material increase in the allowance for loan losses may adversely affect our financial condition and results of operation.

     Analysis of Loan Loss Experience. The following table sets forth an analysis of the allowance for loan losses for the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004

Allowance for loan losses at beginning of period	$3,083	$2,536	$2,536	$2,574	$2,059	$1,895	$1,830

Provision for loan losses	118	287	761	443	704	341	267

Charge offs:
Residential real estate	41	—	30	20	1	45	37
Non-residential real estate	87	—	—	—	—	—	—
Construction	—	31	31	—	—	—	—
Commercial business	228	—	5	244	10	—	—
Consumer	129	124	258	265	234	213	227

Total charge-offs	485	155	324	529	245	258	264

Recoveries:
Residential real estate	20	—	2	—	—	7	6
Non-residential real estate	—	—	—	—	—	—	—
Construction	—	—	—	—	—	—	—
Commercial business	—	—	—	—	—	—	—
Consumer	22	86	108	48	56	74	56

Total recoveries	42	86	110	48	56	81	62

Net charge-offs (recoveries)	443	69	214	481	189	177	202

Allowance for loan losses at end of period	$2,758	$2,754	$3,083	$2,536	$2,574	$2,059	$1,895

Allowance for loan losses to non-performing loans	345.04%	475.24%	73.87%	704.52%	1,457.43%	326.81%	2,285.64%
Allowance for loan losses to total loans outstanding at the end of the period	1.39%	1.45%	1.52%	1.37%	1.58%	1.44%	1.52%
Net charge-offs (recoveries) to average loans outstanding during the period	0.22%	0.04%	0.12%	0.29%	0.13%	0.14%	0.18%

     Interest Rate Risk Management. We manage the interest rate sensitivity of our interest-bearing liabilities and interest-earning assets in an effort to minimize the adverse effects of changes in the interest rate environment. Deposit accounts typically react more quickly to changes in market interest rates than mortgage loans because of the shorter maturities of deposits. As a result, sharp increases in interest rates may adversely affect our earnings while decreases in interest rates may beneficially affect our earnings. To reduce the potential volatility of our earnings, we have sought to improve the match between asset and liability maturities and rates, while maintaining an acceptable interest rate spread. Our strategy for managing interest rate risk emphasizes: adjusting the maturities of borrowings; adjusting the investment portfolio mix and duration and generally selling in the secondary market substantially all newly originated fixed rate one-to-four-family residential real estate loans. We currently do not participate in hedging programs, interest rate swaps or other activities involving the use of derivative financial instruments.
     We have an Asset/Liability Management Committee, which includes members of management approved by the board of directors, to communicate, coordinate and control all aspects involving asset/liability management. The committee establishes and monitors the volume, maturities, pricing and mix of assets and funding sources with the objective of managing assets and funding sources to provide results that are consistent with liquidity, growth, risk limits and profitability goals.
     Our goal is to manage asset and liability positions to moderate the effects of interest rate fluctuations on net interest and net income.

     Net Portfolio Value Analysis. We use the net portfolio value analysis prepared by the Office of Thrift Supervision to review our level of interest rate risk. This analysis measures interest rate risk by capturing changes in net portfolio value of our cash flows from assets, liabilities and off-balance sheet items, based on a range of assumed changes in market interest rates. Net portfolio value represents the market value of portfolio equity and is equal to the market value of assets minus the market value of liabilities, with adjustments made for off-balance sheet items. These analyses assess the risk of loss in market risk-sensitive instruments in the event of a sudden and sustained 100 to 300 basis point increase or 100 basis point decrease in market interest rates with no effect given to any steps that we might take to counter the effect of that interest rate movement.
     The following table, which is based on information that we provide to the Office of Thrift Supervision, presents the change in our net portfolio value at June 30, 2009 that would occur in the event of an immediate change in interest rates based on Office of Thrift Supervision assumptions, with no effect given to any steps that we might take to counteract that change.

				Net Portfolio Value as % of
	Net Portfolio Value			Portfolio Value of Assets
Basis Point (“bp”)	(Dollars in thousands)
Change in Rates	$ Amount	$ Change	% Change	NPV Ratio	Change

300	$33,485	$1,189	4%	13.30%	63bp
200	33,313	1,017	3%	13.16%	50bp
100	33,048	752	2%	13.00%	33bp
0	32,296	—	—	12.67%	—
(100)	31,013	(1,283)	(4)%	12.16%	(51)bp
     The Office of Thrift Supervision uses various assumptions in assessing interest rate risk. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates and the market values of certain assets under differing interest rate scenarios, among others. As with any method of measuring interest rate risk, certain shortcomings are inherent in the methods of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if there is a change in interest rates, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table. Prepayment rates can have a significant impact on interest income. Because of the large percentage of loans and mortgage-backed securities we hold, rising or falling interest rates have a significant impact on the prepayment speeds of our earning assets that in turn affect the rate sensitivity position. When interest rates rise, prepayments tend to slow. When interest rates fall, prepayments tend to rise. Our asset sensitivity would be reduced if prepayments slow and vice versa. While we believe these assumptions to be reasonable, there can be no assurance that assumed prepayment rates will approximate actual future mortgage-backed security and loan repayment activity.
     Results between the net portfolio value analysis model utilized by the Office of Thrift Supervision and the accounting model defined under Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instrument (SFAS 107), can vary significantly as a result of key differences between those models. As shown in note 16 to the consolidated financial statements, Athens Federal Community Bank’s estimates of the fair value do not reflect any premium or discount that could result from offering for sale at one time Athens Federal Community Bank’s entire holdings of a particular financial instrument. Therefore, no intangibles have been estimated relating to deposits or loans. However, the net portfolio value analysis calculates deposit intangibles for each major category of deposits. This modeling difference causes the net portfolio value analysis to exceed the value computed under SFAS 107 by approximately $5.4 million. Further, and specific to loans, the net present value analysis uses the actual remaining average loan terms, which results in extremely long durations for certain long-term mortgage loans and thus creates a high fair value to present value ratio for these loans. However, as discussed in note 16 to the consolidated financial statements, the estimate of loan maturity for SFAS 107 purposes is based on Athens Federal Community Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions. The net effect of this difference in modeling approaches created an additional difference of approximately $5.5 million. Other minor differences between these models create additional, but much smaller differences, in the estimates.
     Liquidity Management. Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan repayments, maturities and sales of investment securities and borrowings from the Federal Home Loan Bank of Cincinnati. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition.
     We regularly adjust our investments in liquid assets based upon our assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objectives of our asset/liability management policy.
     Our most liquid assets are cash and cash equivalents and interest-bearing deposits. The level of these assets depends on our operating, financing, lending and investing activities during any given period. At June 30, 2009, cash and cash equivalents totaled $9.8 million. Securities classified as available-for-sale, amounting to $22.6 million and interest-bearing deposits in banks of $981,000 at June 30, 2009, provide additional sources of liquidity. In addition, at June 30, 2009, we had the ability to borrow a total of approximately $57.0 million from the Federal Home Loan Bank of Cincinnati. At June 30, 2009 we had $10.4 million in Federal Home Loan Bank advances outstanding and $12.0 million in letters of credit to secure public funds deposits.
     At June 30, 2009 we had $6.9 million in commitments to extend credit outstanding. Certificates of deposit due within one year of June 30, 2009 totaled $70.4 million, or 61.2% of certificates of deposit. We believe the large percentage of certificates of deposit that mature within one year reflects customers’ hesitancy to invest their funds for long periods due to the recent low interest rate environment and local competitive pressure. If these maturing deposits do not remain with us, we will be required to seek other sources of funds, including other certificates of deposit and borrowings. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before June 30, 2010. We believe, however, based on past experience, that a significant portion of our certificates of deposit will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.
     The following tables present certain of our contractual obligations as of June 30, 2009 and December 31, 2008.

		Payments due by period
		Less than	One to	Three to	More Than
Contractual Obligations	Total	One Year	Three Years	Five Years	Five Years
	(In thousands)
At June 30, 2009:
Deferred director fee arrangements	$905	$188	$474	$96	$147
Deferred compensation arrangements	710	35	70	79	526
Operating lease obligations	653	182	288	80	103
Federal Home Loan Bank advances	10,378	2,105	5,221	3,052	—
Total	$12,646	$2,510	$6,053	$3,307	$776

At December 31, 2008:
Deferred director fee arrangements	$927	$195	$470	$96	$166
Deferred compensation arrangements	618	33	71	77	437
Operating lease obligations	751	193	334	100	124
Federal Home Loan Bank advances	16,310	5,992	7,225	3,093	—
Total	$18,606	$6,413	$8,100	$3,366	$727
     Our primary investing activities are the origination of loans and the purchase of securities. Our primary financing activities consist of activity in deposit accounts and Federal Home Loan Bank advances. Deposit flows are affected by the overall level of interest rates, the interest rates and product offered by us and our local competitors and other factors. We generally manage the pricing of our deposits to be competitive. Occasionally, we offer promotional rates on certain deposit products to attract deposits.

Financing and Investing Activities
     The following table presents our primary investing and financing activities during the periods indicated.

	Six Months Ended
	June 30,		Year Ended December 31,
(In thousands)	2009	2008	2008	2007	2006

Investing activities:
Loan purchases	$—	$1,005	$1,009	$4,648	$1,001
Loan originations	72,566	55,852	105,321	107,665	99,768
Loan principal repayments	39,071	45,879	77,131	84,640	71,855
Loan sales	38,123	7,218	10,735	6,121	9,955
Proceeds from calls, maturities and principal repayments of investment securities	5,894	3,098	6,254	6,850	5,435
Proceeds from calls, maturities and principal repayments of mortgage-backed and related securities	2,005	1,579	2,727	2,035	1,641
Proceeds from sales of investment securities available- for-sale	—	960	2,160	3,600	8,020
Proceeds from sales of mortgage-backed and related securities available-for-sale	—	—	—	—	—
Purchases of investment securities	—	10,051	12,051	6,355	4,290
Purchases of mortgage-backed and related securities	—	4,503	4,527	5,984	3,000

Financing activities:
Increase (decrease) in deposits	(3,573)	7,569	9,149	26,130	18,024
Increase (decrease) in Federal Home Loan Bank advances	(5,932)	5,750	10,778	(10,098)	2,030
Increase (decrease) in securities sold under agreements to repurchase	60	247	(239)	(530)	260
     Capital Management. We are subject to various regulatory capital requirements administered by the Office of Thrift Supervision, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At June 30, 2009, we exceeded all of our regulatory capital requirements and were considered “well capitalized” under regulatory guidelines. See “Regulation and Supervision—Regulation of Federal Savings Associations—Capital Requirements,” “Regulatory Capital Compliance” and note 10 of the notes to consolidated financial statements included in this prospectus.
     This offering is expected to increase our consolidated equity by $17.3 million, to $42.7 million at the maximum of the offering range. Following completion of this offering, we also will manage our capital for maximum shareholder benefit. The capital from the offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of lending activities. Our financial condition and results of operations will be enhanced by the capital from the offering, resulting in increased net interest-earning assets and net income. However, the large increase in equity resulting from the capital raised in the offering will, initially, have an adverse impact on our return on equity. Following the offering, we may use capital management tools such as cash dividends and common share repurchases. However, under Office of Thrift Supervision regulations, we will not be allowed to repurchase any shares during the first year following the offering, except to fund the restricted stock awards under the equity benefit plan after its approval by shareholders, unless extraordinary circumstances exist and we receive regulatory approval.
     Off-Balance Sheet Arrangements. In the normal course of operations, we engage in a variety of financial transactions that, in accordance with generally accepted accounting principles, are not recorded in our financial statements. These transactions involve, to varying degrees, elements of credit, interest rate and liquidity risk. Such transactions are used primarily to manage customers’ requests for funding and take the form of loan commitments, unused lines of credit and letters of credit. For information about our loan commitments, unused lines of credit and letters of credit, see note 18 of the notes to consolidated financial statements.

     For the six months ended June 30, 2009 and the year ended December 31, 2008, we did not engage in any off-balance sheet transactions reasonably likely to have a material effect on our financial condition, results of operations or cash flows.
Impact of Recent Accounting Pronouncements
     For a discussion of the impact of recent accounting pronouncements, see note 1 of the notes to consolidated financial statements included in this prospectus.
Effect of Inflation and Changing Prices
     The consolidated financial statements and related financial data presented in this prospectus have been prepared according to generally accepted accounting principles in the United States, which require the measurement of financial positions and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The primary impact of inflation on our operations is reflected in increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than do general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Our Management
Board of Directors
     The board of directors of Athens Bancshares Corporation and Athens Federal Community Bank are each comprised of eight persons who are elected for terms of three (3) years, approximately one-third of whom are elected annually. At the first annual meeting of shareholders of Athens Bancshares Corporation, each director will be up for election for either a one-year, two-year or three-year term so as to establish the initial classification of the board of directors. The same individuals comprise the boards of directors of Athens Bancshares Corporation and Athens Federal Community Bank.
     All of our directors are independent under the current listing standards of the Nasdaq Stock Market, except for Jeffrey L. Cunningham, who serves as President and Chief Executive Officer of Athens Bancshares Corporation and Athens Federal Community Bank. In determining the independence of directors, the board of directors considered the various deposit, loan and other relationships that each director has with Athens Federal Community Bank, including loans and lines of credit made to Directors Howard and Thompson, in addition to the transactions disclosed under “—Transactions with Athens Federal Community Bank,” but determined in each case that these relationships did not interfere with their exercise of independent judgment in carrying out their responsibilities as a director.
     Information regarding the directors is provided below. Unless otherwise stated, each person has held his or her current occupation for the last five years. Ages presented are as of June 30, 2009. The starting year of service as director relates to service on the board of directors of Athens Federal Community Bank.
     The following directors have terms ending in 2010:
     G. Scott Hannah is the retired owner of Hiwasee Sales, Inc., a wholesale beverage distributor. Age 58. Director since 2003.
     M. Darrell Murray is a self-employed realtor and auctioneer. Age 63. Director since 1993.
     Lyn B. Thompson has worked as a self-employed certified public accountant since January 2007. From January 2005 to January 2007, Ms. Thompson served as Chief Financial Officer of Smoky Management, LLC, a cash advance company. Prior to that, Ms. Thompson was a Director at G.R. Rush & Company, P.C., a certified public accounting firm. Age 49. Director since 2005.
     The following directors have terms ending in 2011:
     Dr. James L. Carter, Jr. is a retired dentist. Age 70. Director since 1987.
     Larry D. Wallace serves as Chairman of the Board of Directors of Athens Federal Community Bank and Athens Bancshares Corporation.  Mr. Wallace previously served as the Director of the Tennessee Bureau of Investigation for 12 years from 1992 through 2003.  Upon his retirement as Director of the Tennessee Bureau of Investigation, Mr. Wallace returned home to Athens, Tennessee and presently serves Tennessee Wesleyan College as Vice President of Administration.  Age 64.  Director since 2006.
     The following directors have terms ending in 2012:
     Elaine M. Cathcart is a retired realtor. Age 61. Director since 1993.
     Jeffrey L. Cunningham serves as President and Chief Executive Officer of Athens Bancshares Corporation and Athens Federal Community Bank.  Mr. Cunningham is a licensed attorney with significant experience in real estate and probate law as well as general corporate and commercial practice. Mr. Cunningham joined Athens Federal Community Bank as Chief Operating Officer in October 1999 and became President and Chief Executive Officer in March 2000.  Age 51.  Director since 1992.

     G. Timothy Howard is the President of Howard Brothers Logging, Inc., a timber products company. Age 50. Director since 2001.
Executive Officers
     The executive officers of Athens Bancshares Corporation and Athens Federal Community Bank are elected annually by the board of directors and serve at the board’s discretion. The executive officers of Athens Bancshares Corporation and Athens Federal Community Bank are:

Name	Position
Jeffrey L. Cunningham	President and Chief Executive Officer of both Athens Bancshares Corporation and Athens Federal Community Bank

Michael R. Hutsell	Chief Financial Officer of Athens Bancshares Corporation and Vice President, Chief Operating Officer and Chief Financial Officer of Athens Federal Community Bank

Jay Leggett, Jr.	City President—Cleveland of Athens Federal Community Bank

Ross A. Millsaps	Vice President and Chief Credit Officer of Athens Federal Community Bank
     Since the formation of Athens Bancshares Corporation, none of the company’s executive officers, directors or other personnel have received remuneration from Athens Bancshares Corporation.
     Below is information regarding our other executive officers who are not also directors. Each individual has held his current position for at least the last five years, unless otherwise stated. Ages presented are as of June 30, 2009.
     Michael R. Hutsell is Vice President, Chief Operating Officer and Chief Financial Officer of Athens Bancshares Corporation and Athens Federal Community Bank. Mr. Hutsell joined Athens Federal Community Bank in August 1998. Age 42.
     Jay Leggett, Jr. has served as City President of Athens Federal Community Bank’s Cleveland Division since March 2006. From November 2003 to March 2006, Mr. Leggett was Senior Vice President of Lending for Bradley and Hamilton Counties, Tennessee at First Citizens Bank. Age 44.
     Ross A. Millsaps has served as Vice President and Chief Credit Officer of Athens Federal Community Bank since April 2006. Before that time, Mr. Millsaps was a bank regulatory examiner with the Office of Thrift Supervision. Age 42.
Meetings and Committees of the Board of Directors
     We conduct business through meetings of our board of directors and its committees. During the year ended December 31, 2008, the board of directors of Athens Federal Community Bank met 14 times. Given that Athens Bancshares Corporation was incorporated in September 2009, the board of directors of Athens Bancshares Corporation did not meet during the year ended December 31, 2008.
     In connection with the formation of Athens Bancshares Corporation, the board of directors established Audit, Compensation and Nominating and Corporate Governance Committees.
     The Audit Committee consists of Lyn B. Thompson (Chair), James L. Carter, Jr., G. Scott Hannah and M. Darrell Murray. The Audit Committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The board of directors of Athens Bancshares Corporation has designated Lyn B. Thompson as an audit committee financial expert under the rules of the Securities and Exchange Commission. The Audit Committee of Athens Bancshares Corporation did not meet during the year ended December 31, 2008.
     The Compensation Committee consists of G. Scott Hannah (Chair), Elaine M. Cathcart and G. Timothy Howard. The Compensation Committee is responsible for human resources policies, salaries and benefits, incentive compensation, executive development and management succession planning. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee of Athens Bancshares Corporation did not meet during the year ended December 31, 2008.
     The Nominating and Corporate Governance Committee consists of Dr. James L. Carter, Jr., Elaine M. Cathcart, G. Scott Hannah, G. Timothy Howard, M. Darrell Murray, Lyn B. Thompson and Larry D. Wallace. The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to become board members and recommending a group of nominees for election as directors at each annual meeting of shareholders, ensuring that the board and its committees have the benefit of qualified and experienced independent directors, and developing a set of corporate governance policies and procedures. Each member of the Nominating and Corporate Governance Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee of Athens Bancshares Corporation did not meet during the year ended December 31, 2008.
     Each of Athens Bancshares Corporation’s committees listed above operates under a written charter, which governs its composition, responsibilities and operations.
Corporate Governance Policies and Procedures
     In addition to having established committees of the board of directors, Athens Bancshares Corporation has also adopted several policies to govern the activities of both Athens Bancshares Corporation and Athens Federal Community Bank, including a corporate governance policy and a code of business conduct and ethics. The corporate governance policy sets forth:
•	the duties and responsibilities of each director;

•	the composition, responsibilities and operation of the board of directors;

•	the establishment and operation of board committees;

•	succession planning;

•	procedures for convening executive sessions of independent directors;

•	the board of directors’ interaction with management and third parties; and

•	the evaluation of the performance of the board of directors and chief executive officer.
     The code of business conduct and ethics, which applies to all employees and directors, addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Executive Compensation
Summary Compensation Table
     The following information is furnished for the principal executive officer and the next two most highly compensated executive officers of Athens Bancshares Corporation whose total compensation for the year ended December 31, 2008 exceeded $100,000. These individuals are referred to in this prospectus as “named executive officers.”

				All Other
Name and Principal Position	Year	Salary (1)	Bonus	Compensation (2)	Total

Jeffrey L. Cunningham President & Chief Executive Officer	2008	$249,854	$—	$139,325	$389,179

Michael R. Hutsell Vice President, Chief Operating Officer and Chief Financial Officer	2008	144,200	—	18,693	162,893

Jay Leggett, Jr. City President—Cleveland	2008	116,699	40,845	35,501	193,045

(1)	For Mr. Cunningham, includes $18,000 received in board fees during the year ended December 31, 2008.

(2)	Details of the amounts disclosed in the “All Other Compensation” column are provided in the table below:

	Mr. Cunningham		Mr. Hutsell		Mr. Leggett

Employer contributions to 401(k) plan	$22,331		$14,630		$14,582
Supplemental executive retirement plan	50,061		—		—
Deferred compensation credit	45,033	(a)
Perquisites	21,900	(b)	—	(c)	20,919	(d)

Total	$139,325		$18,693		$35,501

(a)	Represents a non-cash credit by Athens Federal Community Bank to a deferred compensation account for the benefit of Mr. Cunningham. See “—Current Employment Agreement” below.

(b)	Includes an automobile allowance of $15,210 and $6,598 for country club dues and employer paid insurance premiums.

(c)	Did not exceed $10,000.

(d)	Includes an automobile allowance of $13,140 and $7,769 for country club dues and employer paid insurance premiums.
     Current Employment Agreement. Athens Federal Community Bank has entered into an employment agreement with Jeffrey L. Cunningham, our President and Chief Executive Officer. The agreement, which became effective on January 1, 2008, provides for a three-year term, subject to annual renewal by the board of directors for an additional year beyond the then-current expiration date. On January 1, 2009, our board of directors renewed the agreement for an additional year, effectively extending its term until December 31, 2011.
     Under the agreement Mr. Cunningham will be paid an annual base salary of $238,809 for fiscal 2009 and is eligible for additional cash compensation upon satisfaction of certain performance based goals relating to Athens Federal Community Bank’s annual net after-tax income. Pursuant to the agreement, Athens Federal Community Bank will also make an annual contribution to a deferred compensation account equal to 20% of Mr. Cunningham’s annual base compensation. Mr. Cunningham’s interest in the deferred compensation vests at the rate of 1/3 on the date of credit and 1/3 on each of the next two anniversaries of the date of credit if (i) Mr. Cunningham’s employment terminates during the year due to good reason (as such term is defined in the agreement), death or disability or (ii) upon the satisfaction of certain performance based goals relating to Athens Federal Community Bank’s net after-tax income and regulatory examination ratings. In addition to cash compensation, Mr. Cunningham is also eligible to participate in all standard benefit programs sponsored by us, including family health insurance coverage.
     Pursuant to the terms of the agreement, in the event Mr. Cunningham’s employment is terminated by us for just cause, as such term is defined in the agreement, Mr. Cunningham will not be entitled to receive any compensation for any period after his termination date. Alternatively, if Mr. Cunningham’s employment is terminated by us without just cause, Mr. Cunningham will generally be entitled to the following benefits: (i) his annual base salary for the remaining term of the agreement, plus an additional year of base salary, and (ii) either (a) a lump sum cash payment equal to the present value of his continued participation in our benefit programs through the expiration of the agreement or (b) continued participation in such benefit programs.
     Under the agreement, if Mr. Cunningham voluntarily terminates his employment with us upon 90 days’ written notice, he will be entitled to receive his compensation and any vested benefits (including any vested deferred compensation benefits) up to the date of his termination. However, in the event that Mr. Cunningham voluntarily terminates his employment with us for an event that constitutes good reason, as such term is defined in the agreement, and we fail to remedy such event within the time frame set forth in the agreement, Mr. Cunningham will be entitled to receive benefits as if he had been terminated by us without just cause.
     In the event Mr. Cunningham’s employment is terminated by us due to death, we will provide Mr. Cunningham’s beneficiary with the compensation due to Mr. Cunningham through the expiration date of his employment agreement. If Mr. Cunningham’s employment is terminated due to disability, as such term is defined in the agreement, the agreement provides that Mr. Cunningham will be entitled to compensation and benefits for (i) any period prior to the establishment of such disability during which Mr. Cunningham is unable to work due to the physical or mental infirmity (ii) any period of disability prior to his termination of employment; and (iii) for the remaining term of the agreement.
     Proposed Employment Agreements. Upon completion of the conversion, Athens Federal Community Bank and Athens Bancshares Corporation will enter into separate employment agreements with each of Messrs. Cunningham and Hutsell. In addition, Athens Federal Community Bank (with Athens Bancshares Corporation acting solely as guarantor of its obligations) will also enter in an employment agreement with Mr. Leggett. The agreement between Athens Federal Community Bank and Mr. Cunningham will replace the agreement currently in place between Mr. Cunningham and Athens Federal Community Bank. Our continued success depends to a significant degree on the skills and competence of these officers, and the employment agreements are intended to ensure that we maintain a stable management base following the offering.
     The employment agreements will each provide for three-year terms, subject to annual renewal by the boards of directors for an additional year beyond the then-current expiration date. The initial aggregate base salaries under the employment agreements will be $238,810, $175,000 and $150,000 for Messrs. Cunningham, Hutsell and Leggett, respectively. The agreements also will provide for participation in employee benefit plans and programs maintained for the benefit of employees and senior management personnel, including incentive compensation, health and welfare benefits, retirement benefits and certain fringe benefits as described in the agreements and, in the case of Mr. Cunningham, continued annual contributions to his deferred compensation account at the same rate as provided for in his existing agreement.
     Upon termination of an executive’s employment for “cause,” as defined in the agreement, the executive will receive no further compensation or benefits under the agreement. If we terminate the executive for reasons other than cause, or if the executive resigns after the occurrence of specified circumstances that constitute constructive termination, the executive will continue to receive his base salary for the remaining unexpired term of the agreement plus an additional 12 months. In addition, the executive will receive continued coverage under our medical, dental and life insurance programs for 36 months.
     Under each of the employment agreements, if, in connection with or following a change in control (as described in the agreements), we terminate the executive without cause or if the executive terminates employment voluntarily under certain circumstances specified in the agreement, he will receive a severance payment equal to three times his average annual taxable compensation for the five preceding taxable years. In addition, the executive will receive continued coverage under our medical, dental and life insurance programs for 36 months.
     Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual’s base amount are deemed to be “excess parachute payments” if they are contingent upon a change in control. Individuals receiving excess parachute payments are subject to a 20% excise tax on the amount of the payment in excess of the base amount, and we would not be entitled to deduct such amount. The agreements will provide for the reduction, at the election of the executives, of change in control payments to the executives to the extent necessary to ensure that they will not receive “excess parachute payments,” which otherwise would result in the imposition of an excise tax. If an executive does not elect to reduce the payments, the executive may be subject to the excise tax.
     Upon termination of employment (other than termination in connection with a change in control), each executive will be required to adhere to a one-year non-competition provision.
     We will agree to pay all reasonable costs and legal fees of the executives in relation to the enforcement of the employment agreements, provided the executives succeed on the merits in a legal judgment, arbitration proceeding or settlement. The employment agreements also provide for indemnification of the executives to the fullest extent legally permissible.
     Employee Severance Compensation Plan. In connection with the conversion, we expect to adopt the Athens Federal Community Bank Employee Severance Compensation Plan. The plan will provide severance benefits to eligible employees who terminate employment in connection with a change in control. Employees will be eligible for severance benefits under the plan if they complete a minimum of one year of service and do not enter into a separate employment or change in control agreement with Athens Federal Community Bank or an affiliate, including Athens Bancshares Corporation. Under the severance plan, if, within twelve months after a change in control, an employee’s employment involuntarily terminates, or if the employee voluntarily terminates employment without being offered continued employment in a comparable position, the terminated employee will receive a severance payment equal to two weeks of base compensation for each year of service, up to a maximum of twenty-six months of base compensation. Based solely on compensation levels and years of service at June 30, 2009, and assuming that a change in control occurred on June 30, 2009, and all eligible employees became entitled to severance payments, the aggregate payments due under the severance plan would equal approximately $                    .
Benefit Plans
     Profit Sharing/401(k) Plan. We maintain the Athens Federal Community Bank 401(k) Plan, a tax-qualified defined contribution plan, for all employees of Athens Federal Community Bank who satisfy the plan’s eligibility requirements. Participants become eligible to participate in the plan on the first day of the month that coincides with or next follows their date of employment. Eligible employees may contribute up to 75% of their compensation to the plan on a pre-tax basis, subject to limitations imposed by the Internal Revenue Code. For 2009, the salary deferral contribution limit is $16,500; provided, however, that participants over age 50 may contribute an additional $5,500 to the plan. Participants are always 100% vested in their salary deferral contributions. In addition to salary deferral contributions, the plan provides that we will make a safe harbor matching contribution equal to 100% of the participant’s deferrals, up to 6% of the participant’s compensation. In addition, we currently make monthly basic contributions equal to 3% of each participant’s compensation. Participants are 100% vested in employer matching contributions under the plan. Participants become vested in other employer contributions at the rate of 33.3% per year beginning after two years of service. The plan allows participants to take loans and other in service distributions in accordance with certain requirements set forth in the plan. Participants have individual accounts under the plan and may direct the investment of their accounts among a variety of investment funds. In connection with the offering, the plan has added another investment alternative, the Athens Bancshares Corporation Stock Fund (the “Stock Fund”), which will permit participants to invest their 401(k) plan funds in Athens Bancshares Corporation common stock. Unlike the employee stock ownership plan, the 401(k) plan does not have priority subscription rights to purchase common stock in the offering. A 401(k) plan participant who elects to purchase common stock in the offering through self-directed purchases within the plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase the common stock using funds outside the plan. See “The Conversion and Stock Offering—Subscription Offering and Subscription Rights” and “—Limitations on the Purchase of Shares.” The Stock Fund trustee will purchase common stock in the offering on behalf of plan participants, to the extent that shares are available. Participants will direct the trustee regarding the voting of shares purchased for their plan accounts through the Stock Fund.                      will serve as custodian of the shares held in the Stock Fund.
     Employee Stock Ownership Plan. In connection with the conversion, Athens Federal Community Bank has adopted an employee stock ownership plan for eligible employees. Eligible employees will participate in the employee stock ownership plan as of the first plan entry date (January 1st or July 1st) following or coincident with their date of employment.
     We have engaged a third party trustee (                    ) to purchase in the offering, on behalf of the employee stock ownership plan, 8% of the sum of the number of shares of Athens Bancshares Corporation common stock sold in the conversion and contributed to the charitable foundation (142,800, 168,000 and 193,200 shares at the minimum, midpoint and maximum of the offering range, respectively). The purchase of common stock by the employee stock ownership plan in the offering will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision. The employee stock ownership plan intends to fund its stock purchase through a loan from Athens Bancshares Corporation equal to 100% of the aggregate purchase price of the common stock. The loan will be repaid principally through Athens Federal Community Bank’s contributions to the employee stock ownership plan and dividends payable on common stock held by the plan over an expected 15-year term of the loan. We anticipate that the fixed interest rate for the employee stock ownership plan loan will be the prime rate, as published in the Wall Street Journal, on the closing date of the offering. See “Pro Forma Data.”
     The trustee will hold the shares purchased in a loan suspense account, and will release the shares from the suspense account on a pro rata basis as Athens Federal Community Bank repays the loan. The trustee will allocate the shares released among active participants on the basis of each active participant’s proportional share of compensation. Participants will vest in their employee stock ownership plan allocations at the rate of 33.3% per year beginning after two years of service. Participants will be credited with past service for vesting purposes under the employee stock ownership plan. Participants will become fully vested upon age 65, death or disability, a change in control, or termination of the plan. Generally, participants will receive distributions from the employee stock ownership plan upon separation from service. The plan reallocates any unvested shares of common stock forfeited upon termination of employment among the remaining participants in the plan.
     Participants may direct the plan trustee how to vote the shares of common stock credited to their accounts. The plan trustee will vote all unallocated shares and allocated shares for which participants do not provide instructions on any matter in the same ratio as it votes those shares for which participants provide instructions, subject to fulfillment of its fiduciary responsibilities as trustee.
     Under applicable accounting requirements, Athens Federal Community Bank will record a compensation expense for a leveraged employee stock ownership plan at the fair market value of the shares when they are committed to be released from the suspense account to participants’ accounts under the plan.
     Life Insurance Benefits. We have entered into group carve out plans with Messrs. Cunningham and Hutsell pursuant to which the proceeds of certain insurance policies are divided upon the death of the executives. Under the plans, if Messrs. Cunningham or Hutsell dies prior to termination of employment, his beneficiary will receive a benefit equal to three times the executive’s annual salary less $50,000, up to a maximum benefit of $450,000. The executives’ participation in the plans terminates at the time the executive terminates employment (other than on account of death or following a change in control).
Nonqualified Deferred Compensation
     Current Supplemental Executive Retirement Plan. In 2006, we entered into a separate supplemental executive retirement agreement with Mr. Cunningham.  Under the agreement, we will provide Mr. Cunningham with an annual benefit (payable in monthly installments) of $160,000 for 20 years, if Mr. Cunningham separates from service with Athens Federal Community Bank after attaining age 58.  If we terminate Mr. Cunningham’s service prior to age 58 for reasons other than cause or disability, Mr. Cunningham will receive a reduced annual benefit (based on the amount we have accrued toward the normal retirement benefit) for 20 years, payable commencing at the time Mr. Cunningham turns age 58.  If Mr. Cunningham voluntarily terminates his service with us prior to age 58, he will receive the vested portion of the account value (determined based on the amount we have accrued toward the normal retirement benefit) for 20 years, payable commencing at the time Mr. Cunningham turns age 58.  Under the plan, Mr. Cunningham currently vests at the rate of 8.93% per year and will be 37.50% vested as of December 31, 2009. If Mr. Cunningham separates from service with us prior to attaining age 58 as a result of having become disabled, he will receive an annual benefit equal to 100% of the account value for 20 years, commencing at the time he separates from service.  If Mr. Cunningham dies while in active service with Athens Federal Community Bank, his beneficiary will receive the normal retirement benefit that otherwise would have been paid to him for 20 years.  If Mr. Cunningham dies after separating from service with us, his beneficiary will receive or continue to receive the benefit to which Mr. Cunningham was otherwise entitled.  In connection with the conversion, we anticipate amending and restating the supplemental retirement agreement and adding a change in control provision under which Mr. Cunningham would be entitled to the normal retirement benefit if he separates from service for any reason, other than for cause, following a change in control.  The change in control benefit would be payable at the later of his separation from service or his normal retirement age (age 58) under the agreement.
     Proposed Excess Benefit Supplemental Executive Retirement Plan and Supplemental Executive Retirement Plans for Other Executive Officers. Following the conversion, we intend to implement a supplemental executive retirement plan to provide for supplemental retirement benefits with respect to the employee stock ownership plan and 401(k) plan. The plan will provide participating executives with benefits otherwise limited by other provisions of the Internal Revenue Code or the terms of the employee stock ownership plan loan. Specifically, the plan will provide benefits to eligible individuals (those designated by our board of directors) that cannot be provided under the employee stock ownership plan or 401(k) plan as a result of the limitations imposed by the Internal Revenue Code, but that would have been provided under those plans but for such limitations. In addition to providing for benefits lost under tax-qualified plans as a result of limitations imposed by the Internal Revenue Code, the new plan will also provide supplemental benefits to designated individuals upon a change of control before the complete scheduled repayment of the employee stock ownership plan loan. Generally, upon a change in control, the supplemental executive retirement plan will provide the participant with a benefit equal to the benefit the individual would have received under the employee stock ownership plan had he remained employed throughout the term of the employee stock ownership plan loan less the benefits actually provided under the employee stock ownership on behalf of the participant. An individual’s benefit under the supplemental executive retirement plan will generally become payable upon a separation from service. Athens Federal Community Bank expects that Messrs. Hutsell and Leggett will participate in the plan. The board of directors may also designate other officers as participants in future years.
     In addition, Athens Federal Community Bank is in the process of designing a supplemental executive retirement plan for each of Messrs. Hutsell and Leggett. While the details of the arrangements have not yet been finalized, Athens Federal Community Bank expects the structure of each plan to be similar to the supplemental arrangement currently in effect between Athens Federal Community Bank and Mr. Cunningham See “—Nonqualified Deferred Compensation Plan—Current Supplemental Executive Retirement Plan.” However, Athens Federal Community Bank expects that the normal annual retirement benefit for each of Messrs. Hutsell and Leggett will not be paid for longer than fifteen years and would not commence until the executive attains age 62 (subject to a three-year vesting period). Athens Federal Community Bank is currently working with an outside compensation consultant with respect to the design of each plan and the determination of benefit levels under each plan.
     Future Equity Incentive Plan. Following the conversion, Athens Bancshares Corporation plans to adopt an equity incentive plan that will provide for grants of stock options and restricted stock. In accordance with applicable regulations, Athens Bancshares Corporation anticipates that the plan, if adopted within the first year after the offering, will authorize a number of stock options equal to 10% of the sum of the shares sold in the conversion stock offering and contributed to the charitable foundation, and a number of shares of restricted stock equal to 4% of the sum of the shares sold in the offering and contributed to the charitable foundation. Therefore, the number of shares reserved under the plan, if adopted within that one-year period, will range from 249,900 shares, assuming 1,785,000 shares are sold in the offering and contributed to the charitable foundation at the minimum of the offering range, to 338,100 shares, assuming 2,415,000 shares are sold in the offering and contributed to the charitable foundation at the maximum of the offering range. The equity incentive plan will comply with all applicable Office of Thrift Supervision regulations except to the extent waived by the Office of Thrift Supervision.

Director Compensation
     The following table provides the compensation received by individuals who served as non-employee directors of Athens Federal Community Bank during the 2008 fiscal year.

	Fees Earned or
	Paid in Cash	Total

Dr. James L. Carter, Jr.	$18,000	$18,000
Elaine M. Cathcart	18,000	18,000
G. Scott Hannah	18,000	18,000
G. Timothy Howard	20,700	20,700
M. Darrell Murray	18,900	18,900
Lyn B. Thompson	18,000	18,000
Larry D. Wallace	18,000	18,000
     Cash Retainer and Meeting Fees For Non-Employee Directors. The following table sets forth the applicable retainers and fees that will be paid to our directors for their service on the board of directors of Athens Federal Community Bank as of September 1, 2009 and for their service on the board of directors of Athens Bancshares Corporation following the completion of the conversion.

Board of Directors of Athens Federal Community Bank:
Monthly Retainer	$1,500
Additional Monthly Retainer for Chairman of the Board	500
Additional Monthly Retainer for Audit Committee Chairperson	1,000
Additional Monthly Retainer for Compensation Committee Chairperson	500

Board of Directors of Athens Bancshares Corporation:
Monthly Retainer	$400
     Director’s Deferred Compensation Agreement. Athens Federal Community Bank has entered into a director’s deferred compensation agreement with James L. Carter, Jr. Under the terms of the agreement, Dr. Carter may defer the receipt of meeting and other board fees until the date he retires from the board of directors. Pursuant to the agreement, within 90 days after his retirement as a director, Dr. Carter may elect to receive any deferred compensation, together with accumulated interest thereon, in either a single lump sum or in equal monthly installments distributable over a period of 60 to 180 months. In the event that Dr. Carter elects to receive his deferred compensation amounts in monthly installments, Athens Federal Community Bank will credit the monthly payments with an interest rate equal to the highest rate allowed to be credited on savings or certificate accounts as of December 31 of the succeeding calendar year after Dr. Carter’s election. Furthermore, in the event that Dr. Carter experiences financial hardship, as such term is defined in the agreement, he may apply to Athens Federal Community Bank for the distribution of all or any part of his deferred compensation account. If Dr. Carter dies prior to the commencement of benefit payments under the agreement, the agreement provides that benefits will be payable to Dr. Carter’s beneficiary, together with accumulated interest thereon, in either a single lump sum or in equal monthly installments distributable over a period of 60 to 180 months. Dr. Carter does not currently defer fees under the agreement. At June 30, 2009, the balance of Dr. Carter’s deferred compensation account totaled $379,000.

Transactions with Athens Federal Community Bank
     Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits loans by Athens Bancshares Corporation to its executive officers and directors. However, the Sarbanes-Oxley Act contains a specific exemption from such prohibition for loans by Athens Federal Community Bank to its executive officers and directors in compliance with federal banking regulations. Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and must not involve more than the normal risk of repayment or present other unfavorable features. Athens Federal Community Bank is therefore prohibited from making any new loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit Athens Federal Community Bank to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer or director over any other employee.
     In addition, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to the person and his or her related interests, are in excess of the greater of $25,000 or 5% of Athens Federal Community Bank’s capital and surplus, up to a maximum of $500,000, must be approved in advance by a majority of the disinterested members of the board of directors. See “Regulation and Supervision — Regulation of Federal Savings Associations — Transactions with Related Parties.”
     Athens Federal Community Bank currently maintains a preferred rate employee loan program that is available to all employees of Athens Federal Community Bank and its subsidiaries and does not give preference to any executive officer over any other employee. Non-employee directors of Athens Federal Community Bank are not eligible to participate in the preferred rate employee loan program. Pursuant to the terms of the program, consumer loan rates are generally based on Athens Federal Community Bank’s most recent cost of funds, which is determined on a monthly basis by Athens Federal Community Bank’s Vice President, Chief Operating Officer and Chief Financial Officer. In addition, under the terms of the program, real estate loans are generally offered at the prevailing loan rate less 1.0%, with the exception of certain adjustable rate loans, which will generally remain at the prevailing rate during the discounted or locked period and then be adjusted to 1.0% less than the prevailing margin. With respect to real estate loans, origination fees are waived on both in-house and secondary market loans and employee loan closing costs are equal to those fees imposed upon third parties. Home equity lines of credit are also offered to employees at a rate equal to the Wall Street Journal prime rate index minus 0.50%. The minimum and maximum rate for employee home equity loans is 6.5% and 21.0%, respectively, and all annual fees are waived for employees.
     The preferred rate employee loan program is made available to employees at the completion of 90 days of employment and all loan funds must be used by employees for personal purposes only. In addition, the program does not extend to members of an employee’s family and loan benefits may not be used to fund an employee’s outside business activities. Reduced employee loan margins only apply to employees who meet Athens Federal Community Bank’s normal underwriting criteria and employee loans made pursuant to the program are subject to credit approval and normal underwriting standards. If an employee’s employment with Athens Federal Community Bank is terminated, rates made available under the preferred employee loan program will increase to the terms of the loan contained in the initial disclosure. At October 23, 2009, none of our named executive officers had any outstanding loans under the preferred rate employee loan program. However, at that date, Ross A. Millsaps, our Vice President and Chief Credit Officer, had an outstanding home equity line of credit with an available credit line of $50,000 and an outstanding construction loan for construction of a new primary residence with a total commitment of $525,000 under the preferred rate employee loan program. At October 23, 2009, the outstanding balances of Mr. Millsaps’ home equity line of credit and construction loan were approximately $48,000 and $343,000, respectively. These loans, which were originated on February 2, 2007 and November 5, 2008, respectively, were accruing interest at rates of 2.75% and 5.75% per annum, respectively, at October 23, 2009. Since the respective date of origination of each loan, Mr. Millsaps has made total interest payments of approximately $3,360 with respect to the home equity line of credit and $10,250 with respect to the construction loan.

     The aggregate outstanding balance of loans extended by Athens Federal Community Bank to its executive officers and directors and related parties was $906,000 at June 30, 2009, or approximately 2.1% of pro forma shareholders’ equity assuming that 2,415,000 shares are sold in the offering and contributed to the charitable foundation at the maximum of the offering range. These loans were performing according to their original terms at June 30, 2009. In addition, these loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Athens Federal Community Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features when made.
     Other Transactions. Since January 1, 2006, there have been no transactions and there are no currently proposed transactions in which we were or are to be a participant and the amount involved exceeds $120,000, and in which any of our executive officers and directors had or will have a direct or indirect material interest.
Indemnification for Directors and Officers
     Athens Bancshares Corporation’s charter provides that Athens Bancshares Corporation shall indemnify all officers, directors and employees of Athens Bancshares Corporation to the fullest extent permitted under Tennessee law against all expenses and liabilities reasonably incurred by them in connection with or arising out of any action, suit or proceeding in which they may be involved by reason of their having been a director or officer of Athens Bancshares Corporation. Such indemnification may include the advancement of funds to pay for or reimburse reasonable expenses incurred by an indemnified party to the fullest extent permitted under Tennessee law. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Athens Bancshares Corporation pursuant to its charter or otherwise, Athens Bancshares Corporation has been advised by counsel that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Subscriptions by Executive Officers and Directors
     The following table presents certain information as to the approximate purchases of common stock by our directors and executive officers, including their associates, if any, as defined by applicable regulations. No individual has entered into a binding agreement to purchase these shares and, therefore, actual purchases could be more or less than indicated. Directors and executive officers and their associates may not purchase more than 31% of the shares sold in the offering. Like all of our depositors, our directors and officers have subscription rights based on their deposits. For purposes of the following table, sufficient shares are assumed to be available to satisfy subscriptions in all categories. All directors and officers as a group would own 16.7% of our outstanding shares at the minimum of the offering range and 12.3% of our outstanding shares at the maximum of the offering range. These percentages reflect the shares to be issued to the charitable foundation.

	Proposed Purchases of Stock in the Offering
			Percent of Common
			Stock
			Outstanding at
			Minimum
Name	Number of Shares	Dollar Amount	of Offering Range

Directors:
Dr. James L. Carter, Jr.	20,000	$200,000	1.1%
Elaine M. Cathcart	50,000	500,000	2.8
Jeffrey L. Cunningham (1)	30,000	300,000	1.7
G. Scott Hannah	30,000	300,000	1.7
G. Timothy Howard	7,500	75,000	0.4
M. Darrell Murray	40,000	400,000	2.2
Lyn B. Thompson	35,000	350,000	2.0
Larry D. Wallace	5,000	50,000	0.3

Executive Officers Who Are Not Directors:
Michael R. Hutsell (1)	20,000	200,000	1.1
Jay Leggett, Jr. (1)	50,000	500,000	2.8
Ross A. Millsaps (1)	10,000	100,000	0.6
All directors and executive officers as a group (11 persons)(1)	297,500	$2,975,000	16.7%

(1)	Includes an estimated 30,000, 20,000, 15,000 and 10,000 shares to be purchased by Messrs. Cunningham, Hutsell, Leggett and Millsaps, respectively, through self-directed purchases within the Athens Federal Community Bank 401(k) Plan. A 401(k) plan participant who elects to purchase shares in the offering through the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan.

Regulation and Supervision
General
     Athens Federal Community Bank is subject to extensive regulation, examination and supervision by the Office of Thrift Supervision, as its primary federal regulator, and the Federal Deposit Insurance Corporation, as its deposits insurer. Athens Federal Community Bank is a member of the Federal Home Loan Bank System and its deposit accounts are insured up to applicable limits by the Deposit Insurance Fund managed by the Federal Deposit Insurance Corporation. Athens Federal Community Bank must file reports with the Office of Thrift Supervision and the Federal Deposit Insurance Corporation concerning its activities and financial condition in addition to obtaining regulatory approvals before entering into certain transactions such as mergers with, or acquisitions of, other financial institutions. There are periodic examinations by the Office of Thrift Supervision and, under certain circumstances, the Federal Deposit Insurance Corporation to evaluate Athens Federal Community Bank’s safety and soundness and compliance with various regulatory requirements. This regulatory structure is intended primarily for the protection of the insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes. Any change in such policies, whether by the Office of Thrift Supervision, the Federal Deposit Insurance Corporation or Congress, could have a material adverse impact on Athens Bancshares Corporation and Athens Federal Community Bank and their operations. Athens Bancshares Corporation, as a savings and loan holding company, is required to file certain reports with, is subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. Athens Bancshares Corporation will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.
     Certain of the regulatory requirements that are or will be applicable to Athens Federal Community Bank and Athens Bancshares Corporation are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Athens Federal Community Bank and Athens Bancshares Corporation and is qualified in its entirety by reference to the actual statutes and regulations.
Regulation of Federal Savings Associations
     Business Activities. Federal law and regulations, primarily the Home Owners’ Loan Act and the regulations of the Office of Thrift Supervision, govern the activities of federal savings banks, such as Athens Federal Community Bank. These laws and regulations delineate the nature and extent of the activities in which federal savings banks may engage. In particular, certain lending authority for federal savings banks, e.g., commercial, non-residential real property loans and consumer loans, is limited to a specified percentage of the institution’s capital or assets.
     Branching. Federal savings banks are authorized to establish branch offices in any state or states of the United States and its territories, subject to the approval of the Office of Thrift Supervision.
     Capital Requirements. The Office of Thrift Supervision’s capital regulations require federal savings institutions to meet three minimum capital standards: a 1.5% tangible capital to total assets ratio, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS examination rating system) and an 8% risk-based capital ratio. In addition, the prompt corrective action standards discussed below establish, in effect, a minimum 2% tangible capital standard, a 4% leverage ratio (3% for institutions receiving the highest rating on the CAMELS system) and, together with the risk-based capital standard itself, a 4% Tier 1 risk-based capital standard. The Office of Thrift Supervision regulations also require that, in meeting the tangible, leverage and risk-based capital standards, institutions must generally deduct investments in and loans to subsidiaries engaged in activities as principal that are not permissible for national banks.
     The risk-based capital standard requires federal savings institutions to maintain Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, recourse obligations, residual interests and direct credit substitutes, are multiplied by a risk-weight factor of

0% to 100%, assigned by the Office of Thrift Supervision capital regulation based on the risks believed inherent in the type of asset. Core (Tier 1) capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital.
     The Office of Thrift Supervision also has authority to establish individual minimum capital requirements in appropriate cases upon a determination that an institution’s capital level is or may become inadequate in light of the particular circumstances. At June 30, 2009 and December 31, 2008, Athens Federal Community Bank met each of these capital requirements. See note 10 of the notes to consolidated financial statements included in this prospectus.
     Prompt Corrective Regulatory Action. The Office of Thrift Supervision is required to take certain supervisory actions against undercapitalized institutions, the severity of which depends upon the institution’s degree of undercapitalization. Generally, a savings institution that has a ratio of total capital to risk weighted assets of less than 8%, a ratio of Tier 1 (core) capital to risk-weighted assets of less than 4% or a ratio of core capital to total assets of less than 4% (3% or less for institutions with the highest examination rating) is considered to be “undercapitalized.” A savings institution that has a total risk-based capital ratio of less than 6%, a Tier 1 capital ratio of less than 3% or a leverage ratio that is less than 3% is considered to be “significantly undercapitalized” and a savings institution that has a tangible capital to assets ratio equal to or less than 2% is deemed to be “critically undercapitalized.” Subject to a narrow exception, the Office of Thrift Supervision is required to appoint a receiver or conservator within specified time frames for an institution that is “critically undercapitalized.” An institution must file a capital restoration plan with the Office of Thrift Supervision within 45 days of the date it receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” Compliance with the plan must be guaranteed by any parent holding company in the amount of the lesser of 5% of the association’s total assets when it became undercapitalized or the amount necessary to achieve full compliance at the time the association first failed to comply. In addition, numerous mandatory supervisory actions become immediately applicable to an undercapitalized institution, including, but not limited to, increased monitoring by regulators and restrictions on growth, capital distributions and expansion. “Significantly undercapitalized” and “critically undercapitalized” institutions are subject to more extensive mandatory regulatory actions. The Office of Thrift Supervision could also take any one of a number of discretionary supervisory actions, including the issuance of a capital directive and the replacement of senior executive officers and directors.
     Loans to One Borrower. Federal law provides that savings institutions are generally subject to the limits on loans to one borrower applicable to national banks. Subject to certain exceptions, a savings institution may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of its unimpaired capital and surplus. An additional amount may be lent, equal to 10% of unimpaired capital and surplus, if secured by specified readily-marketable collateral. See “Our Business — Lending Activities — Loans to One Borrower.”
     Standards for Safety and Soundness. As required by statute, the federal banking agencies have adopted Interagency Guidelines Establishing Standards for Safety and Soundness. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the Office of Thrift Supervision determines that a savings institution fails to meet any standard prescribed by the guidelines, the Office of Thrift Supervision may require the institution to submit an acceptable plan to achieve compliance with the standard.
     Limitation on Capital Distributions. Office of Thrift Supervision regulations impose limitations upon all capital distributions by a savings institution, including cash dividends, payments to repurchase its shares and payments to shareholders of another institution in a cash-out merger. Under the regulations, an application to and the prior approval of the Office of Thrift Supervision is required before any capital distribution if the institution does not meet the criteria for “expedited treatment” of applications under Office of Thrift Supervision regulations (i.e., generally, examination and Community Reinvestment Act ratings in the two top categories), the total capital distributions for the calendar year exceed net income for that year plus the amount of retained net income for the preceding two years, the institution would be undercapitalized following the distribution or the distribution would otherwise be contrary to a statute, regulation or agreement with the Office of Thrift Supervision. If an application is not required, the institution must still provide prior notice to the Office of Thrift Supervision of the capital distribution if, like Athens Federal Community Bank, it is a subsidiary of a holding company. If Athens Federal Community Bank’s capital were ever to fall below its regulatory requirements or the Office of Thrift Supervision notified it that it was in need of increased supervision, its ability to make capital distributions could be restricted. In addition, the Office of Thrift Supervision could prohibit a proposed capital distribution that would otherwise be permitted by the regulation, if the agency determines that such distribution would constitute an unsafe or unsound practice.
     Qualified Thrift Lender Test. Federal law requires savings institutions to meet a qualified thrift lender test. Under the test, a savings association is required to either qualify as a “domestic building and loan association” under the Internal Revenue Code or maintain at least 65% of its “portfolio assets” (total assets less: (i) specified liquid assets up to 20% of total assets; (ii) intangibles, including goodwill; and (iii) the value of property used to conduct business) in certain “qualified thrift investments” (primarily residential mortgages and related investments, including certain mortgage-backed securities) in at least 9 months out of each 12-month period.
     A savings institution that fails the qualified thrift lender test is subject to certain operating restrictions and may be required to convert to a bank charter. Recent legislation has expanded the extent to which education loans, credit card loans and small business loans may be considered “qualified thrift investments.” As of June 30, 2009, Athens Federal Community Bank maintained 87.1% of its portfolio assets in qualified thrift investments and, therefore, met the qualified thrift lender test.
     Transactions with Related Parties. Athens Federal Community Bank’s authority to engage in transactions with “affiliates” is limited by Office of Thrift Supervision regulations and Sections 23A and 23B of the Federal Reserve Act as implemented by the Federal Reserve Board’s Regulation W. The term “affiliates” for these purposes generally means any company that controls or is under common control with an institution. Athens Bancshares Corporation and any non-savings institution subsidiaries would be affiliates of Athens Federal Community Bank. In general, transactions with affiliates must be on terms that are as favorable to the institution as comparable transactions with non-affiliates. In addition, certain types of transactions are restricted to 10% of an institution’s capital and surplus with any one affiliate and 20% of capital and surplus with all affiliates. Collateral in specified amounts must usually be provided by affiliates in order to receive loans from an institution. In addition, savings institutions are prohibited from lending to any affiliate that is engaged in activities that are not permissible for bank holding companies and no savings institution may purchase the securities of any affiliate other than a subsidiary.
     The Sarbanes-Oxley Act of 2002 generally prohibits a company from making loans to its executive officers and directors. However, that act contains a specific exception for loans by a depository institution to its executive officers and directors in compliance with federal banking laws. Under such laws, Athens Federal Community Bank’s authority to extend credit to executive officers, directors and 10% shareholders (“insiders”), as well as entities such persons control, is limited. The law restricts both the individual and aggregate amount of loans Athens Federal Community Bank may make to insiders based, in part, on Athens Federal Community Bank’s capital position and requires certain board approval procedures to be followed. Such loans must be made on terms substantially the same as those offered to unaffiliated individuals and not involve more than the normal risk of repayment. There is an exception for loans made pursuant to a benefit or compensation program that is widely available to all employees of the institution and does not give preference to insiders over other employees. There are additional restrictions applicable to loans to executive officers. For information about transactions with our directors and officers, see “Our Management —Transactions with Athens Federal Community Bank.”
     Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring actions against the institution and all institution-affiliated parties, including shareholders, and any attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action may range from the issuance of a capital directive or cease and desist order to removal of officers and/or directors to institution of receivership, or conservatorship. Civil penalties cover a wide range of violations and can amount to $25,000 per day, or even $1 million per day in especially egregious cases. The Federal Deposit Insurance Corporation has authority to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take such action under certain circumstances. Federal law also establishes criminal penalties for certain violations.
     Assessments. Federal savings banks are required to pay assessments to the Office of Thrift Supervision to fund its operations. The general assessments, paid on a semi-annual basis, are based upon the savings institution’s total assets, including consolidated subsidiaries, as reported in the institution’s latest quarterly thrift financial report, the institution’s financial condition and the complexity of its asset portfolio.
     Insurance of Deposit Accounts. Athens Federal Community Bank’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the Federal Deposit Insurance Corporation. Under the Federal Deposit Insurance Corporation’s risk-based assessment system, insured institutions are assigned to one of four risk categories based on supervisory evaluations, regulatory capital levels and certain other factors with less risky institutions paying lower assessments. No institution may pay a dividend if in default of the federal deposit insurance assessment.
     For 2008, assessments ranged from five to forty-three basis points of assessable deposits. Due to losses incurred by the Deposit Insurance Fund in 2008 from failed institutions, and anticipated future losses, the Federal Deposit Insurance Corporation, pursuant to a Restoration Plan to replenish the fund, adopted an across the board seven basis point increase in the assessment range for the first quarter of 2009. The Federal Deposit Insurance Corporation adopted further refinements to its risk-based assessment that were effective April 1, 2009 and effectively make the range seven to 77 1/2 basis points. The Federal Deposit Insurance Corporation may adjust the assessment scale uniformly from one quarter to the next, except that no adjustment can deviate more than three basis points from the base scale without notice and comment rulemaking.
     The Federal Deposit Insurance Corporation has imposed on all insured institutions a special emergency assessment of 5 basis points of total assets less Tier 1 capital as of June 30, 2009 (subject to a cap of 10 basis points of each institution’s deposit assessment base on the same date) in order to cover losses to the Deposit Insurance Fund. The special assessment is payable on September 30, 2009. The Federal Deposit Insurance Corporation has also provided for the possibility of two additional special assessments for the final two quarters of 2009 if deemed necessary.
     Due to the recent difficult economic conditions, deposit insurance per account owner has been raised to $250,000 for all types of accounts until January 1, 2014. In addition, the Federal Deposit Insurance Corporation adopted an optional Temporary Liquidity Guarantee Program by which, for a fee, non-interest-bearing transaction accounts would receive unlimited insurance coverage until December 31, 2009 and certain senior unsecured debt issued by institutions and their holding companies would temporarily be guaranteed by the Federal Deposit Insurance Corporation. Athens Federal Community Bank made the business decision to participate in the unlimited non-interest-bearing transaction account coverage and also opted to participate in the unsecured debt guarantee program.
     The Federal Deposit Insurance Corporation may pay dividends to insured institutions once the Deposit Insurance Fund reserve ratio equals or exceeds 1.35% of estimated insured deposits.
     In addition to the assessment for deposit insurance, institutions are required to make payments on bonds issued in the late 1980s by the Financing Corporation to recapitalize a predecessor deposit insurance fund. This payment is established quarterly and during the four quarters ended June 30, 2009 averaged 1.10 basis points of assessable deposits.
     The Federal Deposit Insurance Corporation has authority to increase insurance assessments. A significant increase in insurance premiums would likely have an adverse effect on the operating expenses and results of operations of Athens Federal Community Bank. Management cannot predict what insurance assessment rates will be in the future.

     Insurance of deposits may be terminated by the Federal Deposit Insurance Corporation upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the Federal Deposit Insurance Corporation. The management of the Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.
     Federal Home Loan Bank System. Athens Federal Community Bank is a member of the Federal Home Loan Bank System, which consists of (12) regional Federal Home Loan Banks. The Federal Home Loan Bank provides a central credit facility primarily for member institutions. Athens Federal Community Bank, as a member of the Federal Home Loan Bank of Cincinnati, is required to acquire and hold shares of capital stock in that Federal Home Loan Bank. At June 30, 2009, Athens Federal Community Bank complied with this requirement with an investment in Federal Home Loan Bank stock of $2.9 million.
     The Federal Home Loan Banks are required to provide funds for the resolution of insolvent thrifts in the late 1980s and to contribute funds for affordable housing programs. These requirements, or general results of operations, could reduce or eliminate the dividends that the Federal Home Loan Banks pay to their members and result in the Federal Home Loan Banks imposing a higher rate of interest on advances to their members. If dividends were reduced, or interest on future Federal Home Loan Bank advances increased, our net interest income would likely also be reduced.
     Community Reinvestment Act. Under the Community Reinvestment Act, as implemented by Office of Thrift Supervision regulations, a savings association has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution’s discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with its examination of a savings association, to assess the institution’s record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution.
     The Community Reinvestment Act requires public disclosure of an institution’s rating and requires the Office of Thrift Supervision to provide a written evaluation of an association’s Community Reinvestment Act performance utilizing a four-tiered descriptive rating system.
     Athens Federal Community Bank received a “satisfactory” rating as a result of its most recent Community Reinvestment Act assessment.
Other Regulations
     Interest and other charges collected or contracted for by Athens Federal Community Bank are subject to state usury laws and federal laws concerning interest rates. Athens Federal Community Bank’s operations are also subject to federal laws applicable to credit transactions, such as the:
•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•	Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	Rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.
     The operations of Athens Federal Community Bank also are subject to the:
•	Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•	Electronic Funds Transfer Act and Regulation E promulgated thereunder, which governs automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•	Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•	Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expands the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, it requires financial institutions operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•	The Gramm-Leach-Bliley Act places limitations on the sharing of consumer financial information with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of personal financial information with unaffiliated third parties.
Federal Reserve System
     The Federal Reserve Board regulations require savings institutions to maintain non-interest earning reserves against their transaction accounts (primarily Negotiable Order of Withdrawal (“NOW”) and regular checking accounts). The regulations generally provide that reserves be maintained against aggregate transaction accounts as follows: a 3% reserve ratio is assessed on net transaction accounts up to and including $44.3 million; a 10% reserve ratio is applied above $44.3 million. The first $10.3 million of otherwise reservable balances (subject to adjustments by the Federal Reserve Board) are exempted from the reserve requirements. The amounts are adjusted annually. Athens Federal Community Bank complies with the foregoing requirements.
Holding Company Regulation
     General. Athens Bancshares Corporation will be a unitary savings and loan holding company within the meaning of federal law. The Gramm-Leach-Bliley Act of 1999 provided that no company may acquire control of a savings institution after May 4, 1999 unless it engages only in the financial activities permitted for financial holding companies under the law or for multiple savings and loan holding companies as described below. Further, the Gramm-Leach-Bliley Act specifies that existing savings and loan holding companies may only engage in such activities. Upon any non-supervisory acquisition by Athens Bancshares Corporation of another savings institution or savings bank that meets the qualified thrift lender test and is deemed to be a savings institution by the Office of

Thrift Supervision, Athens Bancshares Corporation would become a multiple savings and loan holding company (if the acquired institution is held as a separate subsidiary) and would generally be limited to activities permissible for bank holding companies under Section 4(c)(8) of the Bank Holding Company Act, subject to the prior approval of the Office of Thrift Supervision, and certain activities authorized by Office of Thrift Supervision regulation. However, the Office of Thrift Supervision has issued an interpretation concluding that multiple savings and loan holding companies may also engage in activities permitted for financial holding companies.
     A savings and loan holding company is prohibited from, directly or indirectly, acquiring more than 5% of the voting stock of another savings institution or savings and loan holding company, without prior written approval of the Office of Thrift Supervision, and from acquiring or retaining control of a depository institution that is not insured by the Federal Deposit Insurance Corporation. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision considers the financial and managerial resources and future prospects of the company and institution involved, the effect of the acquisition on the risk to the deposit insurance funds, the convenience and needs of the community and competitive factors.
     The Office of Thrift Supervision may not approve any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions: (i) the approval of interstate supervisory acquisitions by savings and loan holding companies; and (ii) the acquisition of a savings institution in another state if the laws of the state target savings institution specifically permit such acquisitions. The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.
     Although savings and loan holding companies are not currently subject to specific capital requirements or specific restrictions on the payment of dividends or other capital distributions, federal regulations do prescribe such restrictions on subsidiary savings institutions as described below. Athens Federal Community Bank must notify the Office of Thrift Supervision 30 days before declaring any dividend to Athens Bancshares Corporation. In addition, the financial impact of a holding company on its subsidiary institution is a matter that is evaluated by the Office of Thrift Supervision and the agency has authority to order cessation of activities or divestiture of subsidiaries deemed to pose a threat to the safety and soundness of the institution.
     Acquisition of Control. Under the federal Change in Bank Control Act, a notice must be submitted to the Office of Thrift Supervision if any person (including a company), or group acting in concert, seeks to acquire “control” of a savings and loan holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a savings and loan holding company or savings institution or as otherwise defined by the Office of Thrift Supervision. Under the Change in Bank Control Act, the Office of Thrift Supervision has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a savings and loan holding company.
Federal Securities Laws
     Athens Bancshares Corporation has filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the common stock to be issued in the offering. Upon completion of the offering, Athens Bancshares Corporation’s common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Athens Bancshares Corporation will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934, as amended.
     The registration, under the Securities Act of 1933, as amended, of the shares of common stock to be issued in the offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not affiliates of Athens Bancshares Corporation may be resold without registration. Shares purchased by an affiliate of Athens Bancshares Corporation will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933, as amended. If Athens Bancshares Corporation meets the current public information requirements of Rule 144, each affiliate of Athens Bancshares Corporation that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Athens Bancshares Corporation or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, Athens Bancshares Corporation may permit affiliates to have their shares registered for sale under the Securities Act of 1933, as amended.
Sarbanes-Oxley Act of 2002
     The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act of 2002, Athens Bancshares Corporation’s Chief Executive Officer and Chief Financial Officer each will be required to certify that Athens Bancshares Corporation’s quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act of 2002 have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal controls; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal controls; and they have included information in our quarterly and annual reports about their evaluation and whether there have been significant changes in our internal controls or in other factors that could significantly affect internal controls. Athens Bancshares Corporation will be subject to further reporting and audit requirements beginning with the year ending December 31, 2010 under the requirements of the Sarbanes-Oxley Act. Athens Bancshares Corporation will prepare policies, procedures and systems designed to comply with these regulations to ensure compliance with these regulations.

Federal and State Taxation
Federal Income Taxation
     General. We report our income on a fiscal year basis using the accrual method of accounting. The federal income tax laws apply to us in the same manner as to other corporations with some exceptions, including particularly our reserve for bad debts discussed below. The following discussion of tax matters is intended only as a summary and does not purport to be a comprehensive description of the tax rules applicable to us. Our federal income tax returns have not been audited during the last five years. For its 2008 fiscal year, Athens Federal Community Bank’s maximum federal income tax rate was 34.0%.
     Athens Bancshares Corporation and Athens Federal Community Bank will enter into a tax allocation agreement. Because Athens Bancshares Corporation will own 100% of the issued and outstanding capital stock of Athens Federal Community Bank after the completion of the conversion, Athens Bancshares Corporation and Athens Federal Community Bank will be members of an affiliated group within the meaning of Section 1504(a) of the Internal Revenue Code, of which group Athens Bancshares Corporation will be the common parent corporation. As a result of this affiliation, Athens Federal Community Bank may be included in the filing of a consolidated federal income tax return with Athens Bancshares Corporation and, if a decision to file a consolidated tax return is made, the parties agree to compensate each other for their individual share of the consolidated tax liability and/or any tax benefits provided by them in the filing of the consolidated federal income tax return.
     Bad Debt Reserves. For fiscal years beginning before June 30, 1996, thrift institutions that qualified under certain definitional tests and other conditions of the Internal Revenue Code were permitted to use certain favorable provisions to calculate their deductions from taxable income for annual additions to their bad debt reserve. A reserve could be established for bad debts on qualifying real property loans, generally secured by interests in real property improved or to be improved, under the percentage of taxable income method or the experience method. The reserve for nonqualifying loans was computed using the experience method. Federal legislation enacted in 1996 repealed the reserve method of accounting for bad debts and the percentage of taxable income method for tax years beginning after 1995 and require savings institutions to recapture or take into income certain portions of their accumulated bad debt reserves.
     Distributions. If Athens Federal Community Bank makes “non-dividend distributions” to Athens Bancshares Corporation, the distributions will be considered to have been made from Athens Federal Community Bank’s unrecaptured tax bad debt reserves, including the balance of its reserves as of December 31, 1987, to the extent of the “non-dividend distributions,” and then from Athens Federal Community Bank’s supplemental reserve for losses on loans, to the extent of those reserves, and an amount based on the amount distributed, but not more than the amount of those reserves, will be included in Athens Federal Community Bank’s taxable income. Non-dividend distributions include distributions in excess of Athens Federal Community Bank’s current and accumulated earnings and profits, as calculated for federal income tax purposes, distributions in redemption of stock, and distributions in partial or complete liquidation. Dividends paid out of Athens Federal Community Bank’s current or accumulated earnings and profits will not be so included in Athens Federal Community Bank’s taxable income.
     The amount of additional taxable income triggered by a non-dividend is an amount that, when reduced by the tax attributable to the income, is equal to the amount of the distribution. Therefore, if Athens Federal Community Bank makes a non-dividend distribution to Athens Bancshares Corporation, approximately one and one-half times the amount of the distribution not in excess of the amount of the reserves would be includable in income for federal income tax purposes, assuming a 34.0% federal corporate income tax rate. Athens Federal Community Bank does not intend to pay dividends that would result in a recapture of any portion of its bad debt reserves.

State Taxation
     Tennessee. Tennessee imposes franchise and excise taxes. The franchise tax ($0.25 per $100) is applied either to apportioned net income or the value of property owned and used in Tennessee, whichever is greater, as of the close of the fiscal year. The excise tax (6.5%) is applied to net earnings derived from business transacted in Tennessee. Under Tennessee regulations, bad debt deductions are deductible from the excise tax. There have not been any audits of our state tax returns during the past five years.
     Any cash dividends, in excess of a certain exempt amount, that would be paid with respect to Athens Bancshares Corporation common stock to a shareholder (including a partnership and certain other entities) who is a resident of Tennessee will be subject to the Tennessee income tax (6%). Any distribution by a corporation from earnings according to percentage ownership is considered a dividend, and the definition of a dividend for Tennessee income tax purposes may not be the same as the definition of a dividend for federal income tax purposes. A corporate distribution may be treated as a dividend for Tennessee tax purposes if it is paid from funds that exceed the corporation’s earned surplus and profits under certain circumstances.

The Conversion and Stock Offering
     Athens Federal Community Bank’s board of directors has approved the plan of conversion. The Office of Thrift Supervision also has conditionally approved the plan of conversion, but its approval does not constitute a recommendation or endorsement of the plan of conversion by the agency.
General
     On July 15, 2009, the board of directors of Athens Federal Community Bank unanimously adopted the plan of conversion according to which Athens Federal Community Bank will convert from a federally chartered mutual savings bank to a federally chartered stock savings bank and become a wholly owned subsidiary of Athens Bancshares Corporation, a newly formed Tennessee corporation. Athens Bancshares Corporation will offer 100% of its common stock to qualifying depositors of Athens Federal Community Bank in a subscription offering and, if necessary, to members of the general public through a community offering and/or a syndicate of registered broker-dealers. The completion of the offering depends on market conditions and other factors beyond our control. We can give no assurance as to the length of time that will be required to complete the sale of the common stock. If we experience delays, significant changes may occur in the appraisal of Athens Federal Community Bank, which would require a change in the offering range. A change in the offering range would result in a change in the net proceeds realized by Athens Bancshares Corporation from the sale of the common stock. If the offering is terminated, Athens Federal Community Bank would be required to charge all offering expenses against current income. The Office of Thrift Supervision approved our plan of conversion, subject to the fulfillment of certain conditions.
     The plan of conversion and stock offering also provides for the establishment of the Athens Federal Foundation and the funding of the foundation with 100,000 shares of Athens Bancshares Corporation common stock and $100,000 in cash. The establishment of the Athens Federal Foundation is subject to a separate vote of Athens Federal Community Bank’s members. The special meeting of Athens Federal Community Bank’s members has been called for this purpose on December 22, 2009.
     The following is a brief summary of the pertinent aspects of the conversion. A copy of the plan of conversion is available from Athens Federal Community Bank upon request and is available for inspection at the offices of Athens Federal Community Bank and at the Office of Thrift Supervision. The plan of conversion is also filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Reasons for the Conversion
     The primary reasons for the conversion and related stock offering are to:
•	increase the capital of Athens Federal Community Bank to support future lending and operational growth;

•	enhance profitability and earnings through reinvesting and leveraging the proceeds, primarily through traditional funding and lending activities;

•	support future branching activities and/or the acquisition of financial services companies;

•	implement equity compensation plans to retain and attract qualified directors, officers and staff to enhance the current incentive-based compensation program; and

•	increase our philanthropic endeavors to the communities we serve through the formation and funding of the Athens Federal Foundation.
     As a stock holding company, Athens Bancshares Corporation will have greater flexibility than Athens Federal Community Bank now has in structuring mergers and acquisitions, including the consideration paid in a transaction. Our current mutual savings bank structure, by its nature, limits our ability to offer any common stock as consideration in a merger or acquisition. Our new stock holding company structure will enhance our ability to compete with other bidders when acquisition opportunities arise by better enabling us to offer stock or cash consideration, or a combination of the two. We currently do not have any agreement or understanding as to any specific acquisition.
Effects of Conversion to Stock Form
     General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the net worth of the institution based upon the balance in his or her account. However, this ownership interest is tied to the depositor’s account and has no value separate from such deposit account. Furthermore, this ownership interest may only be realized in the unlikely event that the institution is liquidated. In such event, the depositors of record at that time, as owners, would be able to share in any residual surplus and reserves after payment of other claims, including claims of depositors to the amounts of their deposits. Any depositor who opens a deposit account obtains a pro rata ownership interest in the net worth of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes his or her account receives a portion or all of the balance in the account but nothing for his or her ownership interest in the net worth of the institution, which is lost to the extent that the balance in the account is reduced.
     When a mutual savings bank converts to stock form, depositors lose all rights to the net worth of the mutual savings bank, except the right to claim a pro rata share of funds representing the liquidation account established in connection with the conversion. Additionally, permanent nonwithdrawable capital stock is created and offered to depositors which represents the ownership of the institution’s net worth. The common stock of Athens Bancshares Corporation is separate and apart from deposit accounts and cannot be and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency. Certificates are issued to evidence ownership of the permanent stock. The stock certificates are transferable, and therefore the stock may be sold or traded if a purchaser is available with no effect on any deposit account the seller may hold in the institution.
     No assets of Athens Bancshares Corporation will be distributed in connection with the conversion other than the payment of those expenses incurred in connection with the conversion.
     Continuity. While the conversion is being accomplished, the normal business of Athens Federal Community Bank will continue without interruption, including being regulated by the Office of Thrift Supervision and the Federal Deposit Insurance Corporation. After the conversion, Athens Federal Community Bank will continue to provide services for depositors and borrowers under current policies by its present management and staff.
     The directors of Athens Federal Community Bank at the time of the conversion will serve as directors of Athens Federal Community Bank after the conversion. The initial directors of Athens Bancshares Corporation are composed of the individuals who serve on the board of directors of Athens Federal Community Bank. All officers of Athens Federal Community Bank at the time of conversion will retain their positions after the conversion.
     Deposit Accounts and Loans. Athens Federal Community Bank’s deposit accounts, account balances and existing Federal Deposit Insurance Corporation insurance coverage of deposit accounts will not be affected by the conversion. Furthermore, the conversion will not affect the loan accounts, loan balances or obligations of borrowers under their individual contractual arrangements with Athens Federal Community Bank.
     Effect on Voting Rights. Voting rights in Athens Federal Community Bank, as a mutual savings bank, belong to its depositor and borrower members. After the conversion, depositors will no longer have voting rights in Athens Federal Community Bank and, therefore, will no longer be able to elect directors of Athens Federal Community Bank or control its affairs. Instead, Athens Bancshares Corporation, as the sole shareholder of Athens Federal Community Bank, will possess all voting rights in Athens Federal Community Bank. The holders of the common stock of Athens Bancshares Corporation will possess all voting rights in Athens Bancshares Corporation. Depositors and borrowers of Athens Federal Community Bank will not have voting rights after the conversion except to the extent that they become shareholders of Athens Bancshares Corporation by purchasing common stock.

     Liquidation Account. In the unlikely event of a complete liquidation of Athens Federal Community Bank before the conversion, each depositor in Athens Federal Community Bank would receive a pro rata share of any assets of Athens Federal Community Bank remaining after payment of claims of all creditors, including the claims of all depositors up to the withdrawal value of their accounts. Each depositor would receive a pro rata share of the remaining assets in the same proportion as the value of his or her deposit account to the total value of all deposit accounts in Athens Federal Community Bank at the time of liquidation.
     After the conversion, holders of withdrawable deposits in Athens Federal Community Bank, including certificates of deposit, will not be entitled to share in any residual assets upon liquidation of Athens Federal Community Bank. However, under applicable regulations, Athens Federal Community Bank will, at the time of the conversion, establish a liquidation account in an amount equal to its total equity as of the date of the latest statement of financial condition contained in the final prospectus relating to the conversion.
     Athens Federal Community Bank will maintain the liquidation account after the conversion for the benefit of eligible account holders and supplemental eligible account holders who retain their savings accounts in Athens Federal Community Bank. Each eligible account holder and supplemental account holder will, with respect to each deposit account held, have a related inchoate interest in a sub-account portion of the liquidation account balance.
     The initial sub-account balance for a savings account held by an eligible account holder or a supplemental eligible account holder will be determined by multiplying the opening balance in the liquidation account by a fraction of which the numerator is the amount of the holder’s “qualifying deposit” in the deposit account and the denominator is the total amount of the “qualifying deposits” of all eligible or supplemental eligible account holders. The initial subaccount balance will not be increased, but it will be decreased as provided below.
     If the deposit balance in any deposit account of an eligible account holder or supplemental eligible account holder at the close of business on any annual closing day of Athens Federal Community Bank (which is December 31) after March 31, 2008 or September 30, 2009, is less than the lesser of the deposit balance in a deposit account at the close of business on any other annual closing date after March 31, 2008 or September 30, 2009, or the amount of the “qualifying deposit” in a savings account on March 31, 2008 or September 30, 2009, then the subaccount balance for a savings account will be adjusted by reducing the subaccount balance in an amount proportionate to the reduction in the savings balance. Once reduced, the subaccount balance will not be subsequently increased, notwithstanding any increase in the savings balance of the related savings account. If any savings account is closed, the related subaccount balance will be reduced to zero.
     Upon a complete liquidation of Athens Federal Community Bank, each eligible account holder and supplemental account holder will be entitled to receive a liquidation distribution from the liquidation account in the amount of the then current adjusted subaccount balance(s) for deposit account(s) held by the holder before any liquidation distribution may be made to shareholders. No merger, consolidation, bulk purchase of assets with assumptions of savings accounts and other liabilities or similar transactions with another federally insured institution in which Athens Federal Community Bank is not the surviving institution will be considered to be a complete liquidation. In any of these transactions, the liquidation account will be assumed by the surviving institution.
     In the unlikely event Athens Federal Community Bank is liquidated after the conversion, depositors will be entitled to full payment of their deposit accounts before any payment is made to Athens Bancshares Corporation as sole shareholder of Athens Federal Community Bank. There are no plans to liquidate either Athens Federal Community Bank or Athens Bancshares Corporation in the future.
Material Income Tax Consequences
     In connection with the conversion, we have received an opinion of counsel with respect to federal tax laws that no gain or loss will be recognized by account holders receiving subscription rights, except to the extent, if any, that subscription rights are deemed to have fair market value on the date such rights are issued. We believe that the tax opinion summarized below addresses all material federal income tax consequences that are generally applicable to persons receiving subscription rights.

     Kilpatrick Stockton LLP has issued an opinion to us that, for federal income tax purposes:
•	the conversion of Athens Federal Community Bank from the mutual to the stock form of organization will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code, and no gain or loss will be recognized by account holders and no gain or loss will be recognized by Athens Federal Community Bank by reason of such conversion;

•	no gain or loss will be recognized by Athens Bancshares Corporation upon the sale of shares of common stock in the offering;

•	it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Athens Bancshares Corporation to be issued to eligible account holders, supplemental eligible account holders and other members is zero and, accordingly, that no income will be realized by eligible account holders, supplemental eligible account holders and other members upon the issuance to them of the subscription rights or upon the exercise of the subscription rights; and

•	it is more likely than not that the tax basis to the holders of shares of common stock purchased in the stock offering pursuant to the exercise of the subscription rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the stock offering.
     The statements set forth in the first and second bullet points above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. According to our counsel, the Internal Revenue Service will not issue rulings on whether subscription rights have a market value. Counsel has also advised us that they are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights have a market value. Counsel also noted that the subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase our common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock.
     Unlike a private letter ruling issued by the Internal Revenue Service, an opinion of counsel is not binding on the Internal Revenue Service and the Internal Revenue Service could disagree with the conclusions reached in the opinion. If there is a disagreement, no assurance can be given that the conclusions reached in an opinion of counsel would be sustained by a court if contested by the Internal Revenue Service.
     Athens Federal Community Bank has also received an opinion from Hazlett, Lewis & Bieter, PLLC, that, assuming the conversion does not result in any federal income tax liability to Athens Federal Community Bank, its account holders, or Athens Bancshares Corporation, implementation of the plan of conversion will not result in any Tennessee income tax liability to those entities or persons.
     The opinions of Kilpatrick Stockton LLP and of Hazlett, Lewis & Bieter, PLLC are filed as exhibits to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.”
Subscription Offering and Subscription Rights
     Under the plan of conversion, we have granted rights to subscribe for Athens Bancshares Corporation common stock to the following persons in the following order of priority:
•	Persons with deposits in Athens Federal Community Bank with balances aggregating $50 or more (“qualifying deposits”) as of the close of business on March 31, 2008 (“eligible account holders”). For this purpose, deposit accounts include all savings, time and demand accounts.

•	Our employee stock ownership plan.

•	Persons with qualifying deposits in Athens Federal Community Bank as of the close of business on September 30, 2009 (“supplemental eligible account holders”) other than our officers and directors and their associates.

•	Depositors of Athens Federal Community Bank as of the close of business on October 31, 2009, who are neither eligible nor supplemental eligible account holders, and borrowers of Athens Federal Community Bank as of May 1, 1999 whose borrowings still exist as of the close of business on October 31, 2009 (collectively, “other members”).
     Unlike our employee stock ownership plan, the Athens Federal Community Bank 401(k) Plan has not been granted priority subscription rights under the plan of conversion. Accordingly, a 401(k) plan participant who elects to purchase shares in the offering through self-directed purchases within the 401(k) plan will receive the same subscription priority, and be subject to the same purchase limitations, as if the participant had elected to purchase shares using funds outside the 401(k) plan. See “Executive Compensation—Benefit Plans—Profit Sharing/401(k) Plan.”
     The amount of common stock that any person may purchase will depend on the availability of the common stock after satisfaction of all subscriptions having priority rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion. See “— Limitations on Purchases of Shares.” All persons on a joint account will be counted as a single depositor for purposes of determining the maximum amount that may be subscribed for by owners of a joint account.
     We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest.
     Category 1: Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each eligible account holder has the right to subscribe for up to the greater of:
•	$300,000 of common stock (which equals 30,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.
     If there are insufficient shares to satisfy all subscriptions by eligible account holders, shares first will be allocated so as to permit each subscribing eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled. Unless waived by the Office of Thrift Supervision, subscription rights of eligible account holders who are also executive officers or directors of Athens Federal Community Bank or their associates will be subordinated to the subscription rights of other eligible account holders to the extent attributable to increased deposits in Athens Federal Community Bank in the one year period preceding March 31, 2008.
     To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which such eligible account holder had an ownership interest at March 31, 2008. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.

     Category 2: Tax-Qualified Employee Benefit Plans. Our tax-qualified employee benefit plans (other than our 401(k) plan) have the right to purchase up to 10% of the shares of common stock sold in the offering and contributed to the charitable foundation. As a tax-qualified employee benefit plan, our employee stock ownership plan intends to purchase a number of shares equal to 8% of the sum of the shares sold in the offering and contributed to the charitable foundation. Subscriptions by the employee stock ownership plan will not be aggregated with shares of common stock purchased by any other participants in the offering, including subscriptions by our officers and directors, for the purpose of applying the purchase limitations in the plan of conversion. If eligible account holders subscribe for all of the shares being sold, no shares will be available for our tax-qualified employee benefit plans. However, if we increase the number of shares offered above the maximum of the offering range, the employee stock ownership plan will have a first priority right to purchase any shares exceeding that amount up to 10% of the sum of the common stock issued in the offering and contributed to the charitable foundation. If the plan’s subscription is not filled in its entirety, the employee stock ownership plan may purchase shares in the open market or may purchase shares directly from us with the approval of the Office of Thrift Supervision.
     Category 3: Supplemental Eligible Account Holders. Subject to the purchase limitations as described below under “— Limitations on Purchases of Shares,” each supplemental eligible account holder has the right to subscribe for up to the greater of:
•	$300,000 of common stock (which equals 30,000 shares);

•	one-tenth of 1% of the total offering of common stock; or

•	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be sold by a fraction of which the numerator is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.
     If eligible account holders and the employee stock ownership plan subscribe for all of the shares being sold, no shares will be available for supplemental eligible account holders. If shares are available for supplemental eligible account holders but there are insufficient shares to satisfy all subscriptions by supplemental eligible account holders, shares first will be allocated so as to permit each subscribing supplemental eligible account holder, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total qualifying deposits of all remaining supplemental eligible account holders whose subscriptions remain unfilled.
     To ensure a proper allocation of stock, each supplemental eligible account holder must list on his or her stock order form all deposit accounts in which such supplemental eligible account holder had an ownership interest at September 30, 2009. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation.
     Category 4: Other Members. Subject to the purchase limitations as described below under “—Limitations on Purchases of Shares,” each other member has the right to purchase up to the greater of $300,000 of common stock (which equals 30,000 shares) or one-tenth of 1% of the total offering of common stock. If eligible account holders, the employee stock ownership plan and supplemental eligible account holders subscribe for all of the shares being sold, no shares will be available for other members. If shares are available for other members but there are not sufficient shares to satisfy all subscriptions by other members, shares first will be allocated so as to permit each subscribing other member, if possible, to purchase a number of shares sufficient to make the person’s total allocation equal 100 shares or the number of shares actually subscribed for, whichever is less. After that, unallocated shares will be allocated among the remaining subscribing other members in the proportion that each other member’s subscription bears to the total subscriptions of all such subscribing other members whose subscriptions remain unfilled.

     To ensure a proper allocation of stock, each other member must list on his or her stock order form all deposit accounts in which such other member had an ownership interest at ___. Failure to list an account or providing incorrect information could result in the loss of all or part of a subscriber’s stock allocation.
     Expiration Date for the Subscription Offering. The subscription offering, and all subscription rights under the plan of conversion, will terminate at ___:___p.m., Eastern time, on ___. We will not accept orders for common stock in the subscription offering received after that time. We will make reasonable attempts to provide a prospectus and related offering materials to holders of subscription rights; however, all subscription rights will expire on the expiration date whether or not we have been able to locate each person entitled to subscription rights.
     Office of Thrift Supervision regulations require that we complete the sale of common stock within 45 days after the close of the subscription offering. If the sale of the common stock is not completed within that period, all funds received will be returned promptly with interest at our passbook rate and all withdrawal authorizations will be canceled unless we receive approval of the Office of Thrift Supervision to extend the time for completing the offering. If regulatory approval of an extension of the time period has been granted, we will notify all subscribers of the extension and of the duration of any extension that has been granted, and subscribers will have the right to modify or rescind their purchase orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be returned promptly with interest, or withdrawal authorizations will be canceled. No single extension can exceed 90 days.
     Persons in Non-Qualified States. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock under the plan of conversion reside. However, we are not required to offer stock in the subscription offering to any person who resides in a foreign country or who resides in a state of the United States in which (1) only a small number of persons otherwise eligible to subscribe for shares of common stock reside; (2) the granting of subscription rights or the offer or sale of shares to such person would require that we or our officers or directors register as a broker, dealer, salesman or selling agent under the securities laws of the state, or register or otherwise qualify the subscription rights or common stock for sale or qualify as a foreign corporation or file a consent to service of process; or (3) we determine that compliance with that state’s securities laws would be impracticable for reasons of cost or otherwise.
     Restrictions on Transfer of Subscription Rights and Shares. Subscription rights are nontransferable. You may not transfer, or enter into any agreement or understanding to transfer, the legal or beneficial ownership of your subscription rights issued under the plan of conversion or the shares of common stock to be issued upon exercise of your subscription rights. Your subscription rights may be exercised only by you and only for your own account. If you exercise your subscription rights, you will be required to certify that you are purchasing shares solely for your own account and that you have no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or shares of common stock before the completion of the offering.
     If you sell or otherwise transfer your rights to subscribe for common stock in the subscription offering or subscribe for common stock on behalf of another person, you may forfeit those rights and face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the U.S. Government. We will pursue any and all legal and equitable remedies if we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
Community Offering
     To the extent that shares remain available for purchase after satisfaction of all subscriptions received in the subscription offering, we may offer shares in a community offering to the following persons in the following order of priority:
•	First priority to natural persons and trusts of natural persons who are residents of Blount, Bradley, Hamilton, Knox, Loudon, McMinn, Meigs, Monroe and Polk Counties in Tennessee; and

•	Second priority to other persons to whom we deliver a prospectus.
     We will consider persons to be residents of the above listed counties if they occupy a dwelling in the county and have established an ongoing physical presence in the county that is not merely transitory in nature. We may utilize depositor or loan records or other evidence provided to us to make a determination as to whether a person is a resident of such counties. In all cases, the determination of residence status will be made by us in our sole discretion.
     Purchasers in the community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). If shares are available for preferred subscribers in the community offering but there are insufficient shares to satisfy all orders, the available shares will be allocated first to each preferred subscriber whose order we accept in an amount equal to the lesser of 100 shares or the number of shares ordered by each such subscriber, if possible. After that, unallocated shares will be allocated among the remaining preferred subscribers whose orders remain unsatisfied in the same proportion that the unfilled order of each such subscriber bears to the total unfilled orders of all such subscribers. If, after filling the orders of preferred subscribers in the community offering, shares are available for other subscribers in the community offering but there are insufficient shares to satisfy all orders, shares will be allocated in the same manner as for preferred subscribers.
     The community offering, if held, may commence concurrently with, during or after the subscription offering and will terminate no later than 45 days after the close of the subscription offering unless extended by us, with approval of the Office of Thrift Supervision. If we receive regulatory approval for an extension, all subscribers will be notified of the extension and of the duration of any extension that has been granted, and will have the right to confirm, increase, decrease or rescind their orders. If we do not receive an affirmative response from a subscriber to any resolicitation, the subscriber’s order will be rescinded and all funds received will be promptly returned with interest.
     The opportunity to subscribe for shares of common stock in the community offering is subject to our right to reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
Syndicated Community Offering or Underwritten Public Offering
     The plan of conversion provides that, if necessary, all shares of common stock not purchased in the subscription offering and community offering may be offered for sale to the general public in a syndicated community offering to be managed by Keefe, Bruyette & Woods, Inc., acting as our agent. In such capacity, Keefe, Bruyette & Woods, Inc. may form a syndicate of other brokers-dealers who are member firms of the Financial Industry Regulatory Authority (formerly known as the National Association of Securities Dealers, Inc.) (“FINRA”). Alternatively, we may sell any remaining shares in an underwritten public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer will have any obligation to take or purchase any shares of the common stock in the syndicated community offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in any syndicated community offering. We have not selected any particular broker-dealers to participate in a syndicated community offering and will not do so until before the commencement of the syndicated community offering. The syndicated community offering would terminate no later than 45 days after the expiration of the subscription offering, unless extended by us, with approval of the Office of Thrift Supervision. See “— Community Offering” above for a discussion of rights of subscribers if an extension is granted.
     The opportunity to subscribe for shares of common stock in the syndicated community offering or underwritten public offering is subject to our right in our sole discretion to accept or reject orders, in whole or part, either at the time of receipt of an order or as soon as practicable following the expiration date of the offering. If your order is rejected in part, you will not have the right to cancel the remainder of your order.
     Common stock sold in the syndicated community offering also will be sold at the $10.00 per share purchase price. Purchasers in the syndicated community offering are eligible to purchase up to $300,000 of common stock (which equals 30,000 shares). Orders for common stock in the syndicated community offering will be filled first to a maximum of 2% of the total number of shares sold in the offering and thereafter any remaining shares will be allocated on an equal number of shares basis per order until all orders have been filled. However, no fractional shares will be issued. We may begin the syndicated community offering or underwritten public offering at any time following the commencement of the subscription offering.
     Selected dealers, if any, will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established at Athens Federal Community Bank for each selected dealer. Each customer’s funds forwarded to one of these accounts, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation in accordance with applicable regulations. After payment has been received by us from selected dealers, funds will earn interest at Athens Federal Community Bank’s regular savings rate until the completion or termination of the offering. Funds will be promptly returned, with interest, if the syndicated community offering is not completed. Keefe, Bruyette & Woods, Inc. shall also have the right, in its sole discretion, to permit investors to submit irrevocable orders together with legally binding commitments for payment for shares for which they subscribe at any time before the closing of the offering.
     If we are unable to find purchasers from the general public for all unsubscribed shares, we will make other purchase arrangements, if feasible. Other purchase arrangements must be approved by the Office of Thrift Supervision and may provide for purchases for investment purposes by directors, officers, their associates and other persons in excess of the limitations provided in the plan of conversion and in excess of the proposed director and executive officer purchases discussed earlier, although no such purchases are currently intended. If other purchase arrangements cannot be made, we may: terminate the stock offering and promptly return all funds; promptly return all funds, set a new offering range and give all subscribers the opportunity to place a new order for shares of Athens Bancshares Corporation common stock; or take such other actions as may be permitted by the Office of Thrift Supervision and the Securities and Exchange Commission.
Limitations on Purchases of Shares
     In addition to the purchase limitations described above under “Subscription Offering and Subscription Rights,” “— Community Offering” and “Syndicated Community Offering or Underwritten Public Offering,” the plan of conversion provides for the following purchase limitations:
•	Except for our employee stock ownership plan, no person may purchase in the aggregate more than $300,000 of the common stock, or 30,000 shares sold in the offering, subject to increase as described below. In addition, no person, either alone or together with associates of or persons acting in concert with such person, may purchase more than $500,000 of the common stock, or 50,000 shares sold in the offering.

•	Our tax-qualified employee benefit plans (other than our 401(k) plan) are entitled to purchase up to 10.0% of the shares sold in the conversion and contributed to the charitable foundation. As a tax- qualified employee benefit plan, our employee stock ownership plan intends to purchase 8.0% of the sum of the shares sold in the offering and contributed to the charitable foundation.

•	Each subscriber must subscribe for a minimum of 25 shares.

•	Our directors and executive officers, together with their associates, may purchase in the aggregate up to 31% of the common stock sold in the offering.
     We may, in our sole discretion, increase the individual or aggregate purchase limitation to up to 5% of the shares of common stock sold in the offering. We do not intend to increase the maximum purchase limitation unless market conditions warrant. If we decide to increase the purchase limitations, persons who subscribed for the maximum number of shares of common stock will be given the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. We, in our discretion, also may give other large subscribers the right to increase their subscriptions.

     If we increase the maximum purchase limitation to 5% of the shares of common stock sold in the offering, we may further increase the maximum purchase limitation to 9.99%, provided that orders for common stock exceeding 5% of the shares of common stock sold in the offering may not exceed in the aggregate 10% of the total shares of common stock sold in the offering.
     The plan of conversion defines “acting in concert” to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not by an express agreement or understanding; or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose under any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon, among other things, joint account relationships or the fact that persons share a common address (whether or not related by blood or marriage) or may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. For purposes of the plan of conversion, our directors are not deemed to be acting in concert solely by reason of their Board membership.
     The plan of conversion defines “associate,” with respect to a particular person, to mean:
•	a corporation or organization other than Athens Bancshares Corporation or Athens Federal Community Bank or a majority-owned subsidiary of Athens Bancshares Corporation or Athens Federal Community Bank of which a person is a senior officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities of such corporation or organization;

•	a trust or other estate in which a person has a substantial beneficial interest or as to which a person serves as a trustee or a fiduciary; and

•	any person who is related by blood or marriage to such person and who lives in the same home as such person or who is a director or senior officer of Athens Bancshares Corporation or Athens Federal Community Bank or any of their subsidiaries.
     For example, a corporation of which a person serves as an officer would be an associate of that person and, therefore, all shares purchased by the corporation would be included with the number of shares that the person could purchase individually under the aggregate purchase limitation described above. We have the right in our sole discretion to reject any order submitted by a person whose representations we believe to be false or who we otherwise believe, either alone or acting in concert with others, is violating or circumventing, or intends to violate or circumvent, the terms and conditions of the plan of conversion. Directors and officers are not treated as associates of each other solely by virtue of holding such positions. We have the sole discretion to determine whether prospective purchasers are “associates” or “acting in concert.”
Marketing Arrangements
     We have retained Keefe, Bruyette & Woods, Inc. to consult with and advise and assist us, on a best efforts basis, in the distribution of shares in the offering. Keefe, Bruyette & Woods, Inc. is a broker-dealer registered with the Securities and Exchange Commission and a member of the FINRA. Keefe, Bruyette & Woods, Inc. will assist us in the conversion by acting as marketing advisor with respect to the subscription offering and will represent us as placement agent on a best efforts basis in the sale of the common stock in the community offering, if held. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:
•	training our employees who will perform ministerial functions in the subscription offering and community offering regarding the mechanics and regulatory requirements of the stock offering process;

•	managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

•	preparing marketing materials; and

•	assisting in the solicitation of proxies from Athens Federal Community Bank’s members for use at the special meeting.
     We have also engaged Keefe, Bruyette & Woods, Inc. to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Keefe, Bruyette & Woods, Inc. will assist us in the stock offering as follows:
•	develop a master file and consolidation of accounts;

•	generate address lists for the mailing of proxy solicitation and stock offering materials;

•	provide software for the operation of the stock information center; and

•	subscription order processing and stock allocation services.
     For all these services, Keefe, Bruyette & Woods, Inc. will receive a success fee equal to the greater of: (i) $200,000 or (ii) 1.125% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of Athens Federal Community Bank or their immediate families and shares issued to the charitable foundation. We have paid Keefe, Bruyette & Woods, Inc. a management fee of $30,000 that will be applied against the success fee. We will reimburse Keefe, Bruyette & Woods, Inc. for its expenses, not to exceed $25,000, associated with its marketing effort. In addition, Keefe, Bruyette & Woods, Inc. will be reimbursed for fees and expenses of its counsel not to exceed $50,000. If there is a syndicated community offering, the total fees paid to Keefe, Bruyette & Woods, Inc. and other FINRA member firms in the syndicated community offering will not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.
     Keefe, Bruyette & Woods, Inc. has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Keefe, Bruyette & Woods, Inc. expresses no opinion as to the prices at which common stock to be issued may trade. Keefe, Bruyette & Woods, Inc. and selected dealers participating in the syndicated community offering may receive a commission in the syndicated community offering in a maximum amount to be agreed upon by us to reflect market requirements at the time of the allocation of shares in the syndicated community offering.
     We have also agreed to indemnify Keefe, Bruyette & Woods, Inc. against liabilities and expenses, including legal fees, incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering materials for the common stock, including liabilities under the Securities Act of 1933 and the performance of Keefe, Bruyette & Woods, Inc. of its services in connection with the conversion.
Description of Sales Activities
     Athens Bancshares Corporation will offer the common stock in the subscription offering and community offering by the distribution of this prospectus and through activities conducted at the stock information center. The stock information center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Keefe, Bruyette & Woods, Inc. employees will be working at the stock information center. Employees of Keefe, Bruyette & Woods, Inc. will be responsible for responding to questions regarding the conversion and the offering and processing stock orders.
     Sales of common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the selected dealers managed by Keefe, Bruyette & Woods, Inc. Athens Federal Community Bank’s officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Athens Federal Community Bank’s officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Athens Federal Community Bank’s officers and employees have been instructed not to solicit offers to purchase common stock or provide advice regarding the purchase of common stock.
     No officer, director or employee of Athens Federal Community Bank will be compensated, directly or indirectly, for any activities in connection with the offer or sale of common stock in the offering.
     None of Athens Federal Community Bank’s personnel participating in the offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Athens Federal Community Bank’s personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-l promulgated under the Securities Exchange Act of 1934. Rule 3a4-l generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities not be compensated in connection with the offering at the time of participation, that the person not be associated with a broker or dealer and that the person observe certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.
Procedure for Purchasing Shares in the Subscription and Community Offerings
     Use of Order Forms. To purchase shares in the subscription offering, a properly completed and executed order form must be received (not postmarked) by us in our stock information center by ___:___p.m., Eastern time, on ___. Your order form must be accompanied by full payment for all of the shares subscribed for or include appropriate authorization in the space provided on the order form for withdrawal of full payment from a deposit account with Athens Federal Community Bank. To purchase shares in the community offering, you must deliver a properly completed and executed order form to us, accompanied by the required payment for each share subscribed for, before the community offering terminates, which may be on, or at any time after, the end of the subscription offering. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final.
     To ensure that your stock purchase eligibility and priority are properly identified, you must list all accounts on the order form, giving all names in each account and the account number. We will strive to identify your ownership in all accounts, but cannot guarantee we will identify all accounts in which you have an ownership interest. Failure to list all of your accounts may result in fewer shares being allocated to you than if all of your accounts were listed.
     We need not accept order forms that are received after the expiration of the subscription offering or community offering, as the case may be, or that are executed defectively or that are received without full payment or without appropriate withdrawal instructions. In addition, we are not obligated to accept orders submitted on photocopied or facsimilied stock order forms. We have the right to waive or permit the correction of incomplete or improperly executed order forms, but do not represent that we will do so. Under the plan of conversion, our interpretation of the terms and conditions of the plan of conversion and of the order form will be final. Once received, an executed order form may not be modified, amended or rescinded without our consent unless the offering has not been completed within 45 days after the end of the subscription offering.
     The reverse side of the order form contains a regulatorily mandated certification form. We will not accept order forms where the certification form is not executed. By executing and returning the certification form, you will be certifying that you received this prospectus and acknowledging that the common stock is not a deposit account and is not insured or guaranteed by the federal government. You also will be acknowledging that you received disclosure concerning the risks involved in this offering. The certification form could be used as support to show that you understand the nature of this investment.

     To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the end of the subscription and community offering, as required by Rule 15c2-8 under the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days before that date or hand delivered any later than two days before that date. Execution of the order form will confirm receipt or delivery under Rule 15c2-8. Order forms will be distributed only when preceded or accompanied by a prospectus.
     Payment for Shares. Payment for subscriptions may be made by check, bank draft or money order, or by authorization of withdrawal from deposit accounts maintained with Athens Federal Community Bank. Funds received before the completion of the offering will be maintained in a segregated account at Athens Federal Community Bank or, at our discretion, at another federally insured depository institution. All checks, bank drafts and money orders must be made payable to the Athens Bancshares Corporation segregated account in compliance with Securities and Exchange Commission Rule 15c2-4. However, we will not maintain more than one escrow account. All subscriptions received will bear interest at Athens Federal Community Bank’s passbook savings rate, which is currently 0.3% per annum. Subscribers’ funds will be transmitted to the segregated account no later than noon of the next business day where they will be invested in investments that are permissible under Securities and Exchange Commission Rule 15c2-4. Appropriate means by which withdrawals may be authorized are provided on the order form. No wire transfers or third party checks will be accepted. Interest will be paid on payments made by check, bank draft or money order at our passbook rate from the date payment is received at the conversion center until the completion or termination of the offering. Payment in cash will not be accepted unless the cash is converted into a bank check or money order. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rates until completion or termination of the offering, but a hold will be placed on the funds, making them unavailable to the depositor until completion or termination of the offering. When the offering is completed, the funds received in the offering will be used to purchase the shares of common stock ordered. The shares of common stock issued in the offering cannot and will not be insured by the Federal Deposit Insurance Corporation or any other government agency. If the offering is not consummated for any reason, all funds submitted will be promptly refunded with interest as described above.
     If a subscriber authorizes us to withdraw the amount of the purchase price from his or her deposit account, we will do so as of the completion of the offering, though the account must contain the full amount necessary for payment at the time the subscription order is received. We will waive any applicable penalties for early withdrawal from certificate accounts. If the remaining balance in a certificate account is reduced below the applicable minimum balance requirement at the time funds are actually transferred under the authorization, the certificate will be canceled at the time of the withdrawal, without penalty, and the remaining balance will earn interest at our passbook rate.
     The employee stock ownership plan will not be required to pay for the shares subscribed for at the time it subscribes, but rather may pay for shares of common stock subscribed for upon the completion of the offering; provided that there is in force from the time of its subscription until the completion of the offering a loan commitment from an unrelated financial institution or from us to lend to the employee stock ownership plan, at that time, the aggregate purchase price of the shares for which it subscribed.
     We may, in our sole discretion, permit institutional investors to submit irrevocable orders together with the legally binding commitment for payment and to thereafter pay for such shares of common stock for which they subscribe in the community offering at any time before the 48 hours before the completion of the offering. This payment may be made by wire transfer.
     Our individual retirement accounts (“IRAs”) do not permit investment in common stock. A depositor interested in using his or her IRA funds to purchase common stock must do so through a self-directed IRA. Since we do not offer those accounts, we will allow a depositor to make a trustee-to-trustee transfer of the IRA funds to a trustee offering a self-directed IRA program with the agreement that the funds will be used to purchase our common stock in the offering. There will be no early withdrawal or Internal Revenue Service interest penalties for such transfers. The new trustee would hold the common stock in a self-directed account in the same manner as we now hold the depositor’s IRA funds. An annual administrative fee may be payable to the new trustee. Depositors interested in using funds in an IRA with us to purchase common stock should contact the conversion center as soon as possible so that the necessary forms may be forwarded for execution and returned before the subscription offering ends. In addition, federal laws and regulations require that officers, directors and 10% shareholders who use self-

directed IRA funds to purchase shares of common stock in the subscription offering, make purchases for the exclusive benefit of IRAs.
How We Determined the Offering Range and the $10.00 Per Share Purchase Price
     Federal regulations require that the aggregate purchase price of the securities sold in connection with the offering be based upon our estimated pro forma value, as determined by an independent appraisal. We have retained Keller & Company, Inc., which is experienced in the evaluation and appraisal of business entities, to prepare the independent appraisal. Keller & Company will receive fees totaling $35,000 for its appraisal services, plus $2,000 for each appraisal valuation update other than the required final valuation update at closing, and a maximum of $1,500 for reimbursement of out-of-pocket expenses. We have agreed to indemnify Keller & Company and its employees and affiliates for certain costs and expenses, including reasonable legal fees arising out of, related to, or based upon the offering and due to any misstatement or untrue statement or intentional omission by Athens Federal Community Bank.
     Keller & Company prepared the appraisal taking into account the pro forma impact of the offering. For its analysis, Keller & Company undertook substantial investigations to learn about our business and operations. We supplied financial information, including annual financial statements, information on the composition of assets and liabilities, and other financial schedules. In addition to this information, Keller & Company reviewed our stock issuance application as filed with the Office of Thrift Supervision and our registration statement as filed with the Securities and Exchange Commission. Furthermore, Keller & Company visited our facilities and had discussions with our management. Keller & Company did not perform a detailed individual analysis of the separate components of our assets and liabilities. We did not impose any limitations on Keller & Company in connection with its appraisal.
     In connection with its appraisal, Keller & Company reviewed the following factors, among others:
•	our present and projected operating results and financial condition;

•	the economic and demographic conditions of our primary market area;

•	pertinent historical financial and other information relating to Athens Federal Community Bank;

•	a comparative evaluation of our operating and financial statistics with those of other thrift institutions;

•	the proposed price per share;

•	the aggregate size of the offering of common stock;

•	the impact of the conversion on our capital position and earnings potential; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.
     Consistent with Office of Thrift Supervision appraisal guidelines, Keller & Company’s analysis utilized three selected valuation procedures, the price/tangible book method, the price/core earnings method, and the price/assets method, all of which are described in its report. Keller & Company’s appraisal report is filed as an exhibit to the registration statement that we have filed with the Securities and Exchange Commission. See “Where You Can Find More Information.” Keller & Company placed the greatest emphasis on the price/core earnings and price/tangible book methods in estimating pro forma market value. Keller & Company compared the pro forma price/tangible book and price/core earnings ratios for Athens Bancshares Corporation to the same ratios for a peer group of comparable companies. The peer group included companies with:
•	average assets of $532.0 million;

•	average non-performing assets of 0.88% of total assets;

•	average net loans of 72.27% of total assets;

•	average equity of 12.07% of total assets; and

•	average core income of 0.63% of average assets.
     On the basis of the analysis in its report, Keller & Company has advised us that, in its opinion, as of August 19, 2009, our estimated pro forma market value, including shares contributed to the Athens Federal Foundation, was within the valuation range of $17.9 million and $24.2 million with a midpoint of $21.0 million.
     The following table presents a summary of selected pricing ratios for Athens Bancshares Corporation, for the peer group companies and for all publicly traded thrifts. Compared to the average pricing ratios of the peer group, Athens Bancshares Corporation’s pro forma pricing ratios at the maximum of the offering range indicated discount of 18.69% on a price-to-book value basis.

	Price to Core			Price to Tangible
	Earnings		Price to Book	Book Value
	Multiple (1)		Value Ratio (2)	Ratio (2)
Athens Bancshares Corporation (pro forma):
Minimum	10.02	x	45.62%	46.38%
Midpoint	12.00		50.13	50.90
Maximum	14.06		54.05	55.32
Maximum, as adjusted	16.53		58.00	58.82

Peer Group:
Average	13.06	x	66.47%	75.32%
Median	12.82		62.61	73.58

All publicly-traded thrift:
Average	13.71	x	66.98%	73.53%
Median	11.11		63.38	66.20

(1)	Ratios are based on earnings for the twelve months ended December 31, 2008 or June 30, 2009, and share prices as of August 19, 2009.

(2)	Ratios are based on book value as of December 31, 2008 or June 30, 2009, and share prices as of August 19, 2009.
     The pro forma information presented under “Pro Forma Data” reflects an estimated expense for the equity incentive plan that may be adopted by Athens Bancshares Corporation and the resulting effect on the pro forma price-to-earnings multiples for Athens Bancshares Corporation.
     Our board of directors reviewed Keller & Company’s appraisal report, including the methodology and the assumptions used by Keller & Company, and determined that the valuation range was reasonable and adequate. Assuming that the shares are sold at $10.00 per share in the conversion, the estimated number of shares would be between 1,785,000 at the minimum of the valuation range and 2,415,000 at the maximum of the valuation range, with a midpoint of 2,100,000, which amount includes shares contributed to the foundation. The purchase price of $10.00 per share was determined by us, taking into account, among other factors, the requirement under Office of Thrift Supervision regulations that the common stock be offered in a manner that will achieve the widest distribution of the stock and desired liquidity in the common stock after the offering.
     Since the outcome of the offering relates in large measure to market conditions at the time of sale, it is not possible for us to determine the exact number of shares that we will issue at this time. The offering range may be amended, with the approval of the Office of Thrift Supervision, if necessitated by developments following the date of the appraisal in, among other things, market conditions, our financial condition or operating results, regulatory guidelines or national or local economic conditions.

     If, upon completion of the subscription offering, at least the minimum number of shares are subscribed for, Keller & Company, after taking into account factors similar to those involved in its prior appraisal, will determine its estimate of our pro forma market value as of the close of the subscription offering. If, as a result of regulatory considerations, demand for the shares or changes in market conditions, Keller & Company determines that our pro forma market value has increased, we may sell up to 2,677,250 shares without any further notice to you.
     No shares will be sold unless Keller & Company confirms that, to the best of its knowledge and judgment, nothing of a material nature has occurred that would cause it to conclude that the actual total purchase price of the shares on an aggregate basis was materially incompatible with its appraisal. If, however, the facts do not justify that statement, we may either: terminate the stock offering and promptly return all funds; set a new offering range, notify all subscribers and give them the opportunity to place a new order for shares of Athens Bancshares Corporation common stock; or take such other actions as may be permitted by the Office of Thrift Supervision. If the offering is terminated all subscriptions will be cancelled and subscription funds will be returned promptly with interest, and holds on funds authorized for withdrawal from deposit accounts will be released or reduced. If Keller & Company establishes a new valuation range, it must be approved by the Office of Thrift Supervision.
     In formulating its appraisal, Keller & Company relied upon the truthfulness, accuracy and completeness of all documents we furnished to it. Keller & Company also considered financial and other information from regulatory agencies, other financial institutions, and other public sources, as appropriate. While Keller & Company believes this information to be reliable, Keller & Company does not guarantee the accuracy or completeness of the information and did not independently verify the consolidated financial statements and other data provided by us nor independently value our assets or liabilities. The appraisal is not intended to be, and must not be interpreted as, a recommendation of any-kind as to the advisability of purchasing shares of common stock. Moreover, because the appraisal must be based on many factors that change periodically, there is no assurance that purchasers of shares in the offering will be able to sell shares after the offering at prices at or above the purchase price.
     Copies of the appraisal report of Keller & Company, including any amendments to the report, and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at our main office and the other locations specified under “Where You Can Find More Information.”
Delivery of Certificates
     Certificates representing the common stock sold in the offering will be mailed by our transfer agent to the persons whose subscriptions or orders are filled at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the offering. We will hold certificates returned as undeliverable until claimed by the persons legally entitled to the certificates or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, subscribers may not be able to sell their shares, even though trading of the common stock may have commenced.
Restrictions on Repurchase of Stock
     Under Office of Thrift Supervision regulations, we may not for a period of one year from the date of the completion of the offering repurchase any of our common stock from any person, except (1) in an offer made to all shareholders to repurchase the common stock on a pro rata basis, approved by the Office of Thrift Supervision, (2) the repurchase of qualifying shares of a director, or (3) repurchases to fund restricted stock plans or tax-qualified employee stock benefit plans. Where extraordinary circumstances exist, the Office of Thrift Supervision may approve the open market repurchase of up to 5% of our common stock during the first year following the offering. To receive such approval, we must establish compelling and valid business purposes for the repurchase to the satisfaction of the Office of Thrift Supervision. Furthermore, repurchases of any common stock are prohibited if they would cause Athens Federal Community Bank’s regulatory capital to be reduced below the amount required under the regulatory capital requirements imposed by the Office of Thrift Supervision.

Restrictions on Transfer of Shares After the Conversion Applicable to Officers and Directors
     Common stock purchased in the offering will be freely transferable, except for shares purchased by our directors and executive officers.
     Shares of common stock purchased by our directors and executive officers may not be sold for a period of one year following the offering, except upon the death of the shareholder or unless approved by the Office of Thrift Supervision. Shares purchased by these persons in the open market after the offering will be free of this restriction. Shares of common stock issued to directors and executive officers will bear a legend giving appropriate notice of the restriction and, in addition, we will give appropriate instructions to our transfer agent with respect to the restriction on transfers. Any shares issued to directors and executive officers as a stock dividend, stock split or otherwise with respect to restricted common stock will be similarly restricted.
     Persons affiliated with us, including our directors and executive officers, received subscription rights based only on their deposits with Athens Federal Community Bank as account holders. Any purchases made by persons affiliated with us for the explicit purpose of meeting the minimum of the offering must be made for investment purposes only, and not with a view towards redistribution. Furthermore, as set forth above, Office of Thrift Supervision regulations restrict sales of common stock purchased in the offering by directors and executive officers for a period of one year following the offering.
     Purchases of outstanding shares of our common stock by directors, officers, or any person who becomes an executive officer or director after adoption of the plan of conversion, and their associates, during the three-year period following the offering may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding common stock or to the purchase of stock under stock benefit plans.
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the common stock to be issued in the offering and contributed to the charitable foundation. This registration does not cover the resale of the shares. Shares of common stock purchased by persons who are not affiliates of us may be resold without registration. Shares purchased by an affiliate of us will have resale restrictions under Rule 144 of the Securities Act. If we meet the current public information requirements of Rule 144, each affiliate of ours who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares or the average weekly volume of trading in the shares during the preceding four calendar weeks. We may make future provision to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances.
Interpretation, Amendment and Termination
     To the extent permitted by law, all interpretations by us of the plan of conversion will be final; however, such interpretations have no binding effect on the Office of Thrift Supervision. The plan of conversion provides that, if deemed necessary or desirable, we may substantively amend the plan of conversion as a result of comments from regulatory authorities or otherwise.
     Completion of the offering requires the sale of all shares of the common stock within 90 days following approval of the plan of conversion by the Office of Thrift Supervision, unless an extension is granted by the Office of Thrift Supervision. If this condition is not satisfied, the plan of conversion will be terminated and we will continue our business as a federal mutual savings bank. We may terminate the plan of conversion at any time.

Athens Federal Foundation
General
     In furtherance of our commitment to our local community, the plan of conversion provides that we will establish a charitable foundation in connection with the conversion. We intend to establish the Athens Federal Foundation as a non-stock Delaware corporation to serve as the charitable foundation. The foundation will be funded with Athens Bancshares Corporation common stock and cash as described below. By further enhancing our visibility and reputation in our local community, we believe that the foundation will enhance the long-term value of our community banking franchise. We believe the conversion presents us with a unique opportunity to provide a substantial and continuing benefit to our community and to receive the associated tax benefits.
Purpose of the Charitable Foundation
     We emphasize community lending and community activities. The Athens Federal Foundation is being formed to complement, not to replace, our existing community activities. Although we intend to continue to emphasize community lending and community activities following the conversion, such activities are not our sole corporate purpose. The Athens Federal Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in manners that are not presently available to us. We believe that the Athens Federal Foundation will enable us to assist the communities within our market areas in areas beyond community development and lending and will enhance our current activities under the Community Reinvestment Act.
     We further believe that the funding of the Athens Federal Foundation with our common stock in addition to cash will allow our community to share in our potential growth and success long after the conversion. The Athens Federal Foundation will accomplish that goal by providing for continued ties between our community and us, thereby forming a partnership within the communities in which we operate.
     We do not expect the contribution to the Athens Federal Foundation to take the place of our traditional community lending and charitable activities. For the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, we contributed $21,000, $35,000 and $68,000, respectively, to community organizations. We expect to continue making charitable contributions and donations within our community. In connection with the closing of the offering, we intend to contribute to the Athens Federal Foundation 100,000 shares of our common stock and $100,000 in cash.
Structure and Regulatory Requirements of the Charitable Foundation
     The Athens Federal Foundation will be incorporated under Delaware law as a non-stock corporation. The certificate of incorporation of the Athens Federal Foundation will provide that the Athens Federal Foundation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. The Certificate of Incorporation will further provide that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members. Pursuant to regulations of the Office of Thrift Supervision, Athens Federal Foundation’s certificate of incorporation and gift instrument must also provide that:
•	The charitable organization’s primary purpose is to serve and make grants in Athens Federal Community Bank’s local community.

•	As long as the Athens Federal Foundation controls shares of Athens Bancshares Corporation, it must vote those shares in the same ratio as all other shares voted on each proposal considered by Athens Bancshares Corporation’s shareholders.

•	For at least five years after its organization, one seat on the Athens Federal Foundation’s board of directors is reserved for an independent director from Athens Federal Community Bank’s local community. This director may not be an employee, officer or director of Athens Federal

Community Bank or an affiliate of Athens Federal Community Bank, and should have experience with local community charitable organizations and grant making.

•	For at least five years after its organization, one seat on the Athens Federal Foundation’s board of directors is reserved for a director from Athens Federal Community Bank’s board of directors or the board of directors of an acquirer or resulting institution in the event of a merger or acquisition of Athens Federal Community Bank.

•	The Office of Thrift Supervision may examine the charitable organization at the charitable organization’s expense.

•	The charitable organization must comply with all supervisory directives that the Office of Thrift Supervision imposes.

•	The charitable organization must annually provide the Office of Thrift Supervision with a copy of the annual report that the charitable organization submitted to the Internal Revenue Service.

•	The charitable organization must operate according to written policies adopted by its board of directors, including a conflict of interest policy.

•	The charitable organization may not engage in self-dealing, and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code.
     In addition, within six months of completing the conversion, Athens Federal Foundation must submit to the Office of Thrift Supervision a three-year operating plan.
     Three directors of Athens Federal Community Bank will serve on the initial board of directors of the foundation: Elaine M. Cathcart, Lyn B. Thompson and Larry D. Wallace. We also will select one additional person to serve on the foundation’s board of directors who will not be one of our employees, officers or directors. As required by the Office of Thrift Supervision regulations, this other director will have experience with local charitable organizations and grant making. While there are no plans to change the size of the initial board of directors during the year following the composition of its board of directors, following the first anniversary of the conversion, the foundation may alter the size and composition of its board of directors. It is currently not anticipated that directors of the foundation will receive compensation for their service.
     The board of directors of the Athens Federal Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of the Athens Federal Foundation will always be bound by their fiduciary duty to advance the foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the foundation is established. The directors of the Athens Federal Foundation also will be responsible for directing the activities of the foundation, including the management and voting of our common stock held by the foundation. However, as required by Office of Thrift Supervision regulations, all shares of common stock held by the Athens Federal Foundation must be voted in the same ratio as all other shares of the common stock on all proposals considered by our shareholders.
     Athens Federal Foundation’s place of business will be located at our main offices. The board of directors of Athens Federal Foundation will appoint such officers and employees as may be necessary to manage its operations, although no employees are expected to be hired. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between us and the foundation.
     In addition to the initial cash contribution, Athens Federal Foundation will receive working capital from: (1) any dividends that may be paid on our common stock in the future; (2) within the limits of applicable federal and state laws, loans collateralized by the common stock; or (3) the proceeds of the sale of any of the common stock in the open market from time to time. As a private foundation under Section 501(c)(3) of the Internal Revenue Code,

Athens Federal Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets.
Tax Considerations
     Our independent tax advisor has advised us that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and would be classified as a private foundation. Athens Federal Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Athens Federal Foundation files its application for tax-exempt status within 27 months from the date of its organization, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. Our independent tax advisor, however, has not rendered any advice on whether Athens Federal Foundation’s tax-exempt status will be affected by the regulatory requirement that all shares of our common stock held by the Athens Federal Foundation must be voted in the same ratio as all other outstanding shares of common stock voted on all proposals considered by our shareholders.
     We are authorized under federal law to make charitable contributions. We believe that the conversion presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Athens Federal Foundation on the amount of common stock to be sold in the conversion. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Independent Valuation and Pro Forma Financial Information With and Without the Foundation.” The amount of the contribution will not adversely impact our financial condition. We therefore believe that the amount of the charitable foundation is reasonable given our pro forma capital position and does not raise safety and soundness concerns.
     We have received an opinion from our independent tax advisor that our contribution of our stock to the Athens Federal Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction under federal law in the amount of the fair market value of the stock at the time of the contribution, less the nominal amount that the Athens Federal Foundation is required to pay us for such stock. Under the Internal Revenue Code, we are permitted to deduct only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to the Athens Federal Foundation. We estimate that substantially all of the contribution should be deductible under federal law over the six-year period. However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the foundation. Furthermore, even if the contribution is deductible under federal law, we may not have sufficient earnings to be able to use the deduction in full. We do not expect to make any further contributions to the Athens Federal Foundation within the first five years following the initial contribution, unless such contributions would be deductible under the Internal Revenue Code. Any such decisions would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.
     Although we have received an opinion from our independent tax advisor that we should be entitled to a deduction under federal law for the charitable contribution, there can be no assurances that the Internal Revenue Service will recognize Athens Federal Foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, our contribution to the Athens Federal Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. See “Risk Factors — Risks Related to the Formation of the Charitable Foundation — Our contribution to the Athens Federal Foundation may not be tax deductible, which could negatively impact our profits.”
     As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and sate income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Athens Federal Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Athens Federal Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.
Restrictions on the Acquisition of
Athens Bancshares Corporation
and Athens Federal Community Bank
General
     Athens Federal Community Bank’s plan of conversion provides for the conversion of Athens Federal Community Bank from the mutual to the stock form of organization and, as part of the conversion, the adoption of a new federal stock charter and bylaws by Athens Federal Community Bank’s members. The plan of conversion also provides for the concurrent formation of a holding company. As described below and elsewhere in this document, certain provisions in Athens Bancshares Corporation’s charter and bylaws may have anti-takeover effects. In addition, provisions in Athens Federal Community Bank’s federal stock charter and bylaws may also have anti-takeover effects. Finally, Tennessee corporate law and regulatory restrictions may make it difficult for persons or companies to acquire control of either Athens Bancshares Corporation or Athens Federal Community Bank.
Anti-takeover Provisions in Athens Bancshares Corporation’s Charter and Bylaws
     Athens Bancshares Corporation’s charter and bylaws contain provisions that could make more difficult an acquisition of Athens Bancshares Corporation by means of a tender offer, proxy contest or otherwise. Some provisions will also render the removal of the incumbent board of directors or management of Athens Bancshares Corporation more difficult. These provisions may have the effect of deterring a future takeover attempt that is not approved by the directors of Athens Bancshares Corporation, but which Athens Bancshares Corporation shareholders may deem to be in their best interests or in which shareholders may receive a substantial premium for their shares over then current market prices. As a result, shareholders who might desire to participate in such a transaction may not have the opportunity to do so. The following description of these provisions is only a summary and does not provide all of the information contained in Athens Bancshares Corporation’s charter and bylaws. See “Where You Can Find More Information” for information on where to obtain a copy of these documents.
     Business Combinations with Interested Shareholders. The charter requires the approval of the holders of at least 80% of Athens Bancshares Corporation’s outstanding shares of voting stock entitled to vote to approve certain “business combinations” with an “interested shareholder.” This supermajority voting requirement will not apply in cases where the proposed transaction has been approved by a majority of those members of Athens Bancshares Corporation’s board of directors who are unaffiliated with the interested shareholder and who were directors before the time when the interested shareholder became an interested shareholder or if the proposed transaction meets certain conditions that are designed to afford the shareholders a fair price in consideration for their shares. In each such case, where shareholder approval is required, the approval of only a majority of the outstanding shares of voting stock is sufficient.
     Under Athens Bancshares Corporation’s charter, the term “interested shareholder” includes any individual, group acting in concert, corporation, partnership, association or other entity (other than Athens Bancshares Corporation or its subsidiary) who or which (i) is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Athens Bancshares Corporation; (ii) is an affiliate of Athens Bancshares Corporation and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of voting stock of Athens Bancshares Corporation; or (iii) is an assignee of or has otherwise succeeded to any shares of the outstanding shares of voting stock of Athens Bancshares Corporation which were at any time within the two-year period immediately before the date in question beneficially owned by any interested shareholder, if such assignment or succession shall have occurred in the ordinary course of a transaction or series of transactions not involving a public offering within the meanings of the Securities Act of 1933, as amended.

     A “business combination” includes, but is not limited to:
•	any merger or consolidation of Athens Bancshares Corporation or any of its subsidiaries with (i) any interested shareholder or (ii) any corporation (whether or not itself is an interested shareholder) which is, or after such merger or consolidation would be, an affiliate of an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with any interested shareholder, or affiliate of an interested shareholder, of 25% or more of the assets of Athens Bancshares Corporation or combined assets of Athens Bancshares Corporation and its subsidiaries;

•	the issuance or transfer by Athens Bancshares Corporation or any of its subsidiaries of any securities of Athens Bancshares Corporation or any of its subsidiaries to any interested shareholder or any affiliate of any interested shareholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 25% of the combined fair market value of the outstanding common stock of Athens Bancshares Corporation, except for any issuance or transfer pursuant to an employee benefit plan of Athens Bancshares Corporation or any of its subsidiaries;

•	the adoption of any plan for the liquidation or dissolution of Athens Bancshares Corporation proposed by or on behalf of any interested shareholder or any affiliate or associate of such interested shareholder; or

•	any reclassification of securities, or recapitalization for Athens Bancshares Corporation, or any merger or consolidation of Athens Bancshares Corporation with any of its subsidiaries or any other transaction (whether or not into or otherwise involving an interested shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of Athens Bancshares Corporation or any of its subsidiaries which is directly or indirectly owned by any interested shareholder or any affiliate of any interested shareholder.
     This provision is designed to afford anti-takeover protection by encouraging potential acquirors to negotiate with the board of directors and discouraging non-negotiated takeover attempts. It also discourages “creeping tender offer” takeovers, whereby an acquiror accumulates stock over time, building to a controlling position, and then makes a tender offer for the remaining shares often at a reduced price. Under Tennessee law, absent this provision, business combinations, including mergers, share exchanges, and sales of substantially all of the assets of Athens Bancshares Corporation must generally be approved by the vote of the holders of a majority of the outstanding shares of common stock of Athens Bancshares Corporation and any other affected class of stock. The supermajority vote requirement to approve a business combination may have the effect of foreclosing a business combination which a majority of shareholders deem desirable by placing the power to prevent a transaction in the hands of a minority of Athens Bancshares Corporation’s shareholders.
     Limitation on Voting Rights. The charter of Athens Bancshares Corporation provides that in no event shall any person, who directly or indirectly beneficially owns in excess of 10% of the then-outstanding shares of common stock as of the record date for the determination of shareholders entitled or permitted to vote on any matter (the “10% limit”), be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. Beneficial ownership is determined pursuant to the federal securities laws and includes, but is not limited to, shares as to which any person and his or her affiliates (1) have the right to acquire upon the exercise of conversion rights, exchange rights, warrants or options and (2) have or share investment or voting power, but shall not be deemed the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of shareholders, and that are not otherwise beneficially, or deemed by Athens Bancshares Corporation to be beneficially, owned by such person and his or her affiliates.

     The foregoing restriction does not apply to:
•	any underwriter or member of an underwriting or selling group involving a public sale or resale of securities of Athens Bancshares Corporation or any subsidiary; provided, however, that upon completion of the sale of such securities, no such underwriter or member of such selling group is a beneficial owner of more than 10% of any class of equity security of Athens Bancshares Corporation;

•	any proxy granted to one or more disinterested directors by a shareholder of Athens Bancshares Corporation;

•	any employee benefit plans of Athens Bancshares Corporation or any subsidiary; and

•	any transaction approved in advance by a majority of such disinterested directors.
     This provision is designed to afford anti-takeover protection by discouraging shareholders from acquiring more than 10% of Athens Bancshares Corporation’s outstanding common stock and, for those shareholders who do acquire more than the 10% limit, by restricting their ability to influence the outcome of a shareholder vote. Absent this provision, under Tennessee law a shareholder would generally be permitted to vote all of the shares of Athens Bancshares Corporation common stock he or she owns, regardless of whether such holdings exceed 10% of Athens Bancshares Corporation’s outstanding common stock. The limitation on voting rights included in Athens Bancshares Corporation’s charter may have the effect of preventing greater than 10% shareholders from voting all of their shares in favor of a proposed transaction or a nominee for director that the board of directors of Athens Bancshares Corporation may oppose.
     Evaluation of Offers. The charter of Athens Bancshares Corporation provides that its board of directors, when evaluating a transaction that would or may involve a change in control of Athens Bancshares Corporation (including a tender or exchange offer, merger or consolidation or sale of all or substantially all of the assets of Athens Bancshares Corporation), may, in connection with the exercise of its judgment in determining what is in the best interest of Athens Bancshares Corporation and its shareholders, give consideration to the following factors:
•	the social and economic effects of the transaction on Athens Bancshares Corporation, its subsidiaries, employees, depositors, loan and other customers and creditors and the other elements of the communities in which Athens Bancshares Corporation and its subsidiaries operate or are located;

•	the business and financial condition and earnings prospects of the acquiring person or entity, including, but not limited to, debt service and other existing financial obligations, financial obligations to be incurred in connection with the acquisition and other likely financial obligations of the acquiring person or entity, and the possible effect of such conditions upon Athens Bancshares Corporation and its subsidiaries and the other elements of the communities in which Athens Bancshares Corporation and its subsidiaries operate or are located; and

•	the competence, experience and integrity of the acquiring person or entity and its or their management.
     This provision is designed to afford anti-takeover protection by providing the board of directors of Athens Bancshares Corporation the latitude to consider additional factors, aside from the price of a proposed merger or other business combination, in determining whether the transaction is in the best interests of Athens Bancshares Corporation and its shareholders. By having these standards in the charter of Athens Bancshares Corporation, the board of directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of Athens Bancshares Corporation, even if the price offered is significantly greater than the then market price of any equity security of Athens Bancshares Corporation.

     Classified Board of Directors. The charter and bylaws of Athens Bancshares Corporation require that the board of directors be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually. This provision is designed to afford anti-takeover protection by making it more difficult and time consuming for a shareholder group to fully change the composition of the board of directors because the provision prevents shareholders from effecting a change in the composition of the entire board of directors at a single annual meeting of shareholders.
     Director Vacancies. The bylaws of Athens Bancshares Corporation provide that any vacancy occurring in the board of directors, however caused, may be filled by an affirmative vote of the majority of the directors then in office, whether or not a quorum is present, and any director so chosen shall hold office only until the next annual meeting of shareholders at which directors are elected. This provision is designed to afford anti-takeover protection by preventing shareholders from filling board vacancies with their own nominees.
     Qualification of Directors. The bylaws of Athens Bancshares Corporation provide that to be eligible for election, re-election or appointment to the board of directors a person must:
(1)	be no older than 70 years of age;

(2)	be the beneficial owner of at least 100 shares of capital stock of Athens Bancshares Corporation; and

(3)	not have been: (i) under indictment for, or have ever been convicted of, a criminal offense involving dishonesty or breach of trust and for which the penalty for such offense could be imprisonment for more than one year; (ii) a person who a banking agency has, within the past ten years, issued a cease and desist order for conduct involving dishonesty or breach of trust and that order is final and not subject to appeal; or (iii) found by either a regulatory agency whose decision is final and not subject to appeal or by a court to have (a) breached a fiduciary duty involving personal profit or (b) committed a willful violation of any law, rule or regulation governing banking, securities, commodities or insurance, or any final cease and desist order issued by a banking, securities, commodities or insurance regulatory agency.
     In addition, the bylaws of Athens Bancshares Corporation also provide that a majority of the directors of Athens Bancshares Corporation must reside, work or maintain a place of business in the State of Tennessee.
     These provisions are designed to afford anti-takeover protection through perpetuating the terms of incumbent directors by preventing some individuals from serving as a director.
     Removal of Directors. The charter of Athens Bancshares Corporation provides that any director may be removed by shareholders only for cause upon the affirmative vote of the holders of not less than a majority of the outstanding voting shares. Absent this provision, under Tennessee law, a director may be removed with or without cause by a majority vote of the holders of Athens Bancshares Corporation’s outstanding common stock The requirement that directors may only be removed for cause is designed to afford anti-takeover protection by perpetuating the terms of incumbent directors by making it more difficult for shareholders to remove directors and replace them with their own nominees.
     Cumulative Voting. The charter of Athens Bancshares Corporation does not provide for cumulative voting for any purpose. The absence of cumulative voting may afford anti-takeover protection by preventing a shareholder from casting a number of votes equal to the number of shares owned multiplied by the number of board seats up for election all for or against a single nominee for election as director. As a result, the absence of cumulative voting may make it more difficult for shareholders to elect nominees opposed by the board of directors of Athens Bancshares Corporation.
     Special Meetings of Shareholders. The charter of Athens Bancshares Corporation contains a provision pursuant to which special meetings of the shareholders of Athens Bancshares Corporation may only be called by the board of directors pursuant to a resolution adopted by a majority of the total number of directors which Athens Bancshares Corporation would have if there were no vacancies on the board of directors. Absent this provision, under Tennessee law, a special meeting of shareholders may also be called by at least 10% of the holders of Athens Bancshares Corporation common stock entitled to vote on the matter(s) to be presented at the proposed special meeting. This provision is designed to afford anti-takeover provision by ensuring that only the board of directors of Athens Bancshares Corporation may call a special meeting of shareholders to consider a proposed merger or other business combination. As a result, a majority of Athens Bancshares Corporation’s shareholders would be prohibited from calling a special meeting of shareholders to vote on a proposed transaction that is opposed by the board of directors.
     Advance Notice Provisions for Shareholder Nominations and Proposals. Athens Bancshares Corporation’s bylaws establish an advance notice procedure for shareholders to nominate directors or bring other business before an annual meeting of shareholders of Athens Bancshares Corporation. A person may not be nominated for election as a director unless that person is nominated by or at the direction of the Athens Bancshares Corporation board of directors or by a shareholder who has given appropriate notice to Athens Bancshares Corporation before the meeting. Similarly, a shareholder may not bring business before an annual meeting unless the shareholder has given Athens Bancshares Corporation appropriate notice of its intention to bring that business before the meeting. Athens Bancshares Corporation’s secretary must receive notice of the nomination or proposal not less than 90 days before the annual meeting; provided, however, that if less than 100 days’ notice of prior public disclosure of the date of the meeting is given or made to the shareholders, notice by the shareholder to be timely must be received not later than the close of business on the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. A shareholder who desires to raise new business must provide certain information to Athens Bancshares Corporation concerning the nature of the new business, the shareholder and the shareholder’s interest in the business matter. Similarly, a shareholder wishing to nominate any person for election as a director must provide Athens Bancshares Corporation with certain information concerning the nominee and the proposing shareholder.
     Advance notice of nominations or proposed business by shareholders gives Athens Bancshares Corporation’s board of directors time to consider the qualifications of the proposed nominees, the merits of the proposals and, to the extent deemed necessary or desirable by the board of directors, to inform shareholders and make recommendations about those matters.
     Authorized Shares and Preferred Stock. The charter of Athens Bancshares Corporation authorizes the issuance of sixty million (60,000,000) shares of commons stock and ten million (10,000,000) shares of preferred stock. The shares of common stock and preferred stock were authorized in an amount greater than that to be issued in the conversion to provide the board of directors of Athens Bancshares Corporation with the flexibility to effect, among other transactions, capital raising transactions, stock dividends and stock splits. However, these additional authorized shares may also be issued by the board of directors, without shareholder approval and consistent with its fiduciary duties, to deter future attempts to gain control of Athens Bancshares Corporation by making a potential change in control transaction more expensive to consummate. The charter of Athens Bancshares Corporation also authorizes Athens Bancshares Corporation’s board of directors to, without shareholder approval, establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Although Athens Bancshares Corporation’s board of directors has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on its terms, impede a merger, tender offer or other takeover attempt by making such a transaction more expensive to consummate. Athens Bancshares Corporation’s board of directors will make any determination to issue shares with those terms based on its judgment as to the best interests of Athens Bancshares Corporation and its shareholders.
     Amendment of Governing Instruments. The charter of Athens Bancshares Corporation generally may be amended by the holders of a majority of the shares entitled to vote; provided, however, that any amendment of Articles VII (Repurchase of Shares), IX (Removal of Directors), X (Elimination of Directors’ Liability), XI (Indemnification), XII (Limitations on Voting Common Stock), XIII (Approval of Business Combinations), XIV (Evaluations of Business Combinations), XV (Special Meeting of Shareholders), XVII (Amendment of Bylaws) and XVIII (Amendment of Charter) of the charter must be approved by the affirmative vote of the holders of at least 80% of the outstanding shares entitled to vote, except that the board of directors may amend the articles of incorporation without any action by the shareholders to increase or decrease the aggregate number of shares of capital stock. The bylaws of Athens Bancshares Corporation may be amended by the majority vote of the board of directors or by the affirmative vote of the holders of at least 80% of the outstanding shares of Athens Bancshares Corporation capital stock entitled to vote. These supermajority voting provisions are designed to afford anti-takeover protection by making it more difficult for shareholders to amend or eliminate the sections of Athens Bancshares Corporation’s charter or bylaws that are designed to provide enhanced safeguards against takeover threats. Absent these supermajority voting requirements, under Tennessee law, these sections of the charter and bylaws may generally be amended by a majority of the holders of Athens Bancshares Corporation’s common stock.
Restrictions in Tennessee Corporate Law
     Tennessee law contains certain provisions, described below, which may be applicable to Athens Bancshares Corporation upon consummation of the conversion.
     Control Share Acquisitions. The Tennessee Control Share Acquisition Act provides that “control shares” of a Tennessee corporation, with 100 or more shareholders and its principal place of business in Tennessee and more than 10% of its shareholders or 10% of its shares held by Tennessee residents, acquired in a “control share acquisition” have no voting rights unless approved by a vote of a majority of the votes entitled to be cast on the matter, excluding shares owned by the acquirers or by the corporation’s officers or directors who are employees of the corporation. Control shares are shares of voting stock which, if aggregated with all other shares of stock previously acquired, would entitle the acquirers to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority or more of all voting power.
     Control shares do not include shares of stock an acquiring person is entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition generally means the acquisition of, ownership of or the power to direct the exercise of voting power with respect to, control shares.
     A person who has made or proposes to make a “control share acquisition,” under specified conditions, including an undertaking to pay expenses, may require the board of directors to call a special shareholders’ meeting to consider the voting rights of the shares. The meeting must be held within 50 days of the demand. If no request for a meeting is made, the corporation may itself present the question at any shareholders’ meeting.
     If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as permitted by the statute, the corporation generally may redeem all, but not less than all, of the control shares, except those for which voting rights have previously been approved. This redemption of shares must be for fair value, determined without regard to the absence of voting rights as of the date of the last control share acquisition or of any shareholders’ meeting at which the voting rights of the shares are considered and not approved. If voting rights for “control shares” are approved at a shareholders’ meeting and the acquirer becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the stock determined for purposes of appraisal rights may not be less than the value of the shares on the date of any shareholders’ meeting at which the voting rights of the shares are considered and not approved. The limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a “control share acquisition.”
     The control share acquisition statute does not apply to stock acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions previously approved or exempted by a provision in the articles of incorporation or bylaws of the corporation.
     Business Combination Act. The Tennessee Business Combination Act generally prohibits a “business combination” (defined to include mergers, share exchanges, sales, leases or pledges of 10% of assets, issuance of securities and similar transactions) of a “resident domestic corporation” or a subsidiary with an “Interested Shareholder” (generally defined as any person or entity which beneficially owns 10% or more of the voting power of any class or series of the corporation’s stock then outstanding) for a period of five years after the date the person becomes an Interested Shareholder unless, before that date, the board of directors of the resident domestic corporation approved either the business combination or the transaction which resulted in the shareholder becoming an Interested Shareholder and the business combination satisfies any other applicable requirements imposed by law or by the corporation’s charter or bylaws. After five years, the Interested Shareholder may only engage in a business combination if it is approved by two-thirds of the outstanding voting stock not beneficially owned by the Interested Shareholder or the business combination satisfies certain fair price criteria. The Business Combination Act also limits the extent to which a “resident domestic corporation” which has a class of voting stock traded on any national securities exchange or registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 or any of its officers or directors may be held liable for resisting any business combination.
     For purposes of the Tennessee Business Combination Act, the term “resident domestic corporation” is defined as an issuer of voting stock which, as of the acquisition date in question, is organized under the laws of Tennessee and meets two or more of the following requirements: (i) the corporation has more than 10,000 or 10% of its shareholders resident in Tennessee or more than 10% of its shares held by shareholders who are Tennessee residents; (ii) the corporation has its principal office or place of business located in Tennessee; (iii) the corporation has the principal office or place of business of a significant subsidiary, representing not less than 25% of the corporation consolidated net sales located in Tennessee; (iv) the corporation employs more than 250 individuals in Tennessee or has a combined annual payroll paid to Tennessee residents which is in excess of $5.0 million; (v) the corporation produces goods and services in Tennessee which result in annual gross receipts in excess of $10.0 million; or (vi) the corporation has physical assets and/or deposits, including those of any subsidiary located within Tennessee which exceed $10.0 million in value. Athens Bancshares Corporation has elected not to be governed by the Tennessee Business Combination Act.
     Anti-Greenmail Statute. The Tennessee Greenmail Act prohibits a Tennessee corporation having a class of voting stock registered or traded on a national securities exchange or registered under Section 12(g) of the Securities Exchange Act of 1934 from purchasing, directly or indirectly, any of its shares at a price above the market value of that shares from any person who holds more than 3% of the class of securities to be purchased if that person has held such shares for less than two years, unless: (i) the purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the corporation; or (ii) the corporation makes an offer, at least equal value per share, to all holders of shares of such class. Any person who sells securities to a corporation in violation of the Tennessee Greenmail Act will be liable to the corporation for an amount equal to two times the amount by which the purchase price exceeds the amount permitted by the statute. For purposes of the Tennessee Greenmail Act, market value is defined as the average of the highest and lowest closing market price of such shares during the 30 trading days preceding the purchase or preceding the commencement or announcement of a tender offer if the seller of such shares has commenced a tender offer or announced an intention to seek control of the corporation.
     Since the common stock of Athens Bancshares Corporation will be traded on a national securities exchange, the Athens Bancshares Corporation will be subject to the restrictions of the Tennessee Greenmail Act after the completion of the stock offering.
     Investor Protection Act. The Tennessee Investor Protection Act prohibits any party owning, directly or indirectly, 5% or more of any class of equity securities of an “offeree company,” any of which were purchased within one year before the proposed takeover offer from making a tender offer that would result in their becoming the beneficial owner of more than 10% of the offeree company’s outstanding equity securities, unless the offeror: (i) before making such purchase, had made a public announcement of his intention to change or influence the management or control of the “offeree company”; (ii) has made a full, fair and effective disclosure of his intention to the persons from whom he acquired such securities; and (iii) has filed with the Tennessee Commissioner of Commerce and Insurance and with the “offeree company” a statement signifying such intentions and containing such additional information as a Commissioner may require. For purposes of the Investor Protection Act, an “offeree company” is defined as a corporation or other issuer of equity securities which is incorporated or organized under the laws of Tennessee or has its principal office in Tennessee, has substantial assets located in Tennessee and which is or may be involved in a takeover offer relating to any class of its equity securities.

     The Investor Protection Act also prohibits any offeror from making a takeover offer which is not made to the holders of record or beneficial owners of the equity securities of an offeree company who reside in Tennessee on substantially the same terms as the offer is made to holders residing elsewhere. The Investor Protection Act also imposes certain other restrictions on takeover offers involving offeree companies. Athens Bancshares Corporation is a Tennessee corporation and will have its principal office and substantial assets located in Tennessee. Accordingly, Athens Bancshares Corporation would be an offeree company entitled to the protections of the Tennessee Investor Protection Act if it becomes involved in a takeover offer relating to a class of its equity securities.
Restrictions in Athens Federal Community Bank’s Federal Stock Charter and Bylaws
     Although the board of directors of Athens Federal Community Bank is not aware of any effort that might be made to obtain control of Athens Federal Community Bank after its conversion to the stock form of ownership, the board of directors believes it is appropriate to adopt certain provisions permitted by federal regulations that may have the effect of deterring a future takeover attempt that is not approved by Athens Federal Community Bank’s board of directors. The following description of these provisions is only a summary and does not provide all of the information contained in Athens Federal Community Bank’s proposed federal stock charter and bylaws.
     Beneficial Ownership Limitation. Athens Federal Community Bank’s charter provides that, for a period of five years from the date of the conversion, no person, other than Athens Bancshares Corporation, may acquire directly or indirectly the beneficial ownership of more than 10% of any class of any equity security of Athens Federal Community Bank. If a person acquires shares in violation of this provision, all shares beneficially owned by such person in excess of 10% will be considered “excess shares” and will not be counted as shares entitled to vote or counted as voting shares in connection with any matters submitted to the shareholders for a vote.
     Board of Directors.
     Classified Board. Athens Federal Community Bank’s board of directors is divided into three classes as nearly as equal in number as possible. The shareholders elect one class of directors each year for a term of three years. The classified board makes it more difficult and time consuming for a shareholder group to fully use its voting power to gain control of the board of directors without the consent of the incumbent board of directors of Athens Federal Community Bank.
     Filling of Vacancies; Removal. The bylaws provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, may be filled by a vote of a majority of the remaining directors although less than a quorum of the board of directors then in office. A person elected to fill a vacancy on the board of directors will serve until the next election of directors by the shareholders. Athens Federal Community Bank’s bylaws provide that a director may be removed from the board of directors before the expiration of his or her term only for cause and only upon the vote of the holders of at least a majority of the outstanding shares of voting stock. These provisions make it more difficult for shareholders to remove directors and replace them with their own nominees.
     Elimination of Cumulative Voting. The charter of Athens Federal Community Bank does not provide for cumulative voting with respect to the election of directors. The elimination of cumulative voting makes it more difficult for a shareholder group to elect a director nominee.
     Authorized but Unissued Shares of Capital Stock. Following the conversion, Athens Federal Community Bank will have authorized but unissued shares of common and preferred stock. Athens Federal Community Bank’s charter authorizes the board of directors to establish one or more series of preferred stock and, for any series of preferred stock, to determine the terms and rights of the series, including voting rights, conversion rates, and liquidation preferences. Such shares of common and preferred stock could be issued by the board of directors to render more difficult or to discourage an attempt to obtain control of Athens Federal Community Bank by means of a merger, tender offer, proxy contest or otherwise.

Regulatory Restrictions
     Office of Thrift Supervision Regulations. Regulations of the Office of Thrift Supervision provide that, for a period of three years following the date of the completion of the conversion, no person, acting singly or together with associates in a group of persons acting in concert, will directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of any equity security of Athens Bancshares Corporation without the prior written approval of the Office of Thrift Supervision. Where any person, directly or indirectly, acquires beneficial ownership of more than 10% of any class of any equity security of Athens Bancshares Corporation without the prior written approval of the Office of Thrift Supervision, the securities beneficially owned by such person in excess of 10% will not be voted by any person or counted as voting shares in connection with any matter submitted to the shareholders for a vote, and will not be counted as outstanding for purposes of determining the affirmative vote necessary to approve any matter submitted to the shareholders for a vote.
     Change in Bank Control Act. The acquisition of 10% or more of the common stock outstanding may trigger the provisions of the Change in Bank Control Act, a federal law. The Office of Thrift Supervision has also adopted a regulation under the Change in Bank Control Act which generally requires persons who at any time intend to acquire control of a federally chartered savings association, including a converted savings and loan association such as Athens Federal Community Bank, to provide 60 days prior written notice and certain financial and other information to the Office of Thrift Supervision.
     The 60-day notice period does not commence until the information is deemed to be substantially complete. Control for the purpose of this Act exists in situations in which the acquiring party has voting control of at least 25% of any class of Athens Bancshares Corporation’s voting stock or the power to direct the management or policies of Athens Bancshares Corporation. However, under Office of Thrift Supervision regulations, “control” is presumed to exist where the acquiring party has voting control of at least 10% of any class of Athens Bancshares Corporation’s voting securities if specified “control factors” are present. The statute and underlying regulations authorize the Office of Thrift Supervision to disapprove a proposed acquisition on certain specified grounds.
Description of Athens Bancshares Corporation Capital Stock

The common stock of Athens Bancshares Corporation will represent nonwithdrawable capital, will not be an account of any type, and will not be insured by the Federal Deposit Insurance Corporation or any other government agency.
General
     Athens Bancshares Corporation is authorized to issue fifty million (50,000,000) shares of common stock having a par value of $0.01 per share and ten million (10,000,000) shares of preferred stock having a par value of $0.01 per share. Each share of Athens Bancshares Corporation’s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock, as required by the plan of conversion, all stock will be duly authorized, fully paid and nonassessable. Athens Bancshares Corporation will not issue any shares of preferred stock in the conversion.
Common Stock
     Dividends. Athens Bancshares Corporation can pay dividends on its common stock if, after giving effect to the distribution, it would be able to pay its indebtedness as the indebtedness comes due in the usual course of business and its total assets exceed the sum of its liabilities and the amount needed, if Athens Bancshares Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of any holders of capital stock who have a preference upon dissolution. The holders of common stock of Athens Bancshares Corporation will be entitled to receive and share equally in dividends as may be declared by the board of directors of Athens Bancshares Corporation out of funds legally available for dividends. If Athens Bancshares Corporation issues preferred stock, the holders of the preferred stock may have a priority over the holders of the common stock with respect to dividends. See “Our Dividend Policy” and “Regulation and Supervision.”
     Voting Rights. After the conversion, the holders of common stock of Athens Bancshares Corporation will possess exclusive voting rights in Athens Bancshares Corporation. They will elect Athens Bancshares Corporation’s board of directors and act on other matters as are required to be presented to them under Tennessee law or as are otherwise presented to them by the board of directors. Except as discussed under “Restrictions on the Acquisition of Athens Bancshares Corporation and Athens Federal Community Bank—Restrictions in Athens Bancshares Corporation’s Charter and Bylaws—Limitations on Voting Rights,” each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors. If Athens Bancshares Corporation issues preferred stock, holders of Athens Bancshares Corporation preferred stock may also possess voting rights.
     Liquidation. If there is any liquidation, dissolution or winding up of Athens Federal Community Bank, Athens Bancshares Corporation, as the sole holder of Athens Federal Community Bank’s capital stock, would be entitled to receive all of Athens Federal Community Bank’s assets available for distribution after payment or provision for payment of all debts and liabilities of Athens Federal Community Bank, including all deposit accounts and accrued interest. Upon liquidation, dissolution or winding up of Athens Bancshares Corporation, the holders of its common stock would be entitled to receive all of the assets of Athens Bancshares Corporation available for distribution after payment or provision for payment of all its debts and liabilities. If Athens Bancshares Corporation issues preferred stock, the preferred stock holders may have a priority over the holders of the common stock upon liquidation or dissolution.
     Preemptive Rights; Redemption. Holders of the common stock of Athens Bancshares Corporation will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock cannot be redeemed.
Preferred Stock
     Athens Bancshares Corporation will not issue any preferred stock in the conversion and it has no current plans to issue any preferred stock after the conversion. Preferred stock may be issued with designations, powers, preferences and rights as the board of directors may from time to time determine. The board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.
Transfer Agent and Registrar
     The transfer agent and registrar for our common stock will be Registrar and Transfer Company, Cranford, New Jersey.
Registration Requirements
     We have registered our common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934, as amended, and will not deregister our common stock for a period of at least three years following the offering. As a result of registration, the proxy and tender offer rules, insider trading reporting and restrictions, annual and periodic reporting and other requirements of that statute will apply.
Legal and Tax Opinions
     The legality of our common stock has been passed upon for us by Kilpatrick Stockton LLP, Washington, D.C. The federal tax consequences of the conversion have been opined upon by Kilpatrick Stockton LLP and the state tax consequences of the conversion have been opined upon by Hazlett, Lewis & Bieter, PLLC. Kilpatrick Stockton LLP and Hazlett, Lewis & Bieter, PLLC have consented to the references to its opinions in this prospectus.

Certain legal matters will be passed upon for Keefe, Bruyette & Woods, Inc. by Silver, Freedman & Taff, L.L.P., Washington, D.C.
Experts
     The consolidated financial statements of Athens Federal Community Bank as of December 31, 2008 and 2007, and for each of the years in the two year period ended December 31, 2008 included in this prospectus and in the registration statement have been audited by Hazlett, Lewis & Bieter, PLLC, an independent registered public accounting firm, as stated in its report appearing herein and elsewhere in the registration statement (which report expresses an unqualified opinion), and has been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
     Keller & Company, Inc. has consented to the summary in this prospectus of its report to us setting forth its opinion as to our estimated pro forma market value and to the use of its name and statements with respect to it appearing in this prospectus.
Where You Can Find More Information
     We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, that registers the common stock offered in the stock offering, including the shares to be issued to the charitable foundation. This prospectus forms a part of the registration statement. The registration statement, including the exhibits, contains additional relevant information about us and our common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the registration statement from this prospectus. You may read and copy the registration statement at the Securities and Exchange Commission’s public reference room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the Securities and Exchange Commission’s public reference rooms. The registration statement also is available to the public from commercial document retrieval services and at the Internet World Wide Website maintained by the Securities and Exchange Commission at http://www.sec.gov.
     Athens Federal Community Bank has filed an application for approval of the plan of conversion with the Office of Thrift Supervision. This prospectus omits certain information contained in the application. The application may be inspected, without charge, at the offices of the Office of Thrift Supervision, 1700 G Street, NW, Washington, D.C. 20552 and at the offices of the Regional Director of the Office of Thrift Supervision at the Southeast Regional Office of the Office of Thrift Supervision, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.
     A copy of the plan of conversion and Athens Bancshares Corporation’s charter and bylaws are available without charge from Athens Federal Community Bank.
     The appraisal report of Keller & Company, Inc. has been filed as an exhibit to our registration statement and to our application to the Office of Thrift Supervision. Portions of the appraisal report were filed electronically with the Securities and Exchange Commission and are available on its website as described above. The entire appraisal report is available at the public reference room of the Securities and Exchange Commission and the offices of the Office of Thrift Supervision as described above.

Index to Consolidated Financial Statements
of Athens Federal Community Bank
****
     All schedules are omitted as the required information either is not applicable or is included in the financial statements or related notes. Separate financial statements for Athens Bancshares Corporation have not been included in this prospectus because Athens Bancshares Corporation, which has engaged only in organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

Report of Independent Registered Public Accounting Firm
To the Board of Directors
Athens Federal Community Bank
Athens, Tennessee
     We have audited the accompanying consolidated balance sheets of Athens Federal Community Bank and subsidiaries (Bank) as of December 31, 2008 and 2007, and the related consolidated statements of income, changes in equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Athens Federal Community Bank and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.
/s/ HAZLETT, LEWIS & BIETER, PLLC
Chattanooga, Tennessee
September 11, 2009

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
ASSETS
Cash and due from banks	$3,811,439	$4,547,478	$9,284,410
Federal funds sold	5,950,000	—	—

Total cash and cash equivalents	9,761,439	4,547,478	9,284,410

Interest-bearing deposits in banks	981,000	1,881,000	—
Securities available for sale	22,621,077	30,509,092	22,966,937
Securities held to maturity (fair value approximates $1,624, $4,961 and $14,517 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively)	1,624	4,961	14,449
Investments, at cost	2,898,800	2,898,800	4,746,000
Loans, net of allowance for loan losses of $2,757,596, $3,082,602 and $2,536,097 at June 30, 2009 (unaudited), December 31, 2008 and December 31, 2007, respectively	192,217,297	196,519,657	178,603,012
Premises and equipment, net	5,090,127	5,343,364	5,864,638
Accrued interest receivable	1,023,668	1,150,013	1,245,724
Cash surrender value of bank owned life insurance	6,353,869	6,245,790	6,020,203
Foreclosed real estate	252,200	230,491	—
Other assets	1,809,424	1,669,426	1,759,167

Total assets	$243,010,525	$251,000,072	$230,504,540

LIABILITIES AND EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$7,963,643	$7,288,603	$7,807,180
Interest-bearing	194,956,668	199,204,715	189,536,909

Total deposits	202,920,311	206,493,318	197,344,089

Accrued interest payable	347,132	418,181	454,450
Securities sold under agreements to repurchase	971,737	911,658	1,150,972
Federal Home Loan Bank advances	10,377,751	16,310,272	5,532,273
Accrued expenses and other liabilities	3,062,587	2,654,746	2,752,239

Total liabilities	217,679,518	226,788,175	207,234,023

COMMITMENTS AND CONTINGENCIES

EQUITY

Accumulated other comprehensive income	93,535	58,054	(7,039)
Retained earnings	25,237,472	24,153,843	23,277,556

Total equity	25,331,007	24,211,897	23,270,517

Total liabilities and equity	$243,010,525	$251,000,072	$230,504,540

The accompanying notes are an integral part of these consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	(Unaudited)
	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
Interest and dividend income:
Loans, including fees	$6,799,344	$6,946,267	$13,824,469	$13,421,048
Dividends	73,450	78,518	153,062	203,746
Securities and interest-bearing deposits in other banks	638,249	811,378	1,602,878	1,832,581

Total interest income	7,511,043	7,836,163	15,580,409	15,457,375

Interest expense:
Deposits	2,786,070	3,517,454	6,744,227	6,609,086
Federal funds purchased and securities sold under agreements to repurchase	4,708	15,001	22,720	36,254
Federal Home Loan Bank advances	212,510	142,840	366,061	455,695

Total interest expense	3,003,288	3,675,295	7,133,008	7,101,035

Net interest income	4,507,755	4,160,868	8,447,401	8,356,340

Provision for loan losses	117,733	287,036	760,803	442,895

Net interest income after provision for loan losses	4,390,022	3,873,832	7,686,598	7,913,445

Noninterest income:
Customer service fees	810,135	766,116	1,621,943	1,329,843
Other charges and fees	963,682	986,744	1,775,629	2,087,814
Investment sales commissions	100,725	173,098	288,865	279,721
Increase in cash surrender value of life insurance	126,457	126,516	256,153	223,649
Other noninterest income	487,399	131,241	218,252	108,756

Total noninterest income	2,488,398	2,183,715	4,160,842	4,029,783

Noninterest expenses:
Salaries and employee benefits	2,914,647	3,140,816	5,638,138	5,818,740
Occupancy and equipment	737,495	798,392	1,613,481	1,625,824
Federal deposit insurance premiums	268,751	11,085	82,630	20,951
Data processing	299,963	408,804	742,967	657,433
Advertising	74,227	129,724	227,293	331,698
Other operating expenses	1,094,018	952,798	1,946,271	1,976,834

Total noninterest expenses	5,389,101	5,441,619	10,250,780	10,431,480

Income before income taxes	1,489,319	615,928	1,596,660	1,511,748

Income taxes	405,690	152,968	487,253	391,802

Net income	$1,083,629	$462,960	$1,109,407	$1,119,946

The accompanying notes are an integral part of these consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
Six Months Ended June 30, 2009 (Unaudited) and Years Ended December 31, 2008 and 2007

			Accumulated
			Other
	Comprehensive	Retained	Comprehensive
	Income	Earnings	Income	Total
Balance, December 31, 2006		$22,157,610	$(278,230)	$21,879,380

Comprehensive income:
Net income	$1,119,946	1,119,946	—	1,119,946
Other comprehensive income, net of tax:
Change in unrealized gains (losses) on securities available for sale, net of tax effect of $166,214	271,191	—	271,191	271,191

Total comprehensive income	$1,391,137

Balance, December 31, 2007		23,277,556	(7,039)	23,270,517

Cumulative effect of change in accounting principle		(233,120)	—	(233,120)

Comprehensive income:
Net income	$1,109,407	1,109,407	—	1,109,407
Other comprehensive income, net of tax:
Change in unrealized gains (losses) on securities available for sale, net of tax effect of $39,890	65,093	—	65,093	65,093

Total comprehensive income	$1,174,500

Balance, December 31, 2008		24,153,843	58,054	24,211,897

Comprehensive income:
Net income	$1,083,629	1,083,629	—	1,083,629
Other comprehensive income, net of tax:
Change in unrealized gains (losses) on securities available for sale, net of tax effect of $21,752	35,481	—	35,481	35,481

Total comprehensive income	$1,119,110

Balance, June 30, 2009		$25,237,472	$93,535	$25,331,007

The accompanying notes are an integral part of these consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	(Unaudited)
	Six Months Ended June 30,		Years Ended December 31,
	2009	2008	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$1,083,629	$462,960	$1,109,407	$1,119,946
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	325,042	374,338	763,939	837,351
Amortization of securities and other assets	114,907	117,340	255,855	222,829
Provision for loan losses	117,733	287,036	760,803	442,895
Other gains and losses, net	—	—	(10,296)	2,644
Federal Home Loan Bank stock dividends	—	(74,300)	(112,800)	—
Net change in:
Cash surrender value of life insurance	(108,079)	(109,716)	(225,587)	(214,756)
Loans held for sale	(65,709)	(242,682)	(83,011)	(162,085)
Accrued interest receivable	126,345	51,690	95,711	(291,520)
Accrued interest payable	(71,049)	(39,178)	(36,269)	133,989
Other assets and liabilities	186,646	(56,912)	(398,753)	242,918

Net cash provided by operating activities	1,709,465	770,576	2,118,999	2,334,211

CASH FLOWS FROM INVESTING ACTIVITIES:
Net change in interest-bearing deposits in banks	900,000	(1,980,000)	(1,881,000)	5,000,000
Securities available for sale:
Purchases	—	(14,674,963)	(16,687,862)	(8,677,971)
Maturities, prepayments and calls	7,907,286	4,718,900	8,941,411	7,524,949
Sales	—	—	212,632	—
Securities held to maturity:
Principal repayments received	3,337	4,498	9,486	10,438
Loan originations and principal collections, net	4,211,127	(6,342,460)	(18,855,847)	(21,795,736)
Purchases of premises and equipment	(71,805)	(167,944)	(251,262)	(935,398)
Proceeds from sales of premises and equipment and other assets	—	—	8,597	2,868
Purchase of investments, at cost	—	—	—	(3,600,000)
Redemption of investments, at cost	—	960,000	1,960,000	4,930,000

Net cash provided by (used in) investing activities	12,949,945	(17,481,969)	(26,543,845)	(17,540,850)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	(3,573,007)	7,569,197	9,149,229	26,129,864
Net increase (decrease) in securities sold under agreements to repurchase	60,079	247,266	(239,314)	(530,181)
Proceeds from Federal Home Loan Bank advances	7,150,000	6,900,000	44,530,000	925,000
Repayment of Federal Home Loan Bank advances	(13,082,521)	(1,150,501)	(33,752,001)	(11,023,077)

Net cash (used in) provided by financing activities	(9,445,449)	13,565,962	19,687,914	15,501,606

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,213,961	(3,145,431)	(4,736,932)	294,967

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,547,478	9,284,410	9,284,410	8,989,443

CASH AND CASH EQUIVALENTS, END OF PERIOD	$9,761,439	$6,138,979	$4,547,478	$9,284,410

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid on deposits and borrowed funds	$3,074,337	$3,714,473	$7,169,277	$6,967,046
Income taxes paid	575,911	241,274	531,854	960,121

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of real estate acquired through foreclosure	$21,709	$—	$230,491	$—

The accompanying notes are an integral part of these consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies
The accounting and reporting policies of Athens Federal Community Bank (Bank) and subsidiaries conform with accounting principles generally accepted in the United States of America and accepted accounting and reporting practices within the banking industry. The significant accounting policies are summarized as follows:
Principles of consolidation
The consolidated financial statements of Athens Federal Community Bank and subsidiaries include the Bank and its wholly-owned subsidiaries: Southland Finance, Inc. (Southland) and Ti-Serv, Inc. All material intercompany accounts and transactions have been eliminated in consolidation.
Nature of operations
The Bank provides a variety of financial services to individuals and corporate customers through its seven branches located in Athens, Sweetwater, Etowah, Madisonville, and Cleveland, Tennessee. The Bank’s primary deposit products include checking, savings, certificates of deposit, and IRA accounts. Its primary lending products are one-to-four family residential, commercial real estate, and consumer loans. Southland is a consumer finance company with one branch located in Athens, Tennessee. Ti-Serv, Inc. maintains the Bank’s investment in Valley Title Services, LLC and provides appraisal and title insurance services.
Use of estimates
The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change in the near term relates to the determination of the allowance for loan losses.
Cash and cash equivalents
For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, money market mutual funds and federal funds sold and securities purchased under agreements to resell, all of which mature within ninety days.
Interest-bearing deposits in banks
Interest-bearing deposits in banks have a maturity of one year or less and are carried at cost.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Securities
Debt securities are classified as held to maturity when the Bank has the intent and ability to hold the securities to maturity. Securities held to maturity are carried at amortized cost. The amortization of premiums and accretion of discounts are recognized in interest income using the interest method over the period to maturity.
Debt securities not classified as held to maturity are classified as available for sale. Securities available for sale are carried at market value with unrealized gains and losses reported in other comprehensive income. Realized gains and losses on securities available for sale are included in other income and, when applicable, are reported as a reclassification adjustment, net of tax, in other comprehensive income.
Declines in the fair value of individual held to maturity and available for sale securities below their cost that are other than temporary are recognized by write-downs of the individual securities to their fair value. Such write-downs are included in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.
Loans
The Bank grants mortgage, commercial and consumer loans to customers. A substantial portion of the loan portfolio is represented by mortgage and commercial real estate loans located primarily in the East Tennessee area. The ability of the Bank’s debtors to honor their contracts is dependent upon the real estate and general economic conditions in this area.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are stated at unpaid principal balances, less the allowance for loan losses, net deferred loan organization fees and costs, and unearned interest and fees.
Loan fees, net of estimated initial direct cost relating to initiating and closing mortgage loans, have been deferred and are being amortized into interest income over the remaining contractual lives of the loans as an adjustment of yield using the level yield method.
Unearned interest on consumer finance loans is recognized as income over the terms of the loans using a declining balance method. Interest on other loans is calculated using the simple interest method on the principal outstanding.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Loans (Continued)
The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Other personal loans are typically charged off no later than 120 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.
All interest accrued but not collected for loans that are placed on non-accrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for loan losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Allowance for loan losses (Continued)
A loan is considered impaired when, based on current information and events, it is probable the Bank will be unable to collect the scheduled payments of principal or interest when due according to contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Servicing
Generally, servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. For sales of mortgage loans, a portion of the cost of originating the loan is allocated to the servicing right based on relative fair value. Fair value is based on market prices for comparable mortgage servicing contracts, when available, or alternatively, is based on a valuation model that calculates the present value of estimated future net servicing income. The valuation model incorporates assumptions that market participants would use in estimating future net servicing income, such as the cost to service, the discount rate, the custodial earnings rate, an inflation rate, ancillary income, prepayment speeds, and default rates and losses.
The Bank has not recorded any servicing assets or liabilities in accordance with SFAS 140 because the benefits received for servicing approximate the costs incurred by the Bank for its servicing responsibilities.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.
Subsequent events
Management performed an evaluation of subsequent events through September 11, 2009, the date these financial statements were issued.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Foreclosed real estate
Assets acquired through, or in lieu of, loan foreclosures are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.
Premises and equipment
Land is carried at cost. Other premises and equipment are stated at cost less accumulated depreciation. Depreciation, computed using a combination of accelerated and straight-line methods, is based on estimated useful lives of three to forty years. Maintenance and repairs are expensed as incurred while major additions and improvements are capitalized. Gains and losses on dispositions are included in current operations.
Investments, at cost
Investments carried at cost include the Bank’s required investment in the Federal Home Loan Bank of Cincinnati as well as other investments that are carried at cost due to the lack of a readily determinable market value and no established market price.
Cash surrender value of bank owned life insurance
The Bank maintains life insurance policies (BOLI) on certain key executives and directors to help offset the rising cost of employee benefits and to assist in the funding of deferred compensation and other employee benefits. BOLI is accounted for using the cash surrender value method and is recorded at the amount that can be realized under the insurance policies at the balance sheet date. At June 30, 2009, December 31, 2008, and December 31, 2007, the aggregate cash surrender value of these policies was $6,353,869 (unaudited), $6,245,790 and $6,020,203, respectively.
Income taxes
Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which the temporary differences are expected to be recovered or settled.
Advertising costs
Advertising costs are expensed as incurred.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Segment reporting
Statement of Financial Accounting Standards (“SFAS”) No. 131, Disclosures About Segments of an Enterprise and Related Information (“SFAS 131”), provides for the identification of reportable segments on the basis of discrete business units and their financial information to the extent such units are reviewed by an entity’s chief decision maker (which can be an individual or group of management persons). The Statement permits aggregation or combination of segments that have similar characteristics. In the operations of the Bank and its subsidiaries, each bank branch is viewed by management as being a separately identifiable business or segment from the perspective of monitoring performance and allocation of financial resources. Although the branches

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
operate independently and are managed and monitored separately, each is substantially similar in terms of business focus, type of customers, products, and services. Further, the results of Southland and Ti-Serv, Inc. for the six months ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, were not significant for separate disclosure. Accordingly, the Bank’s consolidated financial statements reflect the presentation of segment information on an aggregated basis in one reportable segment.
Transfers of financial assets
Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.
The Bank originates fixed-rate mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. The Bank may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. The Bank has been notified by FHLMC that four loans previously sold to them may not have qualified under their terms of purchase, and the Bank may be required to repurchase these loans in the future. At June 30, 2009, December 31, 2008 and December 31, 2007, the aggregate outstanding balance of loans subject to this recourse obligation was approximately $232,000 (unaudited), $237,000 and $248,000, respectively. During the six months ended June 30, 2009 and for the years ended December 31, 2008 and 2007, the Bank was not required to repurchase any loans and realized no gains or losses. Recourse obligations, if any, are determined based upon an estimate of probable credit losses over the term of the loan, and are not significant to the consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Recent accounting pronouncements
In March 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 156, Accounting for Servicing of Financial Assets, (“SFAS 156”) an Amendment of SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, (“SFAS 140”) which requires that all separately recognized servicing assets and liabilities be initially measured at fair value, if practicable, and requires entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of Statement 140 for subsequent measurement. SFAS 156 is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Bank adopted SFAS 156 on January 1, 2007. The adoption of SFAS 156 did not have a significant impact on the consolidated financial statements.
In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS 157 applies only to fair-value measurements that are already required or permitted by other accounting standards and is expected to increase the consistency of those measurements. The statement emphasizes that fair value is a market-based measurement; not an entity-specific measurement. Therefore, the fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset or liability. The effective date for SFAS 157 was for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Bank adopted SFAS 157 effective January 1, 2008.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
In September 2006, the FASB ratified a consensus opinion reached by the Emerging Issues Task Force (“EITF”) on Issue No. 06-04, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements, (“EITF 06-04”) which requires employers that enter into endorsement split-dollar life insurance arrangements that provide an employee with a postretirement benefit to recognize a liability for the future benefits promised based on the substantive agreement made with the employer. Whether the accrual is based on a death benefit or on the future cost of maintaining the insurance would depend on what the employer has effectively agreed to provide during the employee’s retirement. The purchase of an endorsement-type life insurance policy does not qualify as a settlement of the liability. The consensus in EITF 06-4 is effective for fiscal years beginning after December 15, 2007. In adopting EITF 06-4, the Bank recorded a liability of $233,120 as of January 1, 2008, with a corresponding offset against retained earnings.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Recent accounting pronouncements (Continued)
In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, (“SFAS 159”). This statement permits entities to choose to measure many financial instruments and certain other items at fair value. The objective of this standard is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This statement was effective as of January 1, 2008; however, it had no impact on the consolidated financial statements because management did not elect the fair value option for any financial instrument not presently being accounted for at fair value.
In March 2007, the EITF reached a final consensus on Issue No. 06-10, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Collateral Assignment Split-Dollar Life Insurance Arrangements, (“EITF 06-10”). EITF 06-10 requires employers to recognize a liability for the post-retirement benefit related to collateral assignment split-dollar life insurance arrangements in accordance with SFAS 106 or APB Opinion 12. EITF 06-10 also requires employers to recognize and measure an asset based on the nature and substance of the collateral assignment split-dollar life insurance arrangement. The provisions of EITF 06-10 were effective on January 1, 2008. EITF 06-10 had no impact on the consolidated financial statements.
In October 2008, the FASB issued FASB Staff Position (“FSP”) No. FAS 157-3, Determining the Fair Value of a Financial Asset When The Market for That Asset Is Not Active, (“FSP 157-3”). This FSP clarifies the application of SFAS 157 in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that financial asset is not active. This FSP was effective upon issuance, including prior periods for which financial statements have not been issued; and, therefore was effective for the consolidated financial statements as of and for the year ended December 31, 2008. Adoption of FSP 157-3 had no impact on the consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
In December 2008, the FASB issued FSP No. FAS 140-4 and FIN 46(R)-8, Disclosures about Transfers of Financial Assets and Interests in Variable Interest Entities, (“FSP 140-4 and 46(R)-8”). This FSP requires additional disclosures by public entities with continuing involvement in transfers of financial assets to special purpose entities and with variable interests in VIEs, including sponsors that have a variable interest in a VIE. Additionally, this FSP requires certain disclosures to be provided by a public entity that is (1) a sponsor of a qualifying special-purpose entity (SPE) that holds a variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE, and (2) a servicer of a qualifying SPE that holds a significant variable interest in the qualifying SPE but was not the transferor (nontransferor) of financial assets to the qualifying SPE. This FSP is effective for the first reporting period (interim or annual) that ends after December 15, 2008. The Bank adopted FSP 140-4 and 46(R)-8 as of December 31, 2008, and its adoption did not have a significant impact on the consolidated financial statements.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Recent accounting pronouncements (Continued)
In April 2009, the FASB issued FSP No. FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability have Significantly Decreased and Identifying Transactions that Are Not Orderly (“FSP 157-4”). FSP 157-4 indicates that if an entity determines that either the volume and/or level of activity for an asset or liability has significantly decreased (from normal conditions for that asset or liability) or price quotations or observable inputs are not associated with orderly transactions, increased analysis and management judgment will be required to estimate fair value. FSP 157-4 is effective for interim and annual periods ended after June 15, 2009, with early adoption permitted. FSP 157-4 must be applied prospectively. The provisions of FSP 157-4 became effective for the Bank’s interim period ended on June 30, 2009, and its adoption did not have a significant impact on the consolidated financial statements.
In April 2009, the FASB issued FSP No. 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments (“FSP 107-1 and APB 28-1”) FSP 107-1 and APB 28-1 amends SFAS 107 to require disclosures about fair value of financial instruments for interim reporting periods of publicly traded companies as well as in annual financial statements. This FSP also amends APB 28, Interim Financial Reporting, to require those disclosures in summarized financial information at interim reporting periods. The provisions of FSP 107-1 and APB 28-1 became effective for the Bank’s interim period ended on June 30, 2009 and resulted in the applicable fair value disclosures being included in the June 30, 2009 period.
In April 2009, the FASB issued FSP No. FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments (“FSP 115-2 and 124-2”). FSP 115-2 and 124-2 clarifies the interaction of the factors that should be considered when determining whether a debt security is other-than-temporarily impaired. For debt securities, management must assess whether (a) it has the intent to sell the security and (b) it is more likely than not that it will be required to sell the security prior to its anticipated recovery. These assessments are made before assessing whether the entity will recover the cost basis of the investment. This change does not affect the need to forecast recovery of the value of the security through either cash flows or market price. In instances when a determination is made that an other-than-temporary impairment exists but the investor does not intend to sell the debt security and it is not more likely than not that it will be required to sell the debt security prior to its anticipated recovery, FSP 115-2 and 124-2 changes the presentation and amount of the other-than-temporary impairment recognized in the income statement. The other-than-temporary impairment is separated into (a) the amount of the total other-than-temporary impairment related to a decrease in cash flows expected to be collected from the debt security (the credit loss) and (b) the amount of the total other-than-temporary impairment related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings. The amount of the total other-than-temporary impairment

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 1. Summary of Significant Accounting Policies (Continued)
Recent accounting pronouncements (Continued)
related to all other factors is recognized in other comprehensive income. FSP 115-2 and 124-2 also requires substantial additional disclosures. The provisions of FSP 115-2 and 124-2 became effective for the Bank’s interim period ended on June 30, 2009, and there was no impact from the adoption on the Bank’s financial position, results of operations or cash flows. The expanded disclosures related to FSP 115-2 and 124-2 are included in Note 3.
In May 2009, the FASB issued SFAS No. 165, Subsequent Events (“SFAS 165”). Under SFAS 165, companies are required to evaluate events and transactions that occur after the balance sheet date but before the date the financial statements are issued, or available to be issued in the case of non-public entities. SFAS 165 requires entities to recognize in the financial statements the effect of all events or transactions that provide additional evidence of conditions that existed at the balance sheet date, including the estimates inherent in the financial preparation process. Entities shall not recognize the impact of events or transactions that provide evidence about conditions that did not exist at the balance sheet date but arose after that date. SFAS 165 also requires entities to disclose the date through which subsequent events have been evaluated. SFAS 165 was effective for interim and annual reporting periods ending after June 15, 2009. The Bank adopted the provisions of SFAS 165 for the quarter ended June 30, 2009, as required, and adoption did not have a significant impact on the consolidated financial statements.
Other than disclosures contained within these statements, the Bank has determined that all other recently issued accounting pronouncements will not have a material impact on its consolidated financial statements or do not apply to its operations.
Reclassification
Certain amounts in the 2007 and 2008 consolidated financial statements have been reclassified to conform to the 2009 presentation.
Note 2. Cash and Cash Equivalents
Restrictions on cash and due from banks
The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At June 30, 2009, December 31, 2008, and December 31, 2007, these reserve balances amounted to $350,000 (unaudited), $350,000, and $350,000, respectively.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 3. Securities
The amortized cost and estimated market value of securities classified as available for sale and held to maturity are as follows:

	(Unaudited)
	June 30, 2009
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale:

Securities of U.S. Government agencies and corporations	$4,625,065	$24,932	$(10,475)	$4,639,522

Mortgage-backed and related securities (1)	12,304,797	380,335	(16,003)	12,669,129

State and municipal securities	5,540,353	5,603	(233,530)	5,312,426

	$22,470,215	$410,870	$(260,008)	$22,621,077

Securities Held to Maturity:

Mortgage-backed and related securities (1)	$1,624	$—	$—	$1,624

	December 31, 2008
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale:

Securities of U.S. Government agencies and corporations	$10,545,132	$117,062	$(13,529)	$10,648,665

Mortgage-backed and related securities (1)	14,326,656	328,282	(71,006)	14,583,932
State and municipal securities	5,543,675	2,349	(269,529)	5,276,495

	$30,415,463	$447,693	$(354,064)	$30,509,092

Securities Held to Maturity:

Mortgage-backed and related securities (1)	$4,961	$—	$—	$4,961

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 3. Securities (Continued)

	December 31, 2007
		Gross	Gross
	Amortized	Unrealized	Unrealized	Market
	Cost	Gains	Losses	Value
Securities Available for Sale:

Securities of U.S. Government agencies and corporations	$6,743,065	$—	$(66,729)	$6,676,336

Mortgage-backed and related securities (1)	12,517,046	151,178	(62,049)	12,606,175

State and municipal securities	3,718,180	1,885	(35,639)	3,684,426

	$22,978,291	$153,063	$(164,417)	$22,966,937

Securities Held to Maturity:

Mortgage-backed and related securities (1)	$14,449	$70	$(2)	$14,517

(1)	Collateralized by residential mortgages and guaranteed by U.S. Government sponsored entities.
The amortized cost and estimated market value of securities at June 30, 2009 and December 31, 2008, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	(Unaudited)
	June 30, 2009
	Securities Available for Sale		Securities Held to Maturity
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Due in one year or less	$2,007,383	$2,012,426	$—	$—
Due after one year through five years	2,389,532	2,357,400	—	—
Due five years to ten years	2,637,567	2,613,065	—	—
Due after ten years	3,130,936	2,969,057	—	—
Mortgage-backed securities	12,304,797	12,669,129	1,624	1,624

Total	$22,470,215	$22,621,077	$1,624	$1,624

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 3. Securities (Continued)

	December 31, 2008
	Securities Available for Sale		Securities Held to Maturity
	Amortized	Market	Amortized	Market
	Cost	Value	Cost	Value
Due in one year or less	$6,033,774	$6,048,259	$—	$—
Due after one year through five years	2,538,238	2,489,262	—	—
Due five years to ten years	4,386,435	4,425,382	—	—
Due after ten years	3,130,360	2,962,257	—	—
Mortgage-backed securities	14,326,656	14,583,932	4,961	4,961

Total	$30,415,463	$30,509,092	$4,961	$4,961

No realized gains or losses were recognized for the six-month periods ended June 30, 2009 and 2008 (unaudited), or for the years ended December 31, 2008 and 2007, respectively.
The Bank has pledged securities with carrying values of approximately $14,939,000 (unaudited), $22,612,000, and $17,350,000 (which approximates market values) to secure deposits of public and private funds as of June 30, 2009, December 31, 2008, and December 31, 2007, respectively.
Securities with gross unrealized losses at June 30, 2009, December 31, 2008 and December 31, 2007, aggregated by investment category and length of time that individual securities have been in a continuous loss position, are as follows:

	(Unaudited)
	June 30, 2009
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(dollars in thousands)
Securities Available for Sale:

Securities of U.S. Government agencies and corporations	$—	$—	$1,614	$(10)	$1,614	$(10)

Mortgage-backed and related securities	722	(4)	1,132	(12)	1,854	(16)

State and municipal securities	2,134	(60)	1,864	(174)	3,998	(234)

	$2,856	$(64)	$4,610	$(196)	$7,466	$(260)

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 3. Securities (Continued)

	December 31, 2008
	Less than 12 Months		12 Months or Greater		Total
		Gross		Gross		Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(dollars in thousands)
Securities Available for Sale:

Securities of U.S. Government agencies and corporations	$1,759	$(14)	$—	$—	$1,759	$(14)

Mortgage-backed and related securities	1,958	(14)	1,393	(57)	3,351	(71)

State and municipal securities	3,344	(151)	618	(119)	3,962	(270)

	$7,061	$(179)	$2,011	$(176)	$9,072	$(355)

	December 31, 2007
	Less than 12 Months		12 Months or Greater		Total
		Gross	Gross			Gross
	Market	Unrealized	Market	Unrealized	Market	Unrealized
	Value	Losses	Value	Losses	Value	Losses
	(dollars in thousands)
Securities Available for Sale:
Securities of U.S. Government agencies and corporations	$—	$—	$6,676	$(67)	$6,676	$(67)
Mortgage-backed and related securities	96	(1)	3,428	(61)	3,524	(62)
State and municipal securities	2,145	(34)	1,026	(1)	3,171	(35)

	$2,241	$(35)	$11,130	$(129)	$13,371	$(164)

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 3. Securities (Continued)
Management performs periodic reviews for impairment in accordance with SFAS 115, Accounting for Certain Investments in Debt and Equity Securities, FSP 115-1 and 124-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, FSP 115-2 and 124-2, and Staff Accounting Bulletin No. 59.
At June 30, 2009, the 20 (unaudited) securities with unrealized losses have depreciated 3.37 percent (unaudited) from the Bank’s amortized cost basis. At December 31, 2008, the 25 securities with unrealized losses have depreciated 3.76 percent from the Bank’s amortized cost basis. At December 31, 2007, the 30 securities with unrealized losses have depreciated 1.22 percent from the Bank’s amortized cost basis. Most of these securities are guaranteed by either U.S. government corporations or agencies or had investment grade ratings upon purchase. Further, the issuers of these securities have not established any cause for default. The unrealized losses associated with these investment securities are primarily driven by changes in interest rates and are not due to the credit quality of the securities. These securities will continue to be monitored as a part of our ongoing impairment analysis, but are expected to perform even if the rating agencies reduce the credit rating of the bond insurers. Management evaluates the financial performance of each issuer on a quarterly basis to determine if it is probable that the issuers can make all contractual principal and interest payments.
FSP 115-2 and 124-2 changes the requirements for recognizing OTTI losses for debt securities. The FSP requires an entity to assess whether the entity has the intent to sell the debt security or more likely than not will be required to sell the debt security before its anticipated recovery. Management does not intend to sell these securities and it is not more likely than not that management will be required to sell the investments before the recovery of its amortized cost bases. In making this determination, management has considered its cash flow and liquidity requirements, capital requirements, economic factors, and contractual or regulatory obligations for indication that these securities will be required to be sold before a forecasted recovery occurs. Therefore, in management’s

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
opinion, all securities that have been in a continuous unrealized loss position for the past 12 months or longer as of June 30, 2009, December 31, 2008 and December 31, 2007, are not other-than-temporarily impaired, and therefore, no impairment charges as of June 30, 2009, December 31, 2008 and December 31, 2007, are warranted.
Note 4. Loans and Allowance for Loan Losses
The Bank and Southland provide mortgage, consumer, and commercial lending services to individuals and businesses primarily in the East Tennessee area.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 4. Loans and Allowance for Loan Losses (Continued)
The Bank’s loans consist of the following at:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Mortgage loans on real estate:
Residential 1-4 family	$77,194,124	$75,296,542	$71,629,133
Residential multifamily (5 or more)	14,605,762	11,255,113	6,840,816
Commercial	36,196,052	32,294,514	33,709,572
Construction and development	29,428,133	39,207,695	31,654,664
Equity lines of credit	14,798,698	14,670,665	13,129,731

	172,222,769	172,724,529	156,963,916
Commercial loans	12,174,229	14,564,990	9,940,076
Consumer loans	11,046,444	12,865,843	15,010,159

Total loans	195,443,442	200,155,362	181,914,151

Less: Allowance for loan losses	(2,757,596)	(3,082,602)	(2,536,097)
Unearned interest and fees	(285,490)	(360,646)	(543,967)
Net deferred loan origination fees	(183,059)	(192,457)	(231,075)

Loans, net	$192,217,297	$196,519,657	$178,603,012

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
An analysis of the allowance for loan losses follows:

	(Unaudited)
	Six Months Ended		Years Ended
	June 30,		December 31,
	2009	2008	2008	2007
Balance beginning of period	$3,082,602	$2,536,097	$2,536,097	$2,574,072

Provision for loan losses	117,733	287,036	760,803	442,895
Loans charged off	(484,679)	(155,265)	(323,747)	(528,943)
Recoveries of loans previously charged off	41,940	86,347	109,449	48,073

Balance, end of period	$2,757,596	$2,754,215	$3,082,602	$2,536,097

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 4. Loans and Allowance for Loan Losses (Continued)
The Bank’s only significant concentration of credit at June 30, 2009, December 31, 2008 and December 31, 2007, occurred in real estate loans which totaled $172,222,769 (unaudited), $172,724,529 and $156,963,916, respectively. While real estate loans accounted for 88.12 percent (unaudited) of total loans at June 30, 2009, 86.30 percent of total loans at December 31, 2008, and 86.29 percent of total loans at December 31, 2007, these loans were primarily residential development and construction loans, residential mortgage loans, and commercial loans secured by commercial properties. Substantially all real estate loans are secured by properties located in Tennessee.
The following is a summary of information pertaining to impaired and non-accrual loans:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Impaired loans without a valuation allowance	$1,536,338	$1,227,695	$—
Impaired loans with a valuation allowance	2,961,531	5,320,770	1,168,693

Total impaired loans	$4,497,869	$6,548,465	$1,168,693

Valuation allowance related to impaired loans	$627,548	$926,770	$229,361

Total non-accrual loans	$787,297	$4,139,467	$316,498

Total loans past-due ninety days or more and still accruing	$11,922	$33,712	$43,479

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Loan impairment and any related valuation allowance is determined under the provisions established by SFAS No. 114, Accounting by Creditors for Impairment of a Loan. For all periods presented above, impaired loans without a valuation allowance represent loans for which management believes that the collateral value of the loan is higher than the carrying value of that loan.

	(Unaudited)
	Six Months Ended		Years Ended
	June 30,		December 31,
	2009	2008	2008	2007
Average investment in impaired loans	$4,633,540	$2,669,367	$3,653,844	$1,269,708

Interest income recognized on impaired loans	$195,000	$213,000	$406,000	$65,000

Interest income recognized on a cash basis on impaired loans	$195,000	$213,000	$406,000	$65,000

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 5. Premises and Equipment
A summary of bank premises and equipment is as follows:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Land	$1,060,880	$1,060,880	$1,060,880
Buildings	5,181,517	5,171,389	5,115,926
Leasehold improvements	88,987	88,987	88,987
Equipment	4,551,492	4,515,404	4,349,199
Automobiles	22,494	22,494	13,323

	10,905,370	10,859,154	10,628,315
Less accumulated depreciation	(5,815,243)	(5,515,790)	(4,763,677)

	$5,090,127	$5,343,364	$5,864,638

Depreciation expense amounted to $325,042 (unaudited), $374,338 (unaudited), $763,939 and $837,351 for the six-month periods ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 6. Investments, at Cost
The Bank carries the following investments at cost because they are not readily marketable and there is no established market price. These investments are normally redeemed by the issuer or the underwriter at par value and may carry call or put options under certain circumstances. Investments carried at cost are:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Federal Home Loan Bank of Cincinnati common stock	$2,898,800	$2,898,800	$2,786,000
West Point Market, Inc. variable rate demand notes	—	—	1,000,000
Bee-Holdings, Inc. floater note	—	—	960,000

	$2,898,800	$2,898,800	$4,746,000

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 7. Deposits
The aggregate amount of time deposits in denominations of $100,000 or more were $47,225,457 (unaudited) at June 30, 2009, $56,444,040 at December 31, 2008 and $50,041,560 at December 31, 2007.
Deposit accounts are federally insured up to $250,000 per depositor through December 31, 2013. On January 1, 2014, the FDIC insurance limit will return to $100,000 per depositor for all deposit categories except for IRA and certain retirement accounts, which will remain at $250,000 per depositor.
At June 30, 2009, the scheduled maturities of time deposits are as follows:

June 30,	Unaudited
2010	$70,417,893
2011	19,014,721
2012	14,400,959
2013	8,849,313
2014	2,213,866

$114,896,752

At December 31, 2008, the scheduled maturities of time deposits are as follows:

2009	$75,862,084
2010	22,673,342
2011	13,798,320
2012	10,125,199
2013	5,663,557
Thereafter	38,207

$128,160,709

Deposit interest expense for the six months ended June 30, 2009 and 2008, and for the years ended December 31, 2008 and 2007, is as follows:

	(Unaudited)
	June 30,		December 31,
	2009	2008	2008	2007
Demand deposit and NOW accounts	$172,648	$273,699	$517,724	$527,197
Money market accounts	239,144	281,224	540,757	461,919
Savings accounts	25,849	43,429	81,950	94,542
IRA accounts	696,670	788,289	1,563,692	1,408,533
Certificates of deposit	1,651,759	2,130,813	4,040,104	4,116,895

	$2,786,070	$3,517,454	$6,744,227	$6,609,086

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 8. Securities Sold Under Agreements to Repurchase
Securities sold under agreements to repurchase averaged approximately $1,145,000 (unaudited) for the six months ended June 30, 2009, $1,400,000 for the year ended December 31, 2008 and $1,692,000 for the year ended December 31, 2007.
Note 9. Federal Home Loan Bank Advances
The schedule of advances from the Federal Home Loan Bank (FHLB) are as follows:

	Interest	Final	(Unaudited)
Date of Advance	Rate	Maturity Date	06/30/09	12/31/08	12/31/07
September 6, 2002	3.93%	October 1, 2012	$377,751	$430,272	$532,273
November 30, 2006	4.39%	November 30, 2011	5,000,000	5,000,000	5,000,000
February 5, 2008	2.85%	February 5, 2010	2,000,000	2,000,000	—
July 11, 2008	4.37%	July 11, 2013	1,500,000	1,500,000	—
July 31, 2008	4.28%	September 6, 2013	1,500,000	1,500,000	—
November 28, 2008	0.99%	February 26, 2009	—	3,000,000	—
December 23, 2008	0.54%	March 23, 2009	—	2,655,000	—
December 29, 2008	0.54%	March 27, 2009	—	225,000	—

			$10,377,751	$16,310,272	$5,532,273

Pursuant to collateral agreements with the FHLB, the advances and letters of credit described below are secured by the Bank’s FHLB stock and qualifying first mortgage loans, totaling approximately $30,871,000 (unaudited), $41,037,000 and $17,826,000 as of June 30, 2009, December 31, 2008 and December 31, 2007, respectively.
The Bank also has a Standby Letter of Credit for Public Unit Deposit Collateralization Line with the Federal Home Loan Bank which provides an alternative for the Bank instead of pledging securities to public depositors up to a maximum credit line of approximately $17,000,000. This line of credit is also secured by the same collateral described above. The FHLB issues irrevocable letters of credit on behalf of the Bank to certain public entities which are depositors of the Bank. Letters of credit outstanding as of June 30, 2009, December 31, 2008 and December 31, 2007, were $12,000,000 (unaudited), $14,200,000 and $6,500,000, respectively.
At June 30, 2009, the scheduled maturities of the Federal Home Loan Bank advances are as follows:

June 30,	Unaudited
2010	$2,104,650
2011	108,200
2012	5,112,750
2013	52,151
2014	3,000,000

$10,377,751

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 9. Federal Home Loan Bank Advances (Continued)
At December 31, 2008, the scheduled maturities of the Federal Home Loan Bank advances are as follows:

2009	$5,991,800
2010	2,112,500
2011	5,112,900
2012	93,072
2013	3,000,000

$16,310,272

Note 10. Regulatory Matters
The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material affect on the Bank and the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of June 30, 2009, December 31, 2008 and December 31, 2007, that the Bank meets all capital adequacy requirements to which it is subject.
As of June 30, 2009, the most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution’s prompt corrective action category.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
The Bank’s actual capital amounts and ratios are presented in the table. Dollar amounts are presented in thousands.

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of June 30, 2009: (Unaudited)
Total capital (to risk-weighted assets)	$26,927	15.04%	$14,327	8.00%
Tier I capital (to risk-weighted assets)	24,682	13.78%	7,163	4.00%
Tier I capital (to adjusted total assets)	24,682	10.19%	9,692	4.00%
Tangible capital (to adjusted total assets)	24,682	10.19%	3,635	1.50%

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 10. Regulatory Matters (Continued)

			For Capital
	Actual		Adequacy Purposes
	Amount	Ratio	Amount	Ratio
As of December 31, 2008:
Total capital (to risk-weighted assets)	$25,757	14.01%	$14,709	8.00%
Tier I capital (to risk-weighted assets)	23,518	12.79%	7,354	4.00%
Tier I capital (to adjusted total assets)	23,518	9.40%	10,152	4.00%
Tangible capital (to adjusted total assets)	23,518	9.40%	3,754	1.50%

As of December 31, 2007:
Total capital (to risk-weighted assets)	$24,569	14.77%	$13,307	8.00%
Tier I capital (to risk-weighted assets)	22,485	13.52%	6,654	4.00%
Tier I capital (to adjusted total assets)	22,485	9.80%	9,181	4.00%
Tangible capital (to adjusted total assets)	22,485	9.80%	3,443	1.50%
Below is a reconciliation of GAAP and regulatory capital amounts (in thousands):

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Total equity per the financial statements	$25,331	$24,212	$23,271
Other intangible assets (1)	(555)	(636)	(793)
Unrealized (gains) losses on available for sale securities	(94)	(58)	7

Tier I capital	24,682	23,518	22,485

Allowance for loan losses — allowable portion	2,245	2,239	2,084

Total risk-based capital	$26,927	$25,757	$24,569

(1)	Reflects intangible assets separable from goodwill which resulted from the purchase of Valley Title Services, LLC. These intangibles pertain primarily to customer relationships and brand recognition. The Bank is amortizing the intangible assets over their estimated benefit periods which range from 5 to 10 years. Amounts are not significant for additional disclosures.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 11. Income Taxes
Net deferred tax assets consist of the following components as of June 30, 2009, December 31, 2008 and December 31, 2007:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Deferred tax assets:
Allowance for loan losses	$304,144	$428,589	$219,332
Deferred compensation	602,388	597,600	467,526
Executive benefit plan	165,551	172,252	181,113
Other	120,741	74,832	104,992

	1,192,824	1,273,273	972,963

Deferred tax liabilities:
FHLB stock dividends	375,510	375,510	332,319
Depreciable assets	142,894	168,447	177,358
Other	364,942	494,777	354,391

	883,346	1,038,734	864,068

Net deferred tax assets	$309,478	$234,539	$108,895

The provision for income taxes charged to income for the six-month periods ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, consists of the following:

	(Unaudited)
	Six Months Ended		Years Ended
	June 30,		December 31,
	2009	2008	2008	2007
Current tax expense	$445,047	$312,835	$679,812	$423,366
Deferred benefit	(39,357)	(159,867)	(192,559)	(31,564)

Provisions for income taxes	$405,690	$152,968	$487,253	$391,802

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 11. Income Taxes (Continued)
The income tax provision is less than the expected tax provision computed by multiplying income before income taxes by the statutory federal income tax rates. The reasons for this difference are as follows:

	(Unaudited)
	Six Months Ended				Years Ended
	June 30,				December 31,
	2009	%	2008	%	2008	%	2007	%
Expected tax at statutory rates	$506,400	34.00%	$209,400	34.00%	$542,900	34.00%	$514,000	34.00%
Tax-exempt earnings on life insurance policies	(48,400)	(3.25)	(48,400)	(7.86)	(98,100)	(6.14)	(85,600)	(5.66)
Tax-exempt interest	(44,000)	(2.95)	(33,700)	(5.47)	(75,650)	(4.74)	(49,900)	(3.30)
State income taxes, net of federal income tax benefit	63,900	4.29	26,400	4.29	68,500	4.29	64,850	4.29
Other	(72,210)	(4.85)	(732)	(0.12)	49,603	3.11	(51,548)	(3.41)

Provision for income taxes	$405,690	27.24%	$152,968	24.84%	$487,253	30.52%	$391,802	25.92%

Note 12. Employee Benefit Plan
The Bank has adopted a 401(k) plan covering substantially all employees. Employees are allowed to contribute up to 75% of earnings and, in addition, the Bank will match a portion of the employees’ contributions. The expenses incurred by the Bank for the plan totaled $151,642 (unaudited), $169,234 (unaudited), $312,568 and $318,206 for the six-month periods ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively.
Note 13. Deferred Compensation
The Bank has established deferred compensation plans for the benefit of its board of directors. Under the plans, any director electing to defer directors’ fees will be entitled to receive the accumulated benefits, including interest earned, over a period of five to fifteen years following retirement. The Bank recognizes the liability for these benefits over the service period. As of June 30, 2009, December 31, 2008 and December 31, 2007, the liability for these benefits was $905,360 (unaudited), $926,608 and $925,535, respectively. The expenses incurred by the Bank for these plans totaled $11,103 (unaudited), $19,495 (unaudited), $39,376 and $42,563 for the six-month periods ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively. The Bank, utilizing bank owned life insurance, has insured the lives of certain directors who participate in the deferred compensation plans to assist in the funding of the deferred compensation liability. The Bank is the owner and beneficiary of the insurance policies.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 14. Executive Benefit Plans
The Bank has adopted a noncontributory executive salary continuation agreement and an executive salary continuation plan for its former president. The following is a summary of the plans’ funded status:

	(Unaudited)
	June 30,		December 31,
	2009	2008	2008	2007
Projected benefit obligation at beginning of period	$449,863	$473,004	$473,004	$494,001
Service cost and net periodic benefit cost	6,084	13,542	27,331	29,907
Payments to former president	(23,587)	(26,217)	(50,472)	(50,904)

Net benefit liability at end of period	$432,360	$460,329	$449,863	$473,004

The weighted-average discount rate used in determining the present value of the benefit liability is 6%.
Also, the Bank has an employment agreement with its president and chief executive officer for post-retirement compensation and other related benefits. As of June 30, 2009, December 31, 2008 and December 31, 2007, the net present value liability of these benefits was approximately $278,000 (unaudited), $168,000 and $38,000, respectively. The expenses incurred by the Bank for these executive benefits totaled $109,568 (unaudited), $59,400 (unaudited), $130,067 and $27,120 for the six-month periods ended June 30, 2009 and 2008, and the years ended December 31, 2008 and 2007, respectively.
Note 15. Significant Group Concentrations of Credit Risk
Most of the Bank’s and subsidiaries’ business activity is with customers located within East Tennessee. As of June 30, 2009, December 31, 2008 and December 31, 2007, the Bank and Southland had concentrations of loans in real estate lending and consumer lending. Generally these loans are secured by the underlying real estate and consumer goods. The usual risks associated with such concentrations are generally mitigated by being spread over several hundred unrelated borrowers and by adequate loan-to-collateral-value ratios.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures
Fair value measurements:
The Bank utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Securities available for sale are recorded at fair value on a recurring basis. Additionally, from time to time, the Bank may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments would typically involve application of lower of cost or market accounting or write-downs of individual assets.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures (Continued)
Fair value measurements: (Continued)
SFAS 157 establishes a three-tier fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value, as follows:
Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Bank has the ability to access.
Level 2 — Significant other observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities in active markets, quoted prices in markets that are not active and other inputs that are observable or can be corroborated by observable market data.
Level 3 — Significant unobservable inputs that reflect a company’s own assumptions about the assumptions that market participants would use in pricing an asset or liability.
Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.
Securities available for sale — Securities classified as available for sale are reported at fair value utilizing Level 2 inputs. For these securities, the Bank obtains fair value measurements from an independent pricing service. The fair value measurements consider observable data that may include dealer quotes, market spreads, cash flows, the U.S. Treasury yield curve, live trading levels, trade execution data, market consensus prepayment speeds, credit information and the bond’s terms and conditions, among other things.
Impaired loans — The Bank does not record loans at fair value on a recurring basis. However, from time to time, a loan is considered impaired and an allowance for loan losses is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan agreement are considered impaired. Once a loan is identified as individually impaired, management measures impairment in accordance with SFAS 114, Accounting by Creditors for Impairment of a Loan. The fair value of impaired loans is estimated using several methods including collateral value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
such loans. At June 30, 2009 and December 31, 2008, substantially all of the total impaired loans were evaluated based on the fair value of collateral. In accordance with SFAS 157, impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures (Continued)
Fair value measurements: (Continued)
collateral is based on the observable market price or a current, independent appraised value, the Bank records the impaired loan as nonrecurring Level 2. The Bank records the impaired loan as nonrecurring Level 3 when management has become aware of events that have significantly impacted the condition or marketability of the collateral since the most recent appraisal. In this case, management will reduce the appraisal value based on factors determined by their judgment and collective knowledge of the collateral and market conditions.
The table below presents the recorded amount of assets and liabilities measured at fair value on a recurring basis.

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Unaudited)	Balance	(Level 1)	(Level 2)	(Level 3)
June 30, 2009:
Securities available for sale	$22,621,077	$—	$22,621,077	$—
December 31, 2008:
Securities available for sale	$30,509,092	$—	$30,509,092	$—
The table below presents information about assets and liabilities on the balance sheet at June 30, 2009 and December 31, 2008 for which a nonrecurring change in fair value was recorded:

		Quoted Prices in	Significant	Significant
		Active Markets	Other	Other
		for Identical	Observable	Unobservable
		Assets	Inputs	Inputs
(Unaudited)	Balance	(Level 1)	(Level 2)	(Level 3)
June 30, 2009:
Impaired loans	$2,334,000	$—	$1,406,000	$928,000
December 31, 2008:
Impaired loans	$4,394,000	$—	$4,209,000	$185,000

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures (Continued)
Fair value of financial instruments:
Fair value estimates are made at a specific point in time, based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank’s entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank’s financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature; involve uncertainties and matters of significant judgment; and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.
Fair value estimates are based on existing financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
Cash, cash equivalents, and interest-bearing deposits in banks:
For cash, cash equivalents, and interest-bearing deposits in banks, the carrying amount is a reasonable estimate of fair value.
Securities:
The fair value of securities, excluding investments carried at cost, is estimated based on bid prices published in financial newspapers or bid quotations received from securities dealers. The carrying value of investments carried at cost approximates fair value based on the redemption provisions of each issuer.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures (Continued)
Fair value of financial instruments: (Continued)
Loans, net:
The fair value of loans is calculated by discounting scheduled cash flows through the estimated maturity using estimated market discount rates, adjusted for credit risk and servicing costs. The estimate of maturity is based on the Bank’s historical experience with repayments for each loan classification, modified, as required, by an estimate of the effect of current economic and lending conditions.
Cash surrender value of bank owned life insurance:
For cash surrender value of bank owned life insurance, the carrying amount is a reasonable estimate of fair value.
Deposits:
The fair value of deposits with no stated maturity, such as noninterest-bearing demand deposits and NOW, money market, and savings accounts, is equal to the amount payable on demand at the reporting date. The fair value of time deposits is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits of similar remaining maturities.
Securities sold under agreements to repurchase:
The estimated fair value of these liabilities, which are extremely short term, approximates their carrying value.
Federal Home Loan Bank advances:
Rates currently available to the Bank for debt with similar terms and remaining maturities are used to estimate the fair value of existing debt.
Commitments to extend credit:
The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 16. Fair Value Disclosures (Continued)
Fair value of financial instruments: (Continued)
The carrying amount and estimated fair value of the Bank’s financial instruments are as follows (in thousands):

	(Unaudited)		December 31
	June 30, 2009		2008		2007
	Carrying	Estimated	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value	Amount	Fair Value
Financial assets:
Cash and cash equivalents	$9,761	$9,761	$4,547	$4,547	$9,284	$9,284
Interest-bearing deposits in banks	981	981	1,881	1,881	—	—
Securities	22,623	22,623	30,514	30,514	22,981	22,981
Investments, at cost	2,899	2,899	2,899	2,899	4,746	4,746
Loans, net	192,217	193,668	196,520	198,575	178,603	180,392
Cash surrender value of bank owned life insurance	6,354	6,354	6,246	6,246	6,020	6,020

Financial liabilities:
Deposits	202,920	210,298	206,493	214,439	197,344	198,841
Securities sold under agreements to repurchase	972	972	912	912	1,151	1,151
Federal Home Loan Bank advances	10,378	10,532	16,310	16,883	5,532	5,526
Unrecognized financial instruments (net of contract amount):
Commitments to extend credit	—	—	—	—	—	—
Note 17. Related Party Transactions
In the ordinary course of business, the Bank grants loans to principal officers and directors and their affiliates. The Bank is prohibited from making loans or extensions of credit to executive officers and directors at different rates or terms than those offered to the general public. Notwithstanding this rule, federal regulations permit the Bank to make loans to executive officers at reduced interest rates if the loan is made under a benefit program generally available to all other employees and does not give preference to any executive officer over any other employee. All Bank employees are provided a reduction in their interest rate of approximately 1.00%. Other than a reduced interest rate, the loans are made on substantially the same terms as those prevailing at the time for comparable transactions with other persons. Directors do not participate in this benefit program. Loans to directors are substantially on the same rates and terms offered to the general public. Further, in management’s opinion, these loans did not involve more than normal risk of collectability or present other unfavorable features.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 17. Related Party Transactions (Continued)
Activity for the six months ended June 30, 2009 and the years ended December 31, 2008 and 2007, consisted of the following:

	(Unaudited)
	June 30,	December 31,
	2009	2008	2007
Beginning balance	$1,066,209	$1,499,158	$1,183,881
New loans	320,257	1,230,730	380,793
Repayments	(480,850)	(1,663,679)	(65,516)

Ending balance	$905,616	$1,066,209	$1,499,158

The Bank held related party deposits of $5,498,332 (unaudited), $5,099,187 and $5,305,243 at June 30, 2009, December 31, 2008 and December 31, 2007, respectively.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 18. Financial Instruments With Off-Balance-Sheet Risk
The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recorded in the accompanying consolidated balance sheets. Such financial instruments are recorded when they are funded.
The Bank’s exposure to credit loss in the event of nonperformance by the counterparty to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making such commitments as it does for instruments that are included in the balance sheet.
At June 30, 2009, December 31, 2008 and December 31, 2007, commitments under standby letters of credit were approximately $2,800,000 (unaudited), $3,200,000 and $485,000, respectively. Undisbursed loan commitments aggregated approximately $20,775,000 (unaudited), $22,869,000 and $26,621,000 at June 30, 2009, December 31, 2008 and December 31, 2007, respectively. Approximately $7,967,000 (unaudited) of the $20,775,000 (unaudited) and $4,357,000 of the $22,869,000 undisbursed loan commitments at June 30, 2009 and December 31, 2008, respectively, represented fixed rate loan commitments for which the interest rates committed ranged from 4.00% to 21.00% (unaudited) at June 30, 2009 and 4.97% to 21.00% at December 31, 2008.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management’s credit evaluation. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 18. Financial Instruments With Off-Balance-Sheet Risk (Continued)
Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Standby letters of credit generally have fixed expiration dates or other termination clauses and may require payment of a fee. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank’s policy for obtaining collateral, and the nature of such collateral, is essentially the same as that involved in making commitments to extend credit.
The Bank has not been required to perform on any financial guarantees during any of the periods presented. The Bank has not incurred any losses on its commitments in either the six-month periods ended June 30, 2009 and 2008, or years ended December 31, 2008 and 2007.

ATHENS FEDERAL COMMUNITY BANK AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2009 AND 2008 (UNAUDITED)
AND YEARS ENDED DECEMBER 31, 2008 AND 2007
Note 19. Plan of Conversion and Change in Corporate Form
On July 15, 2009, the Board of Directors of the Bank adopted a plan of conversion (Plan). The Plan is subject to the approval of the Office of Thrift Supervision (OTS) and must be approved by the affirmative vote of at least a majority of the total votes eligible to be cast by the voting members of the Bank at a special meeting. The Plan sets forth that the Bank proposes to convert into a stock savings bank structure with the establishment of a stock holding company, Athens Bancshares Corporation (Company), as parent of the Bank. The Bank will convert to the stock form of ownership, followed by the issuance of all of the Bank’s outstanding stock to the Company. Pursuant to the Plan, the Bank will determine the total offering value and number of shares of common stock based upon an independent appraiser’s valuation. The stock will be priced at $10.00 per share. In connection with the Plan, the Company intends to establish a charitable foundation which will be funded with common stock of the Company and cash. In addition, the Bank’s Board of Directors will adopt an employee stock ownership plan (ESOP) which will subscribe 8% of the common stock sold in the offering and contributed to the charitable foundation. The Company is being organized as a corporation incorporated under the laws of the State of Tennessee and will own all of the outstanding common stock of the Bank upon completion of the conversion.
The costs of issuing the common stock will be deferred and deducted from the sales proceeds of the offering. If the conversion is unsuccessful, all deferred costs will be charged to operations. The Bank had incurred no deferred conversion costs as of June 30, 2009 (unaudited), December 31, 2008 or December 31, 2007. The transaction is subject to approval by regulatory authorities and members of the Bank. At the completion of the conversion to stock form, the Bank will establish a liquidation account in the amount of retained earnings contained in the final prospectus. The liquidation account will be maintained for the benefits of eligible savings account holders who maintain deposit accounts in the Bank after conversion.
The conversion will be accounted for as a change in corporate form with the historic basis of the Bank’s assets, liabilities and equity unchanged as a result.

You should rely only on the information contained in this prospectus. Neither Athens Bancshares Corporation nor Athens Federal Community Bank has authorized anyone to provide you with different information. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus to any person or in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make an offer or solicitation in those jurisdictions. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.
(Proposed Holding Company for Athens Federal Community Bank)
2,315,000 Shares
(Anticipated Maximum, Subject to Increase)
COMMON STOCK

Prospectus

Keefe, Bruyette & Woods

_______________, 2009
Until ___, or 25 days after commencement of the syndicated community offering, if any, whichever is later, all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 13. Other Expenses of Issuance and Distribution.

SEC filing fee (1)	$2,000
OTS filing fee	12,000
FINRA filing fee (1)	3,500
Nasdaq Stock Market listing fee	50,000
Blue Sky fees and expenses	7,500
EDGAR, printing, postage and mailing	175,000
Legal fees and expenses	350,000
Accounting fees and expenses	175,000
Appraiser’s fees and expenses	40,000
Business Plan fees and expenses	35,000
Marketing firm fees (1)(2)(3)	(1)
Marketing firm expenses (including marketing firm’s counsel fees)	60,000
Conversion agent fees and expenses	25,000
Transfer agent and registrar fees and expenses	20,000
Certificate printing	7,500
Miscellaneous	9,000

Total	$1,180,000

(1)	Estimated based on registration of 2,777,250 shares at $10.00 per share.

(2)	Assumes 8.0% ESOP purchase and insider purchases equal to 11.7% of the offering.

(2)	Keefe, Bruyette & Woods, Inc. will receive a success fee equal to the greater of: (i) $200,000 or (ii) 1.125% of the aggregate dollar amount of the common stock sold in the subscription and community offerings to persons other than the employee stock ownership plan and directors, officers and employees of Athens Federal Community Bank or their immediate families and shares issued to the charitable foundation. In addition, Keefe, Bruyette and Woods, Inc. will be reimbursed up to $50,000 for the fees and expenses of its legal counsel.

Item 14. Indemnification of Directors and Officers.
     Article X of the Registrant’s Charter provides:
A director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions under Section 48-18-304 of the Tennessee Business Corporation Act, as amended (the “TBCA”). If the TBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the TBCA, as so amended.
Any repeal or modification of the foregoing paragraph by the shareholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.
     In addition, Article XI of the Registrant’s Charter provides:
(A) Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, and (1) he or she conducted himself in good faith, (2) he or she reasonably believed, (a) in the case of conduct in his official capacity with the Corporation, that his or her conduct was in the Corporation’s best interest and, (b) in all other cases, that his or her conduct was at least not opposed to the Corporation’s best interest, and (3) in the case of any criminal proceeding, he or she had no reasonable cause to believe that his conduct was unlawful (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the TBCA, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide before such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section (C) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.
(B) The right to indemnification conferred in Section A of this Article XI shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the TBCA requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made upon (1) delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise, (2) delivery to the Corporation, by or on behalf of such indemnitee, of a written affirmation of his or her good faith belief that he or she has met the standard of conduct set forth in Section A of this Article XI, and (3) a determination that the facts would not preclude indemnification under this Article XI.
The determination shall be made (a) by the Board of Directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding, (b) if a quorum cannot be obtained under the preceding clause, by majority vote of a committee duly designated by the Board of Directors (in which designation directors who are parties may participate), consisting solely of two (2) or more directors not at the time parties to the proceeding, (c) by independent special legal counsel, (i) selected by the Board of Directors or its committee in the manner described in clause (a) or (b) of this paragraph, or (ii) if a quorum of the board cannot be obtained under clause (a) or (b) of this paragraph, selected by a majority vote of the full Board of Directors (in which selection directors who are parties may participate) or; (d) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination.
The rights to indemnification and to the advancement of expenses conferred in Sections (A) and (B) of this Article XI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.
(C) If a claim under Section (A) or (B) of this Article XI is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (1) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (2) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the TBCA. Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled to select counsel under clause (c) of the second paragraph of Section (B). In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the Corporation.
(D) The rights to indemnification and to the advancement of expenses conferred in this Article XI shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this Charter, Bylaws, agreement, vote of shareholders or Disinterested Directors, as defined in Article XIII of this Charter, or otherwise.
(E) The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or subsidiary or affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the TBCA.
(F) The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article XI with respect to the indemnification and advancement of expenses of directors and officers of the Corporation.
Item 15. Recent Sales of Unregistered Securities.
None.

Item 16. Exhibits and Financial Statement Schedules.
The exhibits and financial statement schedules filed as a part of this registration statement are as follows:
(a) List of Exhibits (filed herewith unless otherwise noted)

1.1	Engagement Letter between Athens Federal Community Bank and Keefe, Bruyette & Woods, Inc.

1.2	Draft Agency Agreement*

2.1	Plan of Conversion*

3.1	Amended and Restated Charter of Athens Bancshares Corporation*

3.2	Amended and Restated Bylaws of Athens Bancshares Corporation*

4.1	Specimen Stock Certificate of Athens Bancshares Corporation*

5.1	Opinion of Kilpatrick Stockton LLP re: Legality*

8.1	Opinion of Kilpatrick Stockton LLP re: Federal Tax Matters*

8.2	Opinion of Hazlett, Lewis & Bieter, PLLC re: State Tax Matters*

10.1	Form of Athens Federal Community Bank Employee Stock Ownership Plan*

10.2	Form of Athens Federal Community Bank Employee Stock Ownership Plan Trust Agreement*

10.3	Form of Employee Stock Ownership Plan Loan Agreement, Pledge Agreement and Promissory Note*

10.4	Athens Federal Community Bank 401(k) Plan and Adoption Agreement*

10.5	Employment Agreement between Athens Federal Community Bank and Jeffrey L. Cunningham*

10.6	Form of Employment Agreement between Athens Federal Community Bank and Jeffrey L. Cunningham*

10.7	Form of Employment Agreement between Athens Federal Community Bank and Michael R. Hutsell and Jay Leggett, Jr.*

10.8	Supplemental Executive Retirement Plan Agreement between Athens Federal Community Bank and Jeffrey L. Cunningham*

10.9	Form of Supplemental Executive Retirement Plan Agreement between Athens Federal Community Bank and Jeffrey L. Cunningham*

10.10	Form of Athens Federal Community Bank Supplemental Executive Retirement Plan*

10.11	Director’s Deferred Compensation Agreement between Athens Federal Community Bank and Dr. James L. Carter, Jr.*

10.12	Form of Athens Federal Community Bank Employee Severance Compensation Plan*

10.13	Athens Federal Community Bank Amended Group Term Carve Out Plan for Jeffrey L. Cunningham*

10.14	Athens Federal Community Bank Amended Group Term Carve Out Plan for Michael R. Hutsell*

10.15	Form of Employment Agreement between Athens Bancshares Corporation and Jeffrey L. Cunningham*

10.16	Form of Employment Agreement between Athens Bancshares Corporation and Michael R. Hutsell *

23.1	Consent of Kilpatrick Stockton LLP (included in Exhibits 5.1 and 8.1)*

23.2	Consent of Hazlett, Lewis & Bieter, PLLC

23.3	Consent of Keller & Company, Inc.*

24.1	Powers of Attorney*

99.1	Appraisal Report of Keller & Company, Inc. (P)

99.2	Draft Marketing Materials*

99.3	Form of Subscription Order Form and Instructions*

99.4	Form of Athens Federal Foundation Gift Instrument*

(P)	The supporting financial schedules are filed in paper under Form SE pursuant to Rule 202 of Regulation S-T.

*	Previously filed.

(b)	Financial Statement Schedules
All schedules have been omitted as not applicable or not required under the rules of Regulation S-X.

Item 17. Undertakings.
     The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(5)	That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
     The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, State of Tennessee on November 9, 2009.

Athens Bancshares Corporation
By:	/s/ Jeffrey L. Cunningham
Jeffrey L. Cunningham
President, Chief Executive Officer and Director

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffrey L. Cunningham Jeffrey L. Cunningham	President, Chief Executive Officer and Director (principal executive officer)	November 9, 2009

*	Vice President, Chief Operating Officer and
Michael R. Hutsell	Chief Financial Officer (principal accounting and financial officer)

*	Director
Dr. James L. Carter, Jr.

*	Director
Elaine M. Cathcart

*	Director
G. Scott Hannah

*	Director
G. Timothy Howard

*	Director
M. Darrell Murray

*	Director
Lyn B. Thompson

*	Director
Larry D. Wallace

*	Pursuant to the Power of Attorney filed as Exhibit 24.1 to the Registration Statement on Form S-1 for Athens Bancshares Corporation on September 17, 2009.

/s/ Jeffrey L. Cunningham Jeffrey L. Cunningham	President, Chief Executive Officer and Director	November 9, 2009